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As filed with the Securities and Exchange Commission on February 1, 2001

Registration No. 333-53588

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

Amendment No. 2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIERWEST BANCORP
(Exact name of registrant as specified in its charter)

Oregon	6720	93-1282171
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

503 Airport Road, Medford, Oregon 97504
(541) 618-6003
(Address and Telephone Number of Principal Executive Offices)

John L. Anhorn
President and Chief Executive Officer
PremierWest Bancorp
503 Airport Road
Medford, Oregon 97504
(541) 618-6003
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Kenneth E. Roberts, Esq. Foster Pepper & Shefelman, LLP 101 SW Main Street, Suite 1500 Portland, Oregon 97204 (503) 221-0607	Gary Steven Findley, Esq. Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, CA 92802 (714) 630-7136

    Approximate Date of Proposed Sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, may determine.

Joint Proxy Statement

Timberline Bancshares, Inc. 123 North Main Street Yreka, CA 96097	PremierWest Bancorp 503 Airport Road Medford, OR 97504

    Each company is holding special shareholders' meetings to consider and vote on a proposal to merge our two companies. Each will hold separate meetings as follows:

Timberline Bancshares, Inc. 5:00 p.m. March 14, 2001 Yreka Community Center 821 N. Oregon St. Yreka, California	PremierWest Bancorp 1:00 p.m. March 15, 2001 Rogue Valley Country Club 2660 Hillcrest Road Medford, Oregon

    The board of directors of your company is soliciting your proxy to vote your shares at the meeting. We are sending you this proxy statement to give you more information about the business that will be considered at the special meeting. We are providing this information so you will be fully informed about these matters when you vote your shares. You do not need to attend the meeting to vote your shares, although you are invited to do so. If you choose not to attend, you may simply complete, sign and return the enclosed proxy. Even if you do plan to attend, we encourage you to complete and return a proxy so that we can be certain your shares are represented.

    If the Merger is approved by shareholders of both companies and other conditions are satisfied, Timberline shareholders will receive consideration with a value of $13.50 per share consisting of cash, PremierWest common stock, or a combination of cash and PremierWest common stock.

    This proxy statement is therefore also a prospectus covering up to 606,860 shares of PremierWest common stock to be issued in the Merger. The Merger will be tax-free to PremierWest shareholders and tax-free to Timberline shareholders to the extent they receive PremierWest stock in exchange for their Timberline shares, and taxable to the extent they receive cash for their Timberline shares.

    A vote in favor of the Merger is an investment decision that involves risks. You should read the information under "Risk Factors" beginning on page 12 before sending in your proxy for voting your shares.

    You should only rely on the information in this document or in other documents that we refer you to, concerning the companies and the proposed Merger. We have not authorized anyone to provide you with information that is different.

    Neither the Securities and Exchange Commission, nor any state Securities Commissioner, has passed upon the adequacy of this proxy statement. Any representation to the contrary is a criminal offense.

    The date of this proxy statement is February 1, and is being mailed to PremierWest and Timberline shareholders on or about February 9, 2001.

TIMBERLINE BANCSHARES, INC.

123 N. Main Street

Yreka, California 96067

(530) 842-4200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

AT 5:00 P.M. ON MARCH 14, 2001

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Timberline Bancshares, Inc. will be held at Yreka Community Center, 821 N. Oregon Street, Yreka, California, at 5:00 p.m. on March 14, 2001 for the following purposes:

    1.  To vote on an Agreement and Plan of Reorganization and accompanying Plan of Merger providing for the merger of Timberline Bancshares with and into PremierWest Bancorp.

    2.  To transact other business as may properly come before the meeting.

    If you were a shareholder of record of Timberline Bancshares as of the close of business on February 1, 2001, you are entitled to receive this notice and vote at the meeting.

    The Board of Directors is soliciting your proxy to vote your shares at the meeting. We are sending you this Proxy Statement to give you important information about the business that will take place at the meeting.

    You do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Revocable Proxy.

    Your Board of Directors has unanimously voted in favor of the Merger and recommends your approval.

    You should rely only on the information in the Proxy Statement or in other documents that we refer you to, concerning Timberline Bancshares, PremierWest Bancorp and the proposed Merger. We have not authorized anyone to provide you with information that is different. Attached to the Proxy Statement is a copy of the Agreement and Plan of Reorganization and Plan of Merger.

February 1, 2001

Approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Timberline Bancshares' common stock. Therefore, all shareholders are requested to vote on the Agreement by signing and returning the enclosed Revocable Proxy as promptly as possible, whether or not he or she plans to attend the meeting in person.

PREMIERWEST BANCORP

503 Airport Road

Medford, Oregon 97501

(541) 618-6003

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

AT 1:00 P.M. ON MARCH 15, 2001

    NOTICE HEREBY GIVEN that a special meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon, at 1:00 p.m. on March 15, 2001 for the following purposes:

    1.  To vote on an Agreement and Plan of Reorganization and accompanying Plan of Merger providing for the merger of PremierWest Bancorp with Timberline Bancshares, Inc.

    2.  To transact other business as may properly come before the meeting.

    If you were a shareholder of record of PremierWest Bancorp as of the close of business on February 1, 2001, you are entitled to receive this notice and to vote at the meeting.

    The Board of Directors is soliciting your proxy to vote your shares at the meeting. We are sending you this Proxy Statement to give you important information about the business that will take place at the meeting.

    Your Board of Directors has unanimously voted in favor of the Merger and recommends your approval.

    You do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Revocable Proxy.

    You should rely only on the information in the Proxy Statement or in other documents that we refer you to, concerning PremierWest Bancorp, Timberline Bancshares and the proposed Merger. We have not authorized anyone to provide you with information that is different. Attached to the Proxy Statement is a copy of the Agreement and Plan of Reorganization and the Plan of Merger.

February 1, 2001

i

Reasons for the Merger—PremierWest	19
Reasons for the Merger—Timberline	20
Recommendations of Boards of Directors	21
Opinion of Timberline's Financial Advisor	21
Opinion of PremierWest's Financial Advisor	25
The Merger	32
General	32
Merger Consideration; Election by Timberline Shareholders	32
Priority of Allocations	33
Exchange of Timberline Shares for PremierWest Shares	34
Treatment of Outstanding Stock Options	35
Effect on Outstanding Shares of PremierWest Common Stock	35
Merger of Subsidiary Banks	35
Conduct of Business Pending the Merger	35
No Solicitations	35
Employment Matters	35
Conditions to the Merger	36
Waiver of Conditions; Amendment or Termination of the Merger Agreement	36
Effective Date of the Merger	37
Interests of Certain Persons in the Merger	37
Commitments of Directors	38
Management of PremierWest and PremierWest Bank Following the Merger	38
Federal Income Tax Consequences	40
Accounting Treatment	41
Dissenters' Rights	41
Resale of Stock by Affiliates of Timberline	41
Expenses	41
Preemptive Stock Option	41
Historical and Unaudited Pro Forma Condensed Combined Financial Statements	43
Information About PremierWest	49
Introduction	49
Products and Services	49
Market Area	50
Properties	51
Legal Proceedings	51
Personnel	51
Management of PremierWest	51
Summary Compensation Table	52
Stock Option Plan	53
Report of the Budget and Compensation Committee on Executive Compensation	54
Security Ownership of PremierWest Management and Others	55
Selected Quarterly Financial Data	55
PremierWest Management's Discussion and Analysis of Financial Condition and Results of Operations	58
Financial Condition	64
Information About Timberline	75
Introduction	75

ii

Products and Services	75
Market Area	75
Properties	76
Employees	76
Security Ownership of Timberline Management and Others	76
Transactions with Management	77
Timberline Management's Discussion and Analysis	77
Competition	84
Regulatory Considerations	85
Description of Capital Stock	89
PremierWest	89
Timberline	89
Change-in-Control; Anti-Takeover Provision	90
Certain Legal Matters	91
Experts	92
Available Information	92
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDICES
Appendix I	Agreement and Plan of Reorganization
Appendix II	Opinion of The Findley Group
Appendix III	Opinion of D.A. Davidson & Co.
Appendix IV	California Dissenters' Rights

iii

Summary

    This summary highlights information discussed in greater detail elsewhere in this proxy statement. This summary does not contain all the information that may be important to you. You should read the entire proxy statement before deciding how to vote your shares.

The Deal At a Glance

The Parties	PremierWest Bancorp, a bank holding company headquartered in Medford, Oregon, operating PremierWest Bank with 12 branches in Douglas and Jackson Counties, Oregon.
Timberline Bancshares, Inc., a bank holding company headquartered in Yreka, California, operating Timberline Community Bank with 8 branches in Siskiyou County, California.
Transaction	The merger of Timberline into a subsidiary of PremierWest, and the concurrent merger of Timberline Community Bank into PremierWest Bank.
Effect	PremierWest acquires Timberline, and the branch offices of Timberline Community Bank will become branch offices of PremierWest Bank.
Consideration	Timberline shareholders will receive $13.50 in the form of PremierWest common stock or cash or a combination of stock and cash.

Initial Questions and Answers about the Merger

Q:
Who are the parties to the Merger?

A:
PremierWest Bancorp is a bank holding company with assets of $331.5 million as of September 30, 2000. Formed in 1999, PremierWest acquired all of the stock of Bank of Southern Oregon as part of a series of transactions involving the merger of PremierWest with United Bancorp, parent holding company of Douglas National Bank in Roseburg, Oregon, completed in May, 2000. At the same time, Douglas National Bank and Bank of Southern Oregon merged, and the name of the resulting bank was changed to PremierWest Bank. PremierWest Bancorp now operates 12 branches in Douglas and Jackson Counties, along the southern Oregon Interstate-5 corridor. PremierWest's stock trades on the OTC Bulletin Board under the symbol "PRWT." See "Information about PremierWest."

  Timberline Bancshares, Inc., with assets of $96.6 million as of September 30, 2000, is the parent company of Timberline Community Bank. Timberline operates 8 banking offices in Siskiyou County, California along the northern California Interstate-5 corridor. Timberline's stock trades on the OTC Bulletin Board under the symbol "TBLS." See "Information about Timberline."

Q:
What will Timberline shareholders receive in the Merger?

A:
Timberline shareholders will receive $13.50 (the "Merger Consideration") either in the form of PremierWest common stock or cash, or a combination of PremierWest common stock and cash, at the election of Timberline shareholders. For purposes of determining the exchange ratio for converting Timberline shares to PremierWest shares, the PremierWest common stock will be valued at the weighted average of all trades in a twenty trading day period ending prior to five days before closing. The value of the PremierWest common stock for purposes of the exchange will not be less than $4.00 or more than $6.00 per share.

  For more information, see "The Merger—Exchange of Timberline Shares for PremierWest shares."

Q:
How and when do Timberline shareholders choose the form of Merger Consideration they will receive for their Timberline shares?

A:
Following the Timberline shareholder vote on the Merger, PremierWest will send each shareholder an "Election Statement" to be completed and returned with their Timberline common stock certificate prior to closing of the Merger.

  In the Election Statement, shareholders may elect to receive all of their Merger Consideration in PremierWest common stock, or all in cash, or a combination of 60% stock and 40% cash. Holders of 100 shares or less of Timberline common stock will automatically receive cash for all of their shares. See "The Merger—Merger Consideration; Election by Timberline Shareholders," and "Priority of Allocations."

Q:
Will all Timberline shareholders receive the form of Merger Consideration they select in their Election Statement?

A:
Not necessarily. Unless PremierWest agrees, no less than 400,000 shares (approximately 40%) nor more than 440,000 shares (approximately 44%) of Timberline common stock will be exchanged for cash with the balance exchanged for PremierWest stock. The Merger Agreement sets forth an allocation procedure in the event the elections made by Timberline shareholders can not all be satisfied in full within the above range. Nonetheless, Timberline shareholders selecting a combination of cash and PremierWest stock will be assured of receiving their request; Timberline shareholders electing all cash will have at least 40% of the shares purchased for cash; and Timberline shareholders electing all stock will be assured that at least 60% of their shares will be exchanged for PremierWest common stock. The allocation procedure is technical and Timberline shareholders are encouraged to read a more complete description of the procedures set forth in "The Merger—Merger Consideration; Election by Timberline Shareholders," and "Priority of Allocations" as well as all of Section 10 of the Holding Company Plan of Merger (attached as Exhibit A to Appendix I).

Q:
Why are the companies proposing to merge?

A:
The Merger will permit Timberline Community Bank to join a larger community banking organization that shares its commitment to personalized services and will bring new products and services to its customers. The Timberline shareholders will receive Merger Consideration of $13.50 per share, a value substantially higher than the trading price of the Timberline stock prior to the announcement of Merger.

  For PremierWest, the Merger permits it to achieve a significant step in its strategic plan to establish a multi-state branch network along the Interstate-5 corridor from southern Oregon to northern California. PremierWest Management believes that the integration of Timberline Community Bank with PremierWest Bank can be effected smoothly and that the Merger will make a positive contribution to PremierWest's earnings per share in 2001.

  The combined company will have a larger market capitalization, with more shareholders and outstanding shares than either company alone. The increase in the shareholder base and number of outstanding shares may enhance the liquidity of a market for the shares. See "Background of and Reasons for the Merger."

Q:
Who will manage the combined company?

A:
The Board of Directors of PremierWest following the Merger will consist of nine directors, comprising the current members of the PremierWest board and one member from the current Timberline board. Two current Timberline directors, Don L. Hilton, and Norman E. Fiock will join the PremierWest Bank board following the Merger. See "The Merger—Management of PremierWest and PremierWest Bank Following the Merger" for the identity and background of the continuing directors. John Linton, Timberline Bancshares' President, and David Kaiser, its senior credit administrator, will enter into employment agreements to continue with the combined bank.

Q:
What do I need to do now?

A:
Please read this proxy statement and then mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the Timberline or PremierWest special shareholders meeting. See "Timberline Special Meeting" or "PremierWest Special Meeting," as appropriate.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You can change your vote at any time before your shares are voted at the special meeting. You can do this in one of three ways: First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Timberline or PremierWest, as the case may be prior to the special meeting. Third, you can attend the special meeting and inform the Corporate Secretary that you wish to vote in person. Simply attending the meeting, however, will not revoke your proxy. If your shares are held of record in street name you must contact your broker to change your vote or revoke your proxy. See "Timberline Special Meeting—Revoking a Proxy" or "PremierWest Special Meeting—Revoking a Proxy."

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your broker will not vote your shares.

Q:
Should Timberline shareholders send their stock certificates in now?

A:
No. After the shareholder vote, PremierWest will send Timberline shareholders written instructions for exchanging their stock certificates and electing the Merger Consideration they choose. See "The Merger—Exchange of Timberline Shares for PremierWest Shares."

Q:
When do you expect the Merger to be completed?

A:
PremierWest and Timberline are working to complete the Merger as quickly as possible. In addition to PremierWest and Timberline shareholder approval, banking regulatory authorities must approve the Merger, and there are other conditions to be satisfied before completing the Merger. PremierWest and Timberline expect the Merger to be completed as early as April 30, 2001. See "The Merger—Conditions to the Merger."

Q:
Will Timberline shareholders still receive regular cash dividends?

A:
After the Merger, shareholders should not expect cash dividends in the foreseeable future. PremierWest does not currently pay cash dividends, but rather retains earnings to help fund its acquisition plans and internal growth. Any change in this policy will be dependent upon its future financial needs and economic conditions. See "Stock Price and Dividend Information."

Q:
What are the tax consequences of the Merger?

A:
The Merger will be tax-free for federal income tax purposes to PremierWest shareholders and will generally be tax-free to Timberline shareholders who receive PremierWest common stock. Shares exchanged for cash will generally be treated as a sale of a capital asset resulting in a capital gain or loss for federal income tax purposes. To review the tax consequences to shareholders in greater detail, see "The Merger—Federal Income Tax Consequences."

Q:
Is this a fair deal?

A:
The Findley Group has delivered its written opinion to Timberline, and D.A. Davidson & Co. has delivered its written opinion to PremierWest, each to the effect that the Merger, including the Merger Consideration, is fair from a financial point of view to the respective shareholder group. See "Background and Reasons for the Merger—Opinion of Timberline's Financial Advisor" and "Opinion of PremierWest's Financial Advisor."

Q:
Can I dissent from the vote on the Merger and receive the fair value of my shares in cash?

A:
Under California law, Timberline shareholders may dissent from the Merger and, if they follow the required procedures, be entitled to receive the fair value of their Timberline shares in cash. The fair value of Timberline shares may be different than the $13.50 being offered by PremierWest. The fair value established under California statutory procedures would be determined after the Merger is completed and would value Timberline shares as of October 16, 2000, the day before the first public announcement of the Merger, without taking into account the effects of the Merger. See "Timberline Special Meeting—Rights of Dissenting Shareholders of Timberline" and "Stock Price and Dividend Information—Timberline." Under Oregon law, PremierWest shareholders do not have the right to dissent from the Merger and obtain payment for the appraised value of their shares.

The Boards of Directors of both companies unanimously recommend that their respective shareholders approve the Merger.

Special Meetings

  Timberline Meeting

    The Timberline meeting will be held at 5:00 p.m. on March 14, 2001, at the Yreka Community Center, 821 N. Oregon St., Yreka, California. If you were a Timberline shareholder as of the close of business on February 1, 2001, you may vote at the Timberline meeting. At the meeting, Timberline shareholders will consider and vote on the Merger.

  PremierWest Meeting

    The PremierWest meeting will be held at 1:00 p.m. on March 15, 2001, at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon. If you were a PremierWest shareholder as of the close of business on February 1, 2001, you may vote at the PremierWest meeting. At the meeting, PremierWest shareholders will consider and vote on the Merger.

  Voting at the Meetings

    Whether you are a Timberline or a PremierWest shareholder, you do not need to attend the meeting, although we invite you to do so. You may vote your shares by proxy if you wish, and we encourage you to complete and return your proxy even if you plan to attend the meeting. You should mark the enclosed revocable proxy to indicate your vote on the matters presented at the meeting and your shares will be voted as you instruct. You may still attend the meeting even if you submit a proxy.

    If you submit a proxy with no instructions, your shares will be voted in favor of the Merger. In addition, the named proxy holders will vote your shares in their discretion on any other business properly brought before the meeting.

    You may revoke your proxy any time before the vote is taken at the meeting by notifying the Corporate Secretary of your intention to do so.

Selected Financial Data (Unaudited)

    The following tables present, for the periods specified, selected unaudited consolidated financial data for PremierWest and Timberline and selected unaudited pro forma financial data for PremierWest, giving effect to the Merger on a purchase method of accounting. The data has been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to PremierWest and Timberline included elsewhere in this proxy statement. The data in the following tables is qualified in its entirety by reference to those financial statements. The pro forma combined balance sheet data is prepared as of September 30, 2000, and December 31, 1999, and illustrates the effects of the Merger as if it occurred on that date. The pro forma combined income statement data is prepared for the nine months ended September 30, 2000 and the year ended December 31, 1999 as if the Merger had occurred as of the beginning of the period presented. The information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported had the Merger occurred, nor is it necessarily indicative of future financial position or results of operations. See "Historical and Unaudited Pro Forma Condensed Combined Financial Statements" for adjustments made and assumptions used in presenting the pro forma combined financial statements.

PremierWest Historical

	Nine months ended Sept. 30,
			Years ended December 31,
(Dollars in thousands except per share data)
	2000	1999	1999	1998	1997	1996	1995
Operating Results
Interest income	$19,305	$15,074	$20,812	$20,020	$19,649	$17,962	$16,558
Interest expense	8,145	5,992	8,080	7,968	7,555	6,966	6,290

Net interest income	11,160	9,082	12,732	12,052	12,094	10,996	10,268
Provision for loan losses	594	485	835	1,702	1,871	395	290
Non-interest income	1,537	1,558	2,080	2,162	1,515	1,288	1,323
Non-interest expense	9,048	8,419	11,542	9,062	7,630	6,604	6,734

Income before income taxes	3,055	1,736	2,435	3,450	4,108	5,285	4,567
Provision for income taxes	915	534	707	1,214	1,362	1,624	1,491
Net income before merger and data conversion costs	2,140	1,202	1,728	2,236	2,746	3,661	3,076
Merger and data conversion costs (1)	948	—	—	—	—	—	—

Net income	$1,192	$1,202	$1,728	$2,236	$2,746	$3,661	$3,076

Per Share Data(2) (before merger & data conversion costs)(1)
Basic earnings per common share	$0.25	$0.15	$0.21	$0.28	$0.35	$0.75	$0.63
Diluted earnings per common share	$0.25	$0.14	$0.21	$0.27	$0.33	$0.75	$0.62
Dividends declared per common share	$—	$0.04	$0.04	$0.03	$0.03	$0.04	$0.04
Ratio of dividends declared to net income	0.0%	24.9%	17.3%	11.8%	8.0%	5.3%	5.9%
Financial Ratios (before merger & data conversion costs)(1)
Return on average equity	9.70%	5.69%	6.12%	8.14%	11.42%	17.19%	17.38%
Return on average assets	0.89%	0.59%	0.62%	0.88%	1.18%	1.77%	1.63%
Efficiency ratio(3)	71.26%	79.13%	77.92%	63.75%	56.06%	53.76%	58.10%
Net interest margin	5.08%	4.79%	5.01%	5.15%	5.41%	5.68%	5.21%
Per Share Data(2) (after merger & data conversion costs)(1)
Basic earnings per common share	$0.14	$0.15	$0.21	$0.28	$0.35	$0.75	$0.63
Diluted earnings per common share	$0.14	$0.14	$0.21	$0.27	$0.33	$0.75	$0.62
Dividends declared per common share	$—	$0.04	$0.04	$0.03	$0.03	$0.04	$0.04
Ratio of dividends declared to net income	0.0%	24.9%	17.3%	11.8%	8.0%	5.3%	5.9%
Financial Ratios (after merger & data conversion costs)(1)
Return on average equity	5.41%	5.69%	6.12%	8.14%	11.42%	17.19%	17.38%
Return on average assets	0.50%	0.59%	0.62%	0.88%	1.18%	1.77%	1.63%
Efficiency ratio	78.73%	79.13%	77.92%	63.75%	56.06%	53.76%	58.10%
Net interest margin	5.08%	4.79%	5.01%	5.15%	5.41%	5.68%	5.21%
Balance Sheet Data at Period End
Loans	$221,141	$155,625	$174,980	$143,148	$135,877	$126,211	$115,731
Allowance for loan losses	$3,354	$2,697	$3,075	$2,832	$1,570	$1,447	$1,222
Allowance as percentage of loans	1.52%	1.73%	1.76%	1.98%	1.15%	1.15%	1.06%
Total assets	$331,509	$291,778	$296,652	$264,799	$251,060	$225,092	$195,414
Total deposits	$275,883	$231,241	$229,745	$214,186	$194,348	$176,746	$156,570
Total equity	$30,684	$27,988	$28,224	$28,134	$25,493	$22,600	$19,677

(1)
Merger and data conversion costs relate to the United Bancorp merger that closed May 8, 2000.

(2)
Per share data has been adjusted for subsequent stock dividends and stock splits.

(3)
Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income minus nonrecurring items

Timberline Historical

	Nine months ended Sept. 30,		Years ended December 31,
(Dollars in thousands except share data)	2000	1999	1999	1998	1997	1996	1995
Operating Results
Interest income	$5,249	$4,884	$6,586	$6,757	$6,367	$6,103	$6,375
Interest expense	1,812	1,673	2,241	2,397	2,100	2,028	2,232

Net interest income	3,437	3,211	4,345	4,360	4,267	4,075	4,143
Provision (credit) for loan losses	56	27	(28)	83	—	15	41
Non-interest income	303	311	424	428	430	395	440
Non-interest expense	2,630	2,731	3,704	3,482	3,363	3,105	3,125

Income before income taxes	1,054	764	1,093	1,223	1,334	1,350	1,417
Provision for income taxes	321	185	284	304	347	438	479

Net income	$733	$579	$809	$919	$987	$912	$938

Per Share Data
Basic earnings per common share	$0.73	$0.58	$0.80	$0.91	$0.99	$0.97	$1.04
Diluted earnings per common share	$0.73	$0.58	$0.80	$0.91	$0.98	$0.92	$0.97
Dividends declared per common share	$0.25	$0.25	$0.50	$0.50	$0.50	$0.50	$0.50
Ratio of dividends declared to net income	34.4%	43.5%	62.2%	54.7%	50.8%	51.6%	48.1%
Financial Ratios
Return on average equity	9.59%	7.56%	10.93%	12.04%	13.64%	16.62%	17.40%
Return on average assets	0.82%	0.65%	0.90%	1.05%	1.28%	1.16%	1.25%
Efficiency ratio(1)	70.30%	77.50%	77.70%	72.70%	71.60%	69.50%	68.20%
Net interest margin	5.35%	5.45%	5.18%	4.94%	5.39%	5.08%	5.36%
Balance Sheet Data at Period End
Loans	$59,884	$58,748	$57,926	$52,282	$48,501	$39,198	$39,525
Allowance for loan losses	$423	$423	$372	$378	$401	$491	$475
Allowance as percentage of loans	0.71%	0.72%	0.64%	0.72%	0.83%	1.25%	1.20%
Total assets	$96,584	$92,568	$91,700	$90,524	$85,577	$78,553	$75,016
Total deposits	$87,520	$82,716	$83,151	$81,999	$77,558	$71,572	$69,265
Total equity	$8,374	$7,821	$7,783	$7,872	$7,478	$6,549	$5,889

(1)
Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income minus nonrecurring items.

Pro Forma Combined

(Dollars in thousands except share data)	Nine months ended September 30, 2000	Year ended December 31, 1999
Operating Results
Interest income	$24,246	$26,987
Interest expense	9,957	10,321

Net interest income	14,289	16,666
Loan loss provision	650	807
Non-interest income	1,840	2,504
Non-interest expense	11,678	15,246

Income before income taxes	3,801	3,117
Provision for income taxes	1,131	851

Net income before merger & data conversion	2,670	2,266
Merger and data conversion costs (1)	948	—
Goodwill charge	233	311

Net income	$1,489	$1,955

Per Share Data—before merger and conversion costs(1) and goodwill charge
Earnings per common share	$0.25	$0.23
Diluted earnings per share	$0.25	$0.20
Per Share Data—after merger and conversion costs(1) and goodwill charge
Earnings per common share	$0.16	$0.22
Diluted earnings per share	$0.14	$0.19
Financial Ratios—before merger and conversion costs(1) and goodwill charge
Return on average equity	12.91%	8.47%
Return on average assets	1.16%	0.81%
Efficiency ratio	72%	80%
Net interest margin	5.08%	6.53%
Balance Sheet Data at Period End
Loans	$280,905	$232,421
Allowance for loan losses	$3,777	$3,447
Allowance as percentage of loans	1.34%	1.48%
Total assets	$428,487	$388,352
Total deposits	$363,403	$312,896
Total equity	$38,902	$36,007

(1)
Cost associated with the merger of United Bancorp with PremierWest in May 2000.

Equivalent Per Share Data

    The table below presents:

  •
  the mean between the closing bid and asked prices per share for PremierWest and Timberline common stock as reported on the OTC Bulletin Board on October 16, 2000, the last full trading day prior to the public announcement of the Merger, and as of January 29, 2001, the most recent trading day prior to the printing of this proxy statement, together with the pro forma equivalent market value of Timberline shares after giving effect to the Merger for those Timberline shares exchanged for PremierWest common stock.

  •
  the historical earnings and cash dividends per share for the nine months ended September 30, 2000 and for the year ended December 31, 1999 and the book value per share as of December 31, 1999, for PremierWest and Timberline, together with the pro forma amounts for PremierWest and the pro forma equivalent amounts for Timberline after giving effect to the Merger on a purchase method of accounting basis, assuming the PremierWest Exchange Value was (i) $4.00 per share (the minimum Exchange Value), (ii) $5.00 per share (representing its market value as of January 29, 2001) and (iii) $6.00 per share (the maximum Exchange Value).

    The pro forma data are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The pro forma equivalent per share data is calculated by multiplying the pro forma per share data for Timberline by a ratio determined by dividing $13.50 by the three alternative Exchange Values listed in the table. This data should be read in conjunction with the financial statements and the "Historical and Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this proxy statement.

			Timberline
				Pro Forma Equivalent Assuming a PremierWest Stock Exchange Value of
	PremierWest
		Pro Forma Combined
	Historical		Historical	$4.00	$5.00	$6.00
Market Value per common share at Oct. 16, 2000	$4.63	$4.63	$9.50	$13.50	$13.50	$13.50
Market Value per common share at January 29, 2001	$5.00	$5.00	$12.50	$13.50	$13.50	$13.50
Diluted earnings per common share:
Nine months ended September 30, 2000	$0.14	$0.14	$0.73	$0.14	$0.14	$0.15
Year ended December 31, 1999	$0.21	$0.20	$0.80	$0.19	$0.20	$0.20
Book Value per common share at:
September 30, 2000	$3.57	$3.75	$8.31	$3.70	$3.78	$3.94
December 31, 1999	$3.36	$3.59	$7.73	$3.77	$3.85	$4.02
Cash Dividends per common share declared:
Nine months ended September 30, 2000	$0.00	$0.02	$0.25	$0.02	$0.02	$0.03
Year ended December 31, 1999	$0.04	$0.08	$0.50	$0.08	$0.08	$0.08

Stock Price and Dividend Information

PremierWest

    Stock price quotations for the common stock of PremierWest appear on the OTC Bulletin Board, an electronic, screen-based market maintained by NASD Regulation, Inc., a subsidiary of the National Association of Securities Dealers, Inc., under the trading symbol "PRWT." The common stock is registered under the Securities Exchange Act of 1934, but is not currently eligible to be held in margin accounts. The following lists the high and low closing prices (the latest trade) for each period, as adjusted for subsequent stock dividends. Prior to May 8, 2000, the prices reflect the high and low closing prices during each period for PremierWest's predecessor company, the Bank of Southern Oregon, whose trading symbol was "BSOR." Prices do not include retail mark-ups, mark-downs or commissions. On February 1, 2001, the common stock was held of record by approximately 433 shareholders, a number which does not include beneficial owners who hold shares in "street name." As of January 29, 2001, the most recent date prior to the printing of this proxy statement, the closing price of the common stock was $5.00 per share.

	2000			1999			1998
	Closing Market Price			Closing Market Price			Closing Market Price
			Cash Dividends Declared			Cash Dividends Declared			Cash Dividends Declared
	High	Low		High	Low		High	Low
1st Quarter	$7.13	$5.50	$—	$9.00	$7.50	$0.04	$8.00	$6.50	$0.03
2nd Quarter	$6.88	$4.25	$—	$9.00	$7.00	$—	$14.63	$7.88	$—
3rd Quarter	$5.63	$4.25	$—	$7.75	$6.56	$—	$11.00	$7.00	$—
4th Quarter	$5.19	$4.13	$—	$8.00	$6.50	$—	$9.88	$7.25	$—

Timberline

    Stock price quotations for the common stock of Timberline appear on the OTC Bulletin Board, an electronic, screen-based market maintained by NASD Regulation, Inc., a subsidiary of the National Association of Securities Dealers, Inc., under the trading symbol "TBLS." The common stock is registered under the Securities Exchange Act of 1934 but is not currently eligible to be held in margin accounts. The following lists the high and low closing prices (the latest trade) for each period, as adjusted for subsequent stock dividends. Prices do not include retail mark-ups, mark-downs or commissions. On February 1, 2001, the common stock was held of record by approximately 1,009 shareholders, a number which does not include beneficial owners who hold shares in "street name." As of January 29, 2001, the most recent date prior to the date of this proxy statement, the closing price of the common stock was $13.125 per share.

	2000			1999			1998
	Closing Market Price			Closing Market Price			Closing Market Price
			Cash Dividends Declared			Cash Dividends Declared			Cash Dividends Declared
	High	Low		High	Low		High	Low
1st Quarter	$10.13	$7.13	$—	$10.50	$10.00	$—	$14.88	$12.50	$—
2nd Quarter	$9.88	$6.50	$0.25	$10.00	$8.13	$0.25	$15.00	$13.38	$0.25
3rd Quarter	$8.00	$7.00	$—	$11.00	$8.50	$—	$13.50	$10.25	$—
4th Quarter	$13.00	$8.00	$0.25	$10.50	$10.00	$0.25	$11.75	$10.50	$0.25

Summary Year-end Financial Information
(unaudited)

PremierWest Bancorp

(dollars in thousands, except per share data)

	Three-Months Ended December 31,			Year Ended December 31,
	2000	1999	% Change	2000	1999	% Change
Income Statement Data
Net interest income	$3,810	$3,650	4.4%	$14,970	$12,732	17.6%
Net income	$612	$526		$1,840	$1,728
Share Data
Earnings per common share
Basic	$0.07	$0.06	9.8%	$0.21	$0.21	-1.3%
Diluted	$0.07	$0.06	13.8%	$0.21	$0.21	-6.1%
Balance Sheet Data (period end)
Loans and discounts, net				$232,942	$171,420	35.9%
Total assets				$344,450	$296,652	16.1%
Total deposits				$296,563	$229,745	29.1%
Stockholders' equity				$32,352	$28,224	14.6%

Timberline Bancshares, Inc.

(dollars in thousands, except per share data)

	Three-Months Ended December 31,			Year Ended December 31,
	2000	1999	% Change	2000	1999	% Change
Income Statement Data
Net interest income	$1,158	$1,134	2.1%	$4,595	$4,345	5.8%
Net income	$85	$230		$818	$808
Share Data
Earnings per common share
Basic	$0.08	$0.22	-61.6%	$0.81	$0.80	1.5%
Diluted	$0.08	$0.22	-63.6%	$0.80	$0.80	0.1%
Balance Sheet Data (period end)
Loans and discounts, net				$57,365	$57,554	-0.3%
Total assets				$93,029	$91,700	1.4%
Total deposits				$83,797	$83,151	0.8%
Stockholders' equity				$8,425	$7,783	8.2%

Risk Factors

    Completion of the Merger represents an investment by Timberline shareholders in PremierWest's common stock and an investment by PremierWest in Timberline's assets and liabilities, each of which will subject the respective investor to certain risks. You should carefully consider the following risk factors as well as other information contained in this proxy statement, before deciding how to vote on the Merger.

Integration may not be completed smoothly resulting in loss of customers.

    Completion of the Merger and subsequent integration of operations may result in the diversion of management's attention from routine operations which may cause disruption to normal service. In addition, the transition following the Merger may result in loss of key personnel. If PremierWest's is unable to integrate the operations of Timberline promptly and without unreasonable inconvenience to its customers, customers may take their banking business elsewhere, resulting in a decrease in income.

The acquisition and integration costs could exceed estimates; expected consolidation savings may not materialize.

    The companies estimate that they will incur approximately $1.1 million in acquisition costs and related expenses by the time the Merger is consummated and the integration of Timberline is completed. The actual costs could exceed these estimates, which may adversely affect operating results.

    Similarly, PremierWest may not be able to realize any of the cost savings it hopes to realize from elimination of duplicate positions, which may result in lower than anticipated profits.

Growth through acquisitions may not add to shareholder value.

    PremierWest's strategic plan is to aggressively expand its branch network throughout southern Oregon and northern California, primarily along the Interstate-5 corridor, through acquisitions of branches and other banks. PremierWest may not succeed in negotiating any further acquisitions or if successful, such acquisitions may not be on terms that increase shareholder value.

PremierWest Common Stock is thinly traded, and shareholders may have difficulty selling their shares.

    PremierWest common stock is thinly traded. It is not traded or authorized for quotation on any stock exchange or on the Nasdaq National Market. Interdealer quotations are posted on the Bulletin Board service of the Nasdaq Stock Market, but trading volume is low. Shareholders may therfore be unable to readily sell their shares.

PremierWest does not currently pay dividends and has no present plans to do so.

    PremierWest has not paid a cash dividend except through United Bancorp prior to its merger into PremierWest. PremierWest may not pay cash dividends to shareholders in the immediate future. PremierWest's current plan is to retain earnings to help fund future growth and acquisitions.

Timberline Special Meeting

When and where the meeting will be held.

    The Timberline special meeting of shareholders will be held on March 14, 2001, commencing at 5:00 p.m., local time at the Yreka Community Center, 821 N. Oregon Street, Yreka, California.

Purpose of the Meeting

    The purpose of the Timberline meeting is to consider and vote on the proposed Merger.

Who May Vote

    If you were a Timberline shareholder as of the close of business on February 1, 2001, you are entitled to vote at the meeting. As of that date, there were 1,006,860 shares outstanding held by approximately 1,009 holders of record.

Voting by Proxy

    You do not have to attend the meeting to vote your shares. You may vote your shares by proxy if you wish. You may mark the enclosed proxy card to indicate your vote on the matters presented at the meeting, and the individuals whose names appear on the proxy card will vote your shares as you instruct.

    If you submit a proxy with no instructions, the named proxy holders will vote your shares in favor of the Merger. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the shareholders' meeting. The Board of Directors has named Robert J. Youngs and John A. Linton as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person or further vote your shares by proxy.

Revoking a Proxy

    You may revoke your proxy at any time before the vote is taken at the meeting. You may revoke your proxy by submitting a new proxy bearing a later date or by notifying the Corporate Secretary of Timberline (personally, in writing or by mail) of your wish to revoke your proxy. You may also revoke your proxy by oral request if you are present at the meeting.

    You may still attend the meeting even if you have submitted a proxy. You should be aware that simply attending the meeting will not, of itself, revoke a proxy.

    If your shares are held in street name, you must contact your broker to revoke your proxy.

    Please complete, date, and sign the accompanying proxy and return it promptly to us in the enclosed, postage-paid envelope, even if you plan to attend the meeting.

How We Determine a Quorum

    We must have a quorum to conduct any business at the meeting. Shareholders holding at least two-thirds of the outstanding shares of common stock as of the record date must either attend the meeting or submit proxies to have a quorum. If you come to the meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

    The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

    A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

    The affirmative vote of the holders of two-thirds of the outstanding shares of Timberline common stock is required to approve the Merger. An abstention or a broker non-vote will therefore have the effect of a vote against the Merger.

Shares Owned by Directors and Officers

    As of February 1, 2001, directors and executive officers of Timberline beneficially owned 403,854 shares, of which 313,854 are entitled to vote. Those shares constitute 31.2% of the total shares outstanding and entitled to be voted at the meeting. Pursuant to the Merger Agreement, each member of the Timberline Board of Directors has agreed to vote their shares in favor of the Merger. We expect all directors and executive officers to vote in favor of the Merger.

Costs of Solicitation

    Timberline will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting materials to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of Timberline and its bank subsidiary, Timberline Community Bank, acting on Timberline's behalf, may solicit proxies personally. Timberline may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

Rights of Dissenting Shareholders of Timberline

    Timberline shareholders may dissent from the Merger and be entitled to receive the fair market value of their shares in cash under statutory proceedings. To perfect their statutory dissenters' rights, Timberline shareholders must not vote in favor of the Merger and must follow the procedures set forth in the applicable statute, a copy of which is attached as Appendix IV to this proxy statement.

    The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by the statutory provisions. This discussion and Appendix IV should be reviewed carefully by any shareholders who wish to exercise dissenters' rights or who wish to preserve the right to do so. Failure to comply with the statutory procedures will result in the loss of dissenters' rights.

    Timberline shareholders may dissent from the Merger and receive the fair market value in cash for some or all of their shares if they have not voted in favor of approval of the Merger. A shareholder may vote in favor of approval of the Merger as to part of his or her shares and exercise statutory dissenters' rights as to those shares not voted in favor of the Merger.

    If the Merger is approved by Timberline shareholders, Timberline will, within 10 days of the special meeting, mail a notice of such approval to all Timberline shareholders that did not vote in favor of the Merger. The Notice of Approval will state the price determined by Timberline's Board of

Directors to represent the fair market value as of October 16, 2000, the day before the first public announcement of the Merger, and will set forth the procedures to be followed by dissenting shareholders who wish to pursue their statutory rights, together with a copy of the applicable statute. The Notice of Approval will constitute an offer by Timberline to purchase from its shareholders any dissenting shares at the price stated, assuming the Merger is completed.

    Any Timberline shareholder that did not vote in favor of the Merger and who wishes to exercise dissenters' rights (or to preserve the right to do so) must, within 30 days after the Notice of Approval was mailed, deliver to Timberline a written demand for cash payment of the fair market value of his or her shares.

    The written demand must state:

  •
  the number of shares held of record by the shareholder,

  •
  the number of shares which the shareholder demands that Timberline purchase for cash, and

  •
  the shareholder's opinion of the price that represents the fair market value of the shares as of the day before the announcement of the proposed Merger.

    That demand will constitute an offer by the shareholder to sell his or her dissenting shares to Timberline at that price. The certificates for dissenting shares of Timberline common stock must also be included with the written demand and will be stamped or endorsed with a statement that the shares are dissenting shares and returned to the dissenting shareholder.

    If Timberline and the dissenting shareholder agree on the fair market value of the dissenting shares, Timberline will pay that value in cash at the later of 30 days following an agreement as to the amount to be paid or within 30 days after all statutory and contractual conditions to the Merger are satisfied. In the event that the payment cannot be made because of legal restrictions on a corporation's ability to distribute funds or assets to a shareholder, those shareholders holding dissenting shares shall become creditors of Timberline and their claims will be payable as soon as permissible under the provisions.

    If Timberline and the dissenting shareholder cannot agree on the fair market value, or if Timberline asserts that the shares are not qualified dissenting shares, the shareholder has the right during a period of six months following the mailing of the Notice of Approval to commence a lawsuit to have the fair market value determined by a court. The fair market value as determined by the court could be higher or lower than the amount offered by Timberline, and would be binding on the dissenting shareholder or shareholders involved in the lawsuit and Timberline. Under California statutory dissenter appraisal procedures, the fair market value would be determined as of October 16, 2000, the day before the first announcement of the terms of the Merger, so as to exclude any appreciation caused by the announcement of the Merger. See "Stock Price and Dividend Information—Timberline."

PremierWest Special Meeting

When and Where the Meeting Will Be Held

    The PremierWest special meeting of shareholders will be held on March 15, 2001, commencing at 1:00 p.m., local time at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon.

Purpose of the Meeting

    At the meeting, PremierWest shareholders will consider and vote on approval of the Merger.

Who May Vote

    If you were a PremierWest shareholder as of the close of business on February 1, 2001, you are entitled to vote at the meeting. As of that date, there were 8,598,922 shares outstanding held by approximately 433 holders of record.

Voting by Proxy

    Shareholders do not have to attend the meeting, although we invite you to do so. You may vote your shares by proxy if you wish, and we ask that you provide a proxy even if you intend to attend the meeting. You may mark the enclosed proxy card to indicate your vote on the matters presented at the meeting, and the individuals whose names appear on the proxy card will vote your shares as you instruct.

    If you submit a proxy with no instructions, the named proxy holders will vote your shares in favor of the Merger. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the shareholders' meeting. The Board of Directors has named John L. Anhorn and Rich R. Hieb as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person or further vote your shares by proxy.

Revoking a Proxy

    You may revoke your proxy at any time before the vote is taken at the meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Corporate Secretary of PremierWest (personally, in writing or by mail) of your wish to revoke your proxy. You may also revoke your proxy by oral request if you are present at the meeting.

    You are invited to attend the meeting even if you have submitted a proxy. You should be aware that simply attending the meeting will not, of itself, revoke a proxy.

    If your shares are held in street name, you must contact your broker to revoke your proxy.

    Please complete, date, and sign the accompanying proxy and return it promptly to us in the enclosed, postage-paid envelope, even if you plan to attend the meeting.

How We Determine a Quorum

    We must have a quorum to conduct any business at the meeting. Shareholders holding at least a majority of the outstanding shares of common stock must either attend the meeting or submit proxies to have a quorum. If you come to the meeting or submit a proxy, but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

    The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

    A "broker non-vote" occurs when a broker or other nominee, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

    The affirmative vote of the holders of a majority of all shares of PremierWest common stock voting at the meeting is required to approve the Merger.

Shares Owned By Directors and Officers

    As of February 1, 2001 PremierWest and PremierWest Bank directors and executive officers beneficially owned 1,214,374 shares, of which 1,058,364 are entitled to vote. Those shares constitute 12.14% of the total shares outstanding and entitled to be voted at the meeting. Pursuant to the Merger Agreement, each member of the PremierWest and PremierWest Bank Board of Directors has agreed to vote their shares in favor of the Merger Agreement. We expect all directors and executive officers to vote in favor of the Merger.

Costs of Solicitation

    PremierWest will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward proxy soliciting materials to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of PremierWest and its bank subsidiary, PremierWest Bank, acting on PremierWest's behalf, may solicit proxies personally. PremierWest may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

No Dissenter Appraisal Rights for PremierWest Shareholders

    Approval of the Merger by PremierWest shareholders is not required by Oregon law. Accordingly, shareholders who vote against the Merger are not afforded the legal right to dissent from the Merger and receive cash for their shares under dissenter appraisal statutes. However, the Board of Directors has made the receipt of shareholder approval a condition to the completion of the Merger.

Forward-Looking Statements May Prove Inaccurate

    This proxy statement includes forward-looking statements containing assumptions and estimates of the managements of PremierWest and Timberline that are based upon currently available information. All statements other than statements of historical fact included in this proxy statement regarding either company's financial position, business strategies, the cost of or anticipated savings from the Merger, and management's plans and objectives for future operations, are forward-looking statements. The words "anticipate," "believe," "estimate," and "intend," and words or phrases of similar meaning, as they relate to the companies or their management, are intended to help identify forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove correct. Based upon changing conditions, the occurrence of certain risks or uncertainties, or if any underlying assumptions prove incorrect, actual results may vary materially and adversely from those expectations and intentions. The companies do not intend to update these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the companies and/or persons acting on their behalf are expressly qualified in their entirety.

Background of and Reasons for the Merger

How Did the Merger Come About?

    PremierWest Bank began operations in June 1990 under the name of Bank of Southern Oregon from its main office in Medford, Oregon, in Jackson County. In May 1998, John Anhorn and Rich Hieb, previously senior executive officers of Western Bank, joined the bank as President and Chief Executive Officer, and Executive Vice President, respectively. This new executive team helped develop and implement a strategic plan to expand the operations of the bank from its core market in Jackson County to a network of branches throughout southern Oregon and into northern California.

    As part of that plan, Bank of Southern Oregon entered into an agreement to acquire Douglas National Bank, headquartered in Roseburg, Oregon and formed PremierWest to serve as the holding company for the combined bank. On May 8, 2000 that transaction was completed and the two banks merged under the new name of PremierWest Bank with 12 branches located in Douglas and Jackson Counties, Oregon.

    PremierWest management met with representatives of Timberline in July 2000 to discuss PremierWest's strategic plan and its desire to expand into northern California.

    To assist PremierWest in its negotiations and to determine whether a proposal would be fair to its shareholders, PremierWest retained D.A. Davidson & Co. Timberline retained the services of The Findley Group to assist in negotiations with PremierWest and to render a fairness opinion if an agreement could be reached. In May 2000, representatives of PremierWest and Timberline negotiated a proposed transaction that anticipated an exchange of stock if a transaction could be accounted for as a pooling-of-interests under generally accepted accounting principles as interpreted by the Securities and Exchange Commission (SEC). After an analysis of the capital structure of Timberline and responses from the Chief Accountant's office of the SEC, the parties concluded that the proposed stock exchange would not qualify as a pooling-of-interests and the proposal was abandoned.

    Throughout the summer of 2000 the parties kept in contact and in September 2000, PremierWest made a new proposal to acquire Timberline for a combination of stock and cash, recognizing that the transaction would be accounted for as a purchase rather than a pooling-of-interests. Over the next few weeks, numerous conversations occurred between senior management and representatives of each party and between senior management and their respective Boards of Directors regarding the progress of these conversations. On October 3, 2000, revised agreements were circulated which helped focus the parties on any remaining open issues. On October 12, 2000 the PremierWest Board of Directors met to review the terms of the Merger Agreement with its legal counsel and D.A. Davidson & Co., its financial advisor, and gave final approval to the transaction. On October 16, 2000, the Timberline Board of Directors met with its legal counsel and The Findley Group, its financial advisor, to discuss the terms of the proposed Agreement and receive the recommendation of its financial advisors and counsel. At this meeting the Timberline Board of Directors approved the proposal with certain modifications that are included in the final Merger Agreement.

Reasons for the Merger—General

    Commercial banks dominating the banking market served by PremierWest and Timberline are branches of significant larger, multi-state institutions, the bulk of whose deposit and lending business is in other locations. The parties believe this creates both challenges and opportunities for smaller, community-based, commercial banks such as PremierWest Bank and Timberline Community Bank.

    Each bank faces increasingly intense competition from other institutions, including banks and other financial service providers. Competitive pressures exist not only in terms of the banks' products and services, but also arise out of customers' increasing expectation that financial institutions will provide a full range of financial services, including traditional deposit and lending services and non-traditional products and services such as securities brokerage services, investment advisory services in insurance. Customer demand for the convenience of a single source for financial products and services is increasingly accompanied by demand for the convenience of electronic access to financial products and services, including on-line banking. The large institutions with which the banks compete have greater financial and staff resources to address changing customer expectations.

    Although PremierWest Bank and Timberline Community Bank believe they can continue to compete with these larger institutions, they also believe that their combined resources and market breadth will allow them to compete more aggressively. Moreover, PremierWest Bank and Timberline Community Bank believe that the enormous size of the dominant banking competitors and their increasing reliance on technology create opportunities for community-based, commercial banking institutions serving the banking needs of small and mid-sized businesses, professionals and individuals on a personalized basis, particularly outside high-growth urban areas.

    The Merger is also expected to provide increased efficiencies and other cost savings, particularly in data processing and other administrative operations. The larger size of the combined company will also enable it to acquire and utilize technology and human resources more efficiently then either of the existing banks individually.

    The Merger will increase the size of the company, its shareholder equity, the number of shareholders and market capitalization, which may result in a more liquid market for PremierWest shares.

    PremierWest's and Timberline's Boards of Directors each believe for the above reasons as well as the reasons set forth below, that the Merger would be in the best interest of its company's shareholders.

Reasons for the Merger—PremierWest

    At its meeting on October 12, 2000, the PremierWest Board of Directors determined that the Merger was fair to and in the best interests of PremierWest and its shareholders based in part on the opinion of its financial advisor. The Board determined the Merger would contribute to its business strategy of providing banking services throughout southern Oregon and northern California along the Interstate-5 corridor. Moreover, the combination of two institutions with complementary business strategies would create a stronger institution with greater size, flexibility, breadth of services, efficiency and profitability than PremierWest possesses on a stand-alone basis.

    In reaching its decision to approve the Merger, the PremierWest Board of Directors consulted with PremierWest's management as well as its financial, accounting and legal advisors and considered a number of factors including:

  •
  The effectiveness of the Merger in implementing and accelerating PremierWest's strategic plan;

  •
  A presentation by management of (i) its due diligence review of Timberline, including the business, operations, earnings, asset quality, financial condition, and corporate culture of Timberline on a historical, prospective, and pro forma basis, (ii) product compatibility and the respective contributions the parties would bring to a combined institution, (iii) the enhanced opportunities for acquisition and growth that the Merger makes possible as a result of greater capitalization of the combined company and the anticipated enhanced liquidity of its stock, and (iv) the expanded opportunities for revenue enhancement and synergies that are expected to result from the Merger;
  •
  The terms of the Merger, the Timberline Stock Option Agreement and other documents executed in connection with the Merger; and
  •
  The opinion of D.A. Davidson & Co., discussed below, that as of October 12, 2000 (and as of February 1, 2001), the Merger Consideration was fair, from a financial point of view, to the holders of PremierWest stock.

    The PremierWest Board of Directors did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

Reasons for the Merger—Timberline

    At its meeting held on October 16, 2000, Timberline's Board of Directors authorized the execution of the Merger Agreement and recommended approval of the Merger by Timberline shareholders. The Timberline Board of Directors believes that the Merger enhances shareholder value because PremierWest is a larger, expanding community bank that has goals and philosophies similar to those of Timberline. Further, PremierWest has demonstrated a history of strong growth and operates in geographic markets in which Timberline desires to conduct business. Because these factors fit closely with Timberline's business objectives, and because the Merger affords an opportunity to continue an equity position in the combined company, the Board did not extensively consider a sale of Timberline or any other transaction as an alternative to the Merger, although it did examine a variety of strategic options before deciding to pursue a transaction with PremierWest. The Board also determined that the Merger would not necessarily preclude consideration of other transactions in the future for the combined company if the opportunity should arise.

    In addition, the Timberline Board of Directors considered:

  •
  The terms of the Merger, including the $13.50 per share merger consideration, and the other documents executed in connection with the Merger;
  •
  A presentation by management of (i) its due diligence review of PremierWest, and that of its attorneys, accountants and financial advisor including the business, operations, earnings, asset quality, financial conditions, and corporate culture of PremierWest on a historical, prospective, and pro forma basis, (ii) product compatibility and the respective contributions the parties would bring to a combined institution, (iii) the enhanced acquisition and growth opportunities that the Merger makes possible as a result of greater capitalization of the combined company and the anticipated enhanced liquidity of its stock, and (iv) the expanded opportunities for revenue enhancement and synergies that may result from the Merger;
  •
  The opinion of The Findley Group, discussed below, that as of October 16, 2000, (and confirmed as of February 1, 2001), the Merger Consideration was fair, from a financial point of view, to the Timberline shareholders;
  •
  The greater number of shareholders and the increased market capitalization of the combined company which may result in increased interest in PremierWest's stock from institutional investors and market professionals, resulting in improved liquidity for shareholders;
  •
  The representation Timberline directors will have on the Board of Directors of both PremierWest and PremierWest Bank and the positions Timberline's senior management will assume in the combined organization; and

  •
  The benefits to Timberline's existing customers afforded by new products, services and increased lending limits available from the combined bank.

    The Timberline Board of Directors did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

Recommendations of Boards of Directors

    The Boards of Directors of Timberline and PremierWest unanimously recommend that their respective shareholders vote for the approval of the Merger.

Opinion of Timberline's Financial Advisor

    Timberline has retained The Findley Group ("Findley") to act as its financial advisor in connection with the Merger. Findley has rendered its written opinion dated October 16, 2000, and confirmed as of February 1, 2001, that the Merger Consideration of $13.50 per share is fair, from a financial point of view, to the holders of the shares of Timberline Stock. A copy of the Findley opinion dated October 16, 2000 is attached as Appendix II to this proxy statement and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion is addressed to the Board of Directors of Timberline and does not constitute a recommendation to any shareholder of Timberline as to how such shareholder should vote at the Timberline Meeting.

    In connection with its Fairness Opinion, Findley, among other things:

  •
  reviewed publicly available financial and other data with respect to Timberline and PremierWest, including the consolidated financial statements for recent years and interim periods to June 30, 2000, and other relevant financial and operating data relating to Timberline and PremierWest made available to Findley from published sources and from the internal records of Timberline;
  •
  reviewed the Merger Agreement;
  •
  reviewed historical market prices and trading volumes of Timberline and PremierWest common stock;
  •
  compared Timberline and PremierWest from a financial point of view with other banks and bank holding companies that Findley deemed to be relevant;
  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations of banks and bank holding companies that Findley deemed to be comparable, in whole or in part, to the Merger;
  •
  reviewed and discussed with representatives of the management of Timberline information of a business and financial nature regarding Timberline and PremierWest furnished to Findley by Timberline, including financial forecasts and related assumptions of Timberline and PremierWest;
  •
  made inquiries regarding and discussed the Merger and the Merger Agreement with Timberline's counsel; and
  •
  performed such other analyses and examinations as Findley deemed appropriate.

  Discounted Cash Flow Analysis

    Findley examined the results of a discounted cash flow analysis designed to compare the Merger Consideration with the present value that would be attained if Timberline remained independent through 2003, at which time Timberline was acquired by a larger financial institution. The cash flows for the combined companies assumed that the Merger Consideration would be divided between cash of $5.40 per share and 1.62 shares of PremierWest common stock for each share of Timberline common stock. The results produced in the analyses do not purport to be indicative of actual values or expected values of Timberline or the combined companies at such future date. All cases were analyzed assuming realization of operating cost savings, in the amounts and time periods forecasted by the parties.

    The discount rates used ranged from 10% to 14%. For the Timberline stand alone analysis, the terminal price multiples applied to the 2003 estimated earnings per share ranged from 10.0 to 16.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of Timberline or the combined companies, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of Timberline or the combined companies to a larger financial institution.

    For the Timberline stand alone analysis, the cash flows were comprised of the continuation of projected cash dividends in years 2000 through 2003 plus the terminal value of Timberline common stock at the year-end 2003 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2003 projected Timberline earnings per share). A similar analysis was done for PremierWest using no cash dividend rates for the combined companies. The discount rates described above were then applied to these cash flows to obtain the present values per share of Timberline common stock.

    Under a most likely scenario, the Findley analysis assumed:

  •
  that projected earnings, would be achieved;
  •
  that the combined companies would realize the projected operating cost savings and revenue enhancements of a minimum of $400,000; realized (for the combined companies);
  •
  a present value discount rate of 12%; and
  •
  a terminal price to earnings value multiple of 16.0.

    Assuming Timberline remains independent through 2003 and is then acquired by a larger financial institution at an earnings value multiple of 16.0, a holder of one share of Timberline common stock today would receive cash flows with a present value of $12.96. Assuming the Merger is consummated and the combined company remains independent through 2003 and is then acquired by a larger financial institution, a holder of one share of Timberline common stock today would receive cash flows with a present value of at least $13.46. No additional value was placed on the $5.40 per share of cash to be paid at the Effective Time.

    On October 13, 2000, the closing price for a share of Timberline common stock was $8.00. The Merger Consideration of $13.50 per share represents a 1.69 multiple of the closing price on Timberline common stock.

    Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected earnings raised (lowered) the resulting present value for a given level of Timberline earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

  Analysis of Selected Bank Merger Transactions

    Findley reviewed the consideration paid in recently completed transactions in which banks and bank holding companies were acquired. Specifically, Findley reviewed 147 transactions involving acquisitions of banks in California completed since January 1, 1996 (the "California Acquisitions"). Findley also analyzed 10 California bank merger and acquisition transactions where the total target asset size was between $75 million and $150 million for the period October 1, 1998 to June 30, 2000 (the "Selected California Transactions"). These transactions analyzed were:

  •
  Downey National Bank, Downey, California by California Financial Bancorp, Newport Beach, California
  •
  The Bank of Orange County, Fountain Valley, California by California Financial Bancorp, Newport Beach, California

  •
  Antelope Valley Bank, Lancaster, California by Eldorado Bancshares/Eldorado Bank, Laguna Niguel, California
  •
  Redwood Bank, San Francisco, California by First Bank, Inc, Creve Couer, Missouri
  •
  First Central Bank, N.A., Cerritos, California by East West Bank, San Marino, California
  •
  American Independent Bank, N.A., Gardena, California by First Coastal Bancshares, El Segundo, California
  •
  First Valley National Bank, Lancaster, California by Valencia Bank and Trust Co., Santa Clarita, California
  •
  American International Bank, Los Angeles, California by East West Bank, San Marino, California
  •
  Lippo Bank, San Francisco, California by First Banks America, Clayton, Missouri
  •
  Sierra National Bank, Tehachapi, California by Bank of the Sierra, Porterville, California

    For each bank acquired in such transactions, Findley compiled figures illustrating, the ratio of the premium (i.e. purchase price in excess of book value) to deposits, purchase price to book value and purchase price to previous year's earnings. Findley compared the information with respect to those transactions to the ratios implied by the Merger.

    The following table presents the results of that analysis:

	Median All Acquisitions	Median 10 Selected California Transactions	Timberline Merger Consideration
Premium to deposits	11.05	6.71	6.65
Ratio of purchase price to book value	2.15	1.69	1.71
Ratio of purchase price to previous years' earnings	18.05	16.50	16.88

    Findley determined the aggregate purchase price of Timberline at $14.02 million by utilizing a value of $13.50 per share for each share outstanding plus $3.50 cash per option to purchase Timberline common stock pursuant to the Merger Agreement. Findley determined that while the price to book value for Timberline, premium to deposits and ratio of purchase price to previous years' earnings is below the median ratios for All Acquisitions, the transaction compares well with the California Selected Transactions.

    No other company or transaction used in the above analysis is identical to Timberline, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which Timberline and the Merger are being compared.

  Comparable Company Analysis

    Using public and other available information, Findley compared certain financial ratios of Timberline and PremierWest. The ratios Findley used were:

  •
  the ratio of net income to average total assets ("return on average assets"),
  •
  the ratio of net income to average total equity ("return on average equity"),
  •
  the ratio of average equity to average assets and certain credit ratios for the year ending December 31, 1999 and the interim period ending June 30, 2000) to a peer-group consisting of 20 selected banks and bank holding companies located in California.

    The results of this analysis indicated that Timberline performed ahead of peer-group level on the basis of profitability in 1999 and for the six months ended June 30, 2000. PremierWest, due to the recent merger, performed slightly below peer group levels on the basis of profitability in 1999 and for the six months ended June 30, 2000. Timberline's return on average assets and return on average equity for 1999 were similar to peer group levels, but its interest spread factors (interest earned on assets minus interest paid on liabilities) were below peer group. Timberline's and PremierWest's performances in 1999 and for the six months ended June 30, 2000 showed better-than-peer-group levels concerning non-performing assets. Timberline's noninterest expense, inclusive of payroll expense, quarters expense and other related noninterest expenses were higher than peer-group level.

    The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to Timberline's Board of Directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the Timberline Board of Directors.

    In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PremierWest or Timberline. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the Merger to Timberline's shareholders and were provided to the Timberline Board of Directors in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of Timberline. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    In rendering its opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of PremierWest, Timberline or any of their respective subsidiaries. Timberline did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley's rendering of the opinion regarding the fairness of the Merger. Findley did participate in negotiations regarding the Merger Agreement.

    Timberline's Board of Directors selected and instructed Findley to render an opinion with respect to the fairness of the Merger to Timberline's shareholders from a financial point of view based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in the creation, development, merger and acquisition of hundreds of financial institutions.

    Timberline agreed to pay Findley a fee of $15,000 for Findley's services in connection with the fairness opinion plus time and expenses incurred in negotiating the Merger. Timberline has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to Timberline.

    Gary Steven Findley, director of The Findley Group, is also principal in the law firm of Gary Steven Findley & Associates, counsel to Timberline.

Opinion of PremierWest's Financial Advisor

    PremierWest Bancorp's board retained D.A. Davidson on May 8, 2000, on an exclusive basis, to provide limited financial advisory services and a fairness opinion in connection with the proposed merger. D.A. Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. PremierWest Bancorp's board of directors retained D.A. Davidson based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. D.A. Davidson makes a market in PremierWest Bancorp's common stock on the OTC Bulletin Board.

    On October 12, 2000, a representative of D.A. Davidson attended the PremierWest Bancorp board of directors' meeting at which PremierWest Bancorp's board of directors considered and approved the merger agreement. The representative presented orally to the board of directors, the D.A. Davidson fairness opinion that, as of the date of the meeting, the merger consideration to be paid pursuant to the merger agreement is fair from a financial point of view to the holders of PremierWest Bancorp common stock.

    Under the terms of its engagement with PremierWest, D.A. Davidson is required to deliver its Opinion to the board of directors of PremierWest in connection with the execution of the Agreement and is required to update its opinion at the time of any filing with the U.S. Securities and Exchange Commission and at the closing of the transaction if requested by the company. In connection with its opinion dated as of the date of this proxy statement, D.A. Davidson performed procedures to update, as necessary, certain of the analyses described below. D.A. Davidson reviewed the assumptions on which the analyses described below were based and the factors considered in connection with the analyses. D.A. Davidson did not perform any analyses in addition to those described below in updating its October 12, 2000 opinion.

    D.A. Davidson's opinion is directed to the PremierWest Bancorp's board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the meeting with respect to the merger or any other matter related thereto.

    Review Procedures.  In connection with providing this opinion, Davidson,

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available financial statements and regulatory information concerning PremierWest (including its predecessors, Bank of Southern Oregon and United Bancorp) and Timberline;

  •
  reviewed certain internal financial statements and other financial and operating data of PremierWest and Timberline provided to us by managements of PremierWest and Timberline;

  •
  discussed the past and current operations, financial condition, and future prospects of PremierWest and Timberline with their executive managements;

  •
  compared the relative contributions of assets, liabilities, income and expenses of each to the resulting company in the merger and to the relative ownership after the proposed merger is completed;

  •
  analyzed the pro forma results that the combined corporation could produce through the end of 2001 based upon forecasts prepared by managements of PremierWest and Timberline through the end of 2001 and,

  •
  performed other analyses and reviews, as Davidson deemed appropriate.

    In connection with its review, Davidson relied upon and assumed the accuracy and completeness of all of the information listed above that was provided by other parties or obtained through public sources,and does not assume any responsibility for independent verification of the information. Davidson assumed that the internal confidential financial projections prepared by both managements were reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of the combined or of each operation, and Davidson did not independently verify the validity of their assumptions.

    Davidson did not make any independent evaluation or appraisal of the assets and liabilities of PremierWest or Timberline, nor was it furnished with any appraisals. Davidson did not examine individual loan files of PremierWest or Timberline. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses and assumed that these allowances are, in the aggregate, adequate to cover the losses.

    Davidson's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement.

    Davidson's opinion does not consider the necessity for, or level of, any restrictions, obligations, undertakings or other actions, which may be imposed or required in the course of obtaining regulatory approval for the merger. The opinion is necessarily based upon economic, market and other conditions in effect on and the information made available to Davidson as of October 16, 2000, and as reconfirmed as of the date of this joint proxy statement. No limitations were imposed on Davidson regarding the scope of its investigation or otherwise by PremierWest or Timberline.

    Valuation Methods.  In connection with providing this opinion, Davidson performed a variety of financial analyses, included those summarized in the following sections of this presentation. The information provided in these sections is not a complete description of the analyses we used in reaching the opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.

    While the Board was provided with the results of the various analyses that follow, Davidson believes that all of the analyses must be considered as a whole and that selecting portions of the analyses and factors considered by the analyses, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, or including other discrete analyses or factors, could create an incomplete view of the evaluation process underlying the opinion.

    In performing its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PremierWest, Timberline, the combined company and Davidson.

    The following analyses were presented by Davidson to PremierWest's Board of Directors on
October 12, 2000:

  •
  Comparable Company Analysis and Historical Stock Data Analysis

  •
  Analysis of Relative Contributions of Parties

  •
  Comparable Transaction Analysis and Exchange Ratio Analysis

  •
  Discounted Cash Flow Analysis

  •
  Pro Forma Merger Analysis and Accretion/Dilution Analysis

    Comparable Company Analysis.  Davidson compared the financial performance and market performance of PremierWest and Timberline based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including but not limited to, price to book values, price to earnings and dividend yields to certain selected bank holding companies.

    For the purpose of such analysis, the financial information is as of and for the six months ended June 30, 2000, except for the companies that had reported preliminary September 30, 2000 numbers as of October 11, 2000. For PremierWest, Davidson used financial information for the six months ended June 30, 2000. Market price information is as of October 11, 2000. For comparison to PremierWest, we selected publicly traded banking companies headquartered in Oregon and Northern California with assets above approximately $300 million. For comparison to Timberline, Davidson selected publicly traded banking companies headquartered in Oregon and Northern California with assets between $50 and $300 million, for which information was available, and excluded any bank that is in the process of being acquired.

    Davidson's analysis showed the following concerning PremierWest's financial performance:

		Comparable Companies
	PremierWest	Average	Median
Return on average assets	0.82%	1.39%	1.45%
Return on average equity	8.7%	15.1%	14.2%
Net Interest Margin	5.18%	5.83%	5.57%
Efficiency	73.5%	63.6%	61.7%
Ratio of total equity to total assets	8.6%	9.0%	9.0%
Ratio of non-performing assets to total loans plus other real estate owned	1.10%	0.42%	0.32%
Ratio of loan loss reserve to total loans	1.46%	1.38%	1.39%

    Davidson's analysis further showed the following concerning PremierWest's market performance:

—
PremierWest's price to earnings per share multiple based on 2000 projected earnings was 11.8 times, compared to an average of 9.9 and median of 9.7;

—
the price to earnings-per-share multiple based on 2001 projected earnings was 8.3 times, compared to an average of 8.7 and median of 8.1;

—
the ratio of price to book value per share was 1.32, compared to an average of 1.55 and median of 1.49; and

—
the company paid no cash dividends compared to an average dividend yield for comparable companies of 3.16% and median of 2.93%.

    Davidson's analysis showed the following concerning Timberline's financial performance:

		Comparable Companies
	Timberline	Average	Median
Return on average assets	0.96%	1.37%	1.32%
Return on average equity	11.3%	15.5%	17.1%
Net Interest Margin	5.51%	5.43%	5.35%
Efficiency	72.0%	61.0%	62.8%
Ratio of total equity to total assets	8.6%	8.5%	8.4%
Ratio of non-performing assets to total loans plus other real estate owned	0.38%	0.84%	0.22%
Ratio of loan loss reserve to total loans	0.67%	1.84%	1.55%

    Davidson's analysis further showed the following concerning Timberline's market performance:

  •
  Timberline's price to earnings per share multiple based on 2000 projected earnings was 9.6 times, compared to an average of 7.8 and median of 7.8;

  •
  the its price to earnings-per-share multiple based on 2001 projected earnings was 8.0 times, compared to an average of 6.8 and median of 6.8;

  •
  the ratio of price to book value per share was 1.20, compared to an average of 1.32 and median of 1.38; and

  •
  the dividend yield was 5.26% compared to an average of 3.27% and median of 2.13%.

    Historical Stock Data Analysis.  Davidson reviewed weekly stock price data for PremierWest common stock and Timberline common stock compared to the Nasdaq Bank Index for the period from January 1, 1999 through October 11, 2000. This analysis showed that on a relative performance basis, PremierWest's and Timberline's stock prices went down 53% and 10%, respectively, compared with a reduction of 9% for the Nasdaq Bank Index. During this same time frame, the Dow Jones Industrial Average and S&P 500 Index were both up 13% and 11% respectively.

    Analysis of Relative Contribution of Parties.  In preparing its opinion, Davidson also reviewed the relative financial contributions of PremierWest and Timberline to certain pro forma balance sheet and income statement items of the combined entity. The chart below shows these percentage contributions.

Relative Contributions as of and for the six months ended June 30, 2000

	PremierWest	Timberline
Assets	78.7%	21.3%
Net Loans	78.4%	21.6%
Deposits	76.1%	23.9%
Equity	78.6%	21.4%
Net Interest Income	76.1%	23.9%
Noninterest Income	83.2%	16.8%
Noninterest Expense	76.9%	23.1%
Earnings	75.1%	24.9%

    Applying the portion of the merger consideration that is to be paid in PremierWest stock, after the merger PremierWest shareholders will own between 82.5% and 83.5% of the new entity depending on the actual amount of stock received by Timberline shareholders. If the merger consideration was paid fully in stock, and using the total per share consideration of $13.50 and PremierWest's closing stock price of $4.50 as of October 11, 2000, PremierWest's shareholders would own approximately 74% of the new entity. This percentage is less than the relative contribution percentage by PremierWest to the combined entity; this difference represents the slight premium that is being paid to Timberline shareholders.

    Comparision to Selected Transactions.  After completing its analysis of the appropriateness of the total merger consideration based on the relative contributions of the parties, Davidson reviewed comparable transactions to further validate its opinion. Davidson performed analyses of the total merger consideration in light of selected mergers of banking organizations in the entire United States announced in the second quarter of 2000 , the western United States announced in the second quarter of 2000 and in California and Oregon that have been announced in 2000 as of October 11, 2000. Generally, the comparable transactions reinforced Davidson's opinion that the total merger consideration was fair to PremierWest's shareholders. The information that we reviewed included, but was not limited to the following:

  •
  Size of acquired company

  •
  Total transaction value, in aggregate and on a per share basis

  •
  Resulting price-to-book ratios and price-to-earnings multiples

    Davidson's initial selection of a comparable group yielded seventeen mergers of banks in California and Oregon announced in 2000 as of October 11, 2000. Within that group of seventeen, Davidson excluded two transactions because of a lack of financial information or the transaction being a merger of equals.

    These remaining 15 transactions, which were used in our analysis, are shown as an attachment, with a summary of the data presented below.

    Davidson also looked at bank merger multiples for the first and second quarters of 2000 on both a national level and in the western United States (AK, AZ, CA, HI, ID, MT, NV, OR, WA and WY).

  All Recent Bank Acquisitions in the U.S.

    There were 35 bank merger or acquisition transactions announced during the second quarter of 2000. The median price to last twelve months earnings and the average price to book valuation multiples at announcement which represent the aggregate merger consideration paid or to be paid in these transactions is shown below. Also, the implied purchase price for Timberline using each of the national multiples, are set forth below:

	National Multiple	Timberline	Implied Value/Share
Median Price to LTM Earnings	24.3x	$0.88	$21.38
Average Price to Book Value	217%	$7.91	$17.16

  Western U.S. Bank Acquisitions

    There were 7 bank and thrift merger or acquisition transactions announced in the Western U.S. during the second quarter of 2000. The median price to last twelve months earnings and the average price to book valuation multiples at announcement which represent the aggregate merger consideration paid or to be paid in these transactions is shown below. Also, the implied purchase price for Timberline using each of the regional multiples, are set forth below:

	Western US Multiple	Timberline	Implied Value/Share
Median Price to LTM Earnings	26.0x	$0.88	$22.88
Average Price to Book Value	232%	$7.91	$18.35

    For the 15 bank merger or acquisition transactions announced between January 1, 2000 and
October 11, 2000 in California and Oregon, the following table displays the median price to last twelve months earnings per share and average price to book value per share multiples for the merger consideration paid in the transactions. Also, the implied purchase price for Timberline using each of the regional multiples, are set forth below:

	California/Oregon Multiples	Timberline	Implied Value/Share
Median Price to LTM Earnings	20.8x	$0.88	$18.30
Average Price to Book Value	236%	$7.91	$18.67

    At the merger consideration proposed to be paid by PremierWest to Timberline shareholders, the transaction compares favorably for PremierWest shareholders with the various merger considerations paid in other comparable transactions.

	Comparable Group Low	Comparable Group Median	Comparable Group High	PremierWest/Timberline Multiples
Price/LTM/EPS	14.4x	20.8x	32.9x	15.3x
Price to Book Value	111%	250%	361%	171%

    Merger Consideration Analysis.  Davidson calculated the multiple which the merger consideration represents based on the per share consideration in the agreement of $13.50 in cash or stock for each share of Timberline common stock and the $4.50 closing price of PremierWest common stock as of October 11, 2000. The multiples were calculated based on Timberline' June 30, 2000 book value per share of $7.91 and its last twelve month earnings per share of $0.88. The deal price to book value was 1.71 times and the deal price to last twelve months earnings per share was 15.3 times.

    Discounted Cash Flow Analysis.  To further test the value of the proposed merger consideration, Davidson compared the merger consideration price to the implied value of Timberline using a discounted cash flow method of analysis. To use this method, Davidson estimated the expected future stream of cash flows that Timberline could produce over the next five years, under various circumstances, assuming Timberline performed in accordance with the earnings forecasts of Timberline's management. Davidson then estimated a terminal value for Timberline common stock at the end of the period by applying multiples ranging from 9.0 times to 12.0 times earnings projected in year five. The cash flow streams and terminal values were then discounted to present values using different discount rates (ranging from 13.0% to 15.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Timberline common stock. The discounted cash flow analysis indicated reference ranges of between $10.97 and $16.50 per share for Timberline common stock. These values compare to the merger consideration of $13.50.

    Pro Forma Merger Analysis.  Davidson reviewed projections prepared by PremierWest management for year-end 2000 and 2001.

    Davidson did not heavily weigh the following information for the purpose of reaching our opinion, or in analyzing the merger consideration, this information was provided to the Board to illustrate the possible outcome the proposed combined corporation. These projections assume that there will be no substantial shift in future economic, financial market, competitive and regulatory conditions, all of which are difficult or impossible to predict and largely beyond the control of both parties to this merger. Actual results achieved by the combined company following the merger may vary from this and other forecasts, and the variations may be material. Like all forward-looking statements, this analysis produces results that are inherently uncertain.

    Accretion/Dilution Analysis.  One important analytic method is derived directly from the forecast of combined company performance following the merger completion. This review examines whether and by how much the proposed transaction is expected to be accretive to PremierWest stock holders in fiscal year 2001, the first year of the combined company's operations. The critical part of this analysis is the set of assumptions which drive the earnings per share estimate.

    Davidson concluded that PremierWest management's assertion that the proposed merger will be neutral to slightly accretive to PremierWest shareholders in 2001 is reasonable. We note that the analysis does not take into consideration any possible revenue growth coming from the wider variety of commercial products being offered to customers. It also does not anticipate any buyback of stock.

    Davidson's opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any PremierWest shareholder to vote in favor of the merger.

    Davidson acts as a market maker in PremierWest common stock. In the ordinary course of Davidson's business, Davidson and its affiliates may actively trade securities of PremierWest and Timberline for their own and for the accounts of customers, and may, therefore, at any time hold a long or short position in such securities.

    PremierWest retained Davidson to deliver a fairness opinion in connection with the merger. PremierWest agreed to pay Davidson $50,000, plus expenses, for the fairness opinion and $42,500 for the transaction fee. PremierWest also agreed to indemnify Davidson and its officers and employees against certain liabilities in connection with its services under the engagement letter.

The Merger

    The following description of the Merger is not complete and is qualified by reference to the Merger Agreement, which is attached as Appendix I and incorporated herein by reference. You are urged to read the entire Merger Agreement.

General

    PremierWest has organized a wholly-owned subsidiary, Timberline Acquisition Corp., solely for the purpose of effecting the Merger. When the Merger becomes effective ("Effective Date"), Timberline will merge with and into Timberline Acquisition Corp, with Timberline Acquisition being the surviving corporation, and the separate corporate existence of Timberline will cease. Timberline shareholders will receive, in exchange for their Timberline stock, the Merger Consideration described below, which will consist of either cash or shares of PremierWest common stock, or a combination of cash and stock, at the election of each Timberline shareholder (except that holders of 100 or fewer Timberline stock will receive only cash for their shares).

    Concurrently with the merger of PremierWest and Timberline, Timberline Community Bank will merge with and into PremierWest Bank, with PremierWest Bank being the surviving bank. Branch offices of Timberline Bank will become branch offices of PremierWest Bank. Immediately following, and separate from, the Merger, Timberline Acquisition Corp. will be merged into PremierWest.

Merger Consideration; Election by Timberline Shareholders

    On the Effective Date, each outstanding share of Timberline common stock will be converted into the right to receive Merger Consideration with a value of $13.50. At the election of each Timberline shareholder, subject to limitations as described below. The consideration will consist of

  •
  cash,

  •
  shares of PremierWest common stock, or

  •
  a combination of 40% cash and 60% PremierWest common stock.

    The aggregate number of Timberline shares that will be exchanged for cash will be limited to ensure that the transaction qualifies as a tax-free reorganization for income tax purposes. See "Tax Treatment of the Merger." Accordingly, the Merger Agreement provides that no more than 440,000 and no fewer than 400,000 shares of Timberline common stock will be exchanged for cash, with the balance exchanged for shares of PremierWest common stock. PremierWest may, in its discretion, increase the maximum or decrease the minimum for the purpose of honoring Timberline shareholder elections, if such adjustment will not affect the tax treatment of the transaction.

    Timberline shareholders selecting a combination of 40% cash and 60% PremierWest stock will be assured of receiving their request; Timberline shareholders electing all cash will have at least 40% of the shares purchased for cash and Timberline shareholders electing all stock will be assured that at least 60% of their shares will be exchanged for PremierWest common stock.

    Following the Timberline special shareholders' meeting and prior to closing of the Merger, each Timberline shareholder will be permitted to choose which one of the three forms of consideration that shareholder wishes to receive in exchange for all of the shareholder's Timberline stock. Each shareholder's election will be honored according to a specific order of priority to maintain the mix of the aggregate consideration within the limitations set forth in the Merger Agreement, and, to the extent possible, ensure that each shareholder will receive his or her chosen form of consideration. Therefore, the form of consideration that each Timberline shareholder actually will receive may be affected by the choices of the other shareholders.

  Priority of Allocations

    The Merger Consideration will be subject to allocation according to an order of priority that will depend on the aggregate mix of shareholder elections. If the aggregate number of Timberline shares as to which the holders have elected to receive cash ("cash election shares") or have exercised statutory dissenters rights ("dissenting shares") converted to cash is between 400,000 and 440,000, each shareholder will receive his or her chosen form of consideration. Shareholders indicating no preference on their Election Statement, or that do not timely submit an Election Statement, will receive solely shares of PremierWest common stock, unless the following allocation procedures are needed.

  If elections for cash consideration total more than 440,000 shares

    If the number of Timberline shares that are to be converted to cash pursuant to dissenters' rights, cash-only elections and pro-rata elections totals more than 440,000 shares, the allocations will be as follows:

  •
  Shares held by shareholders who exercise and perfect their statutory dissenter appraisal rights ("dissenting shares"), will be converted into cash in accordance with applicable California law;

  •
  Shares held in amounts less than 100 shares ("odd lots") as of the record date for the Timberline special shareholders' meeting will be converted into cash in the amount of $13.50 per share;

  •
  Shares held by shareholders electing to receive a pro rata mix of 40% cash and 60% stock ("pro-rata election shares") will be converted into cash and stock accordingly;

  •
  Shares held by shareholders who do not specify the form of consideration ("no-election shares") will be converted into shares of PremierWest common stock;

  •
  Shares held by shareholders electing to receive solely stock ("stock-election shares") will be converted into shares of PremierWest stock.

    After the foregoing allocations have been made, the sum of shares converted to cash pursuant to dissenter appraisal rights, odd lots and pro-rata election shares will be subtracted from 440,000. The ratio of the resulting number of shares to the total of all cash-election shares will be the ratio of shares held by each cash-election shareholder that will be converted to cash at $13.50 per share, with the remainder of shares held by each such cash-election shareholder being converted into PremierWest stock.

  If elections for cash consideration total less than 400,000 shares

    If, however, the total number of Timberline shares that are to be converted to cash pursuant to dissenters' rights, cash-only elections and pro-rata elections totals less than 400,000 shares, the allocation schedule described above will be disregarded in favor of the following:

  •
  All dissenting shares will be converted into cash in accordance with applicable California law;

  •
  Shares held in amounts less than 100 shares ("odd lots") as of the record date for the Timberline special shareholders' meeting will be converted into cash in the amount of $13.50 per share;

  •
  All cash-election shares will be converted into cash at $13.50 per share;

  •
  All pro-rata election shares will be converted into cash and stock accordingly; and

  •
  All no-election shares will be deemed to be cash-election shares and converted into cash at $13.50 per share, provided that the total number of shares converted to cash pursuant to the foregoing allocations does not exceed 400,000. If the total number of shares to be converted to cash pursuant to the foregoing allocations exceeds 400,000, then only as many no-election shares as necessary to reach 400,000 shares shall be selected at random to be converted into cash, with all remaining no-election shares being converted to PremierWest stock.

    After the foregoing allocations have been made, the sum of shares converted to cash pursuant to dissenter appraisal rights, odd lots, cash-election, pro-rata election and no-election will be subtracted from 400,000. The ratio of the resulting number of shares to the total of all stock-election shares will be the ratio of shares held by each stock-election shareholder that will be converted to cash, at $13.50 per share, with the remainder of shares held by each such stock-election shareholder being converted into PremierWest stock.

    Election Procedures.  Following the Timberline shareholders' meeting, a notice will be sent to each Timberline shareholder explaining the procedures to follow to make an election. Shareholders must submit their election forms by the election deadline as specified in the notice, or if not so specified, within 15 days of the date of the notice. Failure to timely submit an election form will cause the shareholder to be deemed to have made no election, with the result that the shareholder will receive Merger Consideration as determined by the allocation procedure described above, or alternatively, solely shares of PremierWest stock.

Exchange of Timberline Shares for PremierWest Shares

    Exchange Value of PremierWest Shares.  For each Timberline shareholder receiving shares of PremierWest stock, the number of shares will be determined by the value (the "Exchange Value") of PremierWest common stock. The Exchange Value will be the weighted average price of all trades in PremierWest stock for the twenty trading days immediately prior to the fifth calendar day before the Effective Date. The Exchange Value is subject to minimum and maximum prices, such that if the weighted average price is less than $4.00, the Exchange Value will nonetheless be set at $4.00, and if the weighted average price is greater than $6.00, the Exchange Value will be set at $6.00.

    Cash for Fractional Shares.  No fractional shares of PremierWest common stock will be issued in the Merger. Each Timberline shareholder who otherwise would be entitled to a fractional share of PremierWest common stock will be paid the cash in the amount equal to the Exchange Value of PremierWest stock, multiplied by the applicable fraction.

    Manner of Exchange—Timberline Certificates.  PremierWest has selected U.S. Stock Transfer Corporation as exchange agent ("Exchange Agent") to effect the exchange of Timberline stock certificates for the Merger Consideration. Promptly after the Effective Date, the Exchange Agent will mail to each Timberline shareholder a notice that the Merger has been completed. The notice will be accompanied by a certificate transmittal form with instructions as to the procedure for surrendering Timberline certificates in exchange for cash or PremierWest stock certificates, as the case may be.

    Timberline shareholders should not send their stock certificates to the Exchange Agent until they have received a certificate transmittal form. Do not send in your stock certificates with your proxy.

    Rights of Holders of Timberline Stock Certificates Prior to Surrender.  Until Timberline stock certificates are surrendered, no dividends or other distributions declared or payable to holders of record of PremierWest common stock as of any time subsequent to the Effective Date will be paid to the holder of any unsurrendered certificate. The shareholder will have other rights as PremierWest shareholder, including the right to vote on any matter submitted to a vote of the shareholders.

    Lost Certificates.  If any certificates representing Timberline common stock or PremierWest common stock have been lost, stolen, or destroyed, the shareholder must submit an affidavit of that fact and, if required, post a reasonable bond as indemnity against any claim that may be made against PremierWest with respect to that certificate.

Treatment of Outstanding Stock Options

    As of February 1, 2001, there were options outstanding to purchase 110,370 shares of Timberline common stock at $10.00 per share. All of the options are or will be exercisable prior to the Effective Date. All options outstanding and not exercised as of the Effective Date will terminate as of that date, and the holders of such options will be entitled to receive $3.50 for each share of Timberline common stock represented by such options. All previously outstanding PremierWest stock options will remain outstanding and are unaffected by the Merger.

Effect on Outstanding Shares of PremierWest Common Stock

    All shares of PremierWest common stock issued and outstanding at the Effective Date will remain issued and outstanding as shares of PremierWest and no action is required of any PremierWest shareholder (other than voting on the Merger) to conclude the Merger.

Merger of Subsidiary Banks

    Immediately following the Merger of PremierWest and Timberline, Timberline Community Bank will merge into PremierWest Bank, with PremierWest Bank being the resulting bank. Existing offices of Timberline Community Bank will become branch offices of PremierWest Bank.

Conduct of Business Pending the Merger

    PremierWest and Timberline have agreed that, prior to the Effective Date, each will continue to conduct its respective business only in the ordinary course, and use all reasonable efforts to preserve its present business organizations, retain the current management, and preserve the goodwill of all persons with whom it has business dealings. PremierWest and Timberline have also agreed that, without the consent of the other party, neither party will engage in any transaction affecting its capitalization, assets or obligations, including declaring any extraordinary dividend, stock split or other recapitalization, or disposal of assets.

No Solicitations

    The Merger Agreement provides that Timberline and Timberline Community Bank, and their respective Boards of Directors or agents, may not initiate contact with any person or entity in an effort to solicit a merger, acquisition proposal or similar transaction with another party. Further, Timberline may not provide non-public information to any other person in connection with a possible alternative transaction except to the extent specifically authorized by its Board of Directors in good faith and in the exercise its fiduciary duties based upon advice of its legal counsel. Timberline must notify PremierWest if it receives any offer or proposal to enter into an alternative acquisition transaction.

Employment Matters

    PremierWest will enter into employment agreements, effective as of the Effective Date, with senior officers of Timberline and Timberline Community Bank, and agreed to retain other employees of Timberline and Timberline Community Bank for at least six months following the Effective Date. See "The Merger—Interests of Certain Persons in the Merger." In addition, PremierWest has agreed to provide Timberline and Timberline Community Bank employees with compensation and benefits packages and employment terms no less favorable than those made available to PremierWest and PremierWest Bank employees of similar tenure and responsibilities. For purposes of participation in PremierWest bonus plans, profit sharing plans and arrangements, or similar benefits, Timberline and Timberline Community Bank employees will receive credit for length of service and will be entitled to participate in bonus compensation plans and awards following the Effective Date.

Conditions to the Merger

    The Merger is subject to several conditions set forth in the Merger Agreement. In the event that those conditions remain unsatisfied and the Merger has not been completed by June 30, 2001, the Agreement may be terminated by either party.

    The Merger can only occur if:

  •
  PremierWest shareholders and Timberline shareholders approve the Merger at their respective special shareholders' meetings;

  •
  The merger of the two subsidiary banks is approved by the FDIC, the Oregon Director, and the California Department of Financial Institutions;

  •
  PremierWest receives an order of effectiveness of registration from the Securities and Exchange Commission covering the shares of PremierWest stock to be issued in the Merger; and

  •
  PremierWest receives a waiver of jurisdiction from the Federal Reserve Board under the Bank Holding Company Act of 1956.

    PremierWest is filing applications or waiver requests with all regulatory agencies and expects to receive the necessary approvals in due course.

    Each party's obligations are conditioned on satisfaction by the other party of its obligations under the Merger Agreement, unless such obligation is waived. In addition to the above, the following conditions must also be satisfied or waived:

  •
  The representations and warranties given by each party are true in all material respects as of the effective date of the Merger, and each party has complied with its covenants in the Agreement;

  •
  There has been no material adverse change in the business or financial condition of either party;

  •
  The parties have provided one another with opinions of experts with respect to certain tax treatment, legal matters, accounting and fairness; and

  •
  There are no actions or proceedings commenced or threatened against any party to restrain, prohibit or invalidate the Merger.

Waiver of Conditions; Amendment or Termination of the Merger Agreement

    Waiver.  Either Timberline or PremierWest may waive any condition precedent to its own obligations under the Merger Agreement, including any default in performance of any obligation of the other, or the time for compliance or fulfillment of any obligation of the other, provided that such a waiver is permitted by law.

    Amendment.  The Merger Agreement may be amended at any time prior to the Effective Date upon approval of each party's Board of Directors, except that after the Merger has been approved by Timberline shareholders, no amendment to the Merger Agreement may alter the amount or form of consideration to be received by Timberline shareholders or alter the qualification of the transaction as a tax-free reorganization for income tax purposes.

    Termination.  The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time:

  •
  By the unanimous consent of Timberline, Timberline Community Bank, PremierWest and PremierWest Bank for any reason by action of their respective Boards of Directors, whether prior or subsequent to approval by the shareholders of PremierWest and Timberline;

  •
  By either Timberline or PremierWest any time after June 30, 2001 (or September 30, 2001 if regulatory approvals are still pending), if the Merger has not been consummated by that date through no fault of the terminating party;

  •
  By either Timberline or PremierWest in the event of a material breach by the other party of its representations, warranties, covenants, or agreements contained in the Merger Agreement;

  •
  By Timberline or PremierWest upon advice of their respective legal counsel that the fiduciary duties of the directors of such company require that the company do so;

  •
  By Timberline if the Exchange Value of PremierWest stock is less than $4.00 per share at any time up to 24 hours prior to the Effective Date;

  •
  By PremierWest if the Exchange Value of PremierWest stock is more than $6.00 per share at any time up to 24 hours prior to the Effective Date; or

  •
  By PremierWest if Timberline has entered into a transaction that would result in a merger of Timberline with another company, the acquisition by any person other than PremierWest of shares of Timberline stock, or the sale of substantially all of Timberline's assets.

    Effect of Termination.  If the Agreement is terminated as a result of Timberline entering into an alternative acquisition transaction, such as a merger or sale of substantially all of its assets, prior to October 16, 2001, Timberline will pay PremierWest a $750,000 termination fee. If PremierWest elects to exercise its stock option, Timberline would not be obligated to pay the termination fee. (See "The Merger—Preemptive Stock Option").

Effective Date of the Merger

    The Merger will become effective when PremierWest files the articles of merger with the Secretaries of State of Oregon and California. The Effective Date will occur as promptly as practicable after all the conditions to the Merger are satisfied or waived, or at such time and date as PremierWest and Timberline agree. The parties currently anticipate that the Merger will be completed in the second quarter of 2001.

Interests of Certain Persons in the Merger

    General.  Certain members of Timberline management may be deemed to have interests in the Merger in addition to their interests as shareholders. The Board of Directors of Timberline and of PremierWest were aware of these interests and considered them, among other matters, in approving the Merger.

    Continuation as Directors or Executive Officers.  The Merger Agreement provides that two of the current Timberline directors will serve after the Effective Date, one as a director of PremierWest and both as directors of PremierWest Bank.

    Executive Employment Agreements.  The Merger Agreement provides that as of the Effective Date, PremierWest will enter into an employment agreement with John Linton, currently President and Chief Executive Officer of Timberline. The employment agreement will provide for employment for two years, with automatic renewal, and will provide for severance pay equal to one-year's salary if either party terminates the employment. In addition, Mr. Linton would receive continuing health coverage for up to one year. Mr. Linton would agree not to compete with PremierWest in Jackson and Josephine Counties in Oregon, and in Siskiyou County in California for a period of one year following termination. PremierWest has also agreed to enter into a severance and non-compete agreement with David Kaiser, (Vice President and Credit Administrator) for Timberline, with severance pay, health benefits and non-compete provisions similar to those in the agreement with Mr. Linton.

Commitments of Directors

    Each Timberline director has agreed to use his or her best efforts to complete the Merger, and to recommend (subject to their fiduciary duties) approval of the Merger by Timberline shareholders. Each of the Timberline directors has also agreed to vote all of his or her shares for the Merger.

Management of PremierWest and PremierWest Bank Following the Merger

  Directors of PremierWest Bancorp.

    John L. Anhorn, age 58, has served as Director, President and Chief Executive Officer of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn has more than 35 years of banking experience, and previously served as President of Western Bank until April 1997, when Western Bank merged into Washington Mutual Bank.

    Thomas Becker, age 49, has served as a director of PremierWest Bank since the merger with Douglas National Bank in 2000. Mr. Becker served as a director of Douglas National Bank from 1998 through 2000. Mr. Becker has been Executive Director of Rogue Valley Director Manor, a continuing care retirement community in Medford, Oregon since 1978. In 1990, he became the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation of 28 organizations providing housing and services to over 3,000 seniors in Oregon, California and Texas. He also is a director of Lithia Motors Inc.

    John A. Duke, age 62, is a self-employed investment manager, and has served as Chairman of the Board of Directors of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since its organization in 1990.

    Dennis N. Hoffbuhr, age 52, has served as a director of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hofbuhr is the owner and President of Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

    Patrick G. Huycke, age 51, has served as a director of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since 1994. Mr. Huycke is an attorney with Huycke, Boyd & Maulding LLP. Mr. Huycke received his law degree from Willamette University and has practiced law for 23 years.

    James L. Patterson, age 61, became a director of Bank of Southern Oregon in 1999 and continued as a director of PremierWest following its formation as a holding company of the bank. Mr. Patterson is a self-employed business consultant. He retired after serving for 34 years with Pacific Power.

    Pete Martini, age 57, is President of Elk River Enterprises, a wood-products manufacturer. Mr. Martini served as a chairman of the board of directors of Douglas National Bank and United Bancorp from 1993 until its merger with PremierWest in May 2000.

    Rickar D. Watkins, age 55, is the President of a medical supply company he founded in 1974. Mr. Watkins served as a director of United Bancorp and Douglas National Bank since 1987, until its merger with PremierWest in May 2000.

    Don L. Hilton, age 63, has served as a director of Timberline since 1991 and Timberline Community Bank since 1981. Mr. Hilton retired in 2000 from his position as Director of Dealer Development—North America for Sundowner Trailers, a manufacturer of horse and livestock trailers.

  Directors of PremierWest Bank.

    In addition to Messrs. Anhorn, Duke, Hoffbuhr, Huycke, Becker, Patterson, Martini and Watkins, about whom information is provided above, the following will serve as directors of PremierWest Bank following the Merger:

    Jeffrey L. Chamberlain, age 56, has served as a director of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since 1990. Mr. Chamberlain is a self-employed private investor and developer, specializing in the development of healthcare facilities. Mr. Chamberlain has a B.S. in Business Administration from Portland State University.

    Richard R. Hieb, age 56, became a Director in 2000, and has served as Executive Vice President, Chief Operating Officer and Secretary of PremierWest since its formation in 1999 and of its predecessor, Bank of Southern Oregon since May 1998. Mr. Hieb has more than 35 years of experience in commercial banking, and previously served for 10 years as Executive Vice President and Chief Administrative Officer of Western Bank, which was acquired by and became a division of Washington Mutual Bank in April 1997.

    Richard K. Karchmer, age 57, is a physician in the practice of medical oncology and hematology. He has served as a director of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since its formation in 1990.

    Brian Pargeter, age 58, is the owner of an insurance agency. Mr. Pargeter served as a director of Douglas National Bank and United Bancorp from 1993 until its merger with PremierWest in May 2000.

    David A. Emmett, age 58, has served as a director of PremierWest Bank since the merger with Douglas National Bank. Mr. Emmett served as a director of Douglas National Bank from 1998 through 2000. He is a Certified Public Accountant, self-employed, and the owner and operator of a public accounting firm.

    Don L. Hilton, age 63, has served as a director of Timberline since 1991 and Timberline Community Bank since 1981. Mr. Hilton retired in 2000 from his position as Director of Dealer Development—North America for Sundowner Trailers, a manufacturer of horse and livestock trailers.

    Norman E. Fiock, age 75, has served as a director of Timberline since 1991 and Timberline Community Bank since 1979. Mr. Fiock is a co-founder of Timberline Community Bank. Mr. Fiock is a retired cattle rancher and farmer.

  Executive Officers.

    In addition to Mr. Anhorn and Mr. Hieb, the following are the executive officers of PremierWest Bancorp and PremierWest Bank, as indicated.

    Bruce R. McKee, age 50, serves as the Chief Financial Officer of PremierWest Bancorp and Senior Vice President and Chief Financial Officer of PremierWest Bank. He is a certified public accountant licensed both in Oregon and California. Before joining Bank of Southern Oregon in December 1998, he served for six years as Chief Financial Officer and Director of Finance for a healthcare company located on the West Coast. Before that, he served for eleven years with Grant Thornton International, an international accounting and consulting firm.

    M. Neil Zick, age 58, has over 30 years of banking experience and serves as Executive Vice President and Chief Administrative Officer for both PremierWest Bancorp and PremierWest Bank. Mr. Zick served as President, Chief Executive Officer and a director of United Bancorp and Douglas National Bank from 1998 until its merger with PremierWest in May 2000. Prior to that time, Mr. Zick served as Senior Vice President and Chief Financial Officer of United Bancorp and Douglas National Bank.

    Ronald T. DeLude, age 64, serves as Senior Vice President of PremierWest Bank, and also serves as an executive officer of the bank's subsidiaries, Premier Finance Co. and PremierWest Investment Co. Prior to joining PremierWest in August 2000, Mr. DeLude was Executive Vice President and Chief Operating Officer of West Coast Bank and President and Chief Executive Officer of Bank of Vancouver, an affiliate of West Coast Bank. Prior to joining West Coast Bank in 1998, Mr. DeLude was Senior Vice President and Regional Manager for Western Bank, now a division of Washington Mutual.

    Tammy D. Glass, age 41, has 20 years of experience in banking, and currently serves as Senior Vice President, Operations and Marketing for PremierWest Bank. Ms. Glass has been with Bank of Southern Oregon since its formation in 1990.

    Robert A. Johnson, age 62, Senior Vice President and Chief Credit Administrator of PremierWest Bank, has been engaged in the banking business for 39 years, for 34 years with First Interstate Bank of Oregon and for 5 years thereafter with Western Bank, which was acquired by and became a division of Washington Mutual Bank in April 1997. Mr. Johnson was a regional credit administrator with Western Bank. In January 1999, when he left Western Bank to join Bank of Southern Oregon, Mr. Johnson was Team Leader for commercial lenders.

Federal Income Tax Consequences

    The Merger is intended to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code for federal income tax purposes. A condition of the Merger is a receipt by the parties of an opinion from Foster Pepper & Shefelman LLP that the Merger will constitute a tax-free reorganization for federal and Oregon income tax purposes. That opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion will be based upon certain facts and assumptions and specific representations and assurances made by PremierWest and Timberline.

    The federal income tax discussion set forth below may not apply to particular categories of PremierWest and Timberline shareholders subject to special treatment under the federal income tax laws, such as foreign holders, and shareholders whose stock was acquired as compensation. In addition, there may be relevant state, local or other tax consequences, none of which are described below. Shareholders are urged to consult their tax advisors to determine the specific personal tax consequences of the Merger, including the applicability and effect of foreign, state, local and other tax laws.

    The Foster Pepper & Shefelman LLP opinion will state that:

  •
  the transaction contemplated by the Merger Agreement will be a reorganization within the meaning of Section 368(a) of the Code;

  •
  the parties to the Agreement and to the Plans of Merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

  •
  no taxable gain or loss will be recognized by the shareholders of Timberline to the extent they receive solely shares of PremierWest common stock;

  •
  the basis in the PremierWest common stock to be received by the recipients will be the same as the basis in their Timberline common stock; and

  •
  provided the Timberline stock exchanged was held by the shareholder as a capital asset on the Effective Date, the holding period of the PremierWest common stock to be received will include the holding period of the Timberline common stock held prior to the Effective Date.

Accounting Treatment

    It is anticipated that the Merger will be accounted for as a purchase for accounting and financial reporting purposes. Under this method of accounting, the reported results of operations of PremierWest will include the results of Timberline from and after the closing date of the Merger. The assets, including intangible assets, and liabilities of Timberline will be recorded at their estimated fair values as of the closing date of the Merger. The excess of the purchase consideration over the fair values of the assets and liabilities of Timberline will be recorded as goodwill and be amortized over a twenty-year period.

    The unaudited pro forma combined financial information contained in this proxy statement has been prepared using the purchase accounting method to account for the Merger. See "Historical and Unaudited Pro Forma Condensed Combined Financial Statements."

Dissenters' Rights

    Under applicable Oregon law, PremierWest shareholders do not have the right to dissent from the Merger and obtain payment for the appraised value of their shares.

    Timberline shareholders, under California law, may dissent from the Merger and receive the fair value of their shares in cash, if they follow the procedures set forth in the applicable statute, a copy of which is included as Appendix IV to this proxy statement. For more information about exercising dissenters' rights, see "Timberline Special Meeting—Rights of Dissenting Shareholders of Timberline."

Resale of Stock by Affiliates of Timberline

    The PremierWest common stock to be issued in the Merger will be freely transferable by Timberline shareholders, except for Timberline affiliates (controlling persons), such as all directors, executive officers and holders of more than 10% of Timberline's outstanding stock immediately prior to the Merger. Timberline affiliates may not sell their PremierWest shares received in the Merger except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to the provisions of Rules 144 and 145 under the Securities Act, unless in the opinion of counsel reasonably satisfactory to PremierWest, those shares may be sold pursuant to an exemption from registration.

Expenses

    The Merger Agreement provides, in general, that Timberline and PremierWest will each pay its own expenses in connection with the Merger including fees and expenses of its own financial and other consultants, accountants and counsel. Upon completion of the Merger, other expenses, including severance payments, will be paid by the combined company.

Preemptive Stock Option

    At the time the Merger Agreement was signed, and as an additional inducement to PremierWest to enter into the Merger Agreement, Timberline granted to PremierWest an option to purchase up to 19.9% of the outstanding shares of Timberline common stock under specified conditions. The stock option has the effect of increasing the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to control or acquire Timberline. Further, the exercise of the stock option would likely preclude any acquirer of Timberline from accounting for such an acquisition of, or merger with, Timberline under the pooling-of-interests accounting method for a period of up to two years.

    The option permits, but does not obligate, PremierWest to purchase up to 250,000 shares of Timberline common stock at an exercise price of $8.12 per share. The shares subject to the stock option would, when issued upon exercise of the option, represent approximately 19.9% of the Timberline common stock then issued and outstanding.

    The number of shares and exercise price of the option would be appropriately adjusted in the event of any stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, or similar change in the capitalization of Timberline.

    PremierWest may exercise the option, in whole or in part, subject to regulatory approval and certain notice requirements if:

  •
  Timberline or its Board of Directors enters into an agreement or recommends to their shareholders an agreement that would result in an acquisition or merger of Timberline or Timberline Community Bank or any of its assets or securities, with the result that the acquirer would own 51% or more of the stock or assets of Timberline;

  •
  Any person who does not currently own 15% of the outstanding shares of Timberline common stock acquires beneficial ownership of more than 10% of the common stock (25% if "control" is not presumed); or

  •
  Timberline's Board of Directors fails to recommend or withdraws its recommendation of the Merger or the shareholders fail to approve the Merger after a person announces publicly or communicates in writing an alternative acquisition transaction (as defined) or communicates an intention to acquire 25% or more of the voting shares of Timberline or substantially change the composition of its Board of Directors.

    PremierWest cannot exercise the option if it has elected to, is entitled to, and has received the $750,000 termination fee provided for in the Merger Agreement.

Historical and Unaudited Pro Forma Condensed Combined Financial Statements

    The Unaudited Pro Forma Condensed Combined Balance Sheet is prepared as of September 30, 2000 and illustrates the effects of the Merger as if it had occurred on that date. The Unaudited Pro Forma Condensed Combined Statements of Income are prepared for the nine months ended September 30, 2000 and for the year ended December 31, 1999 and illustrate the effects of the Merger as if it had occurred as of the beginning of the periods presented. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of PremierWest included elsewhere in this proxy statement, and the historical consolidated financial statements and accompanying notes of Timberline, also included elsewhere in this proxy statement. The pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or the results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations.

    In addition to not reflecting any cost savings or synergies potentially resulting from the Merger, the pro forma condensed financial statements do not reflect an estimated $1.1 million of costs expected to be incurred during the first 12 months following the Merger associated with the integration of the two companies, primarily related to reorganization, staff integration and training, and data system conversion.

    In determining the purchase price of the Merger and due to the dilutive effect on the unaudited pro forma condensed combined financial statements, management has assumed that the Timberline stock options outstanding at September 30, 2000 will be cancelled in exchange for $3.50 per option share as provided in the Merger Agreement, and that 44% of the outstanding shares of Timberline common stock will be exchanged for cash and 56% for PremierWest common stock with an exchange and fair market value of $4.50 per share. The cost of the Merger has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by management of PremierWest. The determination of the purchase price as well as the allocation of the costs of the Merger are preliminary. Prior to completion of the Merger, a valuation of the purchase price and allocations of acquisition costs will be performed. PremierWest management believes this valuation may derive a purchase price and an allocation of costs that is not significantly different from that shown in the pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2000

	Historical
(in thousands)	PremierWest Bancorp	Timberline Bancshares, Inc.	Notes	Adjustments Related to the Merger		ProForma Condensed Combined
Assets
Cash and cash equivalents:
Cash due from banks	$9,830	$8,975		$		$18,805
Federal funds sold and interest-earning deposits	6,646	2,400	1		(6,326)	2,720

Total cash and cash equivalents	16,476	11,375			(6,326)	21,525
Investment securities available for sale	78,650	17,451				96,101
Investment securities held to maturity	—	2,287				2,287
Cash surrender value of officers' life insurance	—	2,384				2,384
Loans, net of allowance for loan losses	217,787	59,341				277,128
Federal Home Loan Bank stock, at cost	1,466	—				1,466
Premises and equipment, net	10,519	1,797				12,316
Intangible asset			2		6,217	6,217
Accrued interest and other assets	6,611	1,949				8,560

Total assets	$331,509	$96,584			$(109)	$427,984

Liabilities and shareholders' equity
Deposits:
Noninterest-bearing checking	$44,485	$17,949		$		$62,434
Savings and interest-bearing demand	136,877	41,867				178,744
Time deposits	94,521	27,704				122,225

Total deposit liabilities	275,883	87,520				363,403
FHLB advances	6,854	—				6,854
Repurchase agreements/federal funds purchased	15,291	—				15,291
Other borrowings	438	—				438

Total borrowings	22,583	—				22,583
Other liabilities	2,359	690	3		550	3,599

Total liabilities	300,825	88,210			550	389,585
Shareholders' equity:
Preferred stock	—	—				—
Common stock	18,575	2,994	4		(2,994)	18,575
			5		7,653	7,653
Retained earnings	13,902	5,670	4		(5,608)	13,964
Unearned ESOP compensation	(438)	—				(438)
Accumulated other comprehensive loss	(1,355)	(290)	4		290	(1,355)

Total shareholders' equity	30,684	8,374			(659)	38,399

Total liabilities and shareholders' equity	$331,509	$96,584			$(109)	$427,984

Notes:

1	Cash consideration	$6,326
2	Goodwill	$5,667
3	Merger costs accrued	$550
4	Elimination of Timberline equity	$8,374
5	Stock consideration	$7,653

Unaudited Pro Forma Condensed Combined Statement of Income
for the Nine Months Ended September 30, 2000

	Historical
(in thousands except per share amounts)	PremierWest Bancorp	Timberline Bancshares, Inc.	Pro Forma Condensed Combined	Notes	Adjustments Related to Merger	Pro Forma Condensed Combined
Interest Income
Loans	$15,139	$4,211	$19,350			$19,350
Securities	4,166	1,038	5,204	1	$(308)	4,896

Total interest income	19,305	5,249	24,554		(308)	24,246
Interest Expense
Deposits	6,494	1,805	8,299			8,299
Interest on other borrowings	1,651	7	1,658			1,658

Total interest expense	8,145	1,812	9,957		—	9,957

Net interest income	11,160	3,437	14,597		(308)	14,289
Loan loss provision	594	56	650			650

Net interest income after loan loss provision	10,566	3,381	13,947		(308)	13,639
Noninterest income	1,537	303	1,840			1,840
Noninterest expense
Salaries and employee benefits	4,922	1,507	6,429			6,429
Occupancy and equipment, net	1,399	429	1,828			1,828
Advertising	301	40	341			341
Professional Fees	256	35	291			291
Data processing	163	89	252			252
Merger and data conversion costs	948	0	948			948
Other	2,007	530	2,537			2,537

Total noninterest expense	9,996	2,630	12,626		—	12,626

Income before income taxes	2,107	1,054	3,161		(308)	2,853
Income tax expense	915	321	1,236	3	(105)	1,131

Net income before goodwill charge	1,192	733	1,925		(203)	1,722
Goodwill charge	—	—	—	2	233	233

Net income after goodwill charge	$1,192	$733	$1,925		$(436)	$1,489

Earnings per common share
Basic—before goodwill charge	$0.14	$0.73				$0.17

Basic—after goodwill charge	$0.14	$0.73				$0.16

Diluted—before goodwill charge	$0.14	$0.73				$0.14

Diluted—after goodwill charge	$0.14	$0.73				$0.14

Notes:
1.	Interest lost on cash consideration at 6.5% (federal funds sold rate)
2.	Goodwill charge over 20 year amortization
3.	Tax effect at 34% of the loss in interest income

Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 1999

	Historical
(in thousands except per share amounts)	PremierWest Bancorp	Timberline Bancshares, Inc.	Pro Forma Condensed Combined	Notes	Adjustments Related to Merger	Pro Forma Condensed Combined
Interest Income
Loans	$14,470	$5,112	$19,582		$—	$19,582
Securities	6,342	1,474	7,816	1	(411)	7,405

Total interest income	20,812	6,586	27,398		(411)	26,987
Interest Expense
Deposits	6,679	2,237	8,916		—	8,916
Interest on other borrowings	1,401	4	1,405		—	1,405

Total interest expense	8,080	2,241	10,321		—	10,321

Net interest income	12,732	4,345	17,077		(411)	16,666
Loan loss provision (credit)	835	(28)	807		—	807

Net interest income after loan loss provision (credit)	11,897	4,373	16,270		(411)	15,859
Noninterest income	2,080	424	2,504		—	2,504
Noninterest expense
Salaries and employee benefits	6,376	2,114	8,490		—	8,490
Occupancy and equipment, net	1,554	584	2,138		—	2,138
Advertising	451	55	506		—	506
Professional fees	426	42	468		—	468
Data processing	227	113	340		—	340
Other	2,508	796	3,304		—	3,304

Total noninterest expense	11,542	3,704	15,246		—	15,246

Income before income taxes	2,435	1,093	3,528		(411)	3,117
Income tax expense	707	284	991	3	(140)	851

Net income before goodwill charge	1,728	809	2,537		(271)	2,266
Goodwill charge	—	—	—	2	311	311

Net income after goodwill charge	$1,728	$809	$2,537		$(582)	$1,955

Earnings per common share
Basic—before goodwill charge	$0.21	$0.80				$0.23

Basic—after goodwill charge	$0.21	$0.80				$0.22

Diluted—before goodwill charge	$0.21	$0.80				$0.20

Diluted—after goodwill charge	$0.21	$0.80				$0.19

Notes:
(1)	Interest lost on cash consideration at 6.5% (federal funds sold rate)
(2)	Goodwill charge over 20 year amortization
(3)	Tax effect at 34% of the loss in interest income

Notes to Unaudited Pro forma Condensed Combined Financial Statements:

Note 1. Basis of Presentation

    The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PremierWest and Timberline as if the merger had become effective on September 30, 2000. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2000 and the year ended December 31, 1999 combined the historical consolidated statements of income of PremierWest and Timberline as if the merger had become effective as of the first period presented.

    The merger is accounted for as a purchase. Under this method of accounting, assets and liabilities of Timberline are adjusted to their estimated fair value and combined with the recorded book values of the asset and liabilities of PremierWest. Fair value and goodwill adjustments are subject to update as additional information becomes available.

Note 2. Purchase Price: Stock Consideration

    Under the terms of the merger agreement, the purchase price is $13.50 per share of Timberline stock. The purchase price consists of two components, the stock consideration and the cash consideration. The stock consideration is $13.50 per share of Timberline in the form of shares of common stock of PremierWest. PremierWest would issue between 1,275,000 and 2,286,000 shares of PremierWest stock depending on the exchange value of PremierWest stock.

    As of September 30, 2000, Timberline's pro forma shareholders' equity adjusted for estimated fair value of assets and liabilities was $8,312,000. Timberline's shareholders' equity may be further adjusted as a result of, among other things, additional adjustments to the fair market value of Timberline's assets and liabilities and provisions for additional loan losses required to be made under the merger agreement following an examination of Timberline's loan portfolio prior to the closing date by an independent loan examiner.

Note 3. Purchase Price: Cash Consideration

    The cash portion of the merger consideration can range from $5,823,000 to $6,326,000 or $5.40 per share of Timberline's common stock determined by the election of the Timberline shareholders and within the terms of the merger agreement. The minimum number of shares of Timberline that can be exchanged for cash consideration is 400,000 shares while the maximum number is 440,000 shares.

    Included in the range of cash consideration are holders of 110,370 Timberline stock options who would have the choice of either exercising their options at $10.00 per share or electing not to exercise their options and be paid $3.50 per option share (the difference between the purchase price per share and the exercise price).

Note 4. Direct Merger Costs

    In addition to the common stock and cash, also included in the purchase price are PremierWest's direct merger costs, such as legal, accounting, investment banker, printer, and other professional fees. These costs are estimated to be approximately $550,000.

Note 5. Allocation of Purchase Price and Calculation of Goodwill

    The unaudited pro forma condensed combined financial statements assume consideration as outlined in Alternative A with respect to the allocation of the purchase price and determination of goodwill. Alternative B and C are shown to illustrate the impact on the purchase price of Timberline shareholders electing differing alternatives:

Alternative A: Assuming 56% in PremierWest Bancorp stock and 44% in cash exchange for Timberline Bancshares, Inc. stock and Timberline Bancshares, Inc. unexercised stock options exchanged at $3.50 per share in cash.

Stock consideration	$7,653,000
Cash consideration	$5,940,000
Cash consideration for stock options termintated	$386,000
Estimated direct merger costs	$550,000
Total purchase price	$14,529,000
Estimated fair value of Timberline's net assets at September 30, 2000	$8,312,000
Estimated goodwill	$6,217,000

Alternative B: Assuming 60% in PremierWest Bancorp stock and 40% in cash exchanged for Timberline stock and Timberline unexercised stock options exchanged at $3.50 per share in cash.

Stock consideration	$8,156,000
Cash consideration	$5,437,000
Cash consideration for stock options termintated	$386,000
Estimated direct merger costs	$550,000
Total purchase price	$14,529,000
Estimated fair value of Timberline's net assets at September 30, 2000	$8,312,000
Estimated goodwill	$6,217,000

Alternative C: Assuming 60% in PremierWest Bancorp stock and 40% in cash exchanged for Timberline stock and Timberline stock options are exercised and exchanged at $13.50 per share of 60% in stock and 40% in cash

Stock consideration	$9,143,000
Cash consideration	$5,940,000
Cash consideration for stock options termintated	$0
Estimated direct merger costs	$550,000
Total purchase price	$15,633,000
Estimated fair value of Timberline's net assets at September 30, 2000	$9,416,000
Estimated goodwill	$6,217,000

    For purposes of the pro forma condensed combined balance sheet, estimates have been made of the fair value of Timberline's assets and liabilities as of September 30, 2000. Fair value and goodwill adjustments are subject to update as additional information becomes available.

Note 6. Goodwill

    Goodwill, an intangible asset, would be recorded in connection with the merger and will be amortized on a straight-line basis over a twenty-year period.

Note 7. Timberline Shareholders' Equity

    For purposes of the pro forma condensed combined financial statements,, Timberline's equity has been eliminated.

Information About PremierWest

Introduction

    PremierWest was incorporated on November 26, 1999 for the purpose of becoming the holding company for PremierWest Bank, the resulting bank from the merger, completed in May 2000, of Bank of Southern Oregon, based in Medford, Oregon, and Douglas National Bank, headquartered in Roseburg, Oregon.

    PremierWest conducts its business solely through PremierWest Bank, an Oregon state-chartered commercial bank with branch offices located along the Interstate-5 corridor from Medford to Roseburg. The bank has three subsidiaries: Premier Finance Company, makes consumer loans; PremierWest Investment Company offers insurance and investment products and services, and Blue Star Properties, Inc., serves solely to hold properties used as bank offices.

Products and Services

    PremierWest offers its customers a broad range of banking services, principally to small and medium-sized businesses and professional and retail customers.

  Loan Products

    PremierWest makes commercial and real estate loans, construction loans for owner-occupied and rental properties, and secured and unsecured consumer installment loans. Commercial and real estate-based lending has been the primary focus of the bank's lending activities. Although PremierWest has made agricultural loans, it currently has no significant agricultural loans.

  Commercial Lending

    PremierWest offers specialized loans for business and commercial customers, including equipment and inventory financing, accounts receivable financing, operating lines of credit, and real estate construction loans. PremierWest also makes Small Business Administration loans to qualified businesses. A substantial portion of PremierWest's commercial loans are designated as real estate loans for regulatory reporting purposes because they are secured by mortgages and trust deeds on real property, even if the loans are made for purpose of financing commercial activities, such as accounts receivable, equipment purchases and leasing.

    One of the primary risks associated with commercial loans is the risk that the commercial borrower might not generate sufficient income to repay the loan. The bank does not lend to start-up businesses, and the bank generally requires personal guarantees and secondary sources of repayment, such as real estate collateral.

  Real Estate Lending

    Real estate is commonly a material component of collateral for PremierWest's loans. Although the expected source of repayment of these loans is generally the operation of the borrower's business or personal income, real estate collateral provides an additional measure of security. Risks associated with loans secured by real estate include fluctuating land values, changing local economic conditions, changes in tax policies, and a concentration of loans within a limited geographic area.

    Commercial real estate loans primarily include owner-occupied commercial properties and income-producing or farm properties. The primary risks of commercial real estate loans are loss of income of the borrower and the inability of the market to sustain rent levels. The company mitigates commercial real estate risk by making the majority of commercial real estate loans on owner-occupied properties. PremierWest's underwriting standards also require a maximum loan-to-value ratio of 75%, and a minimum of three consecutive years of income of the borrower of at least 120% of combined debt service, insurance and taxes.

    Although commercial and commercial real estate loans generally bear somewhat more risk than single-family residential mortgage loans, commercial and commercial real estate loans tend to be higher yielding, have shorter terms and generally provide for interest-rate adjustments as prevailing rates change. Accordingly, commercial and commercial real estate loans increase the importance of interest-rate risk management while contributing to strong asset and income growth.

    PremierWest originates several different types of loans that it categorizes as construction loans, including residential construction loans to borrowers who will occupy the premises upon completion of construction, residential construction loans to builders, commercial construction loans, and real estate acquisition and development loans. Because of the complex nature of construction lending, these loans have a higher degree of risk than other forms of real estate lending. The bank mitigates its risk on construction loans by lending to customers who have been pre-qualified for long-term financing and who are using contractors acceptable to PremierWest.

  Consumer Lending

    PremierWest, through both the bank and the finance company subsidiary, makes secured and unsecured loans to individual borrowers for a variety of purposes, including personal, home improvements, revolving credit lines, autos, boats, and recreational vehicles. Unsecured consumer loans carry significantly higher interest rates than secured loans. PremierWest maintains a higher loss reserve for consumer loans, while maintaining strict credit guidelines when considering consumer loan applications.

  Deposit Products and Other Services

    PremierWest offers a variety of traditional bank deposit products to attract both commercial and consumer deposits through checking and savings accounts, money market accounts, and certificates of deposit. The company also offers travelers' checks, money orders and automated teller machines at most of its facilities.

    PremierWest Finance Company originates consumer loans from its office in Portland, and serves customers in the Portland area, as well as providing a source of loans to bank customers, where the loans may carry a higher risk than permitted under the bank's lending criteria. PremierWest Investment Company, a subsidiary of the bank, sells insurance and related financial products, including life and health insurance, and through a third-party registered broker-dealer, provides mutual funds, annuities and other investment products to its customers. On October 2, 2000, PremierWest Bank acquired Motor Investment Company, a Klamath Falls, Oregon consumer finance company. Motor Investment Company is an 80-year-old firm that specializes in automobile and recreational vehicles financing, and equity and personal loans.

    On December 15, 2000, PremierWest Bank purchased Leader Mortgage Loan Corporation, with branches in Medford, Grants Pass and Klamath Falls, Oregon specializing in residential mortgages including FHA, VA and conventional home loans, Leader Mortgage has now become PremierWest Mortgage, a division of PremierWest Bank.

Market Area

    PremierWest serves Jackson County from its main banking office in Medford and bank branch offices in Medford (3), and Central Point. Medford is the fourth largest city in the state of Oregon and is the center for commerce, medicine and transportation in southwestern Oregon. The principal industries in the area include lumber and wood products, manufacturing and agriculture. Other manufacturing segments include electrical equipment and supplies, computing equipment, printing and publishing, fabricated metal products and machinery, and stone and concrete products. In the non- manufacturing sector, significant industries include the recreation, wholesale and retail trades, as well as medical care, particularly in connection with the area's growing retirement community.

    The second principal market area is centered in Roseburg, Oregon, and the surrounding communities in Douglas County, which the company serves from its branches in Roseburg (5), Winston, Glide, Sutherlin and Drain. The company's presence in the Roseburg market area is the result of the merger with Douglas National Bank on May 8, 2000. The economy of Douglas County has historically depended on the forest products industry, which is generally a declining industry, resulting in little economic growth and lower per capita income levels compared to other market areas along the Interstate-5 corridor.

Properties

    PremierWest conducts its banking business through 13 offices of PremierWest Bank, five are located in Jackson County, including the bank's main office, and eight in Douglas County. In addition, the bank maintains an ATM kiosk in Roseburg, and has ATMs located at all but two branch offices. Further, the company conducts business through PremierWest Finance Company in a leased office in Portland, and its investment company activities in Roseburg, Motor Investment Company located in Klamath Falls, and Leader Mortgage located in Medford, Grants Pass and Klamath Falls, Oregon.

Legal Proceedings

    From time to time PremierWest is involved in various legal proceedings that are incidental to its business. In the opinion of management, no current legal proceedings are material to the financial condition of PremierWest, either individually or in the aggregate.

Personnel

    As of September 30, 2000, PremierWest had 148 full-time equivalent employees. None of the employees is represented by a collective bargaining group. Management considers its relations with employees to be excellent.

Management of PremierWest

    Information about the current directors and executive officers of PremierWest and PremierWest Bank is set forth under "The Merger, Management of PremierWest and PremierWest Bank Following the Merger." The Board of Directors of PremierWest held 12 regular meetings and one special meeting during 1999. All directors attended at least 75 percent of all meetings held during 1999.

  Director Compensation

    In addition to reimbursement of reasonable expenses of attendance at board and committee meetings, each director receives monthly cash compensation of $1,000 for service on the board and committees, except that the Vice Chairman's cash compensation is $1,300 monthly. For each board meeting other than the regular monthly meetings each director also receives a fee of $150. Directors of PremierWest Bancorp do not receive cash compensation in addition to the compensation they receive as directors of PremierWest Bank. In addition, directors may be granted options to acquire PremierWest common stock under the Combined Incentive and Non-Qualified Stock Option Plan.

  Limitation of Liability and Indemnification

    Under the Oregon Business Corporation Act, a corporation's articles of incorporation may provide for the limitation of liability of directors and for the indemnification of directors and officers, under certain circumstances. As permitted by Oregon law, PremierWest's Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for (i) any breach of a director's duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any distribution to shareholders which is unlawful, or (iv) any transaction from which the director received an improper personal benefit.

    The PremierWest Articles of Incorporation also provide for indemnification of any person who is or was made a party, or is threatened to be made a party, to any civil, administrative or criminal proceeding by reason of the fact that the person is or was a director or officer of the company or any of its subsidiaries, or is or was serving at the request of the company, as a director, officer, partner, agent or employee of another bank or entity, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person if (i) the person acted in good faith and in a manner reasonably believed to not be opposed to the best interest of the company, or (ii) the act or omission giving rise to such action or proceeding is ratified, adopted or confirmed by the company, or the benefit thereof was received by the company. Indemnification is available under this provision of the Articles of Incorporation in the case of derivative actions, unless the person is adjudged to be liable for gross negligence or deliberate misconduct in the performance of the person's duty to the company. To the extent a director, officer, employee or agent (including an attorney) is successful on the merits or otherwise in defense of any action to which this provision is applicable, the person is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with that defense.

  Executive Compensation

    The following table shows compensation for services in all capacities for the fiscal years ended December 31, 1999 and 1998 for the President and Chief Executive Officer and any other executive officer who received compensation in excess of $100,000 during 1999, including salary and bonus.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(1)		Other Annual Compensation(2)		Securities Underlying Options	All Other Compensation
John L. Anhorn, President and Chief Executive Officer(4)	1999 1998	$ $	152,000 98,700	$ $	20,000 —	$ $	(2) (2)	75,000	$ $	3,000 1,500	(3) (3)
Richard R. Hieb, Executive Vice President, Chief Operating Officer and Secretary(4)	1999 1998	$ $	110,000 58,000	$ $	15,000 —	$ $	(2) (2)	60,000	$ $	2,000 1,000	(3) (3)

(1)
Includes amounts deferred at the election of the name executive officers pursuant to the 401(k) plan of Bank of Southern Oregon.
(2)
Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.
(3)
Represents matching contributions of Bank of Southern Oregon under its 401(k) plan.
(4)
Mr. Anhorn and Mr. Hieb joined Bank of Southern Oregon effective May 1, 1998.

Employment Agreements

    PremierWest has an employment agreement with John Anhorn to serve as President and Chief Executive Officer. The term of the employment agreement is indefinite, and Mr. Anhorn's service is terminable at any time by PremierWest with or without cause. The employment agreement provides for an annual salary and other benefits, including health insurance coverage, paid vacation, participation in incentive compensation and 401(k) plans, use of a bank-owned vehicle, term life insurance, disability insurance and paid membership in a country club.

    The employment agreement also grants to Mr. Anhorn an option to acquire 75,000 shares of PremierWest common stock, which may be increased based on subsequent changes in the common stock of Bank of Southern Oregon as a result of stock splits or stock dividends. If a change in control occurs before Mr. Anhorn completes 3 years of service, one half of the 75,000-share option grant vests. The entire option grant vests if a change in control occurs after 3 years. If Mr. Anhorn is terminated without cause, or if he terminates his service for cause, he will be entitled to severance in an amount equal to one year of his current base salary. If a change in control occurs, the severance payment will be reduced by any amounts he receives through ordinary compensation, noncompetition payments or other benefits payable by the acquiring company.

    The agreement also provides that Mr. Anhorn may not compete with PremierWest for a period of two years if he is terminated for cause or if he terminates his service without cause, provided PremierWest continues to pay Mr. Anhorn's annual salary and maintains continued health insurance coverage until age 65 for Mr. Anhorn during the noncompetition period.

    PremierWest has an employment agreement with Rich Hieb to serve as Chief Operating Officer. The terms of Mr. Hieb's employment agreement are largely identical to those in Mr. Anhorn's employment agreement, except that Mr. Hieb's initial annual salary is $100,000 and his stock option grant gives him the right to acquire 60,000 shares, and his noncompete period is one year.

    PremierWest has entered into change of control agreements with Tammy Glass, Robert A. Johnson, Ronald T. DeLude, and Bruce McKee, providing for severance payments of one-year's salary if that person is terminated within one year of a change of control of the company.

  Certain Relationships and Related Party Transactions

    PremierWest has deposit and lending relationships with its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 1999, the aggregate outstanding amount of all loans to officers and directors was approximately $7.0 million, which represented 24.7% of shareholders' equity on that date.

Stock Option Plan

    PremierWest assumed the Bank of Southern Oregon 1992 Combined Incentive and Non-Qualified Stock Option Plan and the United Bancorp Stock Option Plan, as amended. The plans authorize the issuance of up to 734,189 shares upon exercise of options granted under the plans. Options can be either incentive stock options or non-qualified stock options. As of January 2, 2001, options to acquire 563,075 shares of PremierWest common stock were outstanding.

			Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of In-the-Money Options at Fiscal Year-End ($)(1)
	Shares Acquired on Exercise(#)
		Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John Anhorn	0	$0	0	75,000	$0	$0
Richard R. Hieb	0	$0	0	60,000	$0	$0

(1)
None of the stock options held by Mr. Anhorn or Mr. Hieb are "in-the-money." In general, a stock option is "in-the-money" when the stock's fair market value exceeds the option exercise price. Value of unexercised options equals the estimated fair market value of a share acquirable upon exercise of an option at December 31, 1999, less the exercise price per share, multiplied by the number of shares acquirable upon exercise of the options. The stock options held by Mr. Anhorn and Mr. Hieb are exercisable at the price of $8.25 per share. PremierWest common stock is quoted on the OTC Bulletin Board, but it is not actively traded. Solely for purposes of the table and for no other purpose, PremierWest estimated the per share fair market value of the common stock at December 31, 1999 as $6.50, the closing price on December 29, 1999. This is an estimate only and does not necessarily reflect actual transactions.

Report of the Budget and Compensation Committee on Executive Compensation

    The PremierWest Board of Directors does not have a compensation committee. The Excecutive committee, consisting of John L. Anhorn, John A. Duke, Patick G. Huycke, and Richard K. Karchmer acts as the compensation committee. Mr. Anhorn does not participate in deliberations or voting on committee actions concerning his compensation.

  Compensation Objective

    PremierWest's compensation policy is to align the interests of executive management with those of the shareholders. Key elements to the policy include:

  •
  Set base compensation at a level to attract and retain competent executives;

  •
  Establish incentive compensation plans which deliver bonuses based on the financial performance of the company; and

  •
  Provide significant equity based incentives for executives to ensure they are motivated over the long term to respond to the company's business challenges and opportunities, as owners rather than just employees.

    In setting executive compensation, the committee utilizes the foregoing criteria. The committee utilizes cash bonuses and grants of stock options under the Stock Option Plan to provide rewards and incentives for achieving the objectives of the Board of Directors for the year. Option grants are at the Board's discretion and awarded to individual executive officers to provide incentives to increase shareholder value.

    Mr. Anhorn's 1999 salary of $152,000 is commensurate with his experience and contributions to the improvement in the company's performance since joining the company in 1998. The committee believes this level of compensation is appropriate in view of the company's need to retain qualified management. Mr. Anhorn was granted stock options in that year as an incentive to improve the company's performance, and received a cash bonus of $20,000 in 1999 in recognition of the increases in credit quality, asset growth and interest income.

John L. Anhorn

John A. Duke

Patrick G. Huycke

Richard K Karchmer

Security Ownership of PremierWest Management and Others

    The following table sets forth the shares of PremierWest common stock beneficially owned as of February 1, 2001, by each director and each named executive officer, the director and executive officers as a group and those persons known to beneficially owned more than 5% of PremierWest's common stock:

Name and Position	Number of Shares Beneficially Owned(1)		Percentage of Class
John Duke, Director, Chairman of Board	598,310	(2)	6.93%
Patrick Huycke, Director	106,034	(3)	1.23%
Dennis Hoffbuhr, Director	52,568	(4)	*
Pete Martini, Director	48,129	(5)	*
Thomas Becker, Director	48,042	(6)	*
Rickar Watkins, Director	43,193	(7)	*
John L. Anhorn, Director, CEO	14,500	(8)	*
Richard Hieb, Chief Operating Officer	8,200		*
James Patterson, Director	3,600		*
All directors and executive officers as a group (12 persons)	1,005,253	(9)	11.53%

*
Less than 1.0%.

(1)
Shares held directly with sole voting and investment power, interest otherwise indicated.

(2)
Includes 598,310 shares held in John A. Duke Trust.

(3)
Includes 94,550 shares held by 401(k).

(4)
Includes 26,200 shares subject to options exercisable within 60 days and 200 shares owned by his spouse.

(5)
Includes 3,080 shares held by a corporation controlled by Mr. Martini.

(6)
Includes 15,768 shares subject to options exercisable within 60 days.

(7)
Includes 13,599 shares held by the Rickar D. Watkins Trust and 23,652 shares subject to options exercisable within 60 days.

(8)
Includes 2,000 shares held in 401(k).

(9)
Includes 120,808 shares subject to options exercisable within 60 days.

Selected Quarterly Financial Data

    The following tables set forth PremierWest's unaudited consolidated financial data regarding operations for each quarter of 2000, 1999 and 1998. This information, in the opinion of management, includes all normal recurring adjustments necessary to state fairly the information set forth therein.

Certain amounts previously reported have been reclassified to conform with current presentation. These reclassifications had no net impact on the results of operations.

2000

(in thousands, except per share amounts) (unaudited)	First Quarter	Second Quarter	Third Quarter
INCOME STATEMENT DATA
Interest income	$5,906	$6,442	$6,957
Interest expense	2,346	2,784	3,015

Net interest income	3,560	3,658	3,942
Provision for loan losses	186	193	215

Net interest income after provision for loan losses	3,374	3,465	3,727
Noninterest income	414	594	529
Noninterest expense	2,824	3,219	3,005

Income before provision for income taxes	964	840	1,251
Provision for income taxes	342	193	380

Net income (before merger & data conversion costs)(1)	622	647	871
Merger and data conversion costs	—	883	65

Net income (loss)	$622	$(236)	$806

Basic earnings per common share(before merger & data conversion costs)	$0.08	$0.07	$0.10
Diluted earnings per common share (before merger & data conversion costs)	$0.08	$0.07	$0.10
Basic earnings (loss) per common share(after merger & data conversion costs)	$0.07	$(0.03)	$0.10
Diluted earnings (loss) per common share (after merger & data conversion costs)	$0.07	$(0.03)	$0.10

(1)
Merger and data conversion costs relate to the United Bancorp merger that closed May 8, 2000.

1999

(in thousands, except per share amounts) (unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
INCOME STATEMENT DATA
Interest income	$4,751	$5,033	$5,290	$5,738
Interest expense	1,963	1,990	2,039	2,088

Net interest income	2,788	3,043	3,251	3,650
Provisions for loan losses	100	140	245	350

Net interest income after provision for loan losses	2,688	2,903	3,006	3,300
Noninterest income	537	473	548	522
Noninterest expense	2,508	2,964	2,946	3,124

Income before provision for income taxes	717	412	608	698
Provision for income taxes	252	107	176	172

Net income	$465	$305	$432	$526

Basic earnings per common share	$0.06	$0.04	$0.05	$0.06
Diluted earnings per common share	$0.06	$0.04	$0.05	$0.06

1998

(in thousands, except per share amounts) (unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
INCOME STATEMENT DATA
Interest income	$5,017	$4,979	$4,982	$5,042
Interest expense	1,980	1,991	1,966	2,031

Net interest income	3,037	2,988	3,016	3,011
Provision for loan losses	80	746	413	463

Net interest income after provision for loan losses	2,957	2,242	2,603	2,548
Noninterest income	425	489	496	752
Noninterest expense	2,027	2,172	2,442	2,421

Income before provision for income taxes	1,355	559	657	879
Provision for income taxes	541	145	267	261

Net income	$814	$414	$390	$618

Basic earnings per common share	$0.10	$0.05	$0.05	$0.08
Diluted earnings per common share	$0.10	$0.05	$0.05	$0.07

PremierWest Management's Discussion and Analysis of Financial Condition and Results of Operations

    PremierWest conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, real estate and consumer loans and investments. PremierWest was created from the merger of Bank of Southern Oregon and Douglas National Bank on May 8, 2000, and the simultaneous formation of a bank holding company for the resulting bank, PremierWest Bank. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements included elsewhere in this proxy statement, and the following discussion, present the company as if the merger had taken place prior to the periods presented.

    PremierWest's profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (principally loans and investments) and (b) interest expense incurred on interest-bearing liabilities (principally customer deposits and borrowed funds). Net interest income is affected by the difference (the "interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

    To a lesser extent, PremierWest's profitability is also affected by such factors as the level of noninterest income and expenses, the provision for loan losses, and the provision for income taxes. Noninterest income consists primarily of service charges on deposit accounts. Noninterest expense consists primarily of salaries and employee benefits, professional fees, equipment, occupancy-related expenses, data processing, advertising and other operating expenses.

Financial Highlights

    The following financial highlights exclude $948,000 of one-time merger and data processing costs related to the United Bancorp merger incurred during the nine months ended September 30, 2000. For the nine months ended September 30, 2000, PremierWest earned $2.1 million compared with $1.2 million for the comparable period in 1999. Diluted earnings per share were $0.25 and $0.14 for the first nine months of 2000 and 1999, respectively. Return on average shareholders' equity was 9.7% and return on average shareholders' assets was 0.89% for the nine months ended September 30, 2000 compared with a return on average shareholders' equity of 5.7% and a return on assets of 0.6% for the same period in 1999.

    Loans and deposits grew to record highs at September 30, 2000. Loans have increased from $175.0 million at December 31, 1999 to $221.6 million at September 30, 2000. Deposits have increased over $46 million, or 20% since December 31, 1999 to $275.9 million at September 30, 2000.

    Net income was $1.7 million in 1999, down 23% over 1998 earnings of $2.2 million. Diluted earnings per share also declined to $0.21 in 1999 compared with $0.27 in 1998. The return on average shareholders' equity declined to 6.1% for 1999 compared with 8.1% for 1998. Total loans grew over

22% in 1999 to $175.0 million at year-end, while total deposits increased 7% to $229.7 million during the same period.

Growth ($ in thousands)	1999	1998	Percentage Increase, (Decrease)
Average assets	$278,569	$253,270	10.0%
Average deposits	$248,182	$224,766	10.4%
Average loans and loans held for sale	$147,237	$144,091	2.2%
Net income	$1,728	$2,236	(22.7)%
Return on average assets	0.62%	0.88%	(29.5)%
Return on average equity	6.12%	8.14%	(2.02)%
Basic earnings per common share	$0.21	$0.28	(25.0)%
Diluted earnings per common share	$0.21	$0.27	(22.2)%

Results of Operations

    For the years ended December 31, 1999, 1998 and 1997, net income of $1.7 million in 1999 represents a decrease of 22.7% over 1998. Net income of $2.2 million in 1998 represents a decrease of 18.6% as compared to 1997. The decrease in net income in 1999 is primarily due to a $680,000 increase in net interest income and a $867,000 decrease in the loan loss provision, offset by a $2.5 million increase in noninterest expense. The decrease in net income in 1998 is primarily due to a $42,000 decrease in net interest income and a $1.4 million increase in noninterest expense, offset by a reduced loan loss provision, higher noninterest income and a reduced provision for income taxes.

  Net Interest Income

    September 30, 2000 Compared to September 30, 1999.  Net interest income before the loan loss provision increased $2.1 million for the nine-month period ended September 30, 2000, as compared to the same period in 1999.

    The increase was primarily due to an increase in the volume of loans and related yields that more than offset an increase in the volume of interest-bearing deposits and borrowings and related rates paid. During the nine-month period ended September 30, 2000, the volume of average loans increased by approximately $64 million, while overall yields increased approximately 83 basis points as compared to the corresponding period in the prior year. Such increases more than offset the $14.6 million increase in the volume of interest-bearing liabilities and 97 basis point increase in rates paid, positively impacting the Company's net interest margin by 29 basis points.

    1999 Compared to 1998.  Net interest income for 1999 increased $680,000, or 22.7%, over 1998. Interest income in 1999 increased by $792,000, or 4.0%, over 1998, while interest expense in 1999 increased by $112,000, or 1.4%, from 1998. The increase in net interest income is attributable primarily to an increase in the volume of average earning assets of $21.7 million, outpacing growth in the volume of average interest-bearing liabilities of $16.5 million and increases in rates paid. Average loans increased by $3.1 million, while average federal funds sold grew by $14.4 million. As a result of the change in asset mix, the interest rate spread declined to 4.27% in 1999 from 4.37% in 1998, and the net interest margin also declined in 1999 to 5.01% from 5.15% in 1998.

    1998 Compared to 1997.  Net interest income for 1998 decreased $42,000, or 0.3%, from 1997. Interest income in 1998 increased $371,000, or 1.9%, from 1997, while interest expense for 1998 increased by $413,000, or 5.5%, from 1997. The decrease in net interest income was caused primarily by a narrower interest rate spread. The volume of average earning assets increased by $18.4 million, or 8.4%, in 1998 in comparison to 1997, while the average yield decreased by 53 basis points. Over the same period, the volume of average interest-bearing liabilities increased by $12.3 million, or 6.8%, while average rates paid stayed relatively the same. Accordingly, the interest rate spread decreased to 4.37% in 1998 from 4.85% in 1997. The net interest margin also decreased in 1998 to 5.59% from 5.15% in 1997.

  Average Balances, Interest Rates and Yields

    The following tables set forth certain information relating to PremierWest's consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, nonaccruing loans, if any, are included in the net loan category. The yields and costs include fees, premiums and discounts, which are considered adjustments to yield. The table does not reflect any effect of income taxes.

Average Balances and Average Rates Earned and Paid

    The following table shows average balances and interest income or interest expense, with the resulting average yield or rates by category of average earning asset or interest-bearing liability:

	Year-end December 31, 1999			Year-end December 31, 1998			Year-end December 31, 1997
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
	(dollars in thousands)
INTEREST-EARNING ASSETS:
Loans(1)(2)	$147,237	$14,470	9.83%	$144,091	$14,471	10.04%	$128,975	$14,025	10.87%
Investment securities
Taxable securities	68,345	4,355	6.37%	69,605	4,380	6.29%	71,428	4,681	6.55%
Non-taxable securities(1)	17,272	1,037	6.00%	11,857	738	6.22%	9,603	615	6.40%
Temporary investments	26,353	1,213	4.60%	11,981	618	5.16%	9,107	484	5.31%

Total interest earning assets	259,207	21,075	8.13%	237,534	20,207	8.51%	219,113	19,805	9.04%
Cash and due from banks	10,171			9,109			7,923
Allowance for loan losses	(2,968)			(2,077)			(1,591)
Other assets	12,159			8,704			7,964

Total assets	$278,569			$253,270			$233,409

INTEREST-BEARING LIABILITIES:
Interest-bearing checking and savings accounts	$113,300	$3,210	2.83%	$105,140	$3,207	3.05%	$103,931	$3,288	3.16%
Time deposits	69,426	3,469	5.00%	64,981	3,569	5.49%	49,084	2,711	5.52%
Term debt	26,488	1,401	5.29%	22,552	1,192	5.29%	27,384	1,556	5.68%

Total interest-bearing liabilities	209,214	8,080	3.86%	192,673	7,968	4.14%	180,399	7,555	4.19%
Noninterest-bearing deposits	38,968			32,093			27,901
Other liabilities	2,143			1,039			1,062

Total liabilities	250,325			225,805			209,362
Shareholders' equity	28,244			27,465			24,047

Total liabilities and shareholders' equity	$278,569			$253,270			$233,409

Net interest income(1)		$12,995			$12,239			$12,250

Net interest spread			4.27%			4.37%			4.85%
Average yield on earing assets(1)(2)			8.13%			8.51%			9.04%
Interest expense to earning assets			3.12%			3.35%			3.45%

Net interest income to earning assets(1)(2)			5.01%			5.15%			5.59%

(1)
Tax exempt income has been adjusted to a tax equivalent basis at a 34% effective rate.

(2)
Non-accrual loans of $4.1 million for 1999, $7.2 million for 1998 and $2.3 million for 1997 are included in the average balances.

  Rate/Volume Analysis

    The following tables analyze net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities, and changes in net interest income that are attributable to changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The table reflects the extent to which changes in interest income and changes in interest expense are attributable to changes in volume (changes in volume multiplied by the prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated equally.

Analysis of Changes in Interest Differential

    The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income resulting from changes in volumes and rates. Changes not due solely to volume or rate changes are allocated to rate.

	1999 Compared to 1998 Increase (Decrease)			1998 Compared to 1997 Increase (Decrease)
	Due to change in			Due to change in
			Net Change			Net Change
	Volume	Rate		Volume	Rate
	(in thousands)
INTEREST-EARNING ASSETS:
Loans	$315	$(316)	$(1)	$1,643	$(1,197)	$446
Investment securities:
Taxable securities	(79)	54	(25)	(119)	(182)	(301)
Non-taxable securities	337	(38)	299	144	(21)	123
Temporary investments	742	(147)	595	152	(18)	134

Total	1,315	(447)	868	1,820	(1,418)	402
INTEREST-BEARING LIABILITIES:
Interest-bearing checking and savings accounts	248	(245)	3	38	(119)	(81)
Time deposits	244	(344)	(100)	877	(19)	858
Term debt	208	1	209	(274)	(90)	(364)

Total	700	(588)	112	641	(228)	413

Net increase (decrease) in net interest income	$615	$141	$756	$1,179	$(1,190)	$(11)

  Loan Loss Provision

    The loan loss provision is based upon management's assessment of various relevant factors, including:

  •
  types and amounts of non-performing loans;

  •
  historical loss experience;

  •
  collectibility of collateral values and guaranties;

  •
  pending legal action for collection of loans and related guaranties; and

  •
  current economic conditions.

    The loan loss provision reflects management's judgment of the credit risk inherent in the loan portfolio. Although management believes the loan loss provision has been sufficient to maintain an adequate reserve for loan losses, there can be no assurance that actual loan losses will not exceed the amounts that have been charged to operations.

    September 30, 2000 Compared to September 30, 1999.  The loan loss provision during the nine-month period ended September 30, 2000, was $594,000 as compared to $485,000 for the same period in 1999. The Company had net charge-offs of $315,000 during the nine-month period ended September 30, 2000, compared to net charge-offs of $620,000 for 1999. The provision for loan losses was increased during the year because of the increase in loans. Offsetting this was the decrease in net charge-offs as a result of the impact of improved underwriting policies.

    1999 Compared to 1998.  The loan loss provision was $835,000 in 1999, compared to $1.7 million in 1998, a decrease of 51%. The change in the loan loss provision in 1999 was principally a result of new management's efforts to improve loan underwriting and loan collection discipline and to identify, monitor and resolve problem credits. Accordingly, there was an improvement in asset quality reflected by a decrease in non-performing loans from $4.9 million at the end of 1998 to $2.8 million at the end of 1999.

    1998 Compared to 1997.  The provision for loan losses was $1.7 million in 1998, compared to $1.9 million in 1997, a 9% decrease. Management's efforts as discussed above contributed to a decreased loan loss provision in 1998 even though average loans in 1998 increased by $3.1 million over 1997.

    The loan loss provision in 1999, 1998 and 1997 was primarily related to commercial loans that were past-due and not adequately collateralized. As a result, in 1998 and 1997 the company needed to allocate a larger portion of the reserve to commercial loans. Subsequently, a portion of these loans was charged-off. Since late 1998, management has required adherence to stringent loan policies and procedures and may require real estate to serve as additional commercial loan collateral, reducing credit risk and, as a consequence, reducing the need for additional reserve allocations for commercial loans.

  Noninterest Income

    September 30, 2000 Compared to September 30, 1999.  Noninterest income held fairly steady at $1.5 million for the nine months ended September 30, 2000, as compared to the same period in 1999.

    1999 Compared to 1998.  Total noninterest income was $2.1 million in 1999, a decrease of 3.8% from 1998. The principal change was a $372,000 decrease in gains on sale of investment securities.

    As a result of liquidity needs in 1998 and a stable interest rate environment, the company sold approximately $26.6 million of available-for-sale securities and recognized a $379,000 gain. Due to a rising interest rate market in 1999 and the consequential unrealized losses on securities available-for-sale, only $1.5 million in securities were sold in 1999.

    1998 Compared to 1997.  Total noninterest income was $2,2 million in 1998, an increase of 42.7%, over 1997. The increase was attributable principally to gains on sales of investment securities as described above.

    Transaction deposit accounts and related service charges concurrently increased about 8% on an annual basis in 1999, 1998 and 1997. In general, management prices deposits at rates competitive with rates offered by the leading commercial banks in PremierWest's market area, which tend to be somewhat lower than rates offered by thrift institutions and credit unions. The company generally has not imposed service charges and fees, to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, PremierWest has not adopted an aggressive fee structure. Deposit growth has been generated by developing strong customer relationships and cross-selling deposit relationships to loan customers, and to a lesser extent from new branch offices opened in 1999. Management intends to continue promoting demand deposit products, particularly noninterest bearing deposit products, in order to obtain additional interest-free lendable funds.

  Noninterest Expense

    September 30, 2000 Compared to September 30, 1999.  Noninterest expense increased to $10.0 million, including $948,000 of one-time merger and data conversion costs discussed above, for the nine months ended September 30, 2000, as compared to $8.4 million for the same period in 1999. Excluding the merger and data conversion costs and again for comparative purposes, noninterest expense increased by $269,000 for the nine months ended September 30, 2000, as compared to September 30, 1999. Salaries and employee benefits increased $250,000 with the increase in full-time employees supporting the high level of customer service and the greater volume of Company operations. Occupancy and equipment expenses increased $210,000 for the nine months ended September 30, 2000, as compared to the same period in 1999. This increase was attributed to costs associated with the new administration and loan production facility that opened in December 1999 and additional computer and phone equipment. While the size of the Company's operations expanded, costs in other noninterest expense have also increased though to a lesser degree. Management of the Company continually reviews areas to reduce duplication of operational processes in an effort to reduce other noninterest expenses.

    1999 Compared to 1998.  Total noninterest expense increased $2.5 million or 27.4% in 1999 from 1998. The largest component of noninterest expense was salaries and employee benefits, which increased 35.5%. This increase was the result of the overall growth of the company, two new branch offices opened in 1999 and an increase in management and staff personnel and related benefits. Fees for professional services decreased by 1.6%, due principally to lower legal fees associated with the reduction of collection efforts needed on problem loans. Occupancy and equipment costs increased by 20% as a result of added capital expenditures, such as bank proof and optical reading equipment, computers, upgraded software, ATM machines and two new full service branch offices. Advertising costs increased by 161% in order to adequately market new products and promote growth in the customer base. Other noninterest expenses increased in 1999 as compared to 1998 primarily due to the general overall growth of the company.

    1998 Compared to 1997.  Total noninterest expense in 1998 increased by $1.4 million, or 18.8% over 1997. The larger components of noninterest expense included salary and employee benefits, which increased $341,000, or 7.8%. The increase in salary and employee benefits was due principally to hiring a new management team in mid-year, increases in staff, higher insurance benefit costs and normal merit raises. Professional fees increased $156,000, or 57%, in 1998, with additional legal expense incurred in connection with the collection of problem loans and the holding company reorganization process begun in 1998. Occupancy and equipment expense increased $323,000, or 33%, in 1998 primarily due to purchase of an initial phase of equipment and additional maintenance costs. Other noninterest expenses increased in 1998 due primarily to the general overall growth of the Bank.

  Provision For Income Taxes

    September 30, 2000 Compared to September 30, 1999.  In accordance with provisions of the IRC and as discussed above, a significant portion of merger costs is not deductible for income tax purposes. As a result, the company's taxable income resulted in an estimated $915,000 (an effective tax rate of 43%) in federal and state income taxes for the nine-month period ended September 30, 2000. This compares to an effective tax rate of 31% for the nine-month period ended September 30, 1999.

    The provision for income taxes fluctuated in 1999, 1998 and 1997 primarily due to the changing level of pre-tax income.

Financial Condition

    Total assets at September 30, 2000, increased 12% to over $331 million since December 31, 1999, with growth in customer deposits of 20%, or over $46 million. The growth in customer deposits, $4.4 million in maturities of investment securities and the sale of $3.5 million in Federal Home Loan Bank (FHLB) and Federal Reserve Bank Stock was used to increase loans by $48 million and reduce FHLB borrowing of $10.5 million during the nine months ended September 30, 2000.

    PremierWest's total assets at December 31, 1999 were $296.7 million, compared to $264.8 million at December 31, 1998. Cash and cash equivalents decreased by $22.5 million, investment securities available-for-sale increased by $19.8 million, net loans increased by $31.6 million and premises and equipment, net, increased by $3.7 million, in 1999 as compared to 1998. As of December 31, 1999 the Company had decreased its interest-bearing deposits with FHLB and sold its federal funds to invest in one- and two-year callable U.S. Government Agency securities maturing in 3 to 5 years. Although loans increased by 22.6% in 1999, management seeks to reduce concentrations of credit in construction real estate loans and this has somewhat slowed loan growth.

    Premises and equipment, net of depreciation, increased in 1999 primarily due to new administrative offices purchased in December 1999, and two new branches in Central Point and Medford, Oregon, both opened in March 1999. Other capital expenditures in 1999 included computer equipment acquired to upgrade banking technology and prepare for the Y2K date conversion.

    Asset growth in 1999 was primarily funded by a $15.6 million, or 7.3%, increase in customer deposits. Specifically, noninterest bearing demand deposits increased $7.3 million, or 20%, at December 31, 1999 as compared to December 31, 1998.

Investment Portfolio

    Investment securities provide a return on residual funds after lending activities. Investments may be in interest-bearing deposits, U.S. Government and agency obligations, state and local government obligations and government-guaranteed, mortgage-backed securities. PremierWest generally does not invest in securities that are rated less than investment grade by a nationally recognized statistical rating organization. A goal of the bank's investment policy is to limit interest-rate risk.

    All securities-related activity is reported to the Board of Directors. Board review and approval are required for general changes in investment strategy. Senior management can purchase and sell securities in accordance with PremierWest's stated investment policy.

    Management determines the appropriate classification of securities at the time of purchase. If management has the intent and PremierWest has the ability at the time of purchase to hold a security until maturity or on a long-term basis, the security is classified as held-to-maturity and is reflected on the balance sheet at historical cost. Securities to be held for indefinite periods and not intended to be held to maturity or on a long-term basis are classified as available-for-sale. Available-for-sale securities are reflected on the balance sheet at their market value.

    The following table sets forth the estimated market value of PremierWest's investment portfolio at the dates indicated.

	December 31,
(in thousands)	1999	1998
INVESTMENT SECURITIES AVAILABLE-FOR-SALE:
Obligations of U.S. Government agencies	$39,912	$12,417
U.S. Treasury securities	—	2,379
Collateralized mortgage obligations and mortgage-backed securities	24,109	31,651
Obligations of states and political subdivisions	16,880	13,961
Equity securities	1,448	2,190

	$82,349	$62,598

    The contractual maturity of investment securities at December 31, 1999 is shown below. Expected maturities of investment securities could differ from contractual maturities because the borrower, or issuer, may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 1999	Amortized Cost	Fair Value
	(in thousands)
U.S. TREASURIES AND AGENCIES:
Due in one year or less	$2,819	$2,799
Due from one year to five years	49,297	47,907
Due from five to ten years	29,893	28,470
Due after ten years	1,810	1,725
Equity securities	1,448	1,448

Total	$85,267	$82,349

    PremierWest sold its U.S. Government securities, U.S. Government agency securities and Oregon municipal securities in 1998, resulting in a net realized gain of $379,000. PremierWest had only $1.5 million in securities sales in 1999. Government securities may be pledged from time-to-time to secure public deposits. At December 31, 1999, $2.9 million of government securities classified as available-for-sale were pledged to secure public deposits.

    As of December 31, 1999, PremierWest also held 48,180 shares of $100 par value Federal Home Loan Bank of Seattle stock, which are restricted securities. FHLB stock represents an equity interest in the FHLB, but it does not have a readily determinable market value. The stock can be sold at its par value only, and only to the FHLB or to another member institution. Member institutions are required to maintain a minimum stock investment in the FHLB, based on total assets, total mortgages and total mortgage-backed securities.

    From time to time PremierWest also holds government securities purchased under agreements to resell substantially identical securities. Securities purchased under agreements to resell, or "fed funds," represent short-term loans and are reflected as a receivable on the balance sheet. All securities purchased under agreements to resell that were outstanding on December 31, 1999, 1998 and 1997 matured overnight. Securities purchased under agreements to resell averaged $2 million in 1999, $1.4 million in 1998 and $599,380 in 1997. The maximum amount outstanding at any month end in those years was $5 million in 1999, $6,5 million in 1998 and $1.1 million in 1997.

Loan Portfolio

    The following tables sets forth the composition of the loan portfolio in dollar amounts and in percentages at September 30, 2000 and December 31, 1999 and 1998.

	September 30, 2000		December 31, 1999		December 31, 1998
(in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial	$38,029	17.1%	$31,516	18.0%	$41,298	28.8%
Real estate construction	46,683	21.1%	34,843	19.9%	29,794	20.8%
Real estate mortgage	110,301	49.8%	97,620	55.8%	62,795	43.9%
Real estate commercial mortgage	24,905	11.2%	9,009	5.1%	8,679	6.1%
Consumer and other	1,705	0.8%	1,992	1.2%	582	0.4%

Total	$221,623	100.0%	$174,980	100.0%	$143,148	100.0%

    The following table presents maturity information for the loan portfolio at December 31, 1999. The table does not include prepayments or scheduled principal repayments.

(in thousands)	Within One Year*	One to Five Years	After Five Years	Total
LOAN MATURITIES
Commercial	$19,704	$8,396	$3,416	$31,516
Real estate—construction	24,062	5,017	5,764	34,843
Real estate—other	26,491	28,997	42,132	97,620
Consumer installment	1,998	5,190	1,821	9,009
Other	837	558	597	1,992

Total	$73,092	$48,158	$53,730	$174,980

ADJUSTABLE-RATE LOAN REPRICINGS
Commercial	$11,620	$18,661	$30,281
Real estate—construction	18,320	14,085	32,405
Real estate—other	38,568	49,514	88,082
Consumer installment	4,915	3,134	8,049
Other	1,992	—	1,992

Total	$75,415	$85,394	$160,809

    Loans due on demand and overdrafts are included in the amount due in one year or less. PremierWest has no loans without a stated schedule of repayment or a stated maturity.

    At December 31, 1999, commercial loans that were more than 90 days delinquent or nonaccruing totaled $1.7 million in aggregate outstanding balances, or 5.5% of the commercial loan portfolio. At December 31, 1999, real estate loans that were more than 90 days delinquent or nonaccruing totaled $88,000 in aggregate outstanding balances.

    At December 31, 1999, real estate construction loans with outstanding balances more than 90 days delinquent or nonaccruing amounted to $996,000 or 2.9% of the real estate construction loan portfolio.

    At December 31, 1999, PremierWest had approximately $9 million in its consumer installment loan portfolio, representing 5% of total loans. Installment loans totaling approximately $8,000 were over 90 days delinquent or nonaccruing on that date.

  Non-performing Loans

    A loan is considered by PremierWest to be non-performing when it is 90 days or more delinquent or, if sooner, when the bank has determined that repayment of the loan in full is unlikely. Generally, unless loan collateral is a one- to four-family residential dwelling, interest accrual ceases in 90 days (but no later than the date of acquisition by foreclosure, voluntary deed or other means) and the loan is classified as non-performing. A loan placed on nonaccrual status may or may not be contractually past due at the time the determination is made to place the loan on nonaccrual status, and it may or may not be secured. When a loan is placed on nonaccrual status, it is the bank's policy to reverse interest previously accrued but uncollected and charge it against current income. Interest later collected on the nonaccrual loan is credited to loan principal if, in management's opinion, full collectibility of principal is doubtful.

    When the bank acquires real estate through foreclosure, voluntary deed, or similar means, it is classified as "other real estate owned" until it is sold. On December 31, 1999, other real estate owned amounted to $1.2 million. When property is acquired in this manner, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition) or fair value. Any resulting write-down is charged to expense. All costs incurred from the date of acquisition to maintain the property are expensed. "Other real estate owned" is appraised during the foreclosure process, before acquisition. Losses are recognized for the amount by which the book value of the related mortgage loan exceeds the estimated net realizable value of the property.

    Certain potential problem loans that management believes are adequately secured and for which no material loss is expected are not categorized as non-performing loans. Loans of this type are considered problem loans because certain circumstances known to management could cause the borrowers to be unable to comply with the existing loan repayment terms at some future date. At December 31, 1999 potential problem loans totaled approximately $2.8 million. PremierWest had nonaccrual loans of $2.77 million at December 31, 1999, and $5.0 million at December 31, 1998. Interest income that would have been recognized on nonaccrual loans if such loans had performed in accordance with contractual terms totaled $410,000 for the year ended December 31,1999 and $720,000 for the year ended December 31, 1998. Interest income recognized on such loans during all of the periods was insignificant.

    The following table summarizes non-performing assets by category:

	Years Ended December 31,
(in thousands)	1999	1998	1997	1996	1995
Loans on non-accrual status	$2,774	$5,003	$2,246	$212	$6
Loans past due greater than 90 days but not on non-accrual status	123	200	1,903	530	2,507
Other real estate owned	1,209	73	257	—	69

Total non-performing assets	$4,106	$5,276	$4,406	$742	$2,582

Percentage of non-performing loans to total loans	2.3%	3.7%	3.2%	0.6%	2.2%

Allowance for Loan Losses

    Impaired loans include all nonaccrual and restructured commercial and real estate loans. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial interest rate, the fair value of the collateral of an impaired collateral-dependent loan or an observable market price. Interest income on impaired loans is recognized on a cash-basis method. The investment in loans for which impairment had been recognized totaled $4.1 million as of December 31,

1999 and $7.3 million as of December 31, 1998. At December 31, 1999, the total reserve for loan losses related to impaired loans was $836,000.

  Reserve For Loan Losses

    The loan loss provision represents a charge to earnings for maintaining the reserve for loan losses at a level management believes is adequate. The provision charged to operating expense is based on loan loss experience and other factors that, in management's judgment, should be recognized to estimate losses. Management monitors the loan portfolio to ensure that the reserve for loan losses remains adequate to absorb losses identified by the portfolio review process, including loans on nonaccrual status and current loans whose repayment according to the loan's repayment plan is considered by management to be in serious doubt. PremierWest takes into account loan growth and the level of delinquent and non-performing loans in its review of the portfolio, considering also such external factors as current economic conditions in the primary market area, collectibility of collateral values and guaranties and the current status of legal action for collection of loans and related guaranties.

    PremierWest's reserve for loan losses totaled $3.1 million at December 31, 1999 and $2.8 million at December 31, 1998, representing 1.76% of total loans at December 31, 1999 and 1.98% of total loans at December 31, 1998. The loan loss reserve represented 75% of non-performing loans at December 31, 1999 and 54% of non-performing loans at December 31, 1998. Although management believes that it uses the best information available in providing for estimated loan losses and believes that the reserve was adequate at December 31, 1999, future adjustments could be necessary and net earnings could be negatively affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

    The amount of the reserve for loan losses is based on a variety of factors, including:

  •
  analysis of risks inherent in the various segments the loan portfolio;

  •
  management's assessment of known or potential problem credits have come to management's attention during the ongoing review of credit quality;

  •
  estimates of the value of underlying collateral and guaranties;

  •
  legal representation regarding the potential outcome of pending actions for collection of loans and related guaranties;

  •
  historical loss experience; and

  •
  current economic conditions and other factors.

    If actual circumstances and losses differ substantially from management's assumptions and estimates, the reserve for loan losses might not be sufficient to absorb all future losses. Net earnings would be adversely affected if that occurred. Loan loss estimates are reviewed periodically. Adjustments, if any, are reported in earnings in the period in which they become known. In addition, PremierWest maintains a portion of the loan loss reserve to cover inherent losses that have not been specifically identified.

    Although management believes that it uses the best information available to make such determinations and that the reserve for loan losses was adequate at December 31, 1999, future adjustments could be necessary if circumstances or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the local Oregon economy and employment could result in increased levels of non-performing assets and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of the examination process bank regulatory agencies periodically review PremierWest's reserve for loan losses. The banking agencies could require the recognition of additions to the loan loss reserve based on their judgment of information available to them at the time of their examination.

    The following is a summary of PremierWest's loan loss experience and selected ratios for the periods presented.

	Years Ended December 31,
(in thousands)	1999	1998
Loans outstanding at end of year	$174,980	$143,148

Average loans outstanding	$147,237	$144,091

Allowance for loan losses, beginning of year	$2,832	$1,569
Loans charged off:
Commercial	(726)	(452)
Real estate	(34)	(98)
Consumer	(74)	(72)

Total loans charged off	(834)	(622)

Recoveries:
Commercial	63	168
Real estate	167	—
Consumer	12	15

Total recoveries	242	183

Net loans (charged off) recovered	(592)	(439)
Provision charged to income	835	1,702

Allowance for loan losses, end of year	$3,075	$2,832

Ratio of net loans charged off to average loans outstanding	(0.40)%	(0.30)%

Ratio of allowance for loan losses to ending total loans	1.76%	1.98%

    The following table shows the allocation of PremierWest's reserve for loan losses by category and the percent of loans in each category to total loans at the dates indicated. The bank allocates its reserve for loan losses to each loan classification based on relative risk characteristics. Specific allocations represent estimated losses that are due to current credit circumstances and other available information. Unallocated portions of the reserve are intended to compensate for the subjective nature of the determination of losses inherent in the overall loan portfolio. Because the total loan loss reserve is a valuation reserve applicable to the entire loan portfolio, the portion of the reserve allocated to each loan category does not represent the total available for future losses that may occur within that loan category.

	At December 31,
	1999		1998		1997
(in thousands)	Amount	Percentage of Total Loans	Amount	Percentage of Total Loans	Amount	Percentage of Total Loans
Type of Loan:
Commercial	$1,112	18.0%	$1,421	28.8%	$471	26.9%
Real estate construction	657	19.9%	472	20.8%	445	23.0%
Real Estate—other	1,050	60.9%	731	50.0%	439	43.9%
Installment	97	1.2%	97	0.4%	101	6.2%
Unallocated	159	0.0%	111	0.0%	114	0.0%

Total	$3,075	100.0%	$2,832	100.0%	$1,570	100.0%

    As of December 31, 1999, PremierWest's specific allocation of its reserve for loan losses for commercial and real estate construction loans related primarily to loans on nonaccrual status. Specific allocation of loan loss reserves for other real estate loans relates to loans for which management believes the borrower might be unable to comply with loan repayment terms (even though the loans are not in nonaccrual status) and for which supporting collateral might not be adequate to recover loan amounts if foreclosure and subsequent sale of collateral become necessary.

    The borrowers on a $1.2 million commercial loan made by PremierWest became insolvent in early 1998. The entire amount of the debt was personally guaranteed by another individual. PremierWest has seeked and prevailed to enforce the guaranty in state court. PremierWest believes that the individual has sufficient assets to pay the debt; however no assurance can be given that it will be paid. Management uses the best information available in reserving for loan losses and believes that the reserve for loan losses is adequate at December 31, 1999. Future adjustments, however, may be necessary and net earnings could be negatively affected if circumstances differ substantially from the assumptions used in making the initial determinations.

Deposits

    Deposit accounts are the primary source of funds. PremierWest offers a number of deposit products to attract both commercial and regular consumer checking and savings customers, including regular and money market savings accounts, NOW accounts, and a variety of fixed-maturity, fixed-rate certificates with maturities ranging from seven days to 60 months. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities. The bank also provides travelers checks, official checks, money orders, ATM services and IRA accounts. PremierWest does not solicit or accept brokered deposits.

    The distribution of deposit accounts by type and rate is set forth in the following tables as of the indicated dates.

	Years ended December 31,
	1999			1998			1997
(in thousands)	Average Balance	Interest Expense	Average Rate	Average Balance	Interest Expense	Average Rate	Average Balance	Interest Expense	Average Rate
LIABILITIES
Interest-bearing checking & savings	$113,300	$3,210	2.83%	$105,140	$3,207	3.05%	$103,931	$3,289	3.16%
Time deposits	69,426	3,469	5.00%	64,981	3,569	5.49%	49,084	2,710	5.52%
Borrowed funds	26,488	1,401	5.29%	22,552	1,192	5.29%	27,384	1,556	5.68%

Total interest-bearing liabilities	209,214	$8,080	3.86%	192,673	$7,968	4.14%	180,399	$7,555	4.19%

Non-interest-bearing liabilities	41,111			33,132			28,963

Total liabilities	$250,325			$225,805			$209,362

    The following table sets forth the amount of time deposits as of December 31, 1999, including certificates of deposit, by time remaining until maturity.

	At December 31, 1999
	Time Deposits of $100,000 or More		All Other Time Deposits
(in thousands)	Amount	Percentage	Amount	Percentage
Time Remaining to Maturity:
Three months or less	$7,863	41.7%	$19,385	37.4%
Over three months through 12 months	7,519	39.9%	22,274	43.0%
Over 12 months	3,478	18.4%	10,118	19.6%

Total	$18,860	100.0%	$51,777	100.0%

Capital Resources

    Shareholders' equity was $30.7 million at September 30, 2000, an increase of $2.5 million or 8.7% from December 31, 1999. As of September 30, 2000, PremierWest was in compliance with applicable regulatory capital requirements, as shown in the following table.

	Actual	Minimum to be "well capitalized"	Minimumto be "adequately capitalized"
Total Risk-Based Capital Ratio	12.22%	10.00%	8.00%
Tier 1 Risk-Base Capital Ratio	10.98%	6.00%	4.00%
Leverage Ratio	9.04%	5.00%	4.00%

    PremierWest has a line of credit with the Federal Home Loan Bank of Seattle, which allows the Bank to borrow from the FHLB in an amount up to 15% of PremierWest's total assets. Interest and principal are payable monthly, and the line of credit is secured by a blanket pledge collateral agreement. PremierWest also has established a secured credit line through the discount window with the Federal Reserve Bank of San Francisco. At September 30, 2000, the bank had $6.9 million FHLB borrowings outstanding.

Liquidity

    Liquidity enables PremierWest to meet withdrawals of its deposits and borrowing needs of its loan customers. PremierWest maintains its liquidity position through maintenance of cash resources and the stability of its core deposit base. Liquidity has been relatively stable and adequate over its history.

Short-term deposits, however, have grown while excess cash was invested on a short-term basis into federal funds sold and interest-earning deposits with the FHLB. As of September 30, 2000, PremierWest had $6.6 million in federal funds sold.

    At September 30, 2000, certificates of deposit represented 34% of total deposits, while demand deposit accounts, or checking accounts represented 16%, and savings accounts and interest-bearing demand accounts represented 50%. Management believes that the bank will have sufficient sources of funds to meet the liquidity needs relating to deposit and savings accounts and maturing certificates of deposit for the next fiscal year.

    A further source of liquidity is PremierWest's ability to borrow funds by maintaining a secured line-of-credit with the FHLB up to 15% of the Bank's total assets. As of September 30, 2000, $6.9 million had been advanced in long-term borrowings from the FHLB against PremierWest credit line. Other borrowings of approximately $15.3 million relate mostly to repurchase agreements for customer overnight sweep accounts. The cost of these funds is approximately 5.30%. PremierWest also has established secured credit lines of approximately $18.5 million through certain correspondent banks and the discount window with the Federal Reserve Bank of San Francisco.

    At September 30, 2000, PremierWest had approximately $40 million in outstanding commitments to extend credit for newly approval loans and available funds for construction projects. Under the terms of such commitments, completion of specified project benchmarks must be certified before funds may be drawn. In addition, it is anticipated that a portion of other commitments will expire or terminate without funding. Management believes that PremierWest's available resources will be sufficient to fund these commitments in the normal course of business.

Asset/Liability Management; Sensitivity To Changes In Interest Rates

    Like other financial institutions, PremierWest is subject to interest rate risk. Interest-earning assets could mature or reprice more rapidly than, or on a different basis from, interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining interest rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates. Interest rate sensitivity, or interest rate risk, relates to the effect of changing interest rates on net interest income. Interest-earning assets with interest rates tied to the prime rate for example, or that mature in relatively short periods of time, are considered interest-rate sensitive. Interest-bearing liabilities with interest rates that can be repriced in a discretionary manner, or that mature in relatively short periods of time, are also considered interest-rate sensitive. The differences between interest-sensitive assets and interest-sensitive liabilities over various time horizons are commonly referred to as sensitivity gaps. As interest rates change, the sensitivity gap will have either a favorable effect or an adverse effect on net interest income. A negative gap—with liabilities repricing more rapidly than assets—generally should have a favorable effect when interest rates are falling, and an adverse effect when rates are rising. A positive gap—with assets repricing more rapidly than liabilities—generally should have the opposite effect: an adverse effect when rates are falling and a favorable effect when rates are rising.

    PremierWest monitors its interest rate sensitivity position and attempts to limit exposure to interest rate risk. The company strives to maintain the one-year cumulative, interest-rate sensitivity gap within a range of negative 25% to positive 25%. As the table below illustrates, the one-year gap was within this range as of December 31, 1999, with a positive one-year gap of 18%.

    Interest rate sensitivity—Static gap basis.  The following table illustrates the maturities or repricing of PremierWest's assets and liabilities at December 31, 1999, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated

schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate, taking into account, among other things, the proposed policy statement issued by federal bank regulators on August 4, 1995.

	BY REPRICING INTERVAL
December 31, 1999 (in thousands)	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
ASSETS
Interest-earning assets
Federal funds sold and interest-earning deposits in other bank	$8,275	$—	$—	$—	$8,275
Securities available-for-sale	4,042	4,521	50,962	28,424	87,949
Loans	52,742	53,988	46,472	21,293	174,495

Total	$65,059	$58,509	$97,434	$49,717	$270,719

LIABILITIES
Interest-bearing liabilities
Interest-bearing checking and savings	9,526	32,919	59,169	13,705	115,319
Time deposits	26,485	30,496	13,656	—	70,637
Borrwings	28,714	353	4,397	3,142	36,606

Total	$64,725	$63,768	$77,222	$16,847	$222,562

Interest rate sensitivity gap	334	(5,259)	20,212	32,870	48,157
Cumulative	$334	$(4,925)	$15,287	$48,157	$48,157

Cumulative gap as a % of earning assets	0.5%	(8.4)%	15.7%	96.9%	17.8%

(1)
For purposes of the gap analysis, loans are not reduced by the allowance for loan losses and non-performing loans.

(2)
For purposes of the gap analysis, premiums, unearned discounts and deferred loan fees are excluded.

    This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based upon assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals after a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish after an interest rate increase. Therefore, the gap table above does not and cannot necessarily indicate the actual future impact of general interest movements on net interest income.

    In addition to a static gap analysis of interest rate sensitivity, PremierWest also attempts to monitor interest rate risk from the perspective of changes in the economic value of equity, also referred to as net portfolio value (NPV), and changes in net interest income. Changes to the NPV and net interest income are simulated using instant and permanent rate shocks of plus and minus 200 basis points, in increments of 100 basis points. These results are then compared to prior periods to determine the effect of previously implemented strategies. If estimated changes to NPV or net interest income are not within acceptable limits, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within acceptable limits. The NPV calculations are based on the net present value of discounted cash flows, using market prepayment assumptions and market rates of interest for each asset and liability product type based on its characteristics. The theoretical projected change in NPV and net interest income over a 12-month period under each of the instantaneous and permanent rate shocks have been calculated by PremierWest using computer simulation.

    PremierWest's simulation analysis forecasts net interest income and earnings given unchanged interest rates (stable rate scenario). The model then estimates a percentage change from the stable rate scenario under scenarios of rising and falling market interest rates over various time horizons. The simulation model based on September 30, 2000 data, estimates that if a decline of 200 basis points occurs, earnings could be favorably affected up to approximately 2.4%, while a similar increase in market rates would also have a favorable impact of approximately 1.2%. Because of uncertainties about customer behavior, refinance activity, absolute and relative loan and deposit pricing levels, competitor pricing and market behavior, product volumes and mix, and other unexpected changes in economic events affecting movements and volatility in market rates, there can be no assurance that simulation results are reliable indicators of earnings under such conditions.

	Increase (decrease) in Net Interest	Net Interest Margin 2000	Return on Equity
Current prime rate is 9.50%	$—	5.14%	10.16%
PRIME RATE INCREASE OF:
2% TO 11.50%	$50,000	5.16%	10.29%
1% TO 10.50%	$114,000	5.18%	10.29%
PRIME RATE DECREASE OF:
2% TO 7.50%	$98,000	5.17%	10.40%
1% TO 8.50%	$(100,000)	5.11%	9.92%

    It is PremierWest's policy to manage interest rate risk to maximize long-term profitability under the range of likely interest-rate scenarios.

Information About Timberline

Introduction

    Timberline Bancshares, Inc. ("Timberline") was incorporated as a California corporation on July 1, 1991 for the purpose of becoming a bank holding company of Timberline Community Bank, a California state-chartered banking corporation that commenced operations in Siskiyou County in June 1980. Timberline's sole subsidiary is the bank and its only business activities are the commercial banking activities engaged in through the bank.

    Timberline Community Bank is the second largest community bank based in Siskiyou County, currently operating 8 branches, 2 ATMs, and a loan production office. All of the bank's branches and ATMs are located in Siskiyou County, California; the loan production office is located in Medford, Oregon. Timberline's executive offices are located in Yreka, California.

    The bank has enjoyed success by emphasizing the advantages of doing business with a locally owned, independent institution attuned to the particular needs of the community. The bank focuses on providing traditional banking products to consumers and small and medium sized businesses and professionals. The return on equity has consistently exceeded 10% over the last four years. Timberline has paid cash dividends to shareholders for the past 5 years.

    In recent years the bank has developed a 24-hour banking system, electronic deposit capabilities, and a debit card product. The bank and its employees take pride in connecting with the local community and having a visible local presence through participation and leadership in numerous local organizations and charities. The bank is also looking to continue offering new products, such as internet banking to consumer and commercial clients.

Products and Services

    Timberline Community Bank strives to provide excellent customer service as well as products designed to meet the needs of its customers. The bank offers operating lines of credit and commercial real estate and real estate construction loan products to local professionals and small and medium sized businesses. The bank broadened its commercial loan base by opening a loan production office in southern Oregon and participating in a number of loans originated by Oregon state banks.

    As of September 30, 2000, the bank had approximately $59.9 million in loans, primarily, commercial loans.

    Timberline Community Bank's consumer banking business includes checking and savings deposit products, money market accounts and certificates of deposit. The bank offers consumer loan products that include mortgage loans and installment loans.

    As of September 30, 2000, the bank had approximately $87.5 million in deposits, primarily consumer deposits.

Market Area

    Timberline Community Bank's primary market area and the source of most of its loans and deposits is in Siskiyou County, California, a sparsely populated but geographically large county on the northern border of California. The small population base and lack of economic growth has limited loan demand. Consequently, the bank seeks to participate in loans originated outside its normal lending area including in southern Oregon through its loan production office.

    The bank seeks to solidify its market share in Siskiyou County with personal service and a community-oriented approach. The bank's long term strategy has been to explore opportunities to tap into a broader lending base either through increased loan participations or growth into nearby markets.

Properties

    Timberline conducts its business through its main office in Yreka, California and branches in:

  •
  Greenview

  •
  Weed

  •
  McCloud

  •
  Dunsmuir

  •
  Dorris

  •
  Tulelake

  •
  Mt. Shasta

    The bank has an ATM at the main office and the Tulelake branch. Timberline owns all of its facilities except the loan production office in Medford, Oregon and the Mt. Shasta branch.

Employees

    At September 30, 2000, Timberline had 65 full-time equivalent employees. None of Timberline's employees are subject to a collective bargaining agreement and the company considers its relationships with its employees to be good.

Security Ownership of Timberline Management and Others

    The following table sets forth the shares of Timberline common stock beneficially owned as of February 1, 2001, by each director and executive officer of Timberline, and all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Class
Stephen P. Bradley	16,320	(1),(2)	1.6%
Gerald J. Collins	73,866	(1),(3)	7.3%
Richard S. Day	23,200	(1),(4)	2.3%
Norman E. Fiock	95,024	(1),(5)	9.3%
Don L. Hilton	82,734	(1),(6)	8.1%
John A. Linton	20,500	(7),(8)	2.0%
Robert J. Youngs	81,264	(1),(9)	8.0%
David Kaiser	10,172	(1)	1.0%
All Directors and Executive Officers (8 persons)	403,854	(10)	36.8%

*
Less than 1.0%

(1)
Includes 10,000 shares which could be acquired within 60 days by exercise of stock options.

(2)
Includes 6,320 shares which Mr. Bradley has shared voting and investment powers.

(3)
Mr. Collins' address is c/o Timberline Bank, 123 N. Main St., Yreka, Calif., 96097.

(4)
Includes 12,800 shares which Mr. Day has shared voting and investment powers.

(5)
Includes 8,050 shares which Mr. Fiock has shared voting and investment powers. Mr. Fiock's address is c/o Timberline Bank, 123 N. Main St., Yreka, Calif., 96097.

(6)
Includes 32,888 shares which Mr. Hilton has shared voting and investment powers. 1,500 shares owned by adult children. Mr. Hilton's address is c/o Timberline Bank, 123 N. Main St., Yreka, Calif., 96097.

(7)
Includes 20,000 shares which could be acquired within 60 days by exercise of stock options.

(8)
Includes 500 shares which Mr. Linton has shared voting and investment powers.

(9)
Includes 71,364 shares which Mr. Youngs has shared voting and investment powers. Mr. Youngs' address is c/o Timberline Bank, 123 N. Main St., Yreka, Calif., 96097.

(10)
Includes 90,000 shares which could be acquired within 60 days by exercise of stock options.

Transactions with Management

    The bank has had in the ordinary course of business, and expects to have in the future, banking transactions with its directors, officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders. The transactions were made in compliance with all applicable laws, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. The amount of loans outstanding to directors, executive officers, and companies with which they are associated was $830,280 at December 12, 2000, an amount equal to approximately 9.72% of the bank's capital.

Timberline Management's Discussion and Analysis

    Timberline's only subsidiary is Timberline Community Bank. Timberline has no significant operations independent of Timberline Community Bank and the discussion below refers to the bank, although the tables and financial schedules will reflect Timberline's results of operations.

Net Income

    Net income for the nine-month periods ended September 30, 2000 and 1999.  Net income for the nine months ended September 30, 2000, increased from $579 thousand to $733 thousand, or a 26% increase compared to the same period last year. On a per share basis, earnings increased from $0.58 to $0.73.

    Net Income for the Years Ended December 31, 1999, and 1998.  Net income in 1999 totaled $809,000, or $0.80 on a per share basis. In 1998, net income totaled $919,000, or $0.91 earnings per share.

Net Interest Income

    The primary component of earnings for financial institutions is net interest income. Net interest income is the difference between interest income from interest-earning assets such as loans and investments and interest expense incurred on interest-bearing liabilities such as deposits and borrowed funds.

    Net Interest Income for the Nine-Month Periods Ended September 30, 2000, and 1999. Net interest income increased slightly from $3.2 million to $3.4 million when comparing the nine months ended September 30, 1999, and 2000. Net interest income is greater as a result of recent increases in the prime rate and interest earned on loans coupled with a slower increase in interest expense on deposits.

    Net Interest Income for the Years Ended December 31, 1999, and 1998.  The bank experienced a slight decrease in average yield on interest earning assets during 1999 of 0.04%, reflecting the low interest rates in effect for most of that year. The bank's earning assets included more lower yielding available-for-sale securities than during 1998. Despite an increase in loans, the yield on loans was much lower decreasing from 10.32% to 8.74%. At the same time, however, the cost of interest-bearing liabilities declined from 3.53% to 3.32%.

Average Balances & Average Rates Earned And Paid

    The following table shows average balances and interest income or interest expense, with the resulting average yield or rates by category of average earning asset or interest-bearing liability:

	Year Ended December 31,
	1999			1998			1997
(in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets
Federal funds sold	$5,563	$251	4.51%	$13,154	$674	5.12%	$11,205	$586	5.23%
Held-to-maturity securities	4,091	161	3.94%	6,668	335	5.02%	8,487	426	5.02%
Available-for-sale securities(1)	16,949	951	5.61%	12,017	749	6.23%	11,193	716	6.40%
Loans(2)	54,449	5,076	9.32%	48,329	4,596	9.51%	42,391	4,325	10.20%

Total earning assets	81,052	6,439	7.94%	80,168	6,354	7.93%	73,276	6,053	8.26%
Cash and due from banks	6,424			4,840			4,629
Pemises and equipment	2,414			2,477			2,266
Other assets	3,132			2,397			2,414
Less: Loan loss reserve	393			386			476

Total assets	$93,415			$90,268			$83,061

Interest-bearing liabilities
Demand	$10,902	$153	1.40%	$11,841	$209	1.77%	$11,060	$205	1.85%
Federal funds purchased	325	—	—
Savings	30,874	962	3.12%	30,897	1,018	3.29%	32,862	1,100	3.35%
Time	24,668	1,122	4.55%	22,680	1,170	5.16%	15,656	796	5.08%

Total interest-bearing deposits	66,769	2,237	3.35%	65,418	2,397	3.66%	59,578	2,101	3.53%
Non-interest-bearing deposits	17,200			15,781			14,888

Total deposits	83,969			81,199			74,466
Other liabilities	2,038			1,428			1,490

Total liabilities	86,007			82,627			75,956
Shareholders' equity	7,408			7,641			7,105

Total liabilities and shareholders' equity	$93,415			$90,268			$83,061

Net interest income(1)		$4,202			$3,957			$3,952

Interest income as a percentage of average earning assets			7.94%			7.93%			8.26%
Interest expense as a percentage of average earning assets			2.76%			2.99%			2.87%

Net interest margin			5.18%			4.94%			5.39%

(1)
Tax exempt income has been adjusted to a tax equivalent basis at a 37% effective rate.

(2)
Nonaccrual loans are included in average balances; net of unearned loan fees.

Analysis of Changes in Interest Differential

    The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income resulting from changes in volumes and rates. Changes not due solely to volume or rate changes are allocated to rate.

	1999 over 1998 Increase (decrease) in interest due to changes in			1998 over 1997 Increase (decrease) in interest due to changes in
(in thousands)	Average Volume	Average Rate	Net Effect	Average Volume	Average Rate	Net Effect
Interest-earning assets
Federal funds sold	$(389)	$(34)	$(423)	$102	$(14)	$88
Held-to-maturity securities	(132)	(42)	(174)	(95)	4	(91)
Available-for-sale securities	250	(48)	202	54	(21)	33
Loans	587	(107)	480	621	(350)	271

Total	316	(231)	85	682	(381)	301

Interest-bearing liabilities
Demand	(16)	(40)	(56)	14	(10)	4
Savings	(1)	(54)	(55)	(65)	(18)	(83)
Time deposits	102	(150)	(48)	357	17	374

Total	85	(244)	(159)	306	(11)	295

Net increase (decrease) in net interest income	$231	$13	$244	$376	$(370)	$6

Noninterest Income

    Noninterest income is derived primarily from service charges on deposit accounts, fees for processing collections for customers, fees for services provided to customers such as notary, use of copy machine, use of fax, legal process fees, charges for safe deposit box rental, sale of travelers checks, check cashing fees for non-bank customers, and other charges of a similar nature.

Noninterest Expense

    For the nine month periods ended September 30, 2000 and 1999.  Noninterest expense (costs of operations) decreased from $2.7 million to $2.6 million. The efficiency ratio, noninterest expense as a percentage of total net interest income plus noninterest income, was 71.4% for the nine months ended September 30, 2000, compared to 78.1% for the same period in 1999.

    For the Years Ended December 31, 1999, and 1998.  In 1999, the bank maintained an efficiency ratio of 77.2%, higher than 74% in 1998. Salaries and employee benefits increased by 6.55% to $2.1 million in 1999. Occupancy costs increased slightly and equipment and data processing expenses decreased slightly in 1999.

Lending and Credit Management

    As of September 30, 2000 and December 31, 1999, and 1998.  Outstanding loans totaled $59.9 million (less a $523,000 allowance) at September 30, 2000, representing a $2.0 million increase compared to loans of $57.9 million (less a $372,000 allowance) as of December 31, 1999, and a $8.0 million increase when compared to $52.3 million (less a $378,000 allowance) as of December 31, 1998.

    The following table presents the composition of the loan portfolio at the dates indicated.

	September 30, 2000		December 31, 1999		December 31, 1998
(in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial	$53,584	89.48%	$51,501	88.74%	$43,991	83.95%
Real estate construction	1,450	2.42%	1,924	3.31%	2,933	5.60%
Real estate mortgage	2,873	4.80%	2,430	4.19%	2,790	5.32%
Consumer and other	1,977	3.30%	2,181	3.76%	2,686	5.13%

Total	$59,884	100.00%	$58,036	100.00%	$52,400	100.00%

Loans at fixed rates	$17,996	30.05%	$16,145	27.82%	$21,683	41.38%
Loans at variable rates	41,888	69.95%	41,891	72.18%	30,717	58.62%

Total	$59,884	100.00%	$58,036	100.00%	$52,400	100.00%

Loan Loss Reserve

    As of September 30, 2000 and December 31, 1999, and 1998.  The reserve for loan losses represents management's estimate of the bank's exposure to credit loss when evaluating the asset quality of the loan portfolio. The reserve is based primarily on management's evaluation of the overall risk characteristics of the bank's loan portfolio based on internally established guidelines, an evaluation that is influenced by current overall levels of non-performing loans, value of collateral securing a particular loan, general and local economic conditions, and the bank's overall historic loan loss experience. Management seeks to control credit losses by maintaining strong underwriting standards and by closely monitoring each borrower's financial condition.

    Timberline has established credit policies and guidelines that control and monitor credit risk on an ongoing basis. Managing credit risk is the responsibility of all loan officers, working under the oversight of the bank's loan administrator. Each credit risk is regularly evaluated as to the likelihood that a borrower will repay a loan from expected sources. When collateral is involved, this includes evaluating whether sufficient collateral is obtained at the outset, and verifying that the value of the collateral remains sufficient to support the credit.

Loan loss experience

		December 31,
	September 30, 2000
(in thousands)		1999	1998
Loan loss reserve balance, beginning of period	$372	$378	$401
Charge offs
Commercial	(10)	(5)	(9)
Real Estate	—	—	—
Consumer	—	—	(123)

Total	(10)	(5)	(132)
Recoveries
Commercial	5	9	13
Real Estate	—	—	—
Consumer	—	18	13

Total	5	27	26

Net (charge offs) recoveries	(5)	22	(106)

Provison (credit) for loan losses	56	(28)	83

Balance, end of period	$423	$372	$378

Loan loss reserve / total loans	0.71%	0.64%	0.72%

Net loan (charge offs) recoveries / average loans	0.00%	0.04%	(0.22%)

    Non-performing assets include assets that are on nonaccrual status, loans past due greater than 90 days, but not on nonaccrual status, and other real estate owned.

(in thousands)	2000	1999	1998
Loans on non-accrual status	$—	$13	$—
Loans past due greater than 90 days	495	—	—

Total non-performing loans	495	13	—
Other real estate owned	—	156	621

Total non-performing assets	$495	$169	$621

Non-performing loans / total loans	0.83%	0.02%	0.00%

Non-performing assets / total assets	0.51%	0.18%	0.69%

Investments

    As of September 30, 2000 and December 31, 1999, and 1998.  Investment securities are purchased by the bank to help manage liquidity and generate after-tax profits consistent with the risk guidelines established by management and the Board of Directors. As of September 30, 2000, the bank's portfolio of investment securities totaled $19.7 million, compared to $20.4 million as of December 31, 1999, and $18.8 million as of December 31, 1998.

    As of September 30, 2000, the bank's investment portfolio available-for-sale totaled $17.5 million or approximately 88.4% of the total portfolio. If long term interest rates continue to rise, a decline in market value of the bank's available for sale investments. can be expected to continue. This could hinder the bank's ability to liquidate securities quickly without incurring a loss on the sale. Management continues to monitor the market value of the portfolio in relation to current liquidity needs on a regular basis because future interest rate changes are uncertain.

    The following table provides the book value of the bank's investment portfolio:

		December 31,
	September 30, 2000
(in thousands)		1999	1998
Investments available-for-sale
U.S. Treasury and agencies	$13,522	$13,379	$12,493
State and political subdivisions	3,929	3,836	803

	$17,451	$17,215	$13,296

Investments held-to-maturity
U.S. Treasury and agencies	$3	$5	$511
States and political subdivisions	2,284	3,191	5,145

	$2,287	$3,196	$5,656

Deposits

    As of September 30, 2000 and December 31, 1999, and 1998.  Deposits are the principal source of funds for the lending and investing. The bank's deposits are primarily from Siskiyou County businesses, loan customers, senior citizens, general customers that enjoy banking with a community bank, and personal contacts developed through the bank's involvement in the community. The Bank does not have any brokered deposits. Deposit flows are influenced by general interest rate changes, competition, and local, regional and national economic conditions. The deregulation of interest rates on deposit accounts has resulted in a continuing shift from noninterest bearing to interest bearing accounts. This shift of funds increased the cost of deposits to the bank.

    Total deposits increased to $87.5 million, or 4.6%, when comparing September 30, 2000, to December 31, 1999.

    Noninterest bearing account balances are prone to volatility and can fluctuate from day to day depending on the time of the month and events like tax deadlines when depositors require funds.

    The bank's current deposit mix is further illustrated below:

(in thousands)	September 30, 2000	Percentage of Total Deposits	December 31, 1999	Percentage of Total Deposits	December 31, 1998	Percentage of Total Deposits
Demand	$17,949	20.51%	$16,409	19.73%	$15,937	19.43%
Interest bearing demand	12,409	14.18%	10,902	13.11%	11,841	14.44%
Savings	29,458	33.66%	30,181	36.29%	32,933	40.16%
Time deposits	27,704	31.65%	25,659	30.87%	21,288	25.97%

	$87,520	100.00%	$83,151	100.00%	$81,999	100.00%

Liquidity

    Liquidity is a bank's ability to meet possible deposit withdrawals, to meet loan commitments and increased loan demand, and to take advantage of other investment opportunities as they arise. Liquidity is monitored on a daily basis. At December 31, 1999, cash and due from banks, and federal funds sold constituted 8.52% of total assets. Add the funds in investments and the total is 33.98% of total assets. In addition, Timberline has an unused federal funds line of credit for $2.0 million with a correspondent institution and has established the ability to borrow through the Fed Discount Window. At year end 1999, loans outstanding to deposit ratio was 69.8%, while the ratio of loans outstanding plus commitments to deposits was 79.9%.

Capital Resources

    Timberline is subject to certain minimum regulatory capital standards including maintaining Tier 1 capital at 4.0% and Total Capital at 8.0% of risk—weighted assets. At December 31, 1999, Timberline had a Tier 1 ratio of 12.5% and a Total Capital ratio of 13.07%. At September 30, 2000, Timberline had a Tier 1 ratio of 12.89% and a Total Capital ratio of 13.52%.

Market Risk

Interest Rate Sensitivity

    Timberline attempts to lend at competitive interest rates and to reduce exposure to interest rate fluctuations by making most of its loans at adjustable interest rates and limiting the maturity of most loans, or establishing a short call period on a longer maturity. Timberline makes daily estimates of cash funding requirements and attempts to maintain adequate cash reserves to cover foreseeable liquidity demands. Interest rate risk can be reduced through the practice of making variable interest rate loans which are tied to some outside rate index. These loans "float", or adjust their rate as the interest rate environment changes. Approximately 71% of loan portfolio consists of loans with adjustable rates. Timberline has subscribed to a Risk Management program that monitors the Bank's sensitivity to market conditions. At December 1999, the margin risk cushion for the bank was 41 basis points before the interest rate margin was adversely affected. At September 30, 2000, such market rate cushion was 83 basis points.

    Management has made relatively broad assumptions regarding customer behavior in periods of changing interest rates, including the prepayment characteristics of loans and the repricing and withdrawal of deposits. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates. The interest rate sensitivity of Timberline's net interest income could vary significantly if different assumptions were used, or if actual experience differs from the assumptions used.

Competition

    The community banking business is highly competitive. Both PremierWest and Timberline compete with other commercial banks and with other financial institutions, including savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions, and investment companies. In recent years, competition has increased from institutions not subject to the same regulatory restrictions as banks and bank holding companies.

    The geographic market areas served by both PremierWest and Timberline are highly competitive for both deposits and loans. Each competes with traditional banking and thrift institutions, as well as non-bank financial services providers, such as credit unions, brokerage firms and mortgage companies. The major commercial bank competitors are super-regional institutions that have the competitive advantages of higher lending limits, statewide facilities and services that neither of the banks currently offer.

    The banks, however, view non-bank financial services providers, such as credit unions, brokerage firms, insurance companies and mortgage companies, as its principal competition. As the industry becomes increasingly dependent on and oriented toward technology-driven delivery systems permitting transactions to be conducted by telephone, computer and the internet, such non-bank institutions are able to attract funds and provide lending and other financial services even without offices located in the banks' primary service areas. Some insurance companies and brokerage firms compete for deposits by offering rates that are higher than may be appropriate for a bank in relation to its asset/liability objectives, although the banks offers a wide array of deposit products and believes they can compete effectively through select rate-driven product promotions.

    Credit unions present a significant competitive challenge. As credit unions currently enjoy an exemption from corporate income taxes, they are able to offer higher deposit rates and lower loan rates than the banks. Credit unions are also not currently subject to certain regulatory constraints applicable to the banks such as the Community Reinvestment Act, which, among other things, requires regulated financial institutions to implement procedures to make and monitor loans throughout the communities it serves. Adhering to such regulatory requirements raises the costs associated with the bank's lending activities, and reduces potential operating profits. Accordingly, the banks seek to compete by focusing on building customer relations, providing superior service and offering a wide variety of commercial banking products such as commercial real estate loans, inventory and accounts receivable financing, and SBA loans for qualified businesses, that do not compete directly with products and services offered by the credit unions.

    The banking industry has been changing for many reasons. Industry consolidation through mergers and acquisitions has increased the level of competition among financial institutions and other financial service organizations. Additionally, recent legislative and regulatory changes could increase competition even more. For example, Congress' recent elimination of many restrictions on interstate branching could have the effect of increasing competition from large banks headquartered outside of southwestern Oregon. Congress' even more recent repeal of the Glass-Steagall Act (which had separated the commercial and investment banking industries) and elimination of the barriers between the banking and insurance industries can be expected to make competition even more intense. See, "Regulatory Considerations." Additionally, the percentage of household financial assets held in the form of deposits has been shrinking. Banking customers have been investing a growing portion of their financial assets in stocks, bonds, mutual funds and retirement accounts.

    To more effectively and efficiently deliver banking products and services, banks are opening in-store branches, installing more automated teller machines (ATMs) and investing in technology to permit telephone, personal computer and internet banking. While all banks are experiencing the effects of the changing environment, the manner in which banks choose to compete is increasing the gap between large super-regional and national banks, on one hand, and community banks on the other.

Large institutions are committed to becoming national or regional "brand names," providing a broad selection of products at low cost and with advanced technology, while community banks provide most of the same products but with a commitment to personal service and with local ties to the customers and communities they serve.

Regulatory Considerations

    PremierWest and Timberline are both registered bank holding companies subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System (the "Federal Reserve").

  General

    Both companies and their subsidiary banks are extensively regulated under federal and state law. These laws and regulations are generally intended to protect depositors, borrowers and other customers, not shareholders. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the companies. Neither company can accurately predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, or new federal or state legislation may have in the future.

  Federal and State Bank Regulation

    The bank subsidiaries of PremierWest and Timberline, as state chartered banks with deposits insured by the Federal Deposit Insurance Corporation, are subject to supervision and regulation by the FDIC, and, in the case of PremierWest Bank, the Oregon Director of the Department of Consumer and Business Services, and in the case of Timberline Community Bank, the California Department of Financial Institutions. These agencies may prohibit the banks from engaging in what the agencies believe constitute unsafe or unsound banking practices.

    The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or new facility. Both banks' current CRA ratings are "satisfactory."

    Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and follow credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not affiliated with the bank, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions. Neither bank is aware of any material violation of these laws and regulations.

    Under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), each federal banking agency has prescribed, by regulation, non-capital safety and soundness standards for institutions under its authority. These standards cover internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management of both companies believes that their companies and subsidiary banks are in substantial compliance with these standards.

  Deposit and Account Insurance

    The deposits of each bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF"), administered by the FDIC. Each bank is required to pay semi-annual deposit insurance premium assessments to the FDIC.

    Under the federal deposit insurance system, banks are assessed insurance premiums according to how much risk they are deemed to present to the BIF. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or involving a higher degree of supervisory concern. Both banks qualify for the lowest premium level, and currently pay only the statutory minimum rate.

  Dividends

    Under both Oregon and California law, a bank is subject to restrictions on the payment of cash dividends to its shareholders, or in the case of PremierWest and Timberline Community Bank, its parent company. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, the appropriate regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice.

  Capital Adequacy

    The federal and state bank regulatory agencies use capital adequacy guidelines in their examination and regulation of financial holding companies, bank holding companies and banks. If the capital falls below the minimum levels established by these guidelines, a holding company or a bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities.

    The FDIC and Federal Reserve have adopted risk-based capital guidelines for banks and holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The current guidelines require all holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Generally, banking regulators expect banks to maintain capital ratios well in excess of the minimum.

    Tier 1 capital for banks includes common shareholders' equity, qualifying perpetual preferred stock (up to 25% of total Tier 1 capital, if cumulative; under a Federal Reserve rule, redeemable perpetual preferred stock may not be counted as Tier 1 capital unless the redemption is subject to the prior approval of the Federal Reserve) and minority interests in equity accounts of consolidated subsidiaries, less intangibles, except as described above. Tier 2 capital includes: (i) the allowance for loan losses of up to 1.25% of risk-weighted assets; (ii) any qualifying perpetual preferred stock which exceeds the amount which may be included in Tier 1 capital; (iii) hybrid capital instruments; (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

    Banks' assets are given risk-weights of 0%, 20%, 50%, and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets.

    Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the U.S. Treasury or U.S. Government agencies, which have 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. The transaction-related contingencies such as bid bonds, other standby letters of credit and undrawn commitments, including commercial credit lines with an initial maturity of more than one year, have a 50% conversion factor. Short-term, self-liquidating trade contingencies are converted at 20%, and short-term commitments have a 0% factor.

    The FDIC also has implemented a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank may leverage its equity capital base. The FDIC requires a minimum leverage ratio of 3%. However, for all but the most highly rated holding companies and for banks seeking to expand or experiencing or anticipating significant growth, the FDIC requires a minimum leverage ratio of 4%.

    The FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" are subject to certain mandatory supervisory corrective actions. Both banks are considered well capitalized and management does not believe that these regulations have any material effect on their respective operations.

  Effects of Government Monetary Policy

    The earnings and growth of the companies are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, by its open market operations in U.S. Government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits. These activities influence growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on the companies cannot be predicted with certainty.

  Changing Regulatory Structure of the Banking Industry

    The laws and regulations affecting banks and holding companies are subject to significant change. Bills are now pending or expected to be introduced in the United States Congress that contain proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. If enacted into law, these bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills would reduce (or, increase) the extent of federal deposit insurance, broaden the powers or the geographical range of operations of holding companies, and realign the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form any such legislation may be adopted or the extent to which the business of the companies might be affected thereby, cannot be predicted with certainty.

    Of particular note is legislation enacted by Congress in 1995 permitting interstate banking and branching, which allows banks to expand nationwide through acquisition, consolidation or merger. Under this law, an adequately capitalized holding company may acquire banks in any state or merge banks across state lines if permitted by state law. Further, banks may establish and operate branches in any state subject to the restrictions of applicable state law. Under Oregon law, an out-of-state bank or holding company may merge with or acquire an Oregon state chartered bank or holding company if the Oregon bank, or in the case of a holding company, the subsidiary bank, has been in existence for a minimum of three years, and the law of the state in which the acquiring bank is located permits such merger. Branches may not be acquired or opened separately, but once an out-of-state bank has acquired branches in Oregon, either through a merger with or acquisition of substantially all the assets of an Oregon bank, the acquirer may open additional branches. The California Interstate Banking and Branching Act of 1995 and referred to herein as ("CIBBA") allows for interstate branching in California. CIBBA authorizes out-of-state banks to enter the California banking market by the acquisition of or merger with a California bank that has been in existence for at least five years. Section 3824 of the California Financial Code provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank and similarly provides an express prohibition on interstate branching through the establishment of de novo branches of out-of-state banks in California.

    In December 1999, Congress enacted the Gramm-Leach-Bliley Act and repealed the nearly 70-year prohibition on banks and bank holding companies engaging in the businesses of securities and insurance underwriting imposed by the Glass-Steagall Act.

    Under the GLB Act, a bank holding company may, if it meets certain criteria, elect to be a "financial holding company," which is permitted to offer, through a non-bank subsidiary, products and services that are "financial in nature" and to make investments in companies providing such services. A financial holding company may also engage in investment banking, and an insurance company subsidiary of a financial holding company may also invest in "portfolio" companies, without regard to whether the businesses of such companies are financial in nature.

    The GLB Act also permits eligible banks to engage in a broader range of activities through a "financial subsidiary," although a financial subsidiary of a bank is more limited than a financial holding company in the range of services it may provide. Financial subsidiaries of banks are not permitted to engage in insurance underwriting, real estate investment or development, merchant banking or insurance portfolio investing. Banks with financial subsidiaries must (i) separately state the assets, liabilities and capital of the financial subsidiary in financial statements; (ii) comply with operational safeguards to separate the subsidiary's activities from the bank; and (iii) comply with statutory restrictions on transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act.

    Activities that are "financial in nature" include activities normally associated with banking, such as lending, exchanging, transferring and safe-guarding money or securities, and investing for customers. Financial activities also include the sale of insurance as agent (and as principal for a financial holding company, but not for a financial subsidiary of a bank), investment advisory services, underwriting, dealing or making a market in securities, and any other activities previously determined by the Federal Reserve to be permissible non-banking activities.

    Financial holding companies and financial subsidiaries of banks may also engage in any activities that are incidental to, or determined by order of the Federal Reserve to be complementary to, activities that are financial in nature.

    To be eligible to elect status as a financial holding company, a bank holding company must be well-capitalized, under the Federal Reserve capital adequacy guidelines, and to be well-managed, as indicated in the institution's most recent regulatory examination. In addition, each bank subsidiary must also be well-capitalized and well-managed, and must have received a rating of "satisfactory" in its most recent CRA examination. Failure to maintain eligibility would result in suspension of the institution's ability to commence new activities or acquire additional businesses until the deficiencies are corrected. The Federal Reserve could require a non-compliant financial holding company that has failed to correct noted deficiencies to divest one or more subsidiary banks, or to cease all activities other than those permitted to ordinary bank holding companies under the regulatory scheme in place prior to enactment of the GLB Act.

    In addition to expanding the scope of financial services permitted to be offered by banks and bank holding companies, the GLB Act addressed the jurisdictional conflicts between the regulatory authorities that supervise various types of financial businesses. Historically, supervision was an entity-based approach, with the Federal Reserve regulating member banks and bank holding companies and their subsidiaries. As holding companies are now permitted to have insurance and broker-dealer subsidiaries, the supervisory scheme is oriented toward functional regulation. Thus, a financial holding company is subject to regulation and examination by the Federal Reserve, but a broker-dealer subsidiary of a financial holding company is subject to regulation by the Securities and Exchange Commission, while an insurance company subsidiary of a financial holding company would be subject to regulation and supervision by the applicable state insurance commission.

    The GLB Act also includes provisions to protect consumer privacy by prohibiting financial services providers, whether or not affiliated with a bank, from disclosing non-public, personal, financial information to unaffiliated parties without the consent of the customer, and by requiring annual disclosure of the provider's privacy policy. Each functional regulator is charged with promulgating rules to implement these provisions.

Description of Capital Stock

PremierWest

    The Articles of Incorporation of PremierWest authorize the issuance of up to twenty million shares of common stock with no par value and one million shares of preferred stock with no par value. As of February 1, 2001, there were 8,598,922 shares of common stock issued and outstanding. Following the Merger, a total of approximately 10,400,000 shares are expected to be issued and outstanding, assuming an Exchange Value of $4.00. No preferred shares have been issued nor are there plans to issue any preferred shares. The terms of the preferred stock are not established in the Articles, but may be designated in one or more series by the Board of Directors when the shares are issued. The Board of Directors is authorized to issue or sell additional capital stock of PremierWest, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval except as otherwise required by law.

    A total of 724,000 shares of common stock have been reserved for issuance under PremierWest's existing stock option plan, of which 568,000 shares were subject to options outstanding as of February 1, 2001.

Timberline

    The Articles of Incorporation of Timberline authorize the issuance of up to 2,000,000 shares of common stock with no par value and no shares of preferred stock. As of February 1, 2001, there were 1,006,860 shares issued and outstanding. The Board of Directors is authorized to issue or sell additional capital stock of Timberline, at is discretion and for fair value, and to issue cash or stock dividends, without prior shareholder approval except as otherwise required by law.

    A total of 300,000 shares of common stock have been reserved for issuance under Timberline's stock option plan(s), of which 110,370 shares were subject to options outstanding as of February 1, 2001. All Timberline stock options will be cancelled in the Merger and option holders will receive $3.50 in cash per each share of Timberline common stock covered by stock options.

Change-in-Control; Anti-Takeover Provision

    PremierWest's and Timberline's articles authorize their respective Boards of Directors to issue warrants, rights, options, or other obligations convertible into, or entitling the holder thereof, to purchase shares of any class of stock, the issuance of which may also have the effect of diluting the ownership interest of a shareholder or increasing the consideration necessary to effect an acquisition of a controlling interest in the companies.

    PremierWest's governing documents do not include express anti-takeover provisions. The articles contain a provision authorizing the issuance of voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make more difficult uninvited attempts to acquire control by, for example, diluting the membership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition, or selling authorized by previously unissued shares to a friendly third party. Also, the authorized but unissued common stock of PremierWest may be issued by the Board of Directors without shareholder approval. Timberline's Articles of Incorporation do not authorize the issuance of preferred stock.

    Timberline's articles provide protection in the event of a certain business combinations. The affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of the corporation is required to approve a change-in-control. A similar vote is required to repeal this provision.

    Timberline's articles include a "fair price provision." The affirmative vote of two-thirds of the outstanding shares of all voting stock of the corporation shall be required for the approval or authorization of any merger, consolidation, sale, exchange or lease of all or substantially all the assets of Timberline if such transaction involves any stockholder owning or controlling 20% or more of the corporation's voting stock at the time of the proposed transaction. This provision is not applicable in any transaction in which the cash or fair market value of property, securities, or other consideration to be received per share is not less than the highest per share price paid by the Controlling Party in the acquisition of any of its holdings of the corporation's common stock in the three years preceding the announcement of the proposed transaction. As stated above, a two-thirds approval vote is required to repeal or amend this article. This fair price provision is designed to be in addition to any other protective provisions in the articles.

    Timberline's and PremierWest's articles also authorize the Board of Directors, when evaluating a merger, tender offer or exchange offer, to consider the social, legal and economic effects on employees, customers, depositors, and communities served by the corporation. The board is authorized to discuss all factors it deems relevant including an evaluation of the consideration being offered in relation to the then current market value of the corporation, the then current market value of the stock of the corporation in a freely negotiated transaction, and the directors estimate of the future value of the stock.

    Any meeting of Timberline shareholders called to consider a vote in favor of a merger or consolidation of Timberline with any person or entity shall require attendance in person or by proxy of two-thirds of the shareholders of the corporation in order for a quorum for the conduct of business to exist. A two-thirds vote by shareholders is required to repeal this provision.

Comparison of Rights of Shareholders

    The rights of the shareholders of PremierWest and Timberline are governed by each company's respective Articles of Incorporation and Bylaws. After the Merger, shareholders of Timberline who do not exercise dissenters' rights and receive stock of PremierWest in exchange for their Timberline shares will become shareholders of PremierWest, and their rights as shareholders will be governed by PremierWest's Articles of Incorporation and Bylaws and by the Oregon Business Corporation Act.

    Both PremierWest's and Timberline's Articles of Incorporation and Bylaws provide for similar rights. Each outstanding share of common stock has the same relative rights and preference as each other share of common stock, including the rights to the net assets upon liquidation. Each share is entitled to one vote on matters submitted to a vote of shareholders. Holders of common stock are not entitled to preemptive rights and may not cumulate votes in the election of directors. All issued and outstanding shares are fully paid and non-assessable. All shares to be issued to Timberline shareholders pursuant to the reorganization will be fully paid and non-assessable after the Merger. Except as set forth in this section, the relative rights of shareholders of PremierWest and Timberline are substantially similar.

    In addition to the differences stated above regarding anti-takeover provisions, and authorized and issued capital stock, the following is a summary of the material differences between the rights of PremierWest and Timberline shareholders.

  Cumulative Voting

    PremierWest's shareholders do not have rights to cumulate votes. Timberline shareholders may cumulate votes in the election of directors.

  Directors

    PremierWest's articles of incorporation and bylaws provide for a range of directors between five and twenty-five, with the exact number to be established by the board. PremierWest currently has 8 directors. Timberline's articles and bylaws provide for between seven and thirteen directors, with the exact number established by the board. Timberline currently has eight directors.

  Amendment of Governing Documents

    Timberline's Articles of Incorporation require the approval of 66% of outstanding voting stock to amend Articles governing issuance of stock, approval of a hostile acquisition, and approval of other acquisitions.

    PremierWest's Articles generally require the approval of a majority of shares representing a quorum, together with a majority of the votes entitled to be cast on the amendment by any voting group that would have the right to exercise dissenters' rights as a result of the amendment.

Certain Legal Matters

    The validity of PremierWest common stock to be issued in the Merger will be passed upon for PremierWest by its counsel, Foster Pepper & Shefelman LLP, 101 SW Main Street, Fifteenth Floor, Portland, Oregon. Foster Pepper & Shefelman LLP also passed on federal tax matters relating to the Merger.

Experts

    We have included the consolidated financial statements of PremierWest as of December 31, 1999 and for the year then ended, in reliance upon the report of Symonds, Evans & Larson, P.C., and upon the authority of that firm as experts in auditing and accounting.

    We have included the consolidated financial statements of Timberline as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 in this prospectus/joint proxy statement in reliance on the report of Carlson, Pavlik and Dregeset, independent public accountants, given on the authority of that firm as experts in auditing and accounting.

Available Information

    PremierWest and Timberline each file annual and quarterly reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements, or other information that PremierWest and Timberline files with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room
450 Fifth Street, NW
Room 1024
Washington, DC 20549

New York Regional Office
7 World Trade Center
Suite 1300
New York, NY 10048

Chicago Regional Office
Citicorp Center
500 West Madison Street
Suite 1400
Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and the SEC's world wide web site—"http:\\www.sec.gov."

    PremierWest has filed with the SEC a Registration Statement on Form S-4 to register with the SEC the PremierWest common stock to be issued to Timberline shareholder in the Merger. This proxy statement is a part of that registration statement and constitutes a prospectus of PremierWest in addition to being a proxy statement of both PremierWest and Timberline. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in PremierWest's registration statement or the exhibits to the registration statement.

    Statements contained in this proxy statement/prospectus concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of any such documents filed as an exhibit to the registration statement or other documents filed with the SEC. Each such statement is qualified in its entirety by such reference.

REPORT OF SYMONDS, EVANS & LARSON, P.C.,
INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of PremierWest Bancorp

    We have audited the accompanying consolidated balance sheet of PremierWest Bancorp (formerly Bank of Southern Oregon) and subsidiaries (PremierWest) as of December 31, 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of PremierWest's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the consolidated financial statements of United Bancorp and Subsidiaries (United), which are included in the consolidated financial statements of PremierWest as discussed in Note 2 to the financial statements, and which statements reflect total assets of approximately $135,668,000 as of December 31, 1999, and net interest income of approximately $5,447,000 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for United, is based solely on the report of the other auditors.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PremierWest as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

    During May 2000, PremierWest and United were merged in a pooling of interests. The consolidated financial statements as of December 31, 1998 and for each of the years in the two-year period then ended, represent the combination of the consolidated financial statements of PremierWest and United, which were audited and reported on separately by other auditors. We have audited the combination of the accompanying consolidated financial statements as of December 31, 1998 and for each of the years in the two-year period then ended, after restatement for the May 2000 pooling of interests. In our opinion, such consolidated statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.

/s/ SYMONDS, EVANS & LARSON, P.C.
Portland, Oregon
January 14, 2000,
except for Note 2, as to
which the date is May 8, 2000

PREMIERWEST BANCORP

CONSOLIDATED BALANCE SHEETS

($ in 000s)

		December 31,
	September 30, 2000
		1999	1998
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$9,830	$12,593	$9,927
Federal funds sold	6,646	4,900	10,000
Interest-bearing deposits in banks	—	2,877	21,912
Securities purchased under agreements to resell	—	498	1,539

Total cash and cash equivalents	16,476	20,868	43,378
Investment securities available-for-sale	78,650	82,349	62,598
Interest-bearing deposit with Federal Home Loan Bank	—	1,000	6,000
Federal Home Loan Bank stock	1,466	4,818	3,604
Loans, net	217,787	171,420	139,850
Premises and equipment, net	10,519	10,296	6,561
Accrued interest and other assets	6,611	5,901	2,808

Total assets	$331,509	$296,652	$264,799

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$44,485	$43,789	$36,505
Savings and interest-bearing demand	136,877	115,319	107,033
Time	94,521	70,637	70,648

Total deposits	275,883	229,745	214,186
Federal Home Loan Bank borrowings	6,854	17,402	8,134
Federal funds purchased and securities sold under agreements to repurchase	15,291	18,600	11,811
ESOP notes payable	438	604	890
Accrued interest and other liabilities	2,359	2,077	1,644

Total liabilities	300,825	268,428	236,665
Shareholders' equity:
Preferred stock, no par value: 1,000,000 shares authorized; none issued	—	—	—
Common stock, no par value; 20,000,000 shares authorized; 8,598,922 shares issued and outstanding at September 30, 2000 (8,407,879 and 8,268,355 at December 31, 1999 and 1998, respectively)	18,575	17,918	17,354
Retained earnings	13,902	12,710	11,265
Unearned ESOP Compensation	(438)	(604)	(890)
Accumulated other comprehensive income (loss)	(1,355)	(1,800)	405

Total shareholders' equity	30,684	28,224	28,134

Total liabilities and shareholders' equity	$331,509	$296,652	$264,799

See accompanying notes.

PREMIERWEST BANCORP

CONSOLIDATED STATEMENTS OF INCOME

($ in 000s, except for earnings per common share data)

	Nine months ended September 30,		Years ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)
Interest income:
Interest and fees on loans	$15,139	$10,323	$14,470	$14,471	$14,025
Taxable interest on investment securities	3,176	2,871	3,910	3,308	3,976
Nontaxable interest on investment securities	571	580	774	551	459
Interest-bearing deposits with Federal Home Loan Bank	104	594	745	904	424
Federal funds sold	129	368	468	345	376
Dividends on Federal Home Loan Bank stock	186	309	412	392	367
Securities purchased under agreements to resell	—	29	33	49	22

Total interest income	19,305	15,074	20,812	20,020	19,649
Interest expense:
Deposits:
Savings and interest-bearing demand	2,932	2,390	3,210	3,207	3,288
Time	3,562	2,573	3,469	3,569	2,711

Total interest expense on deposits	6,494	4,963	6,679	6,776	5,999
Interest on federal funds purchased and securities sold under agreements to repurchase	663	563	813	672	628
Interest on Federal Home Loan Bank borrowings and ESOP notes payable	988	466	588	520	928

Total interest expense	8,145	5,992	8,080	7,968	7,555

Net interest income	11,160	9,082	12,732	12,052	12,094
Loan loss provision	594	485	835	1,702	1,871

Net interest income after loan loss provision	10,566	8,597	11,897	10,350	10,223
Noninterest income:
Service charges on deposit accounts	751	782	1,046	953	896
Commissions and fees	601	627	841	623	425
Gains on sales of investment securities, net	—	8	7	379	31
Other	185	141	186	207	163

Total noninterest income	1,537	1,558	2,080	2,162	1,515
Noninterest expense:
Salaries and employee benefits	4,922	4,682	6,376	4,706	4,365
Net occupancy and equipment	1,399	1,189	1,554	1,295	972
Advertising	301	302	451	173	108
Professional fees	256	274	426	429	273
Data processing	163	166	227	219	307
Merger and data conversion costs	948	—
Other	2,007	1,806	2,508	2,240	1,605

Total noninterest expense	9,996	8,419	11,542	9,062	7,630

Income before income taxes	2,107	1,736	2,435	3,450	4,108
Provision for income taxes	915	534	707	1,214	1,362

Net income	$1,192	$1,202	$1,728	$2,236	$2,746

Earnings per common share:
Basic	$0.14	$0.15	$0.21	$0.28	$0.35

Diluted	$0.14	$0.14	$0.21	$0.27	$0.33

See accompanying notes.

PREMIERWEST BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

($ in 000s, except for dividends per common share data)

	Number of shares	Comprehensive income	Common stock	Retained earnings	Unearned ESOP compensation	Accumulated other comprehensive income	Total shareholders' equity
Balances at January 1, 1997	1,644,754		$14,342	$8,809	$(553)	$2	$22,600
Comprehensive income:
Net income	—	$2,746	—	2,746	—	—	2,746
Other comprehensive income—
Unrealized gains on investment securities available-for-sale, net of income taxes of approximately $315	—	510	—	—	—	510	510

Comprehensive income	—	$3,256	—	—	—	—	—

ESOP compensation expense	—		69	—	133	—	202
Stock purchased for ESOP	—		—	—	(420)	—	(420)
Cash dividends paid ($.03 per common share)	—		—	(220)	—	—	(220)
Dividends reinvested	3,292		39	—	—	—	39
Amortization of stock compensation	—		—	36	—	—	36
Two-for-one stock split	782,922		—	—	—	—	—
Transfer	—		2,100	(2,100)	—	—	—

Balances at December 31, 1997	2,430,968		16,550	9,271	(840)	512	25,493

Comprehensive income:
Net income	—	2,236	—	2,236	—	—	2,236
Other comprehensive loss—
Unrealized holding gains arising during the period on investment securities available-for-sale of approximately $127 (net of income taxes of approximately $80) net of reclassification adjustment for gains included in net income of approximately $234 (net of income taxes of approximately $145)	—	(107)	—	—	—	(107)	(107)

Comprehensive income	—	$2,129	—	—	—	—	—

Three-for-one and four-for-one stock splits	5,734,447		—	—	—	—	—
ESOP compensation expense	—		190	—	254	—	444
Stock purchased for ESOP	—		—	—	(304)	—	(304)
Cash dividends paid ($.03 per common share)	—		—	(264)	—	—	(264)
Dividends reinvested	2,460		43	—	—	—	43
Change in stock option plan	—		157	—	—	—	157
Amortization of stock compensation	—		—	22	—	—	22
Stock options exercised	100,480		96	—	—	—	96
Income tax benefit of stock options exercised	—		318	—	—	—	318

Balances at December 31, 1998	8,268,355		17,354	11,265	(890)	405	28,134

	Number of shares	Comprehensive income (loss)	Common stock	Retained earnings	Unearned ESOP compensation	Accumulated other comprehensive loss	Total shareholders' equity
Comprehensive income:
Net income	—	$1,728	$—	$1,728	$—	$—	$1,728
Other comprehensive loss—
Unrealized losses on investment securities available-for-sale, net of income taxes of approximately $1,361	—	(2,205)	—	—	—	(2,205)	(2,205)

Comprehensive income	—	$(477)	—	—	—	—	—

ESOP compensation expense	—		78	—	286	—	364
Cash dividends paid ($.04 per common share)	—		—	(299)	—	—	(299)
Dividends reinvested	9,118		41	—	—	—	41
Amortization of stock compensation	—		—	16	—	—	16
Stock options exercised	130,406		331	—	—	—	331
Income tax benefit of stock options exercised	—		114	—	—	—	114

Balances at December 31, 1999	8,407,879		17,918	12,710	(604)	(1,800)	28,224
	Number of shares	Comprehensive income	Common stock	Retained earnings	Accumulated Unearned ESOP compensation	Accumulated other comprehensive income (loss)	Total shareholders' equity
Comprehensive income:
Net income	—	$1,192	$—	$1,192	$—	$—	$1,192
Other comprehensive income—
Unrealized gains on investment securities available-for-sale, net of income taxes of approximately $273	—	445	—	—	—	445	445

Comprehensive income	—	$1,637	—	—	—	—	—

ESOP compensation expense	—		—	—	166		166
Stock options exercised	191,043		625	—	—	—	625
Income tax benefit of stock options exercised	—		32	—	—	—	32

Balances at September 30, 2000	8,598,922		$18,575	$13,902	$(438)	$(1,355)	$30,684

See accompanying notes

PREMIERWEST BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in 000s)

	Nine months ended September 30,		Years ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)
Cash flows from operating activities:
Net income	$1,192	$1,202	$1,728	$2,236	$2,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	783	602	868	711	503
Amortization of premium (accretion of discount) on investment securities, net	17	(18)	(13)	(59)	75
Dividends on Federal Home Loan Bank stock	(186)	(309)	(412)	(392)	(367)
Loan loss provision	594	485	835	1,702	1,871
Gains on sales of investment securities, net	—	(8)	(7)	(379)	(31)
Provision (credit) for deferred income taxes	(42)	160	(238)	(165)	(101)
Amortization of stock compensation	—	12	16	22	36
Change in stock option plan	—	—	—	157	—
Changes in accrued interest receivable/payable and other assets/liabilities	52	3	277	854	(659)

Net cash provided by operating activities	2,410	2,129	3,054	4,687	4,073
Cash flows from investing activities:
Purchases of investment securities available-for-sale	—	(25,936)	(40,931)	(34,475)	(16,404)
Proceeds from maturities of investment securities available-for-sale	4,403	5,740	15,357	15,480	9,575
Proceeds from sales of investment securities available-for-sale	—	1,464	1,464	26,625	5,056
Proceeds from sale of Federal Home Loan Bank and Federal Reserve Bank stock	3,538	111	—	—	—
Decrease (increase) in interest-bearing deposit with Federal Home Loan Bank	1,000	—	5,000	(6,000)	—
Loan originations, net	(47,643)	(14,861)	(33,564)	(7,681)	(11,065)
Purchases of premises and equipment, net	(1,006)	(2,498)	(4,603)	(1,227)	(1,151)
Other	—	—	24	76	10

Net cash used in investing activities	(39,708)	(35,980)	(57,253)	(7,202)	(13,979)
Cash flows from financing activities:
Net increase in deposits	46,138	17,055	15,559	19,838	17,602
Net borrowings from (payments to) Federal Home Loan Bank	(10,548)	1,756	9,268	(387)	(4,312)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(3,309)	7,608	6,789	(8,070)	9,337
Dividends reinvested	—	41	41	43	39
Cash dividends paid	—	(299)	(299)	(264)	(220)
Stock options exercised	625	244	331	96	—

Net cash provided by financing activities	32,906	26,405	31,689	11,256	22,446

Increase (decrease) in cash and cash equivalents	(4,392)	(7,446)	(22,510)	8,741	12,540
Cash and cash equivalents at beginning of the period	20,868	43,378	43,378	34,637	22,097

Cash and cash equivalents at end of the period	$16,476	$35,932	$20,868	$43,378	$34,637

See accompanying notes.

PREMIERWEST BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999

1.  Description of business and summary of significant accounting policies

  Principles of consolidation

    The accompanying consolidated financial statements include the accounts of PremierWest Bancorp and its wholly-owned subsidiaries, PremierWest Bank (formerly Bank of Southern Oregon) and PremierWest Investment Company (collectively "the Bank"). In addition, the accompanying consolidated financial statements have been retroactively restated to reflect PremierWest Bancorp becoming the holding company for PremierWest Bank and PremierWest Bancorp's merger with United Bancorp in May 2000 which was accounted for as a pooling of interests as described in Note 2. All significant intercompany accounts and transactions have been eliminated in consolidation. Hereinafter, PremierWest and United are collectively referred to as "the Bank".

  Description of business

    The Bank conducts a general banking business and primarily operates in one business segment. The Bank's service area includes Jackson, Josephine and Douglas counties of Southern Oregon. Its activities include the usual lending and deposit functions of a commercial bank: commercial, real estate, installment and mortgage loans; checking and savings accounts; automated teller machines (ATMs) and safe deposit facilities.

  Method of accounting

    The Bank prepares its consolidated financial statements in conformity with generally accepted accounting principles and prevailing practices within the banking industry. The Bank utilizes the accrual method of accounting which recognizes income when earned and expenses when incurred. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash and cash equivalents

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold (which are generally sold for one-day periods), interest-bearing deposits in banks, and securities purchased under agreements to resell.

    Securities purchased under agreements to resell are generally overnight investments fully collateralized by U.S. government securities.

    The Bank maintains balances in correspondent bank accounts which, at times, may exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of the correspondent banks. The Bank has not experienced any losses in such accounts.

  Supplemental disclosures of cash flow information ($ in 000s)

    During 1999, 1998 and 1997 noncash transactions resulted from unrealized gains and losses on investment securities available-for-sale, net of income taxes and the income tax benefit of stock options exercised, as disclosed in the accompanying consolidated statements of changes in shareholders' equity. In addition, noncash transactions included the following for the years ended December 31, 1999, 1998 and 1997:

	1999	1998	1997
Transfers of loans to other real estate	$1,136	$73	$257
Proceeds from issuance of Employee Stock Ownership Plan (ESOP) debt	—	304	420
ESOP compensation expense, including principal payments on ESOP notes payable	364	444	202

    During 1999, 1998 and 1997, the Bank paid approximately $7,989, $8,039 and $7,455, respectively, in interest expense.

  Investment securities

    Investment securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

    Investment securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in noninterest income. The Bank had no trading securities as of December 31, 1999 or 1998.

    Investment securities that are not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income or loss, net of income taxes.

    Gains or losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on available-for-sale securities are recognized in interest income using the interest method over the period to maturity.

    Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

  Federal Home Loan Bank stock

    The Bank's investment in Federal Home Loan Bank (FHLB) stock is carried at par value, which approximates fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. At December 31, 1999, the Bank met its minimum required investment. The Bank may request redemption at par value of any FHLB stock in excess of the minimum required investment. Stock redemptions are at the discretion of FHLB.

  Loans

    Loans are stated at the amount of unpaid principal, reduced by any deferred loan fees and reserve for loan losses. The reserve for loan losses represents management's recognition of the assumed risks of extending credit and the quality of the existing loan portfolio. The reserve is established to absorb known and inherent losses in the loan portfolio as of the balance sheet date. The reserve is maintained at a level considered adequate to provide for probable loan losses based on management's assessment of various factors affecting the portfolio. Such factors include historical loss experience; review of problem loans; underlying collateral values and guaranties; current economic conditions; legal representation regarding the outcome of pending legal action for collection of loans and related loan guaranties; and an overall evaluation of the quality, risk characteristics and concentration of loans in the portfolio. The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The reserve is increased by provisions charged to operations and reduced by loans charged-off, net of recoveries.

    The Bank considers loans to be impaired when management believes that it is probable that all amounts due will not be collected according to the contractual terms. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the estimated fair value of the loan's underlying collateral or related guaranty. The Bank primarily measures impairment on all large balance nonaccrual loans (typically commercial and commercial real estate loans) based on the estimated fair value of the underlying collateral or related guaranty. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Amounts deemed impaired are either specifically allocated for in the reserve for loan losses or reflected as a partial charge-off of the loan balance. Smaller balance homogeneous loans (typically installment loans) are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when it is placed on nonaccrual status. All of the Bank's impaired loans at December 31, 1999 and 1998 were on nonaccrual status.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to make payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    Loan origination and commitment fees, net of certain direct loan origination costs, are generally recognized as an adjustment of the yield of the related loan.

    Interest income on all loans is accrued as earned on the simple interest method.

    Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the reserve based on their judgment of the information available to them at the time of their examinations.

  Premises and equipment

    Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on premises and equipment is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the term of the lease or the estimated life of the improvement.

  Other real estate ($ in 000s)

    Other real estate, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When the property is acquired, any excess of the loan balance over the estimated net realizable value is charged to the reserve for loan losses. Holding costs, subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense. Other real estate at December 31, 1999 and 1998 totaled approximately $1,209 and $73, respectively.

  Shareholders' equity

    The Bank, as a state-chartered bank, is prohibited from declaring or paying any dividend in an amount greater than retained earnings.

    During 1998 and 1997, the Bank declared stock splits. Basic and diluted earnings per common share (see Note 15), cash dividends per common share, ESOP information (see Note 17) and stock option plan information (see Note 18) have been adjusted to give retroactive effect to the stock splits.

  Advertising

    Advertising costs are generally charged to expense during the year in which they are incurred.

  Income taxes

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Recently issued accounting standards

    In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137 (SFAS No. 137), "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," an amendment of SFAS No. 133, which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all quarterly and annual financial statements of fiscal years beginning after June 15, 2000. The Bank had no significant derivatives as of December 31, 1999, nor does the Bank engage in any hedging activities. Accordingly, the Bank does not anticipate that the adoption of SFAS No. 133, as amended by SFAS No. 137, will have a material effect on its consolidated financial position or results of operations.

  Reclassifications

    Certain amounts in 1998 and 1997 have been reclassified to conform with the 1999 presentation.

2.  Merger ($ in 000s)

    Effective May 8, 2000, PremierWest Bancorp became the holding company for PremierWest Bank (collectively, "PremierWest"), and acquired United Bancorp and its wholly-owned subsidiary, Douglas National Bank (collectively, "United"). Under the terms of the merger agreement, United shareholders received approximately 1.97 shares of PremierWest for each share of United common stock. The merger was accounted for as a pooling-of-interests and, accordingly, all prior period consolidated financial statements of PremierWest have been restated to include the accounts and transactions of United. Information concerning common stock, employee stock plans and per share data has been restated on an equivalent share basis.

    As of December 31, 1999, merger costs of approximately $202 incurred to effect the merger were capitalized in accordance with generally accepted accounting principles.

    Net interest income and net income of PremierWest and United on a separate company basis for the years ended December 31, 1999, 1998 and 1997 were as follows:

	1999		1998		1997
	PremierWest	United	PremierWest	United	PremierWest	United
Net interest income	$7,285	$5,447	$6,809	$5,243	$6,973	$5,121
Net income	1,241	487	1,182	1,054	1,742	1,004

    There were no material transactions between PremierWest and United prior to the merger. The effects of conforming United's accounting policies to those of PremierWest were not material.

3.  Cash and due from banks ($ in 000s)

    The Bank is required to maintain an average reserve balance (approximately $600 and $683 at December 31, 1999 and 1998, respectively) with the Federal Reserve Bank or maintain such reserve balance in the form of cash. This requirement was met by holding cash and maintaining an average reserve balance with the Federal Reserve Bank in excess of this amount.

4.  Investment securities available-for-sale ($ in 000s)

    Investment securities available-for-sale at September 30, 2000 (unaudited) and December 31, 1999 and 1998 consisted of the following:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
September 30, 2000 (unaudited)
U.S. Government and agency securities	$41,534	$—	$(1,393)	$40,141
Collateralized mortgage obligations and mortgage-backed securities	21,407	12	(530)	20,889
Obligations of States and political subdivisions	16,683	51	(337)	16,397
Equity securities	1,223	—	—	1,223

Total	$80,847	$63	$(2,260)	$78,650

December 31, 1999
U.S. Government and agency securities	$41,531	$—	$(1,619)	$39,912
Collateralized mortgage obligations and mortgage-backed securities	24,894	5	(790)	24,109
Obligations of States and political subdivisions	17,394	42	(556)	16,880
Equity securities	1,448	—	—	1,448

Total	$85,267	$47	$(2,965)	$82,349

December 31, 1998
U.S. Government and agency securities	$9,227	$162	$(25)	$9,364
Collateralized mortgage obligations and mortgage-backed securities	31,432	268	(49)	31,651
Obligations of States and political subdivisions	13,658	354	(51)	13,961
FHLB Agency Bond	3,054	—	(1)	3,053
U.S. Treasury securities	2,379	—	—	2,379
Equity securities	2,190	—	—	2,190

Total	$61,940	$784	$(126)	$62,598

    The carrying amount and approximate market value of debt securities at December 31, 1999 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	Amortized cost	Fair value
Due in one year or less	$2,819	$2,799
Due from one year to five years	49,297	47,907
Due from five to ten years	29,893	28,470
Due after ten years	1,810	1,725

Total	$83,819	$80,901

    Gross gains of approximately $7, $417 and $47 were realized on sales of investment securities in 1999, 1998 and 1997, respectively. Gross losses of approximately $38 and $16 were realized on sales of investment securities in 1998 and 1997, respectively. There were no losses on sales of investment securities in 1999. The provision for income taxes applicable to the net gains on sales of investment securities was approximately $2, $133 and $10 in 1999, 1998 and 1997, respectively.

    Investment securities available-for-sale with an estimated fair value of approximately $29,026 and $28,013 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits, repurchase agreement deposit accounts and for other purposes as required or permitted by law. In addition, an investment security available-for-sale with an estimated fair value of approximately $5,066 was pledged to secure FHLB borrowings as of December 31, 1999 (see Note 9).

5.  Loans ($ in 000s)

    Loans at September 30, 2000 and December 31, 1999 and 1998 consisted of the following:

	2000	1999	1998
	(unaudited)
Commercial	$38,029	$31,516	$41,298
Real estate—construction	46,683	34,843	29,794
Real estate—other	110,301	97,620	62,795
Consumer installment	24,905	9,009	8,679
Other	1,705	1,992	582

	221,623	174,980	143,148
Less:
Reserve for loan losses	3,354	3,075	2,832
Deferred loan fees	482	485	466

	3,836	3,560	3,298

Loans, net	$217,787	$171,420	$139,850

    As of December 31, 1999 and 1998, the Bank's market area consisted principally of Jackson, Josephine and Douglas counties of Southern Oregon. A substantial portion of the Bank's loans are collateralized by real estate in this geographic area and, accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in the local market conditions.

6.  Reserve for loan losses ($ in 000s)

    Transactions in the reserve for loan losses for the nine months ended September 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 were as follows:

	Nine months ended September 30,		Years ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)
Balance at beginning of period	$3,075	$2,832	$2,832	$1,569	$1,447
Loan loss provision	594	485	835	1,702	1,871
Loans charged-off	(404)	(830)	(834)	(622)	(1,786)
Recoveries of loans previously charged-off	89	210	242	183	37

Balance at end of period	$3,354	$2,697	$3,075	$2,832	$1,569

    At December 31, 1999 and 1998, the Bank had approximately $2,774 and $5,003, respectively, in impaired loans. Of these impaired loans, approximately $2,772 and $4,809 had a related valuation allowance of approximately $836 and $973, respectively. The average recorded investment in impaired loans for 1999, 1998 and 1997 was approximately $4,143, $7,229 and $2,250, respectively. Interest income recognized on impaired loans in 1999, 1998 and 1997 was insignificant.

    Loans on nonaccrual status at December 31, 1999 and 1998 were approximately $2,774 and $5,003, respectively. Interest income which would have been realized on nonaccrual loans had they remained current was approximately $410, $722 and $250 during 1999, 1998 and 1997, respectively. Loans contractually past due 90 days or more on which the Bank continued to accrue interest at December 31, 1999 and 1998 were insignificant. As of December 31, 1999 and 1998, there were no commitments to lend additional funds to borrowers whose loans had been modified.

7.  Premises and equipment ($ in 000s)

    Premises and equipment at December 31, 1999 and 1998 consisted of the following:

	1999	1998
Land and improvements	$2,039	$1,193
Buildings	7,536	5,372
Furniture and equipment	4,989	3,766

	14,564	10,331
Less accumulated depreciation and amortization	4,268	3,770

Premises and equipment, net	$10,296	$6,561

8.  Time certificates of deposit ($ in 000s)

    Time certificates of deposit in excess of $100 aggregated approximately $18,860 and $20,437 at December 31, 1999 and 1998, respectively.

    At December 31, 1999, the scheduled annual maturities of all time certificates of deposit were approximately as follows:

2000	$56,894
2001	10,427
2002	1,902
2003	594
2004 and thereafter	820

$70,637

9.  FHLB borrowings ($ in 000s)

    The Bank participates in the Cash Management Advance Program (the Program) with FHLB. As of December 31, 1999, the Bank had $10,000 of short-term borrowings outstanding under the Program with interest at 4.95%. There were no short-term borrowings outstanding under the Program at December 31, 1998. Under the Program, the Bank had available short-term borrowings of approximately $23,800 as of December 31, 1999, with interest at FHLB's cash management rate. Borrowings outstanding under the Program are collateralized by a blanket pledge agreement on FHLB stock, any funds on deposit with FHLB, investment securities and loans (the Blanket Pledge Agreement).

    The Bank also had long-term borrowings outstanding with FHLB totaling $7,402 and $8,134 as of December 31, 1999 and 1998, respectively. The Bank makes monthly principal and interest payments on the long-term borrowings which mature between 2001 and 2014 and bear interest at rates from 5.60% and 7.80%. The long-term borrowings are secured under the Blanket Pledge Agreement. In addition, as of December 31, 1999, an interest-bearing deposit with FHLB of $1,000 and an investment security available-for-sale with an estimated fair value of approximately $5,066 were pledged as collateral for the borrowings. As of December 31, 1998, an interest-bearing deposit with FHLB of $6,000 was also pledged as collateral for the borrowings.

10.  Federal funds purchased ($ in 000s)

    Federal funds purchased generally mature within one to four days from the transaction date. Information concerning federal funds purchased for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

	1999	1998	1997
Average balance during the year	$2,538	$232	$367
Average interest rate during the year	5.4%	6.0%	6.1%
Maximum month-end balance during the year	$6,380	$330	$4,460

    The Bank maintains federal funds lines with correspondent banks as a back-up source of liquidity. As of December 31, 1999, the Bank had approximately $13,700 of federal funds lines available to draw against on an uncollateralized basis.

11.  Securities sold under agreements to repurchase ($ in 000s)

    Securities sold under agreements to repurchase represent short-term borrowings with maturities which do not exceed 120 days. The following is a summary of such short-term borrowings for the years ended December 31, 1999, 1998 and 1997:

	1999	1998	1997
Average balance during the year	$15,041	$14,076	$13,006
Average interest rate during the year	4.5%	4.7%	4.7%
Maximum month-end balance during the year	$17,883	$16,013	$16,005

12.  ESOP notes payable

    ESOP notes payable at December 31, 1999 and 1998 are summarized as follows ($ in 000s):

	1999	1998
Note payable to Key Bank with interest at 7.7%; due in quarterly installments totaling approximately $110 on an annual basis through March 2002; secured by Bank stock	$264	$374
	1999	1998
Note payable to Key Bank with interest at 7.4%; due in quarterly installments totaling approximately $61 on an annual basis through June 2003; secured by Bank stock	$198	$280
Note payable to Key Bank with interest at 7.0%; due in quarterly installments totaling approximately $50 on an annual basis through December 2002; secured by Bank stock	142	192
Notes payable to Bank of America	—	44

Total ESOP notes payable	$604	$890

13.  Off-balance sheet financial instruments ($ in 000s)

    In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. The contract amounts of these instruments reflect the extent of the Bank's involvement in these particular classes of financial instruments. As of December 31, 1999 and 1998, the Bank held no significant derivative financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

    A summary of the Bank's off-balance sheet financial instruments at December 31, 1999 and 1998 is approximately as follows:

	1999	1998
Commitments to extend credit	$40,265	$24,856
Credit card lines of credit	2,438	2,326
Standby letters of credit	2,172	2,421

Total off-balance sheet financial instruments	$44,875	$29,603

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank typically does not obtain collateral related to credit card commitments. Collateral held for other commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

    Standby letters of credit are conditional commitments issued by the Bank to guaranty the performance of a customer to a third party. These guaranties are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held, if any, varies as specified above.

14.  Income taxes ($ in 000s)

    The provision (credit) for income taxes for the years ended December 31, 1999, 1998 and 1997 was approximately as follows:

	1999	1998	1997
Current:
Federal	$780	$1,088	$1,290
State	165	291	173

	945	1,379	1,463
Deferred	(238)	(165)	(101)

Provision for income taxes	$707	$1,214	$1,362

    The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the years ended December 31, 1999, 1998 and 1997 were approximately as follows:

	1999	1998	1997
Expected federal income tax at statutory rate of 34%	$828	$1,173	$1,397
State income taxes, net of federal effect	108	156	119
Tax-exempt income	(232)	(196)	(155)
Other, net	3	81	1

Provision for income taxes	$707	$1,214	$1,362

    The components of the net deferred tax assets and liabilities at December 31, 1999 and 1998 were approximately as follows:

	1999	1998
Assets:
Net unrealized losses on investment securities available-for-sale	$1,121	$—
Loan loss provision	718	549
Benefit plans	222	229
Accumulated depreciation	34	58
Other	25	48

Total deferred tax assets	2,120	884
Liabilities:
FHLB stock dividends	$608	$450
Net unrealized gains on investment securities available-for-sale	—	253

Total deferred tax liabilities	608	703

Net deferred tax assets	$1,512	$181

    Management believes, primarily based upon the Bank's historical performance, that the net deferred tax assets will be recognized in the normal course of operations and, accordingly, management has not reduced net deferred tax assets by a valuation allowance.

    The Bank made income tax payments of approximately $633, $948 and $2,067 during 1999, 1998 and 1997, respectively.

15.  Basic and diluted earnings per common share ($ in 000s, except per share amounts)

    The Bank's basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. The Bank's diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options.

    The numerators and denominators used in computing basic and diluted earnings per common share for the nine months ended September 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 can be reconciled as follows:

	Net income (numerator)	Shares (denominator)	Per-share amount
Nine months ended September 30, 2000 (unaudited)
Basic earnings per common share—
Income available to common shareholders	$1,192	8,563,960	$0.14

Effect of assumed conversion of stock options	—	264,971

Diluted earnings per common share	$1,192	8,828,931	$0.14

Nine months ended September 30, 1999 (unaudited)
Basic earnings per common share—
Income available to common shareholders	$1,202	8,094,986	$0.15

Effect of assumed conversion of stock options	—	201,617

Diluted earnings per common share	$1,202	8,296,603	$0.14

Year ended December 31, 1999
Basic earnings per common share—
Income available to common shareholders	$1,728	8,127,190	$0.21

Effect of assumed conversion of stock options	—	245,383

Diluted earnings per common share	$1,728	8,372,573	$0.21

Year ended December 31, 1998
Basic earnings per common share—
Income available to common shareholders	$2,236	7,958,773	$0.28

Effect of assumed conversion of stock options	—	410,897

Diluted earnings per common share	$2,236	8,369,670	$0.27

Year ended December 31, 1997
Basic earnings per common share—
Income available to common shareholders	$2,746	7,935,537	$.35

Effect of assumed conversion of stock options	—	286,550

Diluted earnings per common share	$2,746	8,222,087	$.33

16.  Transactions with related parties ($ in 000s)

    Some of the officers and directors (and the companies with which they are associated) are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business. In addition, the Bank expects to continue to have such banking transactions in the future. All loans and commitments to loan to such parties are generally made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present any other unfavorable features.

    An analysis of activity with respect to loans to directors and officers of the Bank for the year ended December 31, 1999 was approximately as follows:

Balance at December 31, 1998	$6,087
Additions	3,771
Repayments	(2,885)

Balance at December 31, 1999	$6,973

17.  Employee benefits ($ in 000s)

    401(k) Profit Sharing Plan:  The Bank maintains a 401(k) profit sharing plan (the Plan) that covers substantially all full-time employees over 18 years of age. Employees may make voluntary tax-deferred contributions to the Plan, and the Bank's contributions to the Plan are at the discretion of the Bank's Board of Directors (the Board), not to exceed the amount deductible for federal income tax purposes. Employees vest in the Bank's contributions over a period of seven years. Bank contributions to the Plan which were charged to operations were approximately $74, $57 and $94 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Executive Incentive Plan:  The Executive Incentive Plan (the EIP) rewards key officers for performance and continuity of service. Awards earned under the EIP in years prior to 1998 vest ratably over four years, earning a prevailing market rate of interest over the vesting period. Awards earned subsequent to 1998 vest immediately. There were no awards earned in 1999. Awards earned under the EIP were approximately $30 and $29 in 1998 and 1997, respectively. Amounts which were changed to operations under the plan were approximately $11, $51 and $32 in 1999, 1998 and 1997, respectively.

    Employee Stock Ownership Plan and Debt:  The Bank sponsors a leveraged employee stock ownership plan (ESOP) that covers substantially all previous employees of United. The Bank makes annual contributions to the ESOP. The amount of the annual contribution is discretionary, except that it must be sufficient to enable the ESOP to service its debt. The initial ESOP shares were pledged as collateral for the debt. As the debt is repaid, shares are released and allocated to active employees, based on the proportion of debt paid. The debt of the ESOP is recorded as a liability, and the shares pledged as collateral are reported as unearned ESOP compensation in the shareholders' equity section of the accompanying consolidated balance sheets. As shares are released from collateral, the Bank reports compensation expense equal to the current market price of the shares for all shares acquired by the ESOP. The difference between the allocated shares' market value and the cost of the allocated shares in 1999, 1998 and 1997 was approximately $78, $190 and $69, respectively, and is reflected as compensation expense in the accompanying consolidated statements of income and in surplus in the accompanying consolidated statements of shareholders' equity. ESOP compensation expense related to the payment of debt was approximately $286, $254 and $133 in 1999, 1998 and 1997, respectively. The ESOP shares are considered outstanding for earnings per share computations. Cash dividends paid on unallocated shares which are collateral for debt are used to repay the ESOP debt. Cash dividends paid on allocated shares are distributed to the accounts of the ESOP participants.

    Shares held by the ESOP as of December 31, 1999 and 1998 were classified as follows:

	1999	1998
Allocated shares:
Prior to January 1, 1993	61,665	61,665
Subsequent to December 31, 1992	371,033	309,234

	432,698	370,899
Unallocated shares	158,099	241,625

Total ESOP shares	590,797	612,524

    The approximate fair market value for the Bank's unallocated shares at December 31, 1999 and 1998 was approximately $842 and $1,134, respectively.

    Agreement with former president:  The Bank has entered into a contract with a former president of United providing for benefit payments subsequent to his retirement. The accrued liability for these payments was $555 and $559 at December 31, 1999 and 1998, respectively. The Bank also entered into an approximate $115 settlement agreement with this former president, of which $15 was paid in 1999, and $100 was paid in 1998.

18.  Stock option plan ($ in 000s, except per share amounts)

    The Bank has a stock option plan (the Stock Option Plan), whereby the Bank may grant Incentive Stock Options (ISOs) and Non-qualified Stock Options (NSOs).

    The exercise price of each option is generally the fair market value of the Bank's common stock at the date of grant. The options generally vest over time and all options generally expire in ten years, if not exercised. However, the Board has the right to suspend or terminate the Stock Option Plan at any time, except with respect to the remaining options outstanding. In addition, during 1998, the vesting schedule for certain options was accelerated by 50% in exchange for certain key employees waiving their right to cash distributions for previously granted stock options.

    SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires companies, such as the Bank, that use the intrinsic value method to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of applying the fair value-based method of accounting for stock options. The effect of applying the fair value-based method to stock options granted in the years ended December 31, 1999, 1998 and 1997 resulted in an estimated weighted-average grant date fair value of $1.27, $2.40 and $.81, respectively. Had compensation cost been determined based on the fair value of the options at the date of grant, the Bank's pro forma net income, pro forma basic earnings per common share and pro forma diluted earnings per common share for the years ended December 31, 1999, 1998 and 1997 would have been as follows:

		1999	1998	1997
Net income	As reported	$1,728	$2,236	$2,746
	Pro forma	1,600	2,034	2,322
Basic earnings per common share	As reported	$0.21	$0.28	$0.35
	Pro forma	0.20	0.26	0.29
Diluted earnings per common share	As reported	$0.21	$0.27	$0.33
	Pro forma	0.19	0.24	0.28

    The Bank used the Black-Scholes option-pricing model with the following weighted-average assumptions to value options granted for the years ended December 31, 1999, 1998 and 1997:

	1999	1998	1997
Dividend yield	1.5%	1.5%	1.5%
Expected volatility	37%	28%	25%
Risk-free interest rate	6.0%	4.6%	6.6%
Expected option lives	7 years	5 years	7 years

    Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, the pro forma effects for 1999, 1998 and 1997 may not be representative of the effects on reported results in future years.

    At December 31, 1999, 437,000 shares reserved under the Stock Option Plan were available for future grant. Activity related to the Stock Option Plan for the years ended December 31, 1999, 1998 and 1997 was as follows:

	1999		1998		1997
	Options outstanding	Weighted average exercise price	Options outstanding	Weighted average exercise price	Options outstanding	Weighted average exercise price
Balance at beginning of year	763,324	$3.63	823,680	$2.35	315,420	$1.00
Granted	182,680	4.54	156,260	8.20	551,880	3.17
Exercised	(130,406)	2.53	(100,480)	0.86	—	—
Forfeited	(14,526)	3.46	(116,136)	3.09	(43,620)	2.97

Balance at end of year	801,072	$4.02	763,324	$3.63	823,680	$2.35

    Information regarding the number, weighted-average exercise price and weighted-average remaining contractual life of options by range of exercise price at December 31, 1999 is as follows:

	Options outstanding
			Weighted- average remaining contractual life (years)	Exercisable options
Exercise price range	Number of options	Weighted- average exercise price		Number of options	Weighted- average exercise price
$ 0.81	84,000	$.81	2	84,000	$.81
1.07	56,220	1.07	4	56,220	1.07
1.75	23,820	1.75	6	11,412	1.75
3.17-4.19	431,649	3.35	8	264,573	3.35
4.44-5.33	25,623	4.99	10	4,269	4.99
7.12	4,760	7.12	8	952	7.12
8.25	175,000	8.25	8	—	—

	801,072	$4.02		421,426	$2.52

    Exercisable options as of December 31, 1998 and 1997 totaled 513,035 and 561,467, respectively.

19.  Contingencies

    In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the Bank's consolidated financial position or results of operations at December 31, 1999.

20.  Estimated fair values of financial instruments ($ in 000s)

    The following disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

    In cases where quoted market values are not available, the Bank primarily uses present value techniques to estimate the fair values of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

    In addition, as the Bank normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which have significant value. These include such off-balance sheet items as core deposit intangibles. The Bank does not believe that it would be practicable to estimate a representational fair value for these types of items as of December 31, 1999 and 1998.

    Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Bank.

    The Bank used the following methods and assumptions to estimate the fair value of its financial instruments:

  Cash and cash equivalents: The carrying amount approximates the estimated fair value of these instruments.

  Investment securities available-for-sale: The market value of investment securities available-for-sale, which is based on quoted market values or the market values for comparable securities, represents estimated fair value.

  Interest-bearing deposit with FHLB: The carrying amount approximates the estimated fair value.

  FHLB stock: The carrying amount approximates the estimated fair value.

  Loans: For variable rate loans that reprice frequently and have no significant change in credit risk, the estimated fair value is carrying value. For fixed rate loans, the estimated fair value is calculated by discounting the contractual cash flows of the loans using December 31, 1999 and 1998 origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

  Deposits: The estimated fair value of demand deposits, consisting of checking, savings and certain interest-bearing demand deposit accounts, is represented by the amounts payable on demand. The estimated fair value of time certificates of deposit is calculated by discounting the scheduled cash flows using the December 31, 1999 and 1998 rates offered on these instruments.

  FHLB borrowings: The estimated fair value of FHLB borrowings is calculated by discounting the scheduled cash flows using quoted rates from FHLB as of December 31, 1999 and 1998.

  Federal funds purchased and securities sold under agreements to repurchase: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.

  ESOP notes payable: The estimated fair value of the ESOP notes payable is calculated by discounting the scheduled cash flows using the Bank's incremental borrowing rates for similar types of borrowing arrangements.

  Off-balance sheet financial instruments: The estimated fair value of off-balance sheet financial instruments (primarily commitments to extend credit) is determined based on fees currently charged for similar commitments. Management estimates that these fees approximate $302 and $187 as of December 31, 1999 and 1998, respectively.

    The estimated fair values of the Bank's significant on-balance sheet financial instruments at December 31, 1999 and 1998 were as follows:

	1999		1998
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Financial assets:
Cash and cash equivalents	$20,868	$20,868	$43,378	$43,378
Investment securities available-for-sale	82,349	82,349	62,598	62,598
Interest-bearing deposit with FHLB	1,000	996	6,000	6,000
FHLB stock	4,818	4,818	3,604	3,604
Loans, net	171,420	170,709	139,850	141,879
Financial liabilities:
Deposits	229,745	229,806	214,186	211,217
FHLB borrowings	17,402	17,099	8,134	8,200
Federal funds purchased and securities sold under agreements to repurchase	18,600	18,600	11,811	11,811
ESOP notes payable	604	603	890	897

21.  Regulatory matters ($ in 000s)

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to average assets (as defined), and Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Management believes that as of December 31, 1999 and 1998, the Bank met or exceeded all relevant capital adequacy requirements.

    As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt correction action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notification from the regulators that management believes would change the Bank's regulatory capital categorization.

    The Bank's actual and required capital amounts and ratios are presented in the following table:

	Actual		Regulatory minimum to be "adequately capitalized"		Regulatory minimum to be "well capitalized" under prompt correc- tive action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 1999:
Tier 1 capital (to average assets)	$30,628	10.7%	$11,484	4.0%	$14,355	5.0%
Tier 1 capital (to risk-weighted assets)	30,628	14.5	8,486	4.0	12,720	6.0
Total capital (to risk-weighted assets)	32,918	15.5	16,962	8.0	21,203	10.0
December 31, 1998:
Tier 1 capital (to average assets)	28,617	11.3	10,123	4.0	12,653	5.0
Tier 1 capital (to risk-weighted assets)	28,617	15.3	7,504	4.0	11,256	6.0
Total capital (to risk-weighted assets)	31,450	16.8	15,008	8.0	18,760	10.0

22.  Parent company financial information ($ in 000s)

    Condensed financial information for PremierWest Bancorp (parent company only) is presented as follows:

CONDENSED BALANCE SHEETS

	December 31,
	1999	1998
ASSETS
Cash and cash equivalents	$253	$340
Investment in subsidiaries	26,359	26,990
Premises and equipment	1,401	1,199
Other assets	871	846

Total assets	$28,884	$29,375

LIABILITIES AND SHAREHOLDERS' EQUITY
ESOP notes payable	$604	$890
Notes payable to the Bank	—	248
Other liabilities	56	103
Shareholders' equity	28,224	28,134

Total liabilities and shareholders' equity	$28,884	$29,375

CONDENSED STATEMENTS OF INCOME

	Years ended December 31,
	1999	1998
Operating income	$196	$215
Dividends from Bank	416	1,344
Operating expense	327	714

Income before credit for income taxes and equity in undistributed income of subsidiaries	285	845
Credit for income taxes	(43)	(131)

Income before equity in undistributed income of subsidiaries	328	976
Equity in undistributed income of subsidiaries	1,400	1,260

Net income	$1,728	$2,236

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	1999	1998
Cash flows from operating activities:
Net income	$1,728	$2,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57	14
Equity in undistributed income of subsidiaries	(1,400)	(1,260)
Change in stock option plan	—	157
Provision (credit) for deferred income taxes	6	(93)
Other, net	394	227

Net cash provided by operating activities	785	1,281
Cash flows from investing activities—
Purchases of premises and equipment, net	(411)	(357)
Cash flows from financing activities:
Repayment of ESOP notes payable	(286)	(254)
Repayment of notes payable to the Bank	(248)	(288)
Proceeds from the issuance of common stock	331	96
Dividends reinvested	41	43
Cash dividends paid	(299)	(264)

Net cash used in financing activities	(461)	(667)

Net increase (decrease) in cash and cash equivalents	(87)	257
Cash and cash equivalents:
Beginning of year	340	83

End of year	$253	$340

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and

Stockholders of Timberline Bancshares, Inc.

    We have audited the accompanying consolidated balance sheets of Timberline Bancshares, Inc. (a California corporation) and subsidiary as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Timberline Bancshares, Inc. and subsidiary as of December 31, 1999, 1998 and 1997, and the consolidated results of their operations and their cash flows for years then ended in conformity with generally accepted accounting principles.

Carlson, Pavlik and Drageset
Certified Public Accountants, LLP
Yreka, California
January 26, 2000

TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

September 30, 2000 (Unaudited)

December 30, 31, 1999, 1998 and 1997

($ in thousands)

		December 31,
	Sept. 30, 2000
		1999	1998	1997
	(unaudited)
ASSETS
Cash and due from banks, non-interest bearing	$8,975	$6,951	$4,785	$5,224
Interest bearing deposits in other banks	100	100	100	—
Federal funds sold	2,300	800	9,800	7,000
Securities available for sale	17,451	17,215	13,296	13,132
Securities to be held to maturity	2,287	3,172	5,538	7,205
Cash surrender value of officers' life insurance	2,384	2,317	1,361	1,303
Loans, net	59,341	57,554	51,904	48,100
Premises and equipment	1,797	1,874	2,009	2,032
Other assets	1,949	1,717	1,731	1,581

Total assets	$96,584	$91,700	$90,524	$85,577

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Demand	$17,949	$16,409	$15,937	$15,407
Savings	41,867	41,083	44,774	46,127
Time, under $100	20,696	19,839	16,361	12,354
Time, $100 and over	7,008	5,820	4,927	3,670

Total deposits	87,520	83,151	81,999	77,558
Other liabilities	690	766	653	541

Total liabilities	88,210	83,917	82,652	78,099

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, no par value, authorized 2,000,000 shares, issued and outstanding shares 2000 and 1999—1,006,860; 1998—1,006,810; 1997—1,006,726	2,993	2,993	2,993	2,992
Additional paid-in capital	1	1	1	1
Retained earnings	5,670	5,189	4,883	4,467
Accumulated other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale	(290)	(400)	(5)	18

Total stockholders' equity	8,374	7,783	7,872	7,478

Total liabilities and stockholders' equity	$96,584	$91,700	$90,524	$85,577

The accompanying notes are an integral part of these consolidated financial statements.

TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

($ in thousands, except per share)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)
Interest income:
Interest on fees and loans	$4,211	$3,765	$5,112	$4,923	$4,568
Interest on federal funds sold	100	217	251	674	586
Interest on securities available for sale	728	650	902	750	735
Interest on securities to be held to maturity	113	174	210	336	409
Interest, other	97	78	111	74	69

	5,249	4,884	6,586	6,757	6,367

Interest expense:
Interest on deposits	1,805	1,670	2,237	2,397	2,100
Interest on short-term borrowings	7	3	4	—	—

	1,812	1,673	2,241	2,397	2,100

Net interest income	3,437	3,211	4,345	4,360	4,267
Provision (credit) for loan losses	56	27	(28)	83	—

Net interest income after provision for loan losses	3,381	3,184	4,373	4,277	4,267

Other income:
Service charges	289	297	406	412	411
Other	14	14	18	16	19

	303	311	424	428	430

Other expenses:
Salaries and employee benefits	1,507	1579	2,114	1,984	1,827
Occupancy expenses	288	308	401	392	402
Equipment and data processing expenses	221	231	296	313	318
Other operating expenses	614	613	893	793	816

	2,630	2,731	3,704	3,482	3,363

Income before income taxes	1,054	764	1,093	1,223	1,334
Income tax expense	321	185	284	304	347

Net income	$733	$579	$809	$919	$987

Earnings per common share:
Basic	$0.73	$0.58	$0.80	$0.91	$0.99

Diluted	$0.73	$0.58	$0.80	$0.91	$0.98

The accompanying notes are an integral part of these consolidated financial statements.

TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

($ in thousands)

	For the Nine Months Ended September 30		For the Years Ended December 31
	2000	1999	1999	1998	1997
Net income, per consolidated statements of income	$733	$579	$809	$919	$987

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale arising during the year	183	(630)	(717)	(41)	67

Income tax expense (benefit) related to other comprehensive income (loss)	73	(252)	(322)	(18)	30

Other comprehensive income (loss) net of income tax	110	(378)	(395)	(23)	37

Total comprehensive income	$843	$201	$414	$896	$1,024

The accompanying notes are an integral part of these consolidated financial statements.

TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

For The Years Ended December 31, 1999, 1998 and 1997

($ in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings
	Shares	Amount				Total
Balance, December 31, 1996	954,484	$2,813	$1	$3,982	$(19)	$6,777
Net income	—	—	—	987	—	987
Other comprehensive income (loss) net of income tax; change in unrealized gain (loss) on securities available for sale, net of deferred income tax of $30	—	—	—	—	37	37
Cash dividend declared	—	—	—	(502)	—	(502)
Options exercised by employees and directors	52,242	179	—	—	—	179

Balance, December 31, 1997	1,006,726	2,992	$1	4,467	18	7,478
Net income	—	—	—	919	—	919
Other comprehensive income (loss) net of income tax; change in unrealized gain (loss) on securities available for sale, net of deferred income tax benefit of $18	—	—	—	—	(23)	(23)
Cash dividend declared	—	—	—	(503)	—	(503)
Options exercised by employees and directors	84	1	—	—	—	1

Balance, December 31, 1998	1,006,810	2,993	1	4,883	(5)	7,872
Net income	—	—	—	809	—	809
Other comprehensive income (loss) net of income tax; change in unrealized gain (loss) on securities available for sale, net of deferred income tax of $322	—	—	—	—	(395)	(395)
Cash dividend declared	—	—	—	(503)	—	(503)
Options exercised by employees and directors	50	—	—	—	—	—

Balance, December 31, 1999	1,006,860	2,993	1	5,189	(400)	7,783
Net Income	—	—	—	733	—	733
Other comprehensive income (loss) net of income tax; change in unrealized gain (loss) on securities available for sale, net of deferred income tax of 73	—	—	—	—	110	110
Cash dividend declared	—	—	—	(252)	—	(252)

Balance, September 30, 2000 (unaudited)	1,006,860	$2,993	$1	$5,670	$(290)	$8,374

The accompanying notes are an integral part of these consolidated financial statements.

TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

($ in thousands)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)
Cash flows from operating activities:
Net income	$733	$579	$809	$919	$987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162	160	215	195	189
Provision for loan losses	56	27	(28)	83	—
Net (increase) decrease in other assets	(232)	(99)	336	(132)	(89)
Net increase in other liabilities	(76)	78	113	112	111

Net cash provided by operating activities	643	745	1,445	1,177	1,198

Cash flows from investing activities:
Net (increase) in interest bearing deposits in other banks	—	—	—	(100)	—
Net (increase) decrease in federal funds sold	(1,500)	9,800	9,000	(2,800)	5,700
Purchases of securities available for sale	—	(7,911)	(7,911)	(22,205)	(16,643)
Proceeds from sales of securities available for sale	—	—	—	—	1,185
Proceeds from maturities of securities available for sale	—	3,526	3,350	22,000	8,815
Purchases of securities to be held to maturity	—	—	—	(991)	—
Proceeds from maturities of securities to be held to maturity	759	1,587	2,291	2,658	2,369
Net increase in loans	(1,843)	(6,334)	(5,622)	(3,887)	(9,393)
Purchases of premises and equipment	(85)	(59)	(80)	(172)	(122)
Increase in cash surrender value of officers' life insurance policies	(67)	(938)	(956)	(58)	(54)

Net cash provided by (used in) investing activities	(2,736)	(329)	72	(5,555)	(8,143)

Cash flows from financing activities:
Net increase in borrowings	—	1,300	—	—	—
Net increase in deposits	4,369	717	1,152	4,441	7,290
Proceeds from note payable	—	11	11	—	—
Principal payments on note payable	—	(11)	(11)	—	—
Dividends paid	(252)	(252)	(503)	(503)	(502)
Proceeds from exercise of stock options	—	—	—	1	179

Net cash provided by financing activities	4,117	1,765	649	3,939	6,967

Net increase (decrease) in cash and due from banks	2,024	2,181	2,166	(439)	22
Cash and due from banks at beginning of period	6,951	4,785	4,785	5,224	5,202

Cash and due from banks at end of period	$8,975	$6,966	$6,951	$4,785	$5,224

Interest paid	$1,804	$1,696	$2,257	$2,387	$2,141

Income taxes paid	$333	$280	$377	$336	$417

The accompanying notes are an integral part of these consolidated financial statements.

TIMBERLINE BANCSHARES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999

TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
($ in thousands, except net income per share information)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The accounting and reporting policies of Timberline Bancshares, Inc. (the Company) and its subsidiary (the Bank) are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of the principles used in preparing the financial statements are briefly described below.

Consolidation:

    The consolidated financial statements include the accounts of Timberline Bancshares, Inc. and its wholly owned subsidiary, Timberline Community Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations:

    The Company is a bank holding company, formed to be the sole shareholder of the Bank. Its major source of income is dividends paid by the Bank.

    The Bank operates eight branch locations in Siskiyou County, California, and a loan office in Medford, Oregon. The Bank grants agribusiness, commercial, residential, construction, and consumer loans throughout northern California, and Oregon.

Estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The material estimate that is particularly susceptible to change relates to the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, further reductions in the carrying amount of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Presentation of Cash Flows:

    For the purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Bank, deposits, and federal funds sold are reported net.

Investment securities:

    The Company's investments in securities are classified in three categories and accounted for as follows.

    Trading Securities:  Government bonds held principally for resale in the near term and mortgage-backed securities held for sale in conjunction with the Bank's mortgage banking activities are classified as trading securities and recorded at their fair values. Realized and unrealized gains and losses on trading securities are included in other income. The Company had no trading securities.

    Securities Available for Sale:  Securities available for sale consist of bonds, notes and debentures not classified as trading securities or as securities to be held to maturity.

    Securities to be Held to Maturity:  Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums, and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

    Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in accumulated other comprehensive income (a separate component of shareholders' equity) until realized.

    Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Loans and Allowance for Loan Losses:

    Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Management believes this method of discontinuing accrual of interest is more accurate than the use of an arbitrary method, such as stopping the accrual of interest when a loan is 90 days past due. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Premises and Equipment:

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the useful lives of the assets, which range from three to thirty-three years.

Cash Surrender Value of Officers' Life Insurance:

    The Bank has purchased life insurance on several key officers. Under the policies, the Bank receives the cash surrender value if the policy is terminated and, upon death of the insured, receives all benefits payable.

Foreclosed Property:

    Foreclosed property consists of real estate and other assets acquired through customers' loan defaults. Foreclosed property is carried at the lower of fair value, less the estimated cost to sell, or cost. Routine maintenance costs, declines in market value and net losses on disposal are included in other operating expenses. Foreclosed property is included in "other assets" on the Company's balance sheet.

Loan Origination Fees and Costs:

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. The deferred fees and costs are netted against outstanding loan balances, and are amortized over the life of the loan.

Income Taxes:

    Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

    The Company and its subsidiary file a consolidated Federal income tax return and a combined California income tax return. The subsidiary provides for income taxes on a separate-return basis, and remits to the Company amounts determined to be currently payable.

Common Stock:

    The Company has only one class of common stock. No special rights or privileges are ascribed to any shares.

Off-Balance Sheet Financial Instruments:

    In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

NOTE 2—NET INCOME PER COMMON SHARE:

    Net income per common share is presented under two methods: basic and diluted. Basic net income per common share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted net income per common share is calculated by dividing income available to common shareholders, as adjusted, by the weighted-average number of common shares outstanding during the year, adjusted for dilutive items. The dilutive items are calculated using the treasury stock method, which assumes repurchase of common shares with the proceeds from the exercise of the dilutive items.

    Net income per common share (basic and diluted) is computed as follows:

	Income	Shares	Per-Share Amount
For the Nine Months Ended September 30, 2000 (unaudited):
Basic Net Income Per Common Share:
Income available to common stockholders	$733,000	1,006,860	$0.73

Effect of dilutive securities:
Stock options (antidilutive)	—	—

Diluted Net Income Per Common Share:
Income available to common stockholders	$733,000	1,006,860	$0.73

(Stock options are antidilutive in 2000 since exercise price is higher than average market price
For the Nine Months Ended September 30, 1999 (unaudited):
Basic Net Income Per Common Share:
Income available to common stockholders	$579,000	1,006,860	$0.58

Effect of dilutive securities:
Stock options (antidilutive)	—	—

Diluted Net Income Per Common Share:
Income available to common stockholders	$579,000	1,006,860	$0.58

(Stock options are antidilutive in 1999 since exercise price is higher than average market price
For the Year Ended December 31, 1999:
Basic Net Income Per Common Share:
Income available to common stockholders	$809,981	1,006,860	$0.80

Effect of dilutive securities:
Stock options (antidilutive)	—	—

Diluted Net Income Per Common Share:
Income available to common stockholders	$809,981	1,006,860	$0.80

(Stock options are antidilutive in 1999 since exercise price is higher than average market price)

For the Year Ended December 31, 1998:
Basic Net Income Per Common Share:
Income available to common stockholders	$919,235	1,006,737	$0.91

Effect of dilutive securities:
Stock options (antidilutive)	—	—

Diluted Net Income Per Common Share:
Income available to common stockholders	$919,235	1,006,737	$0.91

(Stock options are antidilutive in 1998 since exercise price is higher than average market price)
For the Year Ended December 31, 1997:
Basic Net Income Per Common Share:
Income available to common stockholders	$987,100	992,103	$0.99

Effect of dilutive securities:
Stock options	—	10,664

Diluted Net Income Per Common Share:
Income available to common stockholders	$987,100	1,002,767	$0.98

NOTE 3—INVESTMENT SECURITIES:

    The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that securities available for sale be carried at fair value, with the net unrealized holding gain or loss recognized as a separate component of stockholders' equity.

    The carrying amounts of investment securities as shown in the consolidated balance sheets at December 31, 1999, 1998 and 1997 are summarized a follows:

	Amortized or Accreted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2000 (unaudited)
Securities available for sale:
U.S. Government and Agency Securities	$13,750	$—	$228	$13,522
State and political subdivisions	4,185		256	3,929

	$17,935	$—	$484	$17,451

Securities held to maturity:
U.S. Government and Agency Securities	$3	$—	$—	$3
State and Political subdivisions	2,284	—	—	2,284

	$2,287	$—	$—	$2,287

December 31, 1999:
Securities available for sale:
U.S. Government and Agency Securities	$13,750	$—	$371	$13,379
State and political subdivisions	4,191	—	355	3,836

	$17,941	$—	$726	$17,215

Securities to be held to maturity:
U.S. Government and Agency Securities	$5	$—	$—	$5
State and political subdivisions	3,167	26	2	3,191

	$3,172	$26	$2	$3,196

December 31, 1998:
Securities available for sale:
U.S. Government and Agency Securities	$12,500	$9	$16	$12,493
State and political subdivisions	804	19	20	803

	$13,304	$28	$36	$13,296

Securities to be held to maturity:
U.S. Government and Agency Securities	$509	$2	$—	$511
State and political subdivisions	5,029	116	—	5,145

	$5,538	$118	$—	$5,656

December 31, 1997:
Securities available for sale:
U.S. Government and Agency Securities	$13,000	$34	$2	$13,032
State and political subdivisions	100	—	—	100

	$13,100	$34	$2	$13,132

Securities to be held to maturity:
U.S. Government and Agency Securities	$1,617	$—	$1	$1,616
State and political subdivisions	5,588	102	—	5,690

	$7,205	$102	$1	$7,306

    Securities carried at approximately $5,390 at December 31, 1999; $3,234 at December 31, 1998; and $2,740 at December 31, 1997, and were pledged to secure public deposits and for other purposes required or permitted by law.

    Gross realized gains on sales of securities available for sale were $-0-, $-0-, and $3 for the years ended December 31, 1999, 1998 and 1997, respectively. There were no sales of securities to be held to maturity for the years ended December 31, 1999, 1998 and 1997. Gross realized losses on sales of securities were $-0- for all types of securities for the years ended December 31,1999, 1998 and 1997.

    Gross proceeds from the sale of securities were $-0-, $-0-, and $1,185, for the years ended December 31, 1999, 1998 and 1997, respectively. The applicable income taxes were approximately $-0-, $-0-, and $508 for the years ended December 31, 1999, 1998 and 1997, respectively.

    The amortized cost and estimated fair value of securities held to maturity and available for sale at December 31, 1999, by contractual maturity, are as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$1,000	$990	$1,273	$1,275
After one year through five years	12,429	12,103	1,817	1,836
After five years through ten years	1,091	1,040	82	85
After ten years through fifteen years	3,421	3,082	—	—

	$17,941	$17,215	$3,172	$3,196

    Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES:

    The components of loans in the consolidated balance sheets were as follows:

		December 31,
	September 2000 (unaudited)
		1999	1998	1997
Commercial	$53,584	$51,501	$43,991	$40,977
Real Estate construction	1,450	1,924	2,933	787
Residential mortgage	2,873	2,430	2,790	2,809
Consumer installment	1,977	2,181	2,686	3,110
Credit cards	—	—	—	904

	59,884	58,036	52,400	48,587
Deferred loan fees and costs	(120)	(110)	(118)	(86)
Allowance for loan losses	(423)	(372)	(378)	(401)

Loans, net	$59,341	$57,554	$51,904	$48,100

    Loans classified as non-accrual approximated $13, $0, and $0 as of December 31, 1999, 1998 and 1997, respectively.

    The changes in the allowance for loan losses were as follows:

	Nine Months Ended September 30,		December 31,
	2000	1999	1999	1998	1997
Balance, beginning of year	$372	$378	$378	$401	$491
Loans charged off	(10)	(5)	(5)	(132)	(93)
Recoveries	5	23	27	26	3
Provision (credit) for loan losses	56	27	(28)	83	—

Balance, end of period	$423	$423	$372	$378	$401

NOTE 5—PLEDGED AND RESTRICTED ASSETS:

    The Federal Reserve Board requires that banks maintain non-interest bearing cash balances in accordance with the Board's reserve requirements. The average non-interest bearing cash balance maintained to meet reserve requirements was approximately $600, $600 and $600 during 1999, 1998 and 1997, respectively.

    Information concerning pledged assets is contained in Note 3.

NOTE 6—PREMISES AND EQUIPMENT:

    Major classifications of premises and equipment are as follows:

	December 31,
	1999	1998	1997
Premises	$2,631	$2,621	$2,538
Equipment	1,114	1,177	1,089

	3,745	3,798	3,627
Accumulated depreciation	(1,871)	(1,789)	(1,595)

	$1,874	$2,009	$2,032

Depreciation expense	$215	$195	$191

    Certain facilities and equipment are leased under various operating leases. Rental expense was $72, $117 and $104 in 1999, 1998 and 1997, respectively. Future minimum rental commitments under noncancelable leases are:

2000	$45
2001	44
2002	43
2003	43
2004	43
Thereafter	1,048

$1,266

NOTE 7—TIME CERTIFICATES OF DEPOSIT MATURITIES:

    Time certificates of deposit under $100 maturing in years ending December 31, as of December 31, 1999:

2000	$18,472
2001	836
2002	294
2003	96
2004	44
Thereafter	97

$19,839

    Time certificates of deposit $100 and over maturing in years ending December 31, as of December 31, 1999:

2000	$5,103
2001	378
2002	100
2003	110
2004	129
Thereafter	—

$5,820

NOTE 8—EMPLOYEE BENEFITS:

    The Bank has a non-qualified salary continuation plan for several key executive officers that provides for certain amounts to be paid to the officers upon their retirement at age 65, or upon certain terminations of employment. The Bank purchased single premium life insurance policies on the lives of the officers to assist with the funding of the plan.

    In addition, the Bank has a 401(k) Employee Retirement Plan. Employees must meet certain age and hour requirements in order to be eligible to participate. Employees can contribute to the plan, within limits established by the Internal Revenue Service. In addition, the Bank may make matching contributions and/or profit sharing contributions to the Plan. For 1999, 1998 and 1997 respectively, the Bank made ten percent matching contributions totaling $5, $4 and $4. Participants have the ability to direct the investment of the contributions, within guidelines established by the Bank.

NOTE 9—NOTES PAYABLE AND OTHER DEBT

    During 1999, the Company established a line of credit with another financial institution. The maximum amount available was $100, and bore interest at the lender's prime rate. The Company borrowed, and repaid, $11; there were no amounts outstanding at December 31, 1999, and the line of credit was cancelled prior to December 31, 1999.

    During 1999, the Bank established the ability to borrow from the Federal Reserve Bank of San Francisco "discount window". Terms of any borrowings will be established at the time of borrowing. No amounts were borrowed from this source during 1999.

NOTE 10—INCOME TAXES:

    Total applicable income taxes reported in the consolidated income statements for the years ended December 31, 1999, 1998 and 1997 included the following components:

	December 31,
	1999	1998	1997
Currently paid or payable:
Federal	$256	$291	$261
State	116	117	89

	372	408	350

Increase (decrease) in deferred taxes:
Federal	(76)	(70)	(2)
State	(12)	(34)	(1)

	(88)	(104)	(3)

Income tax expense	$284	$304	$347

    The deferred tax assets were comprised of the following:

	December 31,
	1999	1998	1997
Difference in allowance for loan losses between financial statement and income tax purposes	$69	$74	$67
Timing differences in deductibility of state taxes	39	40	34
Difference in allowance for losses on foreclosed property between financial statement and income tax purposes	55	25	24
Timing difference in deductibility of deferred compensation	295	211	116
Difference in depreciation expense between financial statement and income tax purposes	—	20	—
Deferred tax on unrealized holding losses on securities available for sale	325	—	—

Total deferred tax asset	783	370	241

    The deferred tax liabilities were comprised of the following:

Difference in depreciation expense between financial statement and income tax purposes	(15)	(—)	(2)
Other	(26)	(41)	(14)

Total deferred tax liability	(41)	(41)	(16)

Net deferred tax asset	$742	$329	$225

    The reasons for the differences between applicable income taxes and the amount computed at the applicable regular federal tax rate of 34 percent were as follows:

	December 31,
	1999	1998	1997
Taxes at statutory federal income tax rate	$372	$416	$454
Increase (decrease) in taxes resulting from:
Tax exempt income	(126)	(120)	(117)
State income taxes, net of federal income taxes	87	80	79
Deferred compensation	67	34	60
Other	(116)	(106)	(129)

	$284	$304	$347

NOTE 11—STOCK OPTION PLAN:

    At December 31, 1999 and 1998, the Company had a stock based compensation plan, which is described below. During 1997, the Company had a stock based compensation plan, also described below, which expired during 1998. The Company applies APB Opinion 25, "Accounting For Stock Issued To Employees", and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. For all options granted, the compensation costs for 1999, 1998 and 1997 as determined under SFAS No. 123 (based on the fair value of options at the grant date) were not material.

    The Board of Directors, in 1999, modified the terms of the options granted in 1998, which provides certain directors and employees with an opportunity to purchase the Company's common stock. The modification revalued the grant price to $10.00 per share. Under the plan, the Company may grant either incentive or non-qualified stock options to purchase up to 300,000 shares. The option price per share may not be less than the fair market value of the stock on the date of the grant, and the maximum term of the options may not exceed ten years. Current options outstanding have an exercise price of $10.00 per share.

    The Company's prior stock option plan (the 1989 option plan) expired in 1998 and all outstanding options had been exercised.

	Number of Shares	Weighted Average Exercise Price
Options outstanding at December 31, 1996 (1989 Option Plan)	52,242	$3.42	(Remaining life of 2 1/2 years)
Granted	—	—
Exercised	(52,242)	3.42
Forfeited	—	—

Options outstanding at December 31, 1997	—	—
Granted	72,000	12.50
Exercised	(84)	12.50
Forfeited	—	—

Options outstanding at December 31, 1998	71,916	12.50	(Remaining life of 9 1/2 years)
Granted	55,500	10.00
Exercised	(50)	10.00
Forfeited	(5,000)	10.00

Options outstanding at December 31, 1999	122,366	10.00	(Remaining life of 8 1/2 years)

NOTE 12—TIMBERLINE BANCSHARES, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS:

    Condensed Balance Sheets:

	December 31,
	1999	1998	1997
ASSETS
Cash and due from banks, bank subsidiary, non-interest bearing	$—	$3	$2
Investment in wholly owned subsidiary	8,145	7,838	7,417
Other assets	38	36	41

Total assets	$8,183	$7,877	$7,460

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities	$—	$—	$—
Stockholders' equity	8,183	7,877	7,460

Total liabilities and stockholders' equity	$8,183	$7,877	$7,460

    Condensed Income Statements:

	December 31,
	1999	1998	1997
Operating income:
Dividends from subsidiary	$520	$523	$502
Other	—	—	—

	520	523	502
Operating expenses:
Other expense	26	34	20

Income (loss) before income taxes and equity in undistributed net income of subsidiary	494	489	482
Income tax benefit	8	11	6

Income (loss) before equity in undistributed net income of subsidiary	502	500	488
Equity in undistributed net income of subsidiary	307	419	499

Net income	$809	$919	$987

    Condensed Statements Of Changes In Stockholders' Equity:

	Common Stock
			Additional Paid-In Capital	Retained Earnings
	Shares	Amount			Total
Balance, December 31, 1996	954,484	$2,813	$1	$3,982	$6,796
Net income	—	—	—	987	987
Cash dividend declared	—	—	—	(502)	(502)
Options exercised by employees and directors	52,242	179	—	—	179

Balance, December 31, 1997	1,006,726	2,992	1	4,467	7,460
Net income	—	—	—	919	919
Cash dividend declared	—	—	—	(503)	(503)
Options exercised by employees and directors	84	1	—	—	1

Balance, December 31, 1998	1,006,810	2,993	1	4,883	7,877
Net income	—	—	—	809	809
Cash dividend declared	—	—	—	(503)	(503)
Options exercised by employees and directors	50	—	—	—	—

Balance, December 31, 1999	1,006,860	$2,993	$1	$5,189	$8,183

    Condensed Statements of Cash Flows:

	December 31,
	1999	1998	1997
Cash flows from operating activities:
Net income	$809	$919	$987
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(827)	(943)	(1,001)
Dividends received from subsidiary	520	523	502
Net (increase) decrease in other assets	(2)	5	15

Net cash provided by operating activities	500	504	503

Cash flows from investing activities;
Capital investment in subsidiary	—	(1)	(179)

Cash flows from financing activities:
Proceeds from note payable	11
Principal payments on note payable	(11)
Dividends paid	(503)	(503)	(502)
Proceeds from the exercise of stock options	—	1	179

Net cash (used in) financing activities	(503)	(502)	(323)

Net increase (decrease) in cash and due from banks	(3)	1	1
Cash and due from banks at beginning of year	3	2	1

Cash and due from banks at end of year	$—	$3	$2

Interest paid	$—	$—	$—

Income taxes paid	$377	$336	$417

NOTE 13—FINANCIAL INSTRUMENTS:

    In the normal course of business, the Bank is a party to financial instruments, which contain risks that are not required to be reflected in a traditional balance sheet. These financial instruments include commitments to extend credit and letters of credit. The Bank manages these risks by using the same credit risk management processes as it does for financial instruments reflected on the balance sheet. Credit risk for these instruments is considered in management's assessment of the adequacy of the allowance for credit losses.

Credit Risk:

    The disclosures in this note represent the Bank's credit exposure should every counterparty to the financial instruments with off-balance-sheet credit risk fail to perform completely according to the terms of the contracts and the collateral and other security, if any, for the exposure prove to be of no value to the Bank. The Bank's credit exposure for commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. The Bank believes its credit procedures minimize these risks.

Market Risk:

    This note does not address the amounts of market losses the Bank would incur if future changes in market prices make financial instruments with off-balance-sheet market risk less valuable or more onerous. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. The Bank maintains risk management policies that monitor and limit exposure to market risks.

Collateral and Other Security Arrangements:

    The credit risk of both on- and off-balance-sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Bank generally determines the need for specific covenant, guarantee and collateral requirements on a case-by-case basis, depending on the nature of the financial instrument and the customer's credit worthiness. The Bank may also receive comfort letters and oral assurances. The amount and type of collateral held to reduce credit risk varies but may include real estate, machinery, equipment, inventory and accounts receivable, as well as cash on deposit, stocks, bonds and other marketable securities that are generally held in the Bank's possession or at another appropriate custodian or depository. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. The Bank requests additional collateral when appropriate.

Commitments to Extend Credit and Letters of Credit:

    The following table summarizes credit risk for those financial instruments whose contract amounts represent credit risk at December 31:

	1999	1998	1997
Unused commercial loan commitments	$8,172	$8,364	$6,451
Unused overdraft protection lines	85	80	82
Stand-by letters of credit	130	130	115
Unused credit card commitments	—	—	1,241

    Commercial loan commitments are agreements to make or acquire a loan as long as the agreed-upon terms (e.g., expiry, covenants or notice) are met. The Bank's commitments to purchase or extend loans help its customers meet their liquidity needs. Overdraft protection lines and credit cards allow customers to buy goods and services or obtain cash advances.

    Standby letters of credit are issued by the Bank to ensure its customers' performance in dealings with others.

    Since many of the unused commitments are expected to expire unused or to be utilized only partially, the total amount of unused commitments does not represent future cash requirement. The Bank did not incur any losses on its commitments in 1999, 1998 or 1997.

NOTE 14—RELATED PARTIES:

    The Bank has loans outstanding to certain of its Directors and executive officers and to partnerships or companies in which a director or executive officer has at least a 10 percent beneficial interest. At December 31, 1999, 1998 and 1997, $611, $395, and $270 of such loans, respectively, were outstanding. An analysis of the activity during 1999 in respect to such loans is as follows:

Balance, December 31, 1998	$395
Additions	591
Deletions	(375)

Balance, December 31, 1999	$611

NOTE 15—REGULATORY MATTERS:

    The Bank, a state bank, is subject to the dividend restrictions set forth by the California State Banking Department. Under such restrictions, the Bank may not, without prior approval of the California State Banking Department, declare dividends in excess of the lesser of A) retained earnings, or; B) net income for the last three years less any distributions to stockholders made during the last three years. The dividends, as of December 31, 1999, that the Bank could declare, without the prior approval of the California State Banking Department, are approximately $1,226.

    The Bank is subject to various regulatory capital requirements administered by the Federal Depository Insurance Corporation and the California State Banking Department. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that if undertaken, could have a direct material impact on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    At December 31, 1999, those ratio requirements were: Tier 1, Total, and Leveraged capital ratios (as defined) of 6%, 10%, and 5% for Federal Depository Insurance Corporation purposes and a Leveraged Capital Ratio of 6.5% for California State Banking Department purposes. The Bank's actual ratios as of that date were 12.50%, 13.07% and 8.85% respectively. As of June 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

    Federal banking law restricts the Bank from extending credit to the Company, as the parent bank holding company, in excess of 10 percent of the Bank's capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements. The Company had no such borrowing from the Bank during 1999, 1998 and 1997.

NOTE 16—FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and due from banks, Interest bearing deposits in other banks, and Federal Funds Sold:

    The carrying amount is a reasonable estimate of fair value.

Investment Securities:

    Fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Cash Surrender Value of Officers' Life Insurance:

    The carrying amount is a reasonable estimate of fair value.

Loans:

    For certain homogeneous categories of loans, such as residential mortgages, and consumer installment loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits:

    The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Commitments to Extend Credit and Letters of Credit:

    The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated costs to cancel them or otherwise settle obligations with the counterparties at the reporting date.

    The estimated fair values of the Company's financial instruments at December 31, 1999 are as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$6,951	$6,951
Interest bearing deposits in other banks	100	100
Federal funds sold	800	800
Investment securities	20,387	20,411
Cash surrender value of officers' life insurance	2,317	2,317
Loans	57,926	57,926
Less allowance for loan losses	(372)	(372)
Financial liabilities:
Deposits	83,151	83,151
Unrecognized financial instruments:
Commitments to extend credit	—	—
Letters of credit	—	—

    (The amounts shown under "Carrying Amount" represent deferred fees arising from those unrecognized financial instruments.)

    The estimated fair values of the Company's financial instruments at December 31, 1998 are as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$4,785	$4,785
Interest bearing deposits in other banks	100	100
Federal funds sold	9,800	9,800
Investment securities	18,834	18,952
Cash surrender value of officers' life insurance	1,361	1,361
Loans	52,282	52,282
Less allowance for loan losses	(378)	(378)
Financial liabilities:
Deposits	81,888	81,888
Unrecognized financial instruments:
Commitments to extend credit	—	—
Letters of credit	—	—

    (The amounts shown under "Carrying Amount" represent deferred fees arising from those unrecognized financial instruments.)

    The estimated fair values of the Company's financial instruments at December 31, 1997 are as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$5,224	$5,224
Federal funds sold	7,000	7,000
Investment securities	20,337	20,438
Cash surrender value of officers' life insurance	1,303	1,303
Loans	48,501	48,506
Less allowance for loan losses	(401)	(401)
Financial liabilities:
Deposits	77,558	77,558
Unrecognized financial instruments:
Commitments to extend credit	—	—
Letters of credit	—	—

    (The amounts shown under "Carrying Amount" represent deferred fees arising from those unrecognized financial instruments.)

NOTE 17—CONTINGENCIES:

    The Bank is a party to several lawsuits arising out of its normal course of business. In the opinion of management and legal counsel, the ultimate resolution of these matters will not have a material effect on the consolidated financial statements.

APPENDIX I

AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of October 16, 2000 ("Agreement"), is made by and among PremierWest Bancorp, an Oregon corporation, PremierWest Bank, an Oregon state-chartered bank, Timberline Bancshares, Inc. a California corporation ("Timberline Bancshares"), and Timberline Community Bank, a California state-chartered bank and a wholly owned subsidiary of Timberline Bancshares.

RECITALS

    WHEREAS, promptly following the execution of this Agreement, PremierWest Bancorp will organize as a wholly owned subsidiary an Oregon corporation named Timberline Acquisition Corp. and cause it to perform the obligations of Timberline Acquisition Corp. hereunder;

    WHEREAS, the respective Boards of Directors of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank have each determined that it is in the best interests of their respective shareholders for Timberline Bancshares to merge with and into Timberline Acquisition Corp. and for Timberline Community Bank to merge with and into PremierWest Bank upon the terms and subject to the conditions set forth herein;

    WHEREAS, the parties to this Agreement intend that the mergers qualify as "reorganizations" within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, on or before the date hereof, the Board of Directors of each of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank has approved, adopted and recommended this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

    1.1.  Merger

      1.1.1.  Merger.  Upon the terms and conditions set forth in this Agreement, at the Effective Date (as hereinafter defined), (a) Timberline Bancshares will be merged with and into Timberline Acquisition Corp. (the "Merger") in accordance with the Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Holding Company Plan of Merger"), and (b) Timberline Community Bank will then be merged with and into PremierWest Bank (the "Subsidiary Merger") in accordance with the Plan of Merger attached hereto as Exhibit B (the "Bank Plan of Merger"), all in accordance with the applicable provisions of Oregon and California law. Timberline Acquisition Corp. will be the surviving corporation in the Merger (the "Resulting Corporation"), and will continue, after the Merger, to be incorporated under the laws of the State of Oregon. The name of the Resulting Corporation will be "Timberline Acquisition Corp." PremierWest Bank will be the surviving corporation in the Subsidiary Merger (the "Resulting Bank"), and will continue, after the Subsidiary Merger, to be incorporated and chartered under the laws of the State of Oregon. The name of the Resulting Bank will be "PremierWest Bank."

      1.1.2.  Consummation of the Mergers.  Provided that this Agreement is not earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger and the Subsidiary Merger (the "Closing") will occur as provided in Article 7 of this Agreement.

      1.1.3.  Effective Date.  As soon as practicable following the Closing (as hereinafter defined), Timberline Acquisition Corp. and Timberline Bancshares (together the "Constituent Corporations") will cause articles of merger to be filed with the Secretaries of the States of Oregon and California; and PremierWest Bank and Timberline Community Bank (together the "Constituent Banks") will promptly thereafter cause the Bank Plan of Merger to be filed with the Director of the Oregon Department of Consumer and Business Services and with the California Department of Financial Institutions. The "Effective Date" shall be 12:01 a.m. on the date of filing of Articles of Merger with the Oregon Secretary of State unless PremierWest Bancorp and Timberline Bancshares agree in writing upon a different date and time.

      1.1.4.  Directors of Premierwest Bancorp.  The Board of Directors of PremierWest Bancorp at and after the Effective Date shall be increased to consist of nine persons, eight of whom shall be the then current directors of PremierWest Bancorp, and one of whom shall be a current Timberline Bancshares director selected with the consent of both parties. Such persons shall serve as directors of PremierWest Bancorp after the Effective Date and until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of PremierWest Bancorp's Articles of Incorporation and Bylaws and the Oregon Business Corporation Act.

    1.2.  Tax Treatment.  The parties intend that the Merger and the Subsidiary Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

    1.3.  Changes to Form of Merger.  Whether before or after the Effective Date, each of the parties hereto, meaning PremierWest Bancorp, Timberline Acquisition Corp., and PremierWest Bank on one hand, and Timberline Bancshares and Timberline Community Bank on the other, agrees to cooperate and take such actions as the other party, in its good faith judgment for commercial, regulatory, tax, accounting or other reasons, reasonably requests to merge or otherwise consolidate legal entities (effective at or after the Effective Date); provided, however, that no party shall be obliged under this provision to change this transaction or take any action requested by the other party, which is not expressly provided for in this Agreement, if it would (A) materially alter or change the amount of consideration for the Merger or provide that such consideration shall take any form except stock and cash in the amounts provided herein, (B) adversely affect the tax treatment of the Merger, or (C) materially impede or delay receipt of any approvals referred to herein or the consummation of the transactions contemplated hereby.

    1.4.  Further Actions.  From time to time as and when requested by the Resulting Corporation or the Resulting Bank, or by their successors or assigns, the officers and directors of PremierWest Bancorp, Timberline Bancshares, Timberline Acquisition Corp., PremierWest Bank and Timberline Community Bank in office immediately before the Effective Date shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Resulting Corporation, or to confirm, of record or otherwise, title to and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Timberline Acquisition Corp. and Timberline Bancshares; to vest or perfect in the Resulting Bank, or to confirm, of record or otherwise, title to and possession of, all of the assets, property interests, rights, privileges, immunities, powers, franchises and authority of PremierWest Bank and Timberline Community Bank; to qualify the Merger and the Subsidiary Merger as a

"reorganization" within the meaning of Section 368(a) of the Code; and to otherwise to carry out the purposes of this Agreement.

ARTICLE 2

CONVERSION AND EXCHANGE OF SHARES

    At the Effective Date, by virtue of the Merger and the Subsidiary Merger and without any action on the part of any party or any shareholder, the outstanding shares of common stock of the Constituent Corporations and the Constituent Banks shall be converted as provided in the Holding Company Plan of Merger and the Bank Plan of Merger (together the "Plans of Merger").

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PREMIERWEST BANCORP AND
PREMIERWEST BANK

    PremierWest Bancorp and PremierWest Bank hereby represent and warrant to Timberline Bancshares and Timberline Community Bank that:

    3.1.  Corporate Organization.

      3.1.1.  PremierWest Bancorp is (i) a corporation duly organized and validly existing under the laws of the State of Oregon, (ii) duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted or to be conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, and (iii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted or as it is proposed to be conducted. PremierWest Bancorp is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with the Board of Governors of the Federal Reserve System ("FRB").

      3.1.2.  PremierWest Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. PremierWest Bank is duly chartered as a bank under Oregon law and has all authority necessary under Oregon law to conduct a banking business. PremierWest Bank is an insured depository institution under Section 5 of the Federal Deposit Insurance Act, as amended, 12 U.S.C. §1815. PremierWest Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole. PremierWest Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

      3.1.3.  Upon completion of its organization, Timberline Acquisition Corp. will (i) be a corporation duly organized and validly existing under the laws of the State of Oregon, (ii) be duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted or to be conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, and (iii) have the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as proposed to be conducted.

      3.1.4.  As of the date of this Agreement, the only subsidiary of PremierWest Bancorp is PremierWest Bank. The only subsidiaries of PremierWest Bank are PremierWest Investment Company, Premier Finance Company and Blue Star Properties, Inc. Each of PremierWest Investment Company, Premier Finance Company, and Blue Star Properties, Inc., (i) is a corporation duly organized and validly existing under the laws of the State of Oregon; (ii) is a wholly owned subsidiary, directly or indirectly, of PremierWest Bancorp; (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole; and (iv) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

    3.2.  Authority.

      3.2.1.  PremierWest Bancorp has the requisite corporate power and authority to execute and deliver this Agreement and the Holding Company Plan of Merger and, except for the approval of the applicable Governmental Entities (as hereinafter defined), to consummate the transactions contemplated by this Agreement and the Holding Company Plan of Merger. The execution and delivery of this Agreement and the Holding Company Plan of Merger and the consummation of the transactions contemplated thereby have been, and in the case of the Holding Company Plan of Merger will be, duly authorized and approved by the Board of Directors of PremierWest Bancorp, and no other corporate proceedings on the part of PremierWest Bancorp will be necessary to authorize this Agreement or to consummate the transactions so contemplated except for the appraisal by holders of a majority of the PremierWest Bancorp shares represented at a special shareholders meeting to be held pursuant to Section 5.15. This Agreement has been and the Holding Company Plan of Merger will be duly executed and delivered by, and constitute the valid and binding obligations of, PremierWest Bancorp, enforceable against PremierWest Bancorp in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

      3.2.2.  PremierWest Bank has the requisite corporate power and authority to execute and deliver this Agreement and the Bank Plan of Merger and, except for the approval of the applicable Governmental Entities, to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger. The execution and delivery of this Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereby have been, and in the case of the Bank Plan of Merger will be, duly authorized and approved by the Board of Directors of PremierWest Bank and by PremierWest Bancorp as PremierWest Bank's sole shareholder, and no other corporate proceedings on the part of PremierWest Bank are necessary to authorize this Agreement and the Bank Plan of Merger or to consummate the transactions so contemplated. This Agreement has been and the Bank Plan of Merger will be duly executed and delivered by, and constitute the valid and binding obligations of, PremierWest Bank, enforceable against PremierWest Bank in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions, or to the appointment of a conservator or receiver by the Federal Deposit Insurance Corporation ("FDIC") as set forth in the Federal Deposit Insurance Act, as amended, 12 USC §§ 1811, et. seq. ("FDI Act").

      3.2.3.  Upon completion of its organization, Timberline Acquisition Corp. will have the requisite corporate power and authority to execute and deliver the Holding Company Plan of Merger and, except for approval of PremierWest Bancorp as Timberline Acquisition Corp.'s sole shareholder and the approval of the applicable Governmental Entities (as hereinafter defined), to consummate the transactions contemplated by this Agreement and the Holding Company Plan of Merger. The execution and delivery of the Holding Company Plan of Merger and the consummation of the transactions contemplated thereby will be duly authorized and approved by the Board of Directors of Timberline Acquisition Corp., and no other corporate proceedings on the part of Timberline Acquisition Corp. will be necessary to authorize the Holding Company Plan of Merger or to consummate the transactions contemplated by this Agreement and the Holding Company Plan of Merger, except for approval by PremierWest Bancorp as sole shareholder of Timberline Acquisition Corp. The Holding Company Plan of Merger will be duly executed and delivered by, and constitute the valid and binding obligation of, Timberline Acquisition Corp., enforceable against Timberline Acquisition Corp. in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

    3.3.  Capitalization.

      3.3.1.  The authorized capital stock of PremierWest Bancorp consists of 20,000,000 shares of common stock, without par value ("PremierWest Bancorp Common Stock") and 1,000,000 shares of preferred stock, without par value ("PremierWest Bancorp Preferred Stock"). As of September 30, 2000, 8,598,930 shares of PremierWest Bancorp Common Stock and no shares of PremierWest Preferred Stock were issued and outstanding (with no shares held in treasury). The issued and outstanding shares of PremierWest Bancorp Common Stock are validly issued and fully paid, and were not issued in violation of any preemptive right of any shareholder. All of the shares of PremierWest Bancorp Common Stock issuable in exchange for the Timberline Bancshares Common Stock at the Effective Date in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of or subject to preemptive rights.

      3.3.2.  As of September 30, 2000, there were issued and outstanding options to acquire a total of 563,075 shares of PremierWest Bancorp Common Stock, of which 381,271 are currently exercisable. Schedule 3.3 includes a schedule showing (i) the number of shares for which such options are exercisable; (ii) the exercise price thereof; and (iii) the number of shares as to which such options are currently exercisable. PremierWest Bancorp has not entered into or granted any options other than those disclosed herein. Through the date hereof, PremierWest Bancorp has not breached, violated or otherwise failed to fulfill any of its obligations under the terms of any option agreements, nor to the best of their knowledge has any holder of any such options asserted that PremierWest Bancorp has breached, violated or otherwise failed to fulfill any of its obligations under such option agreements. Except as set forth on Schedule 3.3, there are no outstanding subscriptions, other options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of PremierWest Bancorp obligating, or that may obligate, PremierWest Bancorp to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of PremierWest Bancorp or obligating, or that may obligate, PremierWest

  Bancorp to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. There are no voting trusts or other similar agreements, arrangements or commitments to which PremierWest Bancorp is a party with respect to the voting of the capital stock of PremierWest Bancorp.

    3.4.  Information in Prospectus/Proxy Statement.  None of the information concerning PremierWest Bancorp, PremierWest Bank or their subsidiaries to be provided by PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank for inclusion in (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission for the purpose of registering the offer and sale of shares of PremierWest Bancorp Common Stock to be issued in the Merger (the "Registration Statement"), and (ii) the Prospectus/Proxy Statement to be mailed to Timberline Bancshares and PremierWest Bancorp shareholders in connection with the Merger (the "Prospectus/Proxy Statement") will (in the case of the Registration Statement) at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations promulgated thereunder. Insofar as information about PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank is concerned, the Prospectus/Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act of 1933, and the rules and regulations promulgated thereunder.

    3.5.  Consents and Approvals; No Violation.  Except as may be set forth in Schedule 3.5, neither the execution and delivery of this Agreement by PremierWest Bancorp, or PremierWest Bank, nor consummation by PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank of the transactions contemplated hereby or compliance by PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, or other agreement, instrument or obligation to which any of PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank is a party or to which any of them or any of their properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to PremierWest Bancorp, Timberline Acquisition Corp. or PremierWest Bank or any of their properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (collectively "Governmental Entity"), except (i) pursuant to the Securities Act of 1933, (ii) filing articles of merger, and the Plans of Merger pursuant to Oregon and California law, (iii) filings required under the securities or blue sky laws of California and other states, (iv) filings with, and approval or waiver of review by, the FRB, (v) filings with, and approval by, the FDIC, (vi) filings with, and approval by, the California Department of Financial Institutions, (vii) filings with, and approval by, the Oregon Department of Consumer and Business Services, (viii) filings and approvals pursuant to any applicable state takeover laws ("State

Takeover Approvals"), (ix) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or (x) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, nor restrict PremierWest Bancorp's, Timberline Acquisition Corp.'s or PremierWest Bank's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

    3.6.  Reports and Financial Statements.

      3.6.1.  Since January 1, 1997, PremierWest Bancorp (and PremierWest Bank—formerly Bank of Southern Oregon—as its predecessor) have timely filed all reports, registrations and proxy statements, together with any required amendments thereto, required to be filed with the Securities and Exchange Commission ("SEC") or the FDIC under the Securities Exchange Act of 1934, and with the SEC under the Securities Act of 1933, (collectively, including the information therein regarding predecessors United Bancorp and Douglas National Bank, the "PremierWest Bancorp Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the PremierWest Bancorp Reports complied or, insofar as PremierWest Bancorp Reports filed after the date of this Agreement are concerned, will comply in all material respects with all the rules and regulations of the SEC or the FDIC as appropriate and did not contain or, insofar as PremierWest Bancorp Reports filed after the date of this Agreement are concerned, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of PremierWest Bancorp (or predecessor companies) included in the Registration Statement and Prospectus/Proxy Statement (the "PremierWest Bancorp Financial Statements") will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and will fairly present the consolidated financial position of PremierWest Bancorp (or predecessor companies) at the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject (in the case of the unaudited condensed consolidated interim financial statements) to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

      3.6.2.  Except as disclosed in Schedule 3.6, or in the PremierWest Bancorp Reports, none of PremierWest Bancorp, PremierWest Bank or their respective predecessors or subsidiaries has any debt, obligation, guarantee or liability as of December 31, 1999 (the "PremierWest Bancorp Balance Sheet Date"), whether absolute, accrued, contingent or otherwise in excess of $250,000 in the aggregate, which is not adequately reflected and reserved in the PremierWest Bancorp Reports for the year ended December 31, 1999. Except as disclosed in Schedule 3.6, or in the PremierWest Bancorp Reports, all debts, liabilities, guarantees and obligations of PremierWest Bancorp, PremierWest Bank or their respective predecessors or subsidiaries incurred since the PremierWest Bancorp Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

    3.7.  Material Contracts.  Except as set forth in Schedule 3.7 or disclosed in the PremierWest Bancorp Reports, as of the date of this Agreement none of PremierWest Bancorp, PremierWest Bank or their subsidiaries is a party to or bound by (a) any material lease not made in the ordinary course of business of PremierWest Bancorp, PremierWest Bank or their subsidiaries, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business that is material to PremierWest Bancorp, PremierWest Bank and their subsidiaries taken as a whole, (c) any material indenture, instrument, or agreement not specifically disclosed in the PremierWest Bancorp Reports relating to the borrowing of money by PremierWest Bancorp or PremierWest Bank or the guarantee by PremierWest Bancorp or PremierWest Bank of any such obligation (other than trade payables and agreements or instruments relating to transactions entered into in the ordinary course of business), (d) any agreement, arrangement or commitment with or to a labor union, or (e) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a PremierWest Bancorp Report (the "PremierWest Bancorp Contracts"). None of PremierWest Bancorp, PremierWest Bank or their subsidiaries is in default under any PremierWest Bancorp Contracts, which default is reasonably likely to have, either individually or in the aggregate with all other such defaults, a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

    3.8.  Absence of Certain Changes or Events.  Except as may be set forth in Schedule 3.8 or disclosed in PremierWest Bancorp Reports filed prior to the date of this Agreement, since December 31, 1999, to the date of this Agreement, there has not been any adverse change in the financial condition, results of operations or business of PremierWest Bancorp, PremierWest Bank or any of their subsidiaries that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their predecessors and subsidiaries, taken as a whole. On May 8, 2000, PremierWest Bancorp completed a share exchange with the then shareholders of PremierWest Bank (which was previously known as Bank of Southern Oregon); United Bancorp, an Oregon corporation, was merged into PremierWest Bancorp; and Douglas National Bank, a national banking association and wholly owned subsidiary of United Bancorp, was merged into PremierWest Bank (the "Bank of Southern Oregon/United Bancorp Transactions").

    3.9.  Litigation.  Except as may be disclosed in Schedule 3.9 or in the PremierWest Bancorp Reports, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of PremierWest Bancorp and PremierWest Bank, threatened against or affecting PremierWest Bancorp, PremierWest Bank or any of their predecessors or subsidiaries that, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen, will have, a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against PremierWest Bancorp, PremierWest Bank or any of their subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    3.10.  Compliance with Laws and Orders.  Except as may be disclosed in Schedule 3.10 or in PremierWest Bancorp Reports, the businesses of PremierWest Bancorp, PremierWest Bank and their subsidiaries and predecessors are not being conducted, and have not been conducted since January 1, 1997, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and all statutes, rules and regulations pertaining to the conduct of banking business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole. Except as may be set forth in Schedule 3.10, no investigation or review by any Governmental Entity with respect to PremierWest Bancorp, PremierWest Bank or any of their subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of PremierWest Bancorp and PremierWest Bank, threatened, and no Governmental Entity has indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole.

    3.11.  Agreements with Bank Regulators.  As of the date of this Agreement, except as may be set forth in Schedule 3.11 or the PremierWest Bancorp Reports, none of PremierWest Bancorp, PremierWest Bank or their subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor have any of PremierWest Bancorp, PremierWest Bank or their subsidiaries been advised by any Governmental Entity that it is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as may be set forth in Schedule 3.11 or the PremierWest Bancorp Reports, there are no (i) material violations or (ii) violations with respect to which refunds or restitutions may be required that are material in amount to PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, cited in any compliance report to PremierWest Bank as a result of an examination by any bank regulatory authority.

    3.12.  Ownership of Timberline Bancshares Common Stock.  Except as may be disclosed in Schedule 3.12, neither PremierWest Bancorp nor PremierWest Bank or, to the best of their knowledge, any of their subsidiaries, affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of shares of Timberline Bancshares Common Stock (other than any shares of Timberline Bancshares Common Stock held in a fiduciary, trust, custodial or agency capacity) which in the aggregate, represent 1% or more of the outstanding shares of Timberline Bancshares Common Stock.

    3.13.  Fees.  Neither PremierWest Bancorp nor PremierWest Bank has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement, except fees paid or payable to D. A. Davidson & Co., as financial advisor.

    3.14.  Corporate Actions.

      3.14.1.  The Board of Directors of PremierWest Bancorp (at a meeting duly called and held) has, by the requisite vote, (i) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of PremierWest Bancorp and its shareholders and (ii) authorized and approved this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby.

      3.14.2.  The Board of Directors of PremierWest Bank (at a meeting duly called and held or by unanimous written consent) has, by the requisite vote, (i) determined that the Subsidiary Merger is advisable and in the best interests of PremierWest Bank and its sole shareholder and (ii) authorized and approved this Agreement and the Bank Plan of Merger and the transactions contemplated hereby, and (iii) directed that the Subsidiary Merger be submitted for consideration by PremierWest Bancorp as sole shareholder of PremierWest Bank.

      3.14.3.  Upon completion of its organization, the Board of Directors of Timberline Acquisition Corp. (at a meeting duly called and held or by unanimous written consent) will, by the requisite vote, (i) determine that the Merger and the other transactions contemplated hereby are advisable and in the best interests of Timberline Acquisition Corp. and its shareholders and (ii) authorize and approve this Agreement and the Holding Company Plan of Merger and the transactions contemplated hereby, and (iii) direct that this Agreement and the Holding Company Plan of Merger and the transactions contemplated hereby be submitted for approval by PremierWest Bancorp as the sole shareholder of Timberline Acquisition Corp. The affirmative vote of PremierWest Bancorp as the sole shareholder of Timberline Acquisition Corp. is the only vote of the holders of any class or series of Timberline Acquisition Corp. capital stock necessary to approve this Agreement and the Holding Company Plan of Merger and the transactions contemplated hereby and thereby.

    3.15.  Taxes.  Except as may be set forth in Schedule 3.15 or the PremierWest Bancorp Reports, each of PremierWest Bancorp, PremierWest Bank and their subsidiaries has prepared in good faith and duly and timely filed or caused to be duly and timely filed all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by it on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole. Except as may be set forth in Schedule 3.15 or the PremierWest Bancorp Reports, each of PremierWest Bancorp, PremierWest Bank and their subsidiaries has paid or has adequately reserved or has made adequate accruals (in accordance with generally accepted accounting principles) with respect to all taxes, interest and penalties shown to be owing on all such returns and reports. Except as may be set forth in Schedule 3.15 or the PremierWest Bancorp Reports, there are no liens for federal, state, local or foreign taxes upon the assets of PremierWest Bancorp, PremierWest Bank or their subsidiaries, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as may be set forth in Schedule 3.15 or the PremierWest Bancorp Reports, none of PremierWest Bancorp, PremierWest Bank or their subsidiaries is a party to any action or proceeding, nor to the best of PremierWest Bancorp's and PremierWest Bank's knowledge is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by PremierWest Bancorp, PremierWest Bank or their subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges.

    After the date of this Agreement, PremierWest Bancorp and PremierWest Bank will promptly notify Timberline Bancshares and Timberline Community Bank of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole, and (ii) the receipt by PremierWest Bancorp or PremierWest Bank of any such deficiency notices or reports in respect of any material deficiencies.

    3.16.  Employee Plans; Employees.

      3.16.1.  All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of PremierWest Bancorp, PremierWest Bank or subsidiaries, regardless of whether described in Section 3(3) of the Employee Retirement Income Security Act ("ERISA") ("PremierWest Bancorp Employee Plans"), are identified in Schedule 3.16 or the PremierWest Bancorp Reports.

      3.16.2.  Except as identified in Schedule 3.16 or the PremierWest Bancorp Reports, all PremierWest Bancorp Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and PremierWest Bancorp, PremierWest Bank and subsidiaries and all of the PremierWest Bancorp Employee Plans currently comply and have at all relevant times complied in all material respects with ERISA, the Internal Revenue Code of 1986 (the "Code"), and any other applicable laws. With respect to each PremierWest Bancorp Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA): (a) except as may be set forth in Schedule 3.16, each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as may be set forth in Schedule 3.16, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the Pension Benefit Guaranty Corporation ("PBGC")) if terminated at the Effective Date, and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) except as may be set forth in Schedule 3.16, no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

      3.16.3.  Except as may be set forth in Schedule 3.16 or the PremierWest Bancorp Reports, no PremierWest Bancorp Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of PremierWest Bancorp or PremierWest Bank, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

      3.16.4.  Except as may be set forth in Schedule 3.16 or the PremierWest Bancorp Reports, all employees of PremierWest Bancorp, PremierWest Bank or their subsidiaries are employed "at will" and there are no employment, consulting, severance or like agreements, written or oral, expressed or implied. Copies of all written employment, consulting, severance or similar contracts between any of PremierWest Bancorp, PremierWest Bank and their subsidiaries, on one hand, and any officer, employee or consultant of PremierWest Bancorp, PremierWest Bank or their subsidiaries, on the other, are included as attachments to Schedule 3.16 or are included in the PremierWest Bancorp Reports. Schedule 3.16 contains a summary of the material terms of any and all such contracts that are not in writing.

    3.17.  Environmental Matters.  As used in this Section, the term "loan portfolio properties and other properties owned" means those properties owned, operated or managed (including those held in trust) by PremierWest Bancorp, PremierWest Bank, or any of their respective subsidiaries, as the case may be. For purposes of this Agreement, the following terms shall have the indicated meanings:

        "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability)

    that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

        "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

Except as may be set forth in Schedule 3.17 or the PremierWest Bancorp Reports, to the best of PremierWest Bancorp's and PremierWest Bank's knowledge: (i) none of PremierWest Bancorp, PremierWest Bank or their subsidiaries has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole; and (ii) none of the loan portfolio properties and other properties owned by PremierWest Bancorp, PremierWest Bank or subsidiaries has, since such properties have been owned, operated or managed by any of PremierWest Bancorp, PremierWest Bank or their subsidiaries, been in violation of any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole. Except as may be set forth in Schedule 3.17 or the PremierWest Bancorp Reports, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of PremierWest Bancorp's and PremierWest Bank's knowledge threatened, relating to the liability of the loan portfolio properties and other properties owned by any of PremierWest Bancorp, PremierWest Bank or subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

    3.18.  Conduct of Business.  Except as may be disclosed in Schedule 3.18 or the PremierWest Bancorp Reports and except for the Bank of Southern Oregon/United Bancorp Transactions, from December 31, 1999, to the date of this Agreement: (a) PremierWest Bancorp, PremierWest Bank and their predecessors and subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) PremierWest Bancorp has not issued or sold any of its capital stock or any corporate debt securities which would be classified as long-term debt on the balance sheets of PremierWest Bancorp , (c) PremierWest Bancorp has not granted any option or issued, sold or granted any warrants to acquire any of its capital stock, effected any stock split, or otherwise changed its authorized capitalization, (d) PremierWest Bancorp has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular quarterly cash dividends (based upon historic precedent and consistent with past practice), (e) neither PremierWest Bancorp nor PremierWest Bank has prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of PremierWest Bancorp or PremierWest Bank, (f) neither PremierWest Bancorp, PremierWest Bank, nor their predecessors has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by PremierWest Bank, (ii) branch offices of PremierWest Bank, (iii) assets constituting any line of business, or (iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither PremierWest Bancorp nor its predecessors or subsidiaries have purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither PremierWest Bancorp nor its predecessors or subsidiaries have (i) increased the rate of compensation of, or paid in consistent with past policies any bonus to, any of its directors, officers, or other employees, except under existing plans and policies, (ii) entered into any new, amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract, (iii) entered into, terminated, or substantially modified any PremierWest Bancorp Employee Plan in respect of any of its present or former directors, officers, or other employees, or (iv) agreed to do any of the foregoing, and (i) neither PremierWest Bancorp nor its predecessors or subsidiaries have entered into any material transaction, contract, lease, agreement or commitment requiring the approval of their respective Boards of Directors, or amended, modified or terminated any contract, lease or other agreement to which it is a party in a manner requiring the approval of their respective Boards of Directors.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TIMBERLINE BANCSHARES AND TIMBERLINE COMMUNITY BANK

    Timberline Bancshares and Timberline Community Bank hereby represent and warrant to PremierWest Bancorp and PremierWest Bank that:

    4.1.  Corporate Organization.  Timberline Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Timberline Bancshares. Timberline Bancshares is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with the FRB. Timberline Bancshares has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Timberline Bancshares has delivered to PremierWest Bancorp and PremierWest Bank as attachments to Schedule 4.1 complete copies of its Articles of Incorporation, as amended to date, and its Bylaws, each as currently in effect.

    4.2.  Authority.

      4.2.1.  Timberline Bancshares has the requisite corporate power and authority to execute and deliver this Agreement and the Holding Company Plan of Merger and, except for any required approval of Timberline Bancshares' shareholders and the approval of the applicable Governmental Entities, to consummate the transactions contemplated by this Agreement and the Holding Company Plan of Merger. The execution and delivery of this Agreement and the Holding Company Plan of Merger and the consummation of the transactions contemplated thereby have been, and in the case of the Holding Company Plan of Merger will be, duly authorized and approved by the Board of Directors of Timberline Bancshares, and no other corporate proceedings on the part of Timberline Bancshares other than required approval of shareholders will be necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been and the Holding Company Plan of Merger will be duly executed and delivered by, and constitute the valid and binding obligations of, Timberline Bancshares, enforceable against Timberline Bancshares in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

      4.2.2.  Timberline Community Bank has the requisite corporate power and authority to execute and deliver this Agreement and the Bank Plan of Merger and, except for the approval of the applicable Governmental Entities, to consummate the transactions contemplated by this

  Agreement and the Bank Plan of Merger. The execution and delivery of this Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereby have been, and in the case of the Bank Plan of Merger will be, duly authorized and approved by the Board of Directors of Timberline Community Bank and by Timberline Bancshares as Timberline Community Bank's sole shareholder, and no other corporate proceedings on the part of Timberline Community Bank are necessary to authorize this Agreement and the Bank Plan of Merger or to consummate the transactions so contemplated. This Agreement has been and the Bank Plan of Merger will be duly executed and delivered by, and constitute the valid and binding obligations of, Timberline Community Bank, enforceable against Timberline Community Bank in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions, or to the appointment of a conservator or receiver by the Federal Deposit Insurance Corporation ("FDIC") as set forth in the Federal Deposit Insurance Act, as amended, 12 USC §§ 1811, et. seq. ("FDI Act").

    4.3.  Capitalization.  The authorized capital stock of Timberline Bancshares consists solely of 2,000,000 shares of common stock, without par value ("Timberline Bancshares Common Stock"). As of the date of this Agreement, 1,006,860 shares of Timberline Bancshares Common Stock are issued and outstanding. The issued and outstanding shares of Timberline Bancshares Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive right of any Timberline Bancshares shareholder.

    Except as contemplated by this Agreement or as set forth in Schedule 4.3, there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of Timberline Bancshares obligating, or which may obligate, Timberline Bancshares to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Timberline Bancshares or obligating, or which may obligate, Timberline Bancshares to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as may be set forth in Schedule 4.3, there are no voting trusts or other similar agreements, arrangements, or commitments to which Timberline Bancshares or Timberline Community Bank is a party with respect to voting of the capital stock of Timberline Bancshares

    There are issued and outstanding options to acquire a total of 110,370 shares of Timberline Bancshares Common Stock, all of which would be exercisable within 30 days of Closing and expire at Closing. Timberline Bancshares has not entered into or granted any options other than those disclosed herein. Schedule 4.3 includes a schedule showing all options granted and option agreements entered into by Timberline Bancshares, identifying (i) the party to whom such options were issued or granted, (ii) the number of shares acquirable upon exercise thereof, (iii) the exercise prices thereof, (iv) the date each option was issued, (v) a description of the schedule on which such options became exercisable, (vi) any conversions or adjustments that have occurred in the number of shares acquirable upon exercise thereof or the exercise price therefor as a result of any change in capitalization or any reorganization or similar event for which a change or adjustment has been made pursuant to the option agreements' terms (or, if true, an affirmative statement that no such conversions, changes or adjustments have been made or required to be made), showing the date(s) of such event(s) and a summary of the change(s) or adjustment(s), and (vii) the number of shares of Timberline Bancshares Common Stock that have been issued in respect of the exercise of any such options through the date hereof. Timberline Bancshares has not breached, violated or otherwise failed to fulfill any of its obligations under the terms of any option agreements, nor to the best of their knowledge has any holder of any such options asserted that Timberline Bancshares has breached, violated or otherwise failed to fulfill any of its obligations under such option agreements. Attached to Schedule 4.3 is a copy of the stock option plan(s) under which the foregoing options were issued or granted, and a copy of each agreement whereby options were issued or granted (including but not limited to those that remain outstanding as of the date hereof).

    4.4.  Subsidiaries.

      4.4.1.  The sole banking subsidiary of Timberline Bancshares is Timberline Community Bank. Timberline Community Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Timberline Community Bank is duly chartered as a bank under California law and has all authority necessary under California law to conduct a banking business with authorized but unutilized trust powers. Timberline Community Bank is an insured depository institution under Section 5 of the FDI Act. Timberline Community Bank is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Timberline Bancshares and Timberline Community Bank, taken as a whole. Timberline Community Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Timberline Community Bank has delivered to PremierWest Bancorp and PremierWest Bank as attachments to Schedule 4.4, complete copies of Timberline Community Bank's Articles of Incorporation and Bylaws, each as amended and restated and as currently in effect as of the date of this Agreement.

      4.4.2.  The authorized capital stock of Timberline Community Bank consists of (i) 1,000 shares of common stock, no par value, of which 1,000 which shares are issued and outstanding, and none are held in treasury. All of the issued and outstanding shares of capital stock of Timberline Community Bank are owned beneficially and of record by Timberline Bancshares, free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. All of such shares are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive right. Except as may be set forth herein or in Schedule 4.4, as of the date of this Agreement neither Timberline Bancshares nor Timberline Community Bank owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of Timberline Community Bank obligating, or which may obligate, Timberline Community Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, Timberline Community Bank to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

      4.4.3.  Timberline Bancshares has no subsidiaries other than Timberline Community Bank.

      4.4.4.  Timberline Community Bank has no subsidiaries.

    4.5.  Information in Prospectus/Proxy Statement.  None of the information concerning Timberline Bancshares or Timberline Community Bank provided by Timberline Bancshares or Timberline Community Bank for inclusion in the Registration Statement or the Prospectus/Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective, or, in the case of the Prospectus/Proxy Statement, at the time of mailing of the Prospectus/Proxy Statement to shareholders of Timberline Bancshares and PremierWest Bancorp and at the time of the meeting of Timberline Bancshares and PremierWest Bancorp shareholders at which the Merger will be considered and voted upon, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Insofar as information about Timberline Bancshares or Timberline Community Bank is concerned, the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

    4.6.  Consent and Approvals; No Violation.  Except as may be set forth in Schedule 4.6, neither the execution and delivery of this Agreement by Timberline Bancshares and Timberline Community Bank nor consummation by them of the transactions contemplated hereby or compliance by them with any of the provisions hereof will (a) conflict with or result in any breach of any provision of their Articles of Incorporation, or Bylaws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Timberline Bancshares or Timberline Community Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, or other agreement, instrument or obligation to which Timberline Bancshares or Timberline Community Bank is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances as are set forth in Schedule 4.6 or which, individually or in the aggregate, will not have a Material Adverse Effect on Timberline Bancshares and Timberline Community Bank taken as a whole, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Timberline Bancshares, Timberline Community Bank, or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank taken as a whole, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, (ii) filing articles of merger or a plan of merger pursuant to Oregon and California law, (iii) filings required under the securities or blue sky laws of California and other states, (iv) filings with, and approval or waiver of review by, the FRB, (v) filings with, and approval by, the FDIC, (vi) filings with, and approval by, the California Department of Financial Institutions, (vii) filings with, and approval by the Oregon Department of Consumer and Business Services, (viii) filings and approvals pursuant to any applicable State Takeover Approvals, (ix) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or (x) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank taken as a whole, nor restrict the legal authority of either Timberline Bancshares or Timberline Community Bank to execute and deliver this Agreement and consummate the transactions contemplated hereby.

    4.7.  Reports and Financial Statements.

      4.7.1  Since January 1, 1997, Timberline Bancshares has timely filed all reports, registrations and proxy statements, together with any required amendments thereto, that it was required to file with the SEC under the Securities Exchange Act of 1934 (collectively, the "Timberline Bancshares Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Timberline Bancshares Reports complied or, insofar as Timberline Bancshares Reports filed after the date of this Agreement are concerned, will comply in all material respects with all the rules and regulations of the SEC and did not contain or, insofar as

  Timberline Bancshares Reports filed after the date of this Agreement are concerned, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Timberline Bancshares has provided complete copies of the Timberline Bancshares Reports to PremierWest Bancorp and PremierWest Bank as attachments to Schedule 4.7. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Timberline Bancshares included in the Timberline Bancshares Reports and to be included in the Registration Statement and Prospectus/Proxy Statement (the "Timberline Bancshares Financial Statements") have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and will fairly present the consolidated financial position of Timberline Bancshares as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject (in the case of the unaudited condensed consolidated interim financial statements) to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

      4.7.2  Except as disclosed in Schedule 4.7, neither Timberline Bancshares nor Timberline Community Bank has any debt, obligation, guarantee or liability as of the date of the Timberline Bancshares Financial Statements for the quarter ended June 30, 2000 (the "Timberline Bancshares Balance Sheet Date"), whether absolute, accrued, contingent or otherwise in excess of $50,000, which is not adequately reflected and reserved in the Timberline Bancshares Financial Statements for the quarter ended June 30, 2000. Except as disclosed in Schedule 4.7, all debts, liabilities, guarantees and obligations of Timberline Bancshares or Timberline Community Bank incurred since the Timberline Bancshares Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

    4.8.  Taxes.  Except as may be set forth in Schedule 4.8, Timberline Bancshares or Timberline Community Bank have prepared in good faith and duly and timely filed or caused to be duly and timely filed all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank. Except as may be set forth in Schedule 4.8, Timberline Bancshares and Timberline Community Bank have paid or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to all taxes, interest and penalties shown to be owing on all such returns and reports. Schedule 4.8 sets forth, as of the date of this Agreement, the following information with respect to Timberline Bancshares or Timberline Community Bank: (i) the most recent tax year through which the IRS has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as may be set forth in Schedule 4.8, there are no liens for federal, state, local or foreign taxes upon the assets of Timberline Bancshares or Timberline Community Bank except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as may be set forth in Schedule 4.8, neither Timberline Bancshares nor Timberline Community Bank is a party to any action or proceeding, nor to the best of their knowledge is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by Timberline Bancshares or Timberline Community Bank in respect of any material deficiencies for any tax, assessment, or government charges.

    After the date of this Agreement, Timberline Bancshares and Timberline Community Bank will promptly notify PremierWest Bancorp and PremierWest Bank of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to Timberline Bancshares or Timberline Community Bank, and (ii) the receipt by Timberline Bancshares or Timberline Community Bank of any such deficiency notices or reports in respect of any material deficiencies.

    4.9.  Employee Plans; Employees.

      4.9.1.  All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of Timberline Bancshares or Timberline Community Bank, regardless of whether described in Section 3(3) of ERISA ("Timberline Bancshares Employee Plans"), are identified in Schedule 4.9. Timberline Bancshares and Timberline Community Bank have delivered to PremierWest Bancorp and PremierWest Bank with Schedule 4.9, copies of all Timberline Bancshares Employee Plans, in each case as in effect on the date of this Agreement.

      4.9.2.  Except as may be set forth in Schedule 4.9, all Timberline Bancshares Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and Timberline Bancshares or Timberline Community Bank, and all of the Timberline Bancshares Employee Plans currently comply and have at all relevant times complied in all material respects with ERISA, the Code, and any other applicable laws. With respect to each Timberline Bancshares Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA): (a) except as may be set forth in Schedule 4.9, each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as may be set forth in Schedule 4.9, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the PBGC) if terminated at the Effective Date, and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) except as may be set forth in Schedule 4.9, no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

      4.9.3.  Except as may be set forth in Schedule 4.9, no Timberline Bancshares Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Timberline Bancshares or Timberline Community Bank, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

      4.9.4.  Except as may be set forth in Schedule 4.9, all employees of Timberline Bancshares and Timberline Community Bank are "at will" and there are no employment, consulting, severance or like agreements, written or oral, expressed or implied. Copies of all written employment, consulting, severance or similar contracts between Timberline Bancshares or Timberline

  Community Bank, on one hand, and any officer, employee or consultant of Timberline Bancshares or Timberline Community Bank, on the other, are included as attachments to Schedule 4.9. Schedule 4.9 contains a summary of the material terms of any and all such contracts that are not in writing.

    4.10.  Material Contracts and Insurance.  Except as may be set forth in Schedule 4.10, neither Timberline Bancshares nor Timberline Community Bank is, as of the date of this Agreement, a party to, or is bound by, (a) any material real property lease; (b) any other lease not made in the ordinary course of business, (c) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business by Timberline Bancshares or Timberline Community Bank, (d) any benefit agreements providing for aggregate payments to any person in any calendar year in excess of $10,000, (e) any material indenture, instrument or agreement not specifically disclosed in the Timberline Bancshares Financial Statements relating to the borrowing of money by Timberline Bancshares or Timberline Community Bank or the guarantee by Timberline Bancshares or Timberline Community Bank of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (f) any material agreement or agreements for data processing or similar services, (g) any agreement, arrangement or commitment with or to a labor union or (h) any other contract or agreement or amendment thereto of a kind that would be required to be filed as an exhibit to a report with the Securities and Exchange Commission by Timberline Bancshares (the agreements and other documents referred to in clauses (a) through (h) of this sentence being, collectively, the "Timberline Bancshares Contracts"). Except as stated in Schedule 4.10, neither Timberline Bancshares nor Timberline Community Bank is in default under any Timberline Bancshares Contract, which default is reasonably likely to have, either individually or in the aggregate with all other such defaults, a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank, taken as a whole, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

    Complete copies of the Timberline Bancshares Contracts are attached to Schedule 4.10.

    A summary of all insurance policies and fidelity bond coverage maintained by Timberline Bancshares or Timberline Community Bank on their business or material properties and are assets is included as with Schedule 4.10.

    4.11.  Absence of Certain Changes or Events.  Except as may be set forth in Schedule 4.11, since December 31, 1999 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of Timberline Bancshares and Timberline Community Bank that either individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank taken as a whole. Since December 31, 1999, Timberline Community Bank has maintained an adequate reserve for loan losses.

    4.12.  Litigation.  Except as may be disclosed in Schedule 4.12 or in the Timberline Bancshares Reports, there is no litigation, action, arbitration or proceeding pending or, to the best knowledge of Timberline Bancshares and Timberline Community Bank, threatened against or affecting Timberline Bancshares or Timberline Community Bank which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Timberline Bancshares or Timberline Community Bank having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    4.13.  Compliance with Laws and Orders.  Except as may be disclosed in Schedule 4.13 or in the Timberline Bancshares Reports, the businesses of Timberline Bancshares or Timberline Community Bank are not being and have not been conducted since January 1, 1997 in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity

(including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and all statutes, rules and regulations pertaining to the conduct of banking business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank. Except as may be set forth in Schedule 4.13, no investigation or review by any Governmental Entity with respect to Timberline Bancshares or Timberline Community Bank outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of Timberline Bancshares and Timberline Community Bank, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank.

    4.14.  Agreements with Regulators.  As of the date of this Agreement, except as may be disclosed in Schedule 4.14 or the Timberline Bancshares Reports, none of Timberline Bancshares or Timberline Community Bank is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease-and-desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor have any of Timberline Bancshares or Timberline Community Bank been advised by any Governmental Entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in Schedule 4.14, there are no (i) material violations, or (ii) violations with respect to which refunds or restitutions may be required, cited in any compliance report to Timberline Bancshares or Timberline Community Bank as a result of an examination by any regulatory authority.

    4.15.  Ownership of PremierWest Bancorp Stock.  Except as may be disclosed in Schedule 4.15, none of Timberline Bancshares or Timberline Community Bank nor, to the best of Timberline Bancshares and Timberline Community Bank's knowledge, any of their affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of shares of PremierWest Bancorp Common Stock (other than any shares of PremierWest Bancorp Common Stock held in a fiduciary, trust, custodial or agency capacity by Timberline Community Bank) which in the aggregate, represent 1% or more of the outstanding shares of PremierWest Bancorp Common Stock.

    4.16.  Fees.  Except for fees paid and payable as set forth in Schedule 4.16, neither Timberline Bancshares nor Timberline Community Bank has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement but has agreed to pay a fee in connection with the issuance of a fairness opinion given by the Findley Group.

    4.17.  Timberline Bancshares and Timberline Community Bank Board and Shareholder Actions; Fairness Opinion; Antitakeover Provisions.

      4.17.1. At a meeting duly called and held, the Board of Directors of each of Timberline Bancshares and Timberline Community Bank has by the requisite vote (i) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of Timberline Bancshares, Timberline Community Bank and their shareholders, (ii) authorized and approved this Agreement and the transactions contemplated hereby, and (iii) directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the holders of Timberline Bancshares Common Stock entitled to vote thereon at the Timberline Bancshares shareholders' meeting and (iv), in the case of Timberline Bancshares, approved the Subsidiary Merger as sole shareholder of Timberline Community Bank.

      4.17.2. The Findley Group, Timberline Bancshares's financial advisor, has provided the Board of Directors of Timberline Bancshares with its written opinion that, as of the date of the Board meeting, the merger consideration as set forth in the Holding Company Plan of Merger is fair from a financial point of view to the shareholders of Timberline Bancshares.

    The written opinion of the Findley Group shall be updated to or reconfirmed as of the date of the Prospectus/Proxy Statement, and it shall be included in the Registration Statement as an attachment to such Prospectus/Proxy Statement and delivered therewith to shareholders of Timberline Bancshares.

      4.17.3. Timberline Bancshares and its Board of Directors have taken all requisite action such that the provisions of any applicable "freezeout," "fair price," "moratorium," "control share acquisition," "business combination" or other similar antitakeover statute or regulation enacted under the laws of the State of California, or similar provisions of Timberline Bancshares or Timberline Community Bank's respective Articles of Incorporation, as amended, or Bylaws, including but not limited to "fair-price" provisions and shareholder rights plans, are not applicable to this Agreement or the transactions contemplated by this Agreement. There is no agreement to which Timberline Bancshares or Timberline Community Bank is a party that (i) prohibits or restricts Timberline Bancshares or Timberline Community Bank's respective ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, or (ii) would have the effect of invalidating or voiding this Agreement or any provisions hereof.

    4.18.  Vote Required.  The affirmative vote of the holders of at least two-thirds of the outstanding shares of Timberline Bancshares Common Stock is the only vote of the holders of any class or series of Timberline Bancshares capital stock necessary to approve this Agreement and the transactions contemplated hereby. The affirmative vote or written consent of Timberline Bancshares as sole shareholder of Timberline Community Bank which has been received, is the only shareholder action necessary to approve this Agreement and the transactions contemplated hereby on the part of Timberline Community Bank.

    4.19.  Conduct of Business.  Except as may be disclosed in Schedule 4.19, from and after December 31, 1999 to the date of this Agreement: (a) Timberline Bancshares and Timberline Community Bank have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) neither Timberline Bancshares nor Timberline Community Bank has issued or sold any of its capital stock or any corporate debt securities which would be classified as long-term debt on the balance sheets of Timberline Bancshares or Timberline Community Bank, (c) neither Timberline Bancshares nor Timberline Community Bank has granted any option or issued, sold or granted any warrants to acquire any of its capital stock, effected any stock split, or otherwise changed its authorized capitalization, (d) Timberline Bancshares has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular semi-annual cash dividends (based upon historic precedent and consistent with past practice), (e) neither Timberline Bancshares nor Timberline Community Bank has prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of Timberline Bancshares or Timberline Community Bank, (f) neither of Timberline Bancshares nor Timberline Community Bank has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by Timberline Community Bank, (ii) branch offices of Timberline Community Bank, (iii) assets constituting any line of business, or (iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither Timberline Bancshares nor Timberline Community Bank has purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither Timberline Bancshares nor Timberline Community Bank has: (i)

increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except under existing plans and policies and consistent with past practices, (ii) entered into any new, or amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract (iii) entered into, terminated, or substantially modified any Timberline Bancshares Employee Plan in respect of any of its present or former directors, officers, or other employees, or (iv) agreed to do any of the foregoing, and (i) neither Timberline Bancshares nor Timberline Community Bank has entered into any material transaction, contract, lease, agreement or commitment requiring the approval of their respective Boards of Directors, or amended, modified or terminated any material contract, lease or other agreement to which it is a party in a manner requiring the approval of their respective Boards of Directors.

    4.20.  Environmental Matters.  As used in this Section, the term "loan portfolio properties and other properties owned" means those properties owned, operated or managed (including those held in trust) by Timberline Bancshares or Timberline Community Bank.

    Except as may be set forth in Schedule 4.20, to the best of Timberline Bancshares and Timberline Community Bank's knowledge: (i) neither Timberline Bancshares nor Timberline Community Bank has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank; and (ii) none of the loan portfolio properties and other properties owned by Timberline Bancshares or Timberline Community Bank is, or since such properties have been owned, operated or managed by Timberline Bancshares or Timberline Community Bank have been, in violation of any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank. Except as may be set forth in Schedule 4.20, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of Timberline Bancshares and Timberline Community Bank's knowledge threatened, relating to the liability of the loan portfolio properties and other properties owned by Timberline Bancshares or Timberline Community Bank under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

    4.21.  Material Interests of Certain Persons.  Except as disclosed in Schedule 4.21, no officer or director of either of Timberline Bancshares or Timberline Community Bank, or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934) of any such officer or director, has any material interest in any material contracts or property (real or personal), tangible or intangible, used in or pertaining to the business of Timberline Bancshares or Timberline Community Bank.

ARTICLE 5

COVENANTS

    5.1.  Acquisition Proposals and Negotiations.

    (a) From and after the date hereof, Timberline Bancshares and Timberline Community Bank shall not, directly or indirectly, solicit, initiate, discuss or negotiate any proposals or offers from any person other than PremierWest Bancorp relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation or business combination with, Timberline Bancshares or Timberline Community Bank (such transactions being referred to herein as "Acquisition Transactions"), and each of Timberline Bancshares and Timberline Community Bank shall instruct and otherwise use its diligent efforts to cause their respective officers, directors, employees, agents, affiliates and advisors not to, directly or indirectly, solicit, initiate, discuss or negotiate any

Acquisition Transactions except with PremierWest Bancorp and PremierWest Bank; provided, however, that nothing contained in this Section shall prohibit:

       (i) Timberline Bancshares from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that,

        (a) the Board of Directors of Timberline Bancshares, after consultation with Timberline Bancshares's counsel and financial advisor, has determined in good faith that such action is or may reasonably be required for the directors of Timberline Bancshares to fulfill their fiduciary duties and obligations to Timberline Bancshares shareholders under California law, taking into consideration the acquisition process and the transactions contemplated hereby, and

        (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Timberline Bancshares provides immediate written notice to PremierWest Bancorp at least two business days prior to furnishing information to, or entering into discussions or negotiations with, such a person or entity, or

      (ii) the Board of Directors of Timberline Bancshares from failing to make, withdrawing or modifying its recommendation referred to in Section 5.14 following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Timberline Bancshares, after consultation with Timberline Bancshares's counsel and financial advisor, has determined in good faith that such action is or may reasonably be required for the directors of Timberline Bancshares to fulfill their fiduciary duties and obligations to Timberline Bancshares shareholders under California law, taking into consideration the acquisition process and the transactions contemplated hereby.

    If Timberline Bancshares, Timberline Community Bank or any of their officers, directors or representatives receives any contact, either oral or written, from a third party or its representative regarding an Acquisition Transaction after the date of this Agreement and until three months following any termination of the Agreement, Timberline Bancshares and Timberline Community Bank shall immediately notify PremierWest Bancorp of such contact, and provide such information requested by PremierWest Bancorp, including but not limited to the name of the party or parties, and all details related thereto. Timberline Bancshares and Timberline Community Bank shall have a continuing obligation to provide information to PremierWest Bancorp regarding any additional or continuing contacts. Any writings received by Timberline Bancshares or Timberline Community Bank or by any officer, director or representative thereof, shall be immediately provided to PremierWest Bancorp by facsimile, regardless of such writing being marked confidential or otherwise.

    If Timberline Bancshares receives an opinion from Timberline Bancshares's counsel or financial advisor pursuant to this Section 5.1(a), Timberline Bancshares shall provide a copy of such opinion to PremierWest Bancorp and PremierWest Bank, unless Timberline Bancshares and its counsel determine that such opinion is protected by the attorney-client privilege.

    For purposes of this Section 5.1, the term "discussions" does not include conversations at the meeting in which an unsolicited acquisition offer is first delivered to Timberline Bancshares by a third party.

    (b) If, within 12 months after the date hereof, the Board of Directors of Timberline Bancshares or Timberline Community Bank accepts in any manner a proposal for an Acquisition Transaction (including any acceptance occurring after the termination of this Agreement, unless this Agreement is terminated pursuant to Section 8.1.1(a), (b), (c), (d) or (f)), Timberline Bancshares shall pay to PremierWest Bancorp an aggregate of $750,000 in immediately available federal funds within 10 days following the execution of any agreement with a third party for an Acquisition Transaction (regardless of when the consummation of such Acquisition Transaction occurs) unless PremierWest Bancorp shall have given notice of its exercise of its option to acquire Timberline Bancshares stock under the Stock

Option Agreement with Timberline Bancshares dated October 16, 2000 in which event the payment of $750,000 will not be required. This payment shall be in lieu of any other claim against Timberline Bancshares or Timberline Community Bank that PremierWest Bancorp or PremierWest Bank may have at law or in equity arising out of or in connection with this Agreement. If requested by Timberline Bancshares and Timberline Community Bank, PremierWest Bancorp and PremierWest Bank shall execute and deliver a release of all claims against Timberline Bancshares or Timberline Community Bank at the time of such payment by Timberline Bancshares.

    (c) Prior to the Effective Date or the termination of this Agreement, PremierWest Bancorp will promptly notify the Chief Executive Officer of both Timberline Bancshares and Timberline Community Bank of any agreement to (i) issue a new class of stock of PremierWest Bancorp, (ii) issue more than 1,100,000 shares of PremierWest Bancorp Common Stock, or (iii) incur more than $5,000,000 in holding company debt, and will not, without the consent of such Chief Executive Officers, enter into any transaction which would be reasonably expected to delay closing of the Merger beyond March 31, 2001.

    5.2.  Interim Operations of Timberline Bancshares and Timberline Community Bank.  During the period from the date of this Agreement to the Effective Date, except as specifically contemplated by this Agreement, as required by law, as set forth in Schedule 5.2, or as otherwise approved in writing by PremierWest Bancorp and PremierWest Bank (which approval shall not be unreasonably withheld):

      5.2.1.  Conduct of Business.  Timberline Bancshares and Timberline Community Bank shall conduct their respective businesses only in, and not take any action except in, the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans and real estate development assets). Timberline Bancshares and Timberline Community Bank shall use all reasonably diligent efforts to (i) maintain and preserve intact the business organization of Timberline Bancshares and Timberline Community Bank, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with Timberline Bancshares or Timberline Community Bank, (iii) maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear, (iv) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, if any such insurance (including, without limitation, directors' and officers' liability insurance) is canceled or not renewable at its expiration at current or standard rates, Timberline Bancshares and Timberline Community Bank shall consult with PremierWest Bank to determine whether to exercise Timberline Bancshares and Timberline Community Bank's right to extend the discovery period and in evaluating available alternatives to replace the current insurance; and provided further, that Timberline Bancshares and Timberline Community Bank shall take such action as is reasonably necessary to cause the directors' and officers' liability insurance coverage of Timberline Bancshares and Timberline Community Bank to include coverage of claims arising from factors or events that occurred on or before the Effective Date, including but not limited to claims arising from the transactions contemplated by this Agreement (and with a rider insuring such persons for any claim arising under the securities laws), (v) perform in all material respects all obligations required to be performed by Timberline Bancshares or Timberline Community Bank under all material contracts, leases and documents relating to or affecting their assets, properties, and business, and (vi) comply with and perform in all material respects all obligations and duties imposed by all material federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies.

      5.2.2.  Negative Covenants.  Except as necessary to perform its obligations under this Agreement, neither Timberline Bancshares nor Timberline Community Bank shall make any change or amendment to, or to repeal, their articles of incorporation or bylaws. From and after the date of this Agreement, neither Timberline Bancshares nor Timberline Community Bank shall enter into any loan or credit commitment (including standby letters of credit) with any person or entity if such loan or commitment would exceed (i) $250,000 as an unsecured loan or investment, or (ii) $750,000 as a residential, commercial or commercial real estate loan without first consulting with PremierWest Bancorp and PremierWest Bank; provided, however, that nothing in this paragraph shall prohibit Timberline Bancshares or Timberline Community Bank from honoring any contractual obligation in existence on the date of this Agreement or from proceeding with a loan if neither PremierWest Bancorp nor PremierWest Bank expresses objection in writing within three business days following notice of any loan proposal. From and after the date of this Agreement, neither Timberline Bancshares nor Timberline Community Bank shall enter into any venture capital or similar investment, other than the purchase of mortgage-backed securities from FNMA, FHLMC or GNMA. After the date upon which all conditions to the obligations of Timberline Bancshares and Timberline Community Bank to consummate the Merger have been waived or satisfied by the appropriate party, neither Timberline Bancshares nor Timberline Community Bank shall enter into any consumer loan or consumer credit commitment except on a basis that is consistent with the consumer loan underwriting standards of PremierWest Bank.

    Neither Timberline Bancshares nor Timberline Community Bank shall sell, assign, transfer or otherwise dispose of to a third party, (i) branch offices of Timberline Community Bank, or (ii), except in the ordinary course of business, any of its material properties or assets. Neither Timberline Bancshares nor Timberline Community Bank shall purchase or otherwise acquire from a third party, branch offices of such third party, assets constituting any line of business, or, except in the ordinary course of business, any other material properties or assets. Neither Timberline Bancshares nor Timberline Community Bank shall enter into any transaction, contract, lease, agreement or commitment (or any amendment to any transaction, contract, lease, agreement or commitment) outside of the ordinary course of business which is material to Timberline Bancshares or Timberline Community Bank, taken as a whole; provided, however, that nothing in this paragraph shall prohibit Timberline Bancshares or Timberline Community Bank from honoring any contractual commitment in existence on the date of this Agreement.

      5.2.3.  Capital Stock.  Other than the issuance of Timberline Bancshares Common Stock upon exercise of outstanding options as set forth in Schedule 4.3, Timberline Bancshares and Timberline Community Bank shall not issue or sell any shares of capital stock or any other securities of either of them or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of either of them or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures; provided, however, that nothing in this Agreement shall be deemed to prohibit issuance of shares of Timberline Bancshares Common Stock upon the valid exercise of options, to the extent such options were issued and outstanding on the date hereof. Neither Timberline Bancshares nor Timberline Community Bank shall acquire beneficial ownership of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization.

      5.2.4.  Dividends.  Timberline Bancshares and Timberline Community Bank shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of either of them, except (to the extent legally permitted) for dividends paid by Timberline Community Bank to Timberline Bancshares with respect to Timberline Community Bank's capital stock consistent with past practice, a cash dividend paid by Timberline Bancshares to its shareholders of record as of

  October 15, 2000 in an amount not to exceed $0.25 per share and a cash dividend in an amount not to exceed $0.25 per share if the Effective Date is after June 30, 2001; provided, however, such October 2000 cash dividend will not be declared if Timberline Bancshares' net income for the nine months ended September 30, 2000 has not equaled or exceeded the Company's projected net income previously provided to PremierWest Bancorp and such 2001 cash dividend will not be paid if income for the first six months of 2001 does not equal or exceed the company's income for such period in 2000. From the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, Timberline Bancshares shall not, without the prior written consent of PremierWest Bancorp and PremierWest Bank, make any changes in its dividend policies.

      5.2.5.  Employee Plans, Compensation and Bonuses.  (a) Except as is necessary to comply with the Code or as contemplated in this Agreement, Timberline Bancshares and Timberline Community Bank shall not: adopt or amend any employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit or other employee benefit, incentive and welfare plans, policies, contracts and arrangements and trust agreements related thereto, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee of Timberline Bancshares or Timberline Community Bank; increase the compensation or fringe benefits of any present or former director, officer or employee; pay any bonus, compensation or benefit not required by any existing plan or arrangement or in a manner inconsistent with past practices (including, without limitation, granting stock options or stock rights) take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Notwithstanding the restrictions contained in this Section, Timberline Bancshares and Timberline Community Bank may grant individual annual increases to officers and employees in accordance with past practices, up to a total of 3% of the total annual compensation of all officers and employees, excluding from such total the aggregate of the compensation for employees of Timberline Bancshares or Timberline Community Bank who are parties to an employment agreement.

    (b) If PremierWest Bancorp or PremierWest Bank so requests, Timberline Bancshares and Timberline Community Bank shall develop a plan and timetable for terminating any or all of the Timberline Bancshares Employee Plans, and, with the advance written approval of PremierWest Bancorp and PremierWest Bank, shall proceed with the implementation of said termination plan and timetable immediately before Closing; provided, however, that such terminations will not adversely affect qualification of such plans under the Code.

    (c) At least sixty (60) days prior to the Effective Date, Timberline Bancshares and Timberline Community Bank shall provide to PremierWest Bancorp and PremierWest Bank documentation reasonably satisfactory to PremierWest Bancorp and PremierWest Bank demonstrating that the applicable requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of Timberline Bancshares Employee Plans for the 1996, 1997, 1998 and 1999 plan years.

    (d) With respect to any Timberline Bancshares Employee Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without PremierWest Bancorp's and PremierWest Bank's consent, regardless of whether such discretionary acceleration of vesting is provided under the terms of the plan; provided, however, that a Timberline Bancshares Employee Plan providing by its terms as in effect on the date hereof for mandatory acceleration of vesting upon a change in control of Timberline Bancshares shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Date or any later date as provided therein.

      5.2.6.  Conforming Accounting and Reserve Policies; Expenses.  After the shareholders of PremierWest Bancorp and Timberline Bancshares have approved and adopted this Agreement and the transactions contemplated hereby and after the receipt of necessary regulatory approvals, on or not more than five business days prior to before the Closing, and at PremierWest Bancorp's request, Timberline Bancshares and Timberline Community Bank shall cause Timberline Community Bank to promptly establish and take such reserves and accruals to conform the Timberline Community Bank's loan, accrual and reserve policies to PremierWest Bancorp's policies; shall cause Timberline Community Bank to promptly establish and take such accruals, reserves and charges in order to implement such polices in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write down of various assets and other appropriate accounting adjustments; and Timberline Community Bank shall promptly recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, to the extent permitted by law and consistent with generally accepted accounting principles and the fiduciary duties of the officers and directors of Timberline Bancshares and Timberline Community Bank. In particular, Timberline Bancshares shall make such provisions as may be required to ensure its loan loss reserves equal or exceed one percent (1.0%) of its loan and lease portfolio at the time of Closing.

    5.3.  Interim Operations of PremierWest Bancorp, Inc. and PremierWest Bank.  During the period from the date of this Agreement to the Effective Date, except as specifically contemplated by this Agreement, as required by law, or as otherwise approved by Timberline Bancshares and Timberline Community Bank (which shall not be unreasonably withheld) in writing, each of PremierWest Bancorp and PremierWest Bank shall conduct its business in such a manner so as not to materially interfere with PremierWest Bancorp's or PremierWest Bank's ability to consummate the Merger and the Subsidiary Merger, delay the Effective Date or have a Material Adverse Effect upon the transactions contemplated by the Agreement, and shall conduct business only in, and not take any action except in, the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans and real estate development assets and additional acquisitions of banks or other financial services companies). PremierWest Bancorp and PremierWest Bank shall use all reasonably diligent efforts to (i) maintain and preserve intact the business organization of PremierWest Bancorp and PremierWest Bank, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with PremierWest Bancorp and PremierWest Bank, (iii) maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear, (iv) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, (v) perform in all material respects all obligations required to be performed by PremierWest Bancorp and PremierWest Bank and their subsidiaries under all material contracts, leases and documents relating to or affecting their assets, properties, and business, and (vi) comply with and perform in all material respects all obligations and duties imposed by all material federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies. Prior to the earlier of the Effective Date or the termination of this Agreement, PremierWest Bancorp will not declare, set aside, pay or make any cash dividend or other cash distribution with respect to its capital stock.

    5.4.  Employment Matters.  The employment commitments of PremierWest Bank to the senior officers of Timberline Community Bank is set forth in Schedule 5.4. Employment Agreements consistent with such Schedule will be tendered prior to the Effective Date.

    PremierWest Bank will retain the other employees of Timberline Community Bank for a minimum of six months following the Effective Date and at their current compensation levels and locations, provided that such employees maintain satisfactory work performance. PremierWest Bank reserves the right to reassign employees to new job assignments after the Effective Date but will not require them to perform their services at offices more than 20 miles from their current offices without their consent. All persons employed by Timberline Bancshares or Timberline Community Bank as of the Effective Date who do not have an employment agreement with PremierWest Bancorp or PremierWest Bank will remain "at will" employees.

    Following the Effective Date, the employee benefit programs to be available and applicable to the persons who were employees of Timberline Bancshares or Timberline Community Bank, and who become employees of PremierWest Bancorp and PremierWest Bank, are as follows:

       (i) Savings Plans. PremierWest Bank maintains the PremierWest Bank 401(k) Profit Sharing Plan (the "PremierWest Bank 401(k) Plan"). At the Effective Date, PremierWest Bank will credit the Timberline Bancshares and Timberline Community Bank employees who become employees of PremierWest Bank, for purposes of the PremierWest Bank 401(k) Plan, with all service with Timberline Bancshares or Timberline Community Bank for purposes of determining their eligibility to participate in such plan and the vested portion of their respective accrued benefits under such plan.

      (ii) Health Care Plans. After the Effective Date, PremierWest Bank will provide Timberline Bancshares and Timberline Community Bank employees retained by PremierWest Bancorp and PremierWest Bank with such coverage under the PremierWest Bank health care plan as PremierWest Bank then provides its employees or continuing coverage under the health plan currently provided by Timberline Community Bank to its employees, with all service with Timberline Bancshares and Timberline Community Bank credited for purposes of determining such employee's eligibility to participate in such plan and without any "prior existing condition" exclusion. If permitted and based upon continuing competitive costs and coverages, it is PremierWest Bancorp's present intention to maintain the current health insurance coverage for Timberline Community Bank employees after the Effective Date.

      No benefits currently provided Timberline Bancshares or Timberline Community Bank employees that exceed benefits provided by PremierWest Bancorp or PremierWest Bank will be grandfathered or provided, unless otherwise specifically agreed to by PremierWest Bancorp or PremierWest Bank in writing or unless required by law. Other than otherwise expressly stated herein, PremierWest Bancorp and PremierWest Bank shall not assume any other health care benefit plans or benefits.

      (iii) Other Benefit Plans. At such time on or promptly after the Effective Date as PremierWest Bancorp and PremierWest Bank shall deem appropriate, PremierWest Bank shall provide former Timberline Bancshares or Timberline Community Bank employees with such coverage under the PremierWest Bancorp and PremierWest Bank benefit plans and programs as are generally provided to all employees of PremierWest Bank. All service with Timberline Bancshares or Timberline Community Bank shall be credited for purposes of vesting and determining a former Timberline Bancshares or Timberline Community Bank employee's eligibility to participate in such other benefit plans. No benefits currently provided to Timberline Bancshares or Timberline Community Bank employees that exceed the benefits provided by PremierWest Bank will be grandfathered or provided, unless otherwise specifically agreed to by PremierWest Bancorp and PremierWest Bank in writing or unless required by law.

    PremierWest Bancorp and PremierWest Bank retain any existing right to amend or terminate any such plan, provided such right has been reserved by the plan sponsor in the plan document or otherwise and provided that such right currently exists.

    Notwithstanding anything contained herein to the contrary, no third party shall have a right to enforce the provisions of this Section 5.4 or assert any claim hereunder.

    5.5.  Access, Information and Confidentiality.  (a) Timberline Bancshares and Timberline Community Bank shall grant to PremierWest Bancorp and PremierWest Bank and their representatives (including, without limitation, directors, officers and employees of PremierWest Bancorp or PremierWest Bank, their counsel, accountants, environmental consultants and other professionals retained by PremierWest Bancorp or PremierWest Bank) full access during normal business hours throughout the period prior to the Effective Date to the books, contracts, records (including, without limitation, tax returns), shareholder and customer information, properties, personnel and other information and documents of Timberline Bancshares and Timberline Community Bank except for information disclosure of which is prohibited by confidentiality, privacy or other rules and regulations. With prior notice to Timberline Bancshares and Timberline Community Bank, PremierWest Bancorp or PremierWest Bank may have environmental assessments conducted on any properties owned, managed or controlled by Timberline Bancshares or Timberline Community Bank in a manner that does not unreasonably interfere with the business of Timberline Bank. PremierWest Bancorp and PremierWest Bank shall grant to Timberline Bancshares and Timberline Community Bank and their representatives (including, without limitation, directors, officers and employees of Timberline Bancshares or Timberline Community Bank, their counsel, accountants, environmental consultants and other professionals retained by Timberline Bancshares or Timberline Community Bank) full access during normal business hours throughout the period prior to the Effective Date to the books, contracts, reports, records (including, without limitation, tax returns), shareholder and customer information (subject to compliance with applicable privacy laws and regulations), properties, personnel and other information and documents of PremierWest Bancorp and PremierWest Bank . With prior notice to PremierWest Bancorp and PremierWest Bank, Timberline Bancshares and Timberline Community Bank may have environmental assessments conducted on any properties owned, managed or controlled by PremierWest Bancorp or PremierWest Bank.

    (b) All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby that is regarded by such furnishing party as confidential (and all information that is subject to confidentiality requirements under the separate confidentiality agreement executed by the parties hereto) shall be kept confidential by the other party and its representatives (including, without limitation, directors, officers and employees, its counsel, accountants and other professionals retained by such party) and will be used only in connection with this Agreement and the transactions contemplated hereby. Nothing contained in this Section shall restrict or prohibit Timberline Bancshares and Timberline Community Bank or PremierWest Bancorp and PremierWest Bank from disclosing information required to be disclosed in any document filed with the SEC, the FRB, the FDIC, the California Department of Financial Institutions, the Oregon Department of Consumer and Business Services or other Governmental Entities and bodies. So long as this Agreement has not been terminated pursuant to Article 8 hereof, PremierWest Bancorp and PremierWest Bank may, notwithstanding this confidentiality provision, disclose such information as PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank agree in writing is necessary or advisable in connection with explaining or providing background information to securities analysts and others concerning the transactions contemplated by this Agreement.

    5.6.  Certain Filings; Consents and Arrangements.  PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank shall (a) promptly file all reports and applications required to be filed with the FRB, the FDIC, the California Department of Financial Institutions, the Oregon Department of Consumer and Business Services and such other Governmental Entities as may have jurisdiction for such approvals as may be required to be obtained from such Governmental Entities in order to carry out the transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations, and (c) deliver to the other parties to this Agreement copies of all such applications and reports promptly after they are filed. PremierWest Bancorp and PremierWest Bank shall use reasonable efforts to (i) file with the FRB, the FDIC, the Oregon Department of Consumer and Business Services, and the California Department of Financial Institutions within 60 days after the date of this Agreement applications for such approvals or waivers as may be required to be obtained to carry out the transactions contemplated by this Agreement, and (ii) secure such approvals of the FRB, the FDIC, the California Department of Financial Institutions and Oregon Department of Consumer and Business Services as are required.

    In no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in any filing made with any Governmental Entity pursuant to this Section made in reliance upon, and in conformity with, written information concerning another party hereto furnished by such other party specifically for use in such filing. Each party hereto shall advise the other parties promptly of the existence or occurrence of any fact or event making untrue or misleading any statement of a material fact contained in any such filing or any amendment or supplement thereto or that requires a change in any such filing or any amendment or supplement thereto in order to make any material statement therein accurate and complete in all material respects.

    5.7.  Takeover Statutes and Provisions.  Timberline Bancshares and Timberline Community Bank shall use diligent efforts to (i) exempt Timberline Bancshares and Timberline Community Bank, this Agreement, the Merger, the Subsidiary Merger and the other transactions contemplated hereby and thereby from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, freezeouts, fair price, merger moratorium, control share acquisitions or other similar antitakeover statutes or regulations enacted under the laws of Oregon or California) and from any similar provisions (including but not limited to "fair-price" provisions and shareholder rights plans) of the Articles of Incorporation or Bylaws of either of them, as applicable, by action of Timberline Bancshares's and Timberline Community Bank's Board of Directors, shareholders or otherwise, and (ii) assist PremierWest Bancorp or PremierWest Bank in challenging the applicability of any Oregon or California takeover law to the Merger or the Subsidiary Merger.

    5.8.  Indemnification and Insurance.

    (a) From and after the Effective Date, PremierWest Bancorp and PremierWest Bank shall assume the obligations of Timberline Bancshares and Timberline Community Bank arising under applicable Oregon, California or federal law in existence as of the date hereof, or as amended prior to the Effective Date, and under Timberline Bancshares's Articles of Incorporation and Bylaws or Timberline Community Bank's Articles of Incorporation and Bylaws as in effect on the date hereof, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes, prior to the Effective Date, an officer, director or trustee of Timberline Bancshares or Timberline Community Bank and any employee stock benefit plan (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts paid in settlement (which settlement shall require the prior written consent of PremierWest Bancorp and PremierWest Bank ) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Timberline Bancshares or Timberline Community Bank if such Claim pertains to any act, matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date. PremierWest Bancorp and PremierWest Bank shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under Timberline Bancshares's Articles of Incorporation or Bylaws or Timberline Community

Bank's Articles of Incorporation or Bylaws. PremierWest Bancorp's and PremierWest Bank's assumption of the indemnification obligations of Timberline Bancshares or Timberline Community Bank as provided herein shall continue for a period of two years or for any applicable statutes of limitations including any tolling extension thereto, whichever is longer, after the Effective Date or, in the case of claims asserted before the second anniversary of the Effective Date, until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify PremierWest Bancorp and PremierWest Bank (but the failure to so notify PremierWest Bancorp and PremierWest Bank shall not relieve PremierWest Bancorp and PremierWest Bank from any liability under this section, except to the extent PremierWest Bancorp or PremierWest Bank is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties.

    (b) From and after the Effective Date, the directors, officers and employees of Timberline Bancshares or Timberline Community Bank who become directors, officers or employees of PremierWest Bancorp or PremierWest Bank, except for the indemnification rights set forth in subparagraph (a) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of PremierWest Bancorp or PremierWest Bank are entitled under the provisions of the Articles of Incorporation of PremierWest Bancorp or PremierWest Bank or similar governing documents of PremierWest Bancorp or PremierWest Bank, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

    (c) The obligations of PremierWest Bancorp and PremierWest Bank provided under this Section 5.8.1 are intended to benefit, and be enforceable against PremierWest Bancorp and PremierWest Bank directly by, the Indemnified Parties, and shall be binding on all respective successors of PremierWest Bancorp and PremierWest Bank .

    5.9.  Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonably diligent efforts promptly to take or cause to be taken all actions necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. In addition, without limitation, each party shall from time to time execute such certificates as to factual matters necessary, proper or advisable in order to receive the opinions contemplated by Article 6 or Article 7 of this Agreement.

    If at any time after the Effective Date the resulting corporation in the Merger or the Subsidiary Merger considers or is advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record its right, title or interest in and to any of the rights, properties or assets of Timberline Bancshares or Timberline Community Bank acquired or to be acquired by the resulting corporation in the Merger or the Subsidiary Merger, Timberline Bancshares, Timberline Community Bank and their respective officers and directors shall be deemed to have granted to PremierWest Bancorp, as Resulting Corporation in the Merger, and PremierWest Bank, as the Resulting Bank in the Subsidiary Merger, an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets.

    5.10.  Compliance with Antitrust Laws.  Each of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank shall use diligent efforts to resolve such objections, if any, as may be asserted with respect to the Merger by the FRB, the Department of Justice, the FDIC, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). If a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank shall use reasonably diligent efforts to resist, resolve or avoid the filing of such suit. PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank shall use their reasonably diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, the FDIC, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

    5.11.  Publicity.  The initial press release announcing this Agreement shall be a joint press release in form and substance mutually agreed upon by the parties. Thereafter, except as required by law, Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp and PremierWest Bank shall consult with each other and obtain the consent as to form and substance of any subsequent press release, and provide a written copy to the other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity, except to the extent otherwise required by law.

    5.12.  Prospectus/Proxy Statement; Comfort Letters and Blue Sky Compliance.

    (a) PremierWest Bancorp shall prepare and file with the Securities and Exchange Commission the Registration Statement (including the Prospectus/Proxy Statement (as hereinafter defined) forming Part I thereof), together with any amendments required to be made thereto. PremierWest Bancorp shall use reasonable efforts to (i) file the Registration Statement with the Securities and Exchange Commission within 90 days after the date of this Agreement, and (ii) have the Registration Statement, as the same may be amended, declared effective by the Securities and Exchange Commission as promptly as practicable thereafter.

    (b) Within 60 days after the date hereof, Timberline Bancshares shall provide PremierWest Bancorp information specific to Timberline Bancshares to be included in the Prospectus/Proxy Statement and used for the Timberline Bancshares Shareholders' Meeting (as hereinafter defined), which proxy materials shall conform in all material respects to the provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. These materials together with the information prepared by PremierWest Bancorp relating to the offer and sale of PremierWest Bancorp Common Stock to Timberline Bancshares shareholders in connection with the Merger is hereby referred to as the "Prospectus/Proxy Statement".

    (c) Each of PremierWest Bancorp and PremierWest Bank, on one hand, and Timberline Bancshares and Timberline Community Bank, on the other, agrees to (i) cooperate with the other in preparation of the Registration Statement and Prospectus/Proxy Statement and (ii) take such other action so that the Registration Statement may be filed with and declared effective by the Securities and Exchange Commission as promptly as practicable and the Prospectus/Proxy Statement included therein may be mailed to Timberline Bancshares's shareholders and PremierWest Bancorp's shareholders promptly thereafter.

    (d) Unless waived by the party to receive the letter, each of PremierWest Bancorp, PremierWest Bank and Timberline Bancshares shall cause its respective independent auditors to issue a letter addressed to PremierWest Bancorp and Timberline Bancshares, within three business days prior to the effective date of the Registration Statement and also as of Closing, stating among other things, the following: (i) such accountants are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) in the opinion of such accountants, the financial statements included in the Prospectus/Proxy Statement and reported on therein by such accountants comply as to form in all material respects with applicable accounting requirements and Securities and Exchange Commission Regulation S-X; (iii) on the basis of specified limited procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards), including a reading of the latest available unaudited financial statements and inquiries of officials responsible for financial and accounting matters, nothing came to their attention which caused them to believe that, during the period subsequent to December 31, 1999, to a specified date not more than three business days prior to the effective date of the Registration Statement and to a specified date not more than three business days prior to Closing, there was any change in the shares of its capital stock or long-term debt, if any, (other than changes due to stock option exercises or to payments in accordance with the terms of such debt, or in the event of any such change in long-term debt, the amount thereof) or any decrease or increase in the total or per share amount of its net income, except in all instances for changes or decreases (increases) which the Prospectus/Proxy Statement discloses have occurred or may occur; and (iv) such accountants have read the other data included in the Prospectus/Proxy Statement with respect to the financial condition and operations of their respective clients and they find such data to be correctly computed and in agreement with the respective books and records of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank.

    (e) PremierWest Bancorp shall also take any action required to be taken under any applicable state securities or Blue Sky laws in connection with the issuance of PremierWest Bancorp Common Stock pursuant to the Merger. Timberline Bancshares and Timberline Community Bank shall take such action, and furnish PremierWest Bancorp all information concerning Timberline Bancshares, Timberline Community Bank and the holders of Timberline Bancshares' capital stock, as PremierWest Bancorp may reasonably request in connection with the issuance, qualification or registration of PremierWest Bancorp Common Stock under applicable state securities or Blue Sky laws.

    5.13.  Affiliates' Shares.

    (a) Within 30 days after the date of this Agreement, Timberline Bancshares and Timberline Community Bank shall identify to PremierWest Bancorp all persons whom Timberline Bancshares and Timberline Community Bank reasonably believes are their "affiliates," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933 of the Securities and Exchange Commission ("Rule 145 Affiliates"). Thereafter and until Closing, Timberline Bancshares and Timberline Community Bank shall identify to PremierWest Bancorp each additional person whom it reasonably believes to have thereafter become Rule 145 Affiliates.

    (b) Each of Timberline Bancshares and Timberline Community Bank shall use its diligent efforts to cause each person who is identified as a Rule 145 Affiliate pursuant to clause (a) above to deliver to PremierWest Bancorp not later than the date on which the Merger is approved by Timberline Bancshares's shareholders a written agreement, substantially in the form of Schedule 5.13. It is acknowledged and agreed by the parties hereto that the certificates representing shares of PremierWest Bancorp Common Stock issued to Rule 145 affiliates will bear an appropriate restrictive legend.

    5.14.  Timberline Bancshares Shareholders Meeting.  Timberline Bancshares shall take all action necessary, in accordance with applicable law and its Articles of Incorporation, as amended, and Bylaws, to convene a special meeting of the holders of Timberline Bancshares Common Stock as promptly as practicable after the effective date of the Registration Statement for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein (the "Timberline Bancshares Shareholders' Meeting"). Subject to the fiduciary obligations and duties of the Board of

Directors of Timberline Bancshares under California law and to the provisions of Section 5.1 and Section 8.1 of this Agreement, the Board of Directors of Timberline Bancshares shall recommend that the holders of Timberline Bancshares Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Timberline Bancshares Shareholders' Meeting. Further, each Timberline Bancshares director agrees to vote all shares held by them or over which they exercise voting control in favor of the Merger.

    5.15.  PremierWest Bancorp Shareholders' Meeting.  PremierWest Bancorp shall take all action necessary, in accordance with applicable law and its Articles of Incorporation, as amended, and Bylaws, to convene a special meeting of the holders of PremierWest Bancorp Common Stock as promptly as practicable after the effective date of the Registration Statement for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein (the "PremierWest Bancorp Shareholders' Meeting"). Subject to the fiduciary obligations and duties of the Board of Directors of PremierWest Bancorp under Oregon law, the Board of Directors of PremierWest Bancorp shall recommend that the holders of PremierWest Bancorp Common Stock vote in favor of and approve the Merger and adopt this Agreement at the PremierWest Bancorp Shareholders' Meeting. Further, each PremierWest Bancorp or PremierWest Bank each director agrees to vote all shares held by them or over which they exercise voting control in favor of the Merger.

    5.16.  Tax Treatment. Whether before or after the Effective Date, neither PremierWest Bancorp. Timberline Acquisition Corp. and PremierWest Bank, on one hand, nor Timberline Bancshares and Timberline Community Bank, on the other, shall intentionally take or cause to be taken any action that would adversely affect the ability of the Resulting Corporation to treat the Merger and the Subsidiary Merger as a tax-free reorganization under §368(a) of the Code, and each of PremierWest Bancorp, Timberline Acquisition Corp. PremierWest Bank, Timberline Bancshares and Timberline Community Bank shall take such commercially reasonable action(s) as is necessary to ensure the Merger and the Subsidiary Merger may be treated by the Resulting Corporation and the Resulting Bank as a tax-free reorganization under §368(a) of the Code.

    5.17.  Current Information.  During the period from the date of this Agreement to the Effective Date, Timberline Bancshares and Timberline Community Bank, on one hand, and PremierWest Bancorp, Timberline Acquisition Corp. and PremierWest Bank, on the other, will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum or understanding or cease and desist order from a regulatory authority, or (iii) the institution or the threat of material litigation involving such party and will keep the other party fully informed of such events. During such period, PremierWest Bancorp and PremierWest Bank shall promptly provide Timberline Bancshares and Timberline Community Bank, and Timberline Bancshares and Timberline Community Bank shall promptly provide PremierWest Bancorp and PremierWest Bank, with monthly unaudited financial statements as soon as they are available and each shall promptly provide the other with a copy of all Timberline Bancshares Reports filed by it after the date of this Agreement through the Effective Date. Each of PremierWest Bancorp, Timberline Acquisition Corp., PremierWest Bank, Timberline Bancshares and Timberline Community Bank agrees to keep the foregoing information strictly confidential, subject to exceptions set forth in Section 5.5(b).

    5.18.  Integration of Operations. (a) Subject to applicable laws, regulations and the requirements of Governmental Entities, during the period from the date of this Agreement to the Effective Date, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of Timberline Bancshares and Timberline Community Bank operations into and with PremierWest Bancorp's and PremierWest Bank's operations as rapidly and effectively as possible as of the Effective Date, including, without limitation, preparation for the integration of such branch operations, if any (including, without limitation, the preparation for the necessary installation of all of PremierWest Bank's hardware and software systems), management information systems, financial and accounting operations, employee compensation and benefit matters and similar matters, and employee training, as requested by PremierWest Bancorp or PremierWest Bank ; provided, however, that Timberline Bancshares and Timberline Community Bank shall not be required prior to the date upon which all conditions to the obligation of Timberline Bancshares and Timberline Community Bank to consummate the Merger have been waived or satisfied to make any changes in its branch operations, management information systems, financial and accounting systems or other operational matters that Timberline Bancshares and Timberline Community Bank reasonably believe should be deferred until all conditions to the obligation of Timberline Bancshares and Timberline Community Bank to consummate the Merger have been waived or satisfied.

    5.19  Advisory Directors. Those directors of Timberline Bancshares and Timberline Community Bank who are not elected as directors of PremierWest Bancorp or PremierWest Bank or who later resign or are not reelected to the Board, will be appointed as Advisory Directors of PremierWest Bank. Advisory Directors will have none of the authority or responsibility of elected Directors, but will meet at least quarterly to advise the Board of Directors. Advisory Directors shall serve from the Effective Date, subject to prior resignation or removal. The current members of the Boards of Directors of Timberline Bancshares and Timberline Bank will receive compensation in the form of paid health insurance coverage for life currently provided by Timberline Bank or, at the option of PremierWest Bank, on the same basis such coverage is made available to officers of PremierWest Bank.

ARTICLE 6

CONDITIONS

    6.1.  Conditions to Each Party's Obligations

    The respective obligations of each party to effect the Merger and the Subsidiary Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

    (a) The Merger and this Agreement shall have been approved and adopted by the affirmative vote of the holders (i) of Timberline Bancshares Common Stock as required by law and the Articles of Incorporation and Bylaws of Timberline Bancshares and (ii) PremierWest Bancorp as required by law and the Articles of Incorporated and Bylaws of PremierWest Bancorp. The Subsidiary Merger and this Agreement have been already been approved and adopted by the affirmative vote of Timberline Bancshares (as sole shareholder of Timberline Community Bank Common Stock) as required by law and the Articles of Incorporation and Bylaws of Timberline Community Bank. The Merger and this Agreement shall have been approved and adopted by the affirmative vote of PremierWest Bancorp as sole shareholder of Timberline Acquisition Corp., as required by law and the Articles of Incorporation and Bylaws of Timberline Acquisition Corp (which approval PremierWest Bancorp has covenanted to give upon completion of the formation of Timberline Acquisition Corp). The Subsidiary Merger and this Agreement have already been approved by the affirmative vote of PremierWest Bancorp (as sole shareholder of PremierWest Bank Common Stock) as required by law and the Articles of Incorporation and Bylaws of PremierWest Bank.

    (b) All authorizations, consents, orders or approvals, lack of any injunctive actions by the Department of Justice or any state or federal antitrust authority, of the FRB, the FDIC, the California Department of Financial Institutions, the Oregon Department of Consumer and Business Services and any other Governmental Entity (collectively, "Consents") that are necessary for the consummation of the Merger and the Subsidiary Merger shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Date, and all applicable waiting periods shall have expired, except for any immaterial Consents that, if not obtained, would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of PremierWest Bancorp,

PremierWest Bank, Timberline Bancshares and Timberline Community Bank, taken as a whole. A material Consent shall not be deemed to have been obtained if the Consent includes any conditions or requirements that, in the reasonable opinion of the Board of Directors of PremierWest Bancorp or PremierWest Bank, would have a Material Adverse Effect on the anticipated economic and business benefits to PremierWest Bancorp and PremierWest Bank of the transactions contemplated by this Agreement.

    (c) The Registration Statement shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Securities and Exchange Commission.

    (d) All state securities and Blue Sky permits and other authorizations and approvals necessary to consummate the Merger and the transactions contemplated hereby shall have been received and shall remain in full force and effect, no order restraining the ability of PremierWest Bancorp to issue PremierWest Bancorp Common Stock pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by any state securities administrator.

    (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency in the United States enjoining, prohibiting or materially delaying the consummation of the Merger or the Subsidiary Merger shall have been issued and remain in effect.

    (f)  Counsel to PremierWest Bancorp shall have delivered to Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp and PremierWest Bank such counsel's opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which shall be consistent with the state of facts existing at the Effective Date, the Merger and the Subsidiary Merger constitute a "reorganization" within the meaning of Section 368(a) of the Code and that, accordingly, (i) no gain or loss will be recognized by Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp, Timberline Acquisition Corp. and PremierWest Bank as a result thereof and (ii) no gain or loss will be recognized by a shareholder of Timberline Bancshares who receives PremierWest Bancorp Common Stock in exchange for shares of Timberline Bancshares Common Stock, except with respect to cash received in exchange for Timberline Bancshares Common Stock or cash received in lieu of fractional share interests. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp, PremierWest Bank and others. The opinion of PremierWest Bancorp's counsel shall be dated the date of the Closing.

    (g) PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank shall have received a comfort letter from Symonds, Evans & Larson, independent public accountants of PremierWest Bancorp and PremierWest Bank, and a comfort letter from Carlson, Pavlik and Drageset, independent public accountants of Timberline Bancshares and Timberline Community Bank, to the effect set forth in Section 5.12(d). The independent accountants' comfort letters shall be dated the date of the Closing.

    6.2.  Conditions to Obligation of Timberline Bancshares and Timberline Community Bank

    The obligation of Timberline Bancshares and Timberline Community Bank to effect the Merger and the Subsidiary Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

    (a) Each of PremierWest Bancorp, Timberline Acquisition Corp. and PremierWest Bank shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

    (b) The representations and warranties of each of PremierWest Bancorp and PremierWest Bank contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Date as if made at and as of such time, (x) except, both on the date of this Agreement and at the Effective Date, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Date, for representations and warranties relating to a time or times other than the Effective Date, and (z) except, both on the date of this Agreement and at the Effective Date, to the extent that the inaccuracy of the representations or warranties of PremierWest Bancorp or PremierWest Bank, individually or in the aggregate, shall not have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole.

    (c) Timberline Bancshares shall have received a letter or other confirmation dated as of the date of the Proxy Statement, from the Findley Group to the effect that, in its opinion as of such date, the terms of the Merger are fair to Timberline Bancshares's shareholders from a financial point of view.

    (d) Since the date of this Agreement, and except as may be explicitly provided in this Agreement, there shall not have been any change in the financial condition, results of operations or business of PremierWest Bancorp or PremierWest Bank that, either individually or in the aggregate, would have a Material Adverse Effect on PremierWest Bancorp, PremierWest Bank and their subsidiaries, taken as a whole.

    (e) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger or the Subsidiary Merger.

    (f)  On or before the Closing, PremierWest Bancorp, Timberline Acquisition Corp. and PremierWest Bank shall have caused all of the following to be delivered to Timberline Bancshares and Timberline Community Bank:

       (i) Articles of Merger duly executed and in such other form as is appropriate for filing with the Oregon and California Secretaries of State;

      (ii) A Certificate of the President and Chief Executive Officer and the principal financial officer of each of PremierWest Bancorp, Timberline Acquisition Corp. and PremierWest Bank certifying in their capacities as such officers that (i) the warranties and representations of PremierWest Bancorp and PremierWest Bank set forth in this Agreement were true and correct on the date of this Agreement, and are true and correct as of the Effective Date as if made at and as of such time, except (a) both on the date of this Agreement and at the Effective Date, as expressly contemplated or permitted by this Agreement and (b) as of the Effective Date, for representations and warranties relating to a time or times other than the Effective Date; and (ii) each of PremierWest Bancorp, Timberline Acquisition Corp. and PremierWest Bank has caused all of its covenants set forth in this Agreement to be fully performed and satisfied in all material respects. The certificate shall be dated as of the date of Closing;

      (iii) Copies of resolutions adopted by the directors of PremierWest Bancorp, Timberline Acquisition Corp., and PremierWest Bank and of the shareholders of Timberline Acquisition Corp. and PremierWest Bank, approving and adopting the Merger and this Agreement and authorizing the consummation of the transactions described therein, accompanied by a Certificate of the Secretary, or Assistant Secretary of each of PremierWest Bancorp, Timberline Acquisition Corp. and PremierWest Bank dated as of the date of Closing and certifying (i) the date and manner of the adoption of each such resolution, and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing date; and

      (iv) The written opinion of Foster Pepper & Shefelman LLP, in form and substance satisfactory to the parties and dated as of the Closing date.

    6.3.  Conditions to Obligation of PremierWest Bancorp and PremierWest Bank

    The obligation of PremierWest Bancorp and PremierWest Bank to effect the Merger and the Subsidiary Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

    (a) Each of Timberline Bancshares and Timberline Community Bank shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

    (b) The representations and warranties of each of Timberline Bancshares and Timberline Community Bank contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Date as if made on and as of such time, (x) except, both on the date of this Agreement and at the Effective Date, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Date, for representations and warranties relating to a time or times other than the Effective Date, and (z) except, both on the date of this Agreement and at the Effective Date, to the extent that the inaccuracy of the representations or warranties of Timberline Bancshares or Timberline Community Bank, individually or in the aggregate, shall not have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank taken as a whole.

    (c) PremierWest Bancorp shall have received a letter or other confirmation dated as of the date of the Proxy Statement from D. A. Davidson & Co., to the effect that, in its opinion as of such date, the terms of the Merger are fair to PremierWest Bancorp's shareholders from a financial point of view.

    (d) Since the date of this Agreement, and except as may be explicitly provided in this Agreement, there shall not have been any change in the financial condition, results of operations or business of Timberline Bancshares or Timberline Community Bank that, either individually or in the aggregate, would have a Material Adverse Effect on Timberline Bancshares or Timberline Community Bank taken as a whole.

    (e) Shareholders of Timberline Bancshares holding less than ten percent (10%) of all outstanding shares shall have voted against the Agreement.

    (f)  There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger or the Subsidiary Merger or seeks to impose material limitations on the ability of PremierWest Bancorp or PremierWest Bank to exercise full rights of ownership of the assets or business of Timberline Bancshares or Timberline Community Bank.

    (g) There shall not be in effect or proposed any order from a Governmental Entity with respect to the transactions contemplated by this Agreement that in the reasonable judgment of PremierWest Bancorp and PremierWest Bank would (i) materially and adversely affect the ability of PremierWest Bancorp and PremierWest Bank to enjoy the economic or other benefits of the Merger and the Subsidiary Merger or (ii) impose any material adverse condition, limitation or requirement on PremierWest Bancorp or PremierWest Bank in connection with the Merger and the Subsidiary Merger.

    (h) All Consents that are necessary for the consummation of the Merger and the Subsidiary Merger shall have been obtained and shall be in full force and effect at the Effective Date, and all applicable waiting periods shall have expired, except for any immaterial Consents that, if not obtained, would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank, taken as a whole. A material Consent shall not be deemed to have been obtained if the Consent includes any conditions or requirements that, in the reasonable opinion of the Board of Directors of PremierWest Bancorp or PremierWest Bank, would have a Material Adverse Effect on the anticipated economic and business benefits to PremierWest Bancorp and PremierWest Bank of the transactions contemplated by this Agreement.

    (i)  There shall have been delivered to PremierWest Bancorp and PremierWest Bank agreements substantially in the form of Schedule 5.13 by all Rule 145 Affiliates.

    (j)  On or before the Closing, Timberline Bancshares and Timberline Community Bank shall have caused all of the following to be delivered to PremierWest Bancorp and PremierWest Bank:

       (i) Articles of Merger duly executed by Timberline Bancshares in such other form as is appropriate for filing with the Oregon Secretary of State and the California Secretary of State;

      (ii) A certificate of the President and Chief Executive Officer and the principal financial officer of each of Timberline Bancshares and Timberline Community Bank certifying in their capacities as such officers that (i) the warranties and representations of Timberline Bancshares and Timberline Community Bank set forth in this Agreement were true and correct on the date of this Agreement, and are true and correct as of the Effective Date as if made at and as of such time, except (a), both on the date of this Agreement and at the Effective Date, as expressly contemplated or permitted by this Agreement and (b), as of the Effective Date, for representations and warranties relating to a time or times other than the Effective Date; and (ii) each of Timberline Bancshares and Timberline Community Bank has caused all its covenants set forth in this Agreement to be fully performed and satisfied in all material respects. The certificate shall be dated as of the date of Closing;

      (iii) Copies of all resolutions adopted by the directors and shareholders of Timberline Bancshares and Timberline Community Bank approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of each of Timberline Bancshares and Timberline Community Bank, dated as of the Closing date, and certifying (i) the date and manner of the adoption of each such resolution, and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing date;

      (iv) The written opinion of Gary Steven Findley & Associates, in form and substance satisfactory to the parties and dated as of the Closing date; and

      (v) The original, complete minute books of Timberline Bancshares and Timberline Community Bank containing at least the Articles of Incorporation, as the same may have been amended and restated; Bylaws; and all of the minutes and actions of the shareholders, directors and committees or directors and share transfer and registration records of Timberline Bancshares and Timberline Community Bank.

ARTICLE 7

CLOSING

    (a) Provided that this Agreement is not earlier terminated pursuant to Section 8.1 hereof, the Closing will occur (i) at 10:00 a.m. (local time) at the principal executive offices of PremierWest Bank as promptly as practicable after the date on which all of the conditions set forth in Article 6 of this Agreement are satisfied or duly waived, but not before at least fifteen days have elapsed since FDIC approval and any required FRB approval of the Merger and the Subsidiary Merger, or (ii) at such other time and place and on such other date as PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank may agree. Each of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank acknowledges that time is of the essence of this Agreement.

    (b) Each of PremierWest Bancorp and PremierWest Bank and each of Timberline Bancshares and Timberline Community Bank shall use its best efforts to execute and deliver, on or prior to Closing, all such instruments, documents and certificates as may be necessary or advisable in order for the transactions contemplated by this Agreement to be consummated as soon as practicable.

ARTICLE 8

MISCELLANEOUS

    8.1.  Termination.

      8.1.1.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of this Agreement by the shareholders of Timberline Bancshares and the shareholders of PremierWest Bancorp:

        (a) by mutual agreement of all of the parties hereto, by the vote of a majority of the Board of Directors of each of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank;

        (b) by the vote of a majority of the Board of Directors of each of Timberline Bancshares and Timberline Community Bank (i) if any of the conditions specified in Sections 6.1 and 6.2 have not been met at such time as such conditions can no longer be satisfied, unless waived by Timberline Bancshares and Timberline Community Bank, (ii) if the Merger shall not have been consummated on or before June 30, 2001 (provided that Timberline Bancshares and Timberline Community Bank are not in material breach of any representation, warranty, covenant or other agreement contained herein and provided further that such deadline shall be extended for no more than 90 days if the only condition to Closing not met is regulatory agency approval of the Merger or Subsidiary Merger), or (iii) if any regulatory agency has denied approval of the Merger or the Subsidiary Merger;

      (c) by the vote of a majority of the Board of Directors of each of PremierWest Bancorp and PremierWest Bank (i) if any of the conditions specified in Sections 6.1 and 6.3 have not been met at such time as such conditions can no longer be satisfied, unless waived by PremierWest Bancorp and PremierWest Bank, (ii) if the Merger shall not have been consummated on or before June 30, 2001 (provided that PremierWest Bancorp and PremierWest Bank are not in material breach of any representation, warranty, covenant or other agreement contained herein and provided further that such deadline shall be extended for no more than 90 days if the only condition to Closing not met is regulatory agency approval of the Merger or Subsidiary Merger), or (iii) if any regulatory agency has denied approval of the Merger or the Subsidiary Merger;

      (d) (i) by the vote of a majority of the Board of Directors of each of PremierWest Bancorp and PremierWest Bank in the event of a material breach or failure to perform by Timberline Bancshares or Timberline Community Bank of any representation, warranty, covenant or agreement, which breach or failure is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach or failure, or (ii) by the vote of a majority of the Board of Directors of each of Timberline Bancshares and Timberline Community Bank in the event of a material breach or failure to perform by PremierWest Bancorp or PremierWest Bank of any representation, warranty, covenant or agreement, which breach or failure is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach or failure. In the event of termination under this Section 8.1(d) the terminating party shall be entitled to receive, and the nonterminating party shall pay to the terminating party the sum of $750,000 in immediately available federal funds payable upon effectiveness of such termination;

      (e) By a vote of a majority of the Board of Directors of Timberline Bancshares upon acceptance by Timberline Bancshares of an Acquisition Transaction pursuant to Section 5.1(b) and the payment to PremierWest Bancorp of any amounts required thereunder; or

      (f)  By the vote of a majority of the Board of Directors of (i) Timberline Bancshares at any time up to 24 hours prior to the Closing with immediate notice to PremierWest Bancorp if the PremierWest Stock Price (as defined in the Holding Company Plan of Merger) is less than $4.00 per share, or (ii) PremierWest Bancorp at any time up to 24 hours prior to Closing with immediate notice to Timberline Bancshares if the PremierWest Stock Price is more than $6.00 per share; provided, however, that Timberline Bancshares shall pay $100,000 to PremierWest Bancorp in immediately available federal funds immediately after termination by Timberline Bancshares under clause (i) of this Section 8.1.1(f) or PremierWest Bancorp shall pay $100,000 to Timberline Bancshares in immediately available federal funds immediately after termination by PremierWest Bancorp under clause (ii) of this Section 8.1.1(f). If this Agreement is terminated pursuant to this Section 8.1.1(f) and the payment required by this Section 8.1.1(f) is made, either party (meaning Timberline Bancshares and Timberline Community Bank, on one hand, and PremierWest Bancorp and PremierWest Bank, on the other) may enter into an Acquisition Transaction with a third party without further liability to the other party hereto arising as a result of entry into such an Acquisition Transaction.

    8.2.  Non-Survival of Representations, Warranties; Effect of Termination.

    The representations and warranties set forth in Articles 3 and 4 of this Agreement will terminate at the Effective Date or the earlier termination of this Agreement pursuant to Section 8.1, as the case may be. Thereafter, none of PremierWest Bancorp, PremierWest Bank, Timberline Bancshares, Timberline Community Bank or any of their directors, officers or employees shall have any liability or obligation with respect thereto.

    8.3.  Waiver.  Timberline Bancshares and Timberline Community Bank may by written notice to PremierWest Bancorp and PremierWest Bank, and PremierWest Bancorp and PremierWest Bank may by written notice to Timberline Bancshares and Timberline Community Bank: (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement; or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    8.4.  Amendment.  By action of the parties' respective Boards of Directors, this Agreement may be amended or supplemented by the parties hereto at any time before or after approval of this Agreement by the shareholders of Timberline Bancshares; provided however, that any such amendment or supplement to this Agreement made subsequent to the adoption of this Agreement by the shareholders of Timberline Bancshares shall not (a) alter the amount or change the form of the consideration in the Merger contemplated by this Agreement or (b) alter or change the qualification of the Merger as a tax-free reorganization under the provisions of Section 368 of the Code.

    8.5.  Entire Agreement.  This Agreement and the agreements referenced and contemplated herein contain the entire agreement among PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank with respect to the Merger and the other transactions contemplated hereby, and supersede all prior agreements among PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank with respect to such matters.

    8.6.  Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the principles of conflicts of law thereof.

    8.7.  Certain Definitions.

  (a)
  For purposes of this Agreement, the term:

  (i)
  "affiliate" and "associate" shall have the respective meanings given in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934;

  (ii)
  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

  (iii)
  "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

  (iv)
  "Material Adverse Effect" on Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp or PremierWest Bank means a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, or (y) in generally accepted accounting principles) on the respective condition (financial or otherwise), results of operations, or business of Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp or PremierWest Bank, as the case may be, or on the ability of Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp or PremierWest Bank, as the case may be, to consummate the transactions contemplated hereby.

    8.8.  Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been duly given or delivered, if delivered personally or delivered by facsimile or by a recognized commercial courier, to each of the parties at the following addresses:

    To PREMIERWEST BANCORP
    or PREMIERWEST BANK:

    John L. Anhorn, President and
    Chief Executive Officer
    PremierWest Bancorp
    503 Airport Road
    Medford, Oregon 97504
    Fax: (541) 618-6001

    With a Copy To:
    Kenneth E. Roberts, Esq.
    Foster Pepper & Shefelman LLP
    101 SW Main Street, 15th Floor
    Portland, Oregon 97204
    Fax: (800) 601-9234

    To TIMBERLINE BANCSHARES
    or TIMBERLINE COMMUNITY BANK:
    John Linton, President
    Timberline Bancshares
    Timberline Community Bank

    123 North Main Street
    Yreka, CA 96097
    Fax: 530-842-7985

    With a Copy To:
    Gary Steven Findley,Esq.
    Gary Steven Findley & Associates
    1470 North Hundley Street
    Anaheim, CA 92802
    Fax: 714-630-7910

    or to such other address or facsimile number as any party may have furnished to the other parties in writing in accordance with this Section 8.8.

    8.9.  Counterparts; Exhibits.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement. Any exhibits or schedules referenced herein and attached hereto shall be incorporated by reference herein as if fully written out in this Agreement.

    8.10.  Parties in Interest.  This Agreement is not intended to nor will it confer upon any person other than the Parties hereto any rights or remedies, except as expressly stated herein.

    8.11.  Expenses.  Except as otherwise provided herein, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

    8.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

[Signatures on the following page]

    In Witness Whereof, PremierWest Bancorp, PremierWest Bank, Timberline Bancshares and Timberline Community Bank have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

PREMIERWEST BANCORP
By:	John L. Anhorn President and Chief Executive Officer
By:	Richard R. Hieb Executive Vice President, Chief Operating Officer and Secretary
PREMIERWEST BANK
By:	John L. Anhorn President and Chief Executive Officer
By:	Richard R. Hieb Executive Vice President, Chief Operating Officer and Secretary Officer
TIMBERLINE BANCSHARES, INC.
By:	John Linton President
By:	Richard S. Day Secretary
TIMBERLINE COMMUNITY BANK
By:	John Linton President
By:	Richard S. Day Secretary

    The undersigned, members of the Board of Directors of PremierWest Bancorp or PremierWest Bank, execute this Agreement for the limited purpose of Section 5.11 and 5.15 hereof.

John Duke	James L. Patterson
Dennis Hoffbuhr	Jeffrey L. Chamberlain
Rick Watkins	Patrick Huycke
Rich Hieb	John Anhorn
Brian Pargeter	David Emmett
Pete Martini	Tom Becker
Richard Karchmer

    The undersigned, members of the Board of Directors of Timberline Bancshares, Inc. execute this Agreement for the limited purposes of Section 5.1, 5.11, 5.13 and 5.14 hereof.

Stephen P. Bradley	Gareld J. Collins
Richard S. Day	Norman E. Flock
Don L. Hilton	John A. Linton
Robert J. Youngs

EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

PLAN OF MERGER

    This Plan of Merger (the "Plan of Merger") is dated      , 2001, and is by and between Timberline Bancshares, Inc. ("Timberline Bancshares"), a California corporation and Timberline Acquisition Corp. ("TAC"), an Oregon corporation, joined by PremierWest Bancorp, an Oregon corporation.

RECITALS

    A. PremierWest Bancorp owns all of the capital stock of TAC.

    B. The Board of Directors of each of Timberline Bancshares, TAC and PremierWest Bancorp has approved this Plan of Merger and authorized its execution and the performance of all of its obligations hereunder.

    C. This Plan of Merger is part of an Agreement and Plan of Reorganization, dated as of October 16, 2000 among PremierWest Bancorp, PremierWest Bank, Timberline Bancshares, and Timberline Community Bank (the "Reorganization Agreement"), which sets forth certain conditions to the effectiveness of this Plan of Merger and other matters relative to the merger of Timberline Bancshares into TAC.

    D. On or prior to the date the merger becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the merger.

AGREEMENT

    In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

    1.  Effective Date and Time.  The Effective Date of this Plan of Merger shall be 12:01 a.m. on the date of filing of Articles of Merger with the Oregon Secretary of State (the "Effective Date").

    2.  Merger.  At the Effective Date, Timberline Bancshares shall merge with and into TAC, which will be the Resulting Corporation (the "Merger"). The name of the Resulting Corporation shall be "Timberline Acquisition Corp."

    3.  Articles of Incorporation, Bylaws, Directors, Officers.  Until altered, amended or repealed, the Articles of Incorporation and Bylaws of TAC on the Effective Date shall be the Articles of Incorporation and Bylaws of the Resulting Corporation. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, the officers and directors of TAC on the Effective Date shall be the officers and directors of the Resulting Corporation.

    4.  Effect of Merger.

      4.1  Until changed by the Board of Directors of Resulting Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Timberline Bancshares and TAC, and their shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Resulting Corporation and shall be as effective and binding thereon as the same were with respect to Timberline Bancshares and TAC prior to the Effective Date.

      4.2  At the Effective Date, the corporate existence of Timberline Bancshares and TAC shall, as provided by Oregon and California law, be merged into and continued in the Resulting Corporation, and the separate existence of Timberline Bancshares shall terminate. All rights, franchises and interests of Timberline Bancshares and TAC, respectively, in and to every type of property (real, personal, and mixed) and chooses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer, and the Resulting Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Timberline Bancshares and TAC, respectively, on the Effective Date.

      4.3  On the Effective Date, the Resulting Corporation shall be liable for all liabilities of Timberline Bancshares and TAC, and all debts, liabilities, and contracts of Timberline Bancshares and TAC, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Timberline Bancshares and TAC, shall be those of the Resulting Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

    5.  Capitalization of Timberline Bancshares.  The present authorized capital of Timberline Bancshares consists of 2,000,000 authorized shares of common stock, without par value, of which [1,006,860] shares are, issued, outstanding, and fully paid ("Timberline Bancshares Common Stock"). Except as set forth in the Reorganization Agreement or the Schedules thereto, no stock options, warrants or rights to purchase or receive Timberline Bancshares' securities are outstanding.

    6.  Capitalization of TAC.  The present authorized capital of TAC consists of 1,000 shares of common stock (without par value), all of which are issued, outstanding and fully paid. All of the outstanding shares of TAC are held by PremierWest Bancorp. No stock options, warrants or rights to purchase or receive TAC's securities are outstanding.

    7.  No Conflicts.  Consummation of the transactions contemplated by this Plan of Merger will not conflict with or result in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Timberline Bancshares or the Articles of Incorporation or Bylaws of TAC, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any contract or agreement or instrument to which either is bound or a party.

    8.  Conversion of Shares.  At the Effective Date, by virtue of the Merger and without any action on the part of any party or any shareholder, the following shall occur:

      8.1  Merger Consideration.  Each share of Timberline Bancshares Common Stock outstanding immediately prior to the Effective Date shall be converted into the right to receive $13.50 (the "Merger Consideration") payable at the election of each Timberline Bancshares shareholder (subject to the limitations set forth herein) in cash or shares of PremierWest Bancorp Common Stock without par value ("PremierWest Bancorp Common Stock") or a combination of cash and PremierWest Bancorp Common Stock. The value of the PremierWest Bancorp Common Stock for exchange purposes (the "PremierWest Stock Exchange Value") shall be equal to "A" (the "Average Price") where:

    A is the arithmetic weighted average of the price of all trades (weighted for the number of shares such trade represents) of PremierWest Bancorp Common Stock as reported by Bloomberg LP for the twenty trading days prior to the fifth day preceding Closing; but if the Average Price is less than $4.00 per share, the PremierWest Stock Exchange Value will, notwithstanding, be set at $4.00 per share or if the Average Price is more than $6.00 per share, the PremierWest Stock Exchange Value will, notwithstanding, be set at $6.00 per share; provided however, the parties reserve the right to eliminate or modify the minimum or maximum PremierWest Bancorp Exchange Value should the Average Price fall outside these limits if a subsequent agreement can be reached in writing and approved by their respective Boards of Directors and shareholders.

      8.2  Dissenting Shares.  No Perfected Dissenting Shares (as defined below) will be converted pursuant to Section 8.1, but such Perfected Dissenting Shares will be subject to the provisions of Section 11 hereof.

      8.3  Fractional Shares.  No factional shares of PremierWest Bancorp Common Stock shall be issued in the Merger. In lieu thereof, each holder of Timberline Bancshares Common Stock who would otherwise be entitled to receive fractional shares of PremierWest Bancorp Common Stock shall receive an amount in cash equal to the PremierWest Stock Exchange Value multiplied by the fraction of the share of PremierWest Bancorp Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights, in respect of any fraction.

    9.  Election Procedures.  Subject to the terms of this Plan of Merger, each record holder of shares of Timberline Bancshares Common Stock as of the Timberline Bancshares' Shareholder meeting date held to vote on the Merger, will have the right to specify such holder's election to have his or her shares of Timberline Bancshares Common Stock converted into (i) shares of PremierWest Bancorp Common Stock, (ii) cash, or (iii) a combination of shares of PremierWest Bancorp Common Stock and cash, or to specify that such holder has no election, in accordance with the following procedures:

      9.1  At least 21 days prior to the anticipated Effective Date, a form of letter of transmittal and election statement providing for such a specification of election and for the tender to the Exchange Agent of the related share certificates (an "Election Statement") will be mailed to the holders of record of Timberline Bancshares Common Stock. Timberline Bancshares will also provide forms of the Election Statement to all persons who become holders of record of Timberline Bancshares Common Stock during the period between such record date and the Election Deadline (as defined below) and will make such forms available at its executive offices and such other places as Timberline Bancshares and PremierWest Bancorp deem appropriate.

      9.2  Any record holder of Timberline Bancshares Common Stock may specify his or her preference, in an Election Statement meeting the requirements of this Section 9, that, as to all shares of Timberline Bancshares Common Stock covered by such Election Statement:

      (i)
      all such shares shall be converted to PremierWest Bancorp Common Stock ("Stock Election Shares");

      (ii)
      all such shares shall be converted to cash ("Cash Election Shares");

      (iii)
      forty percent (40%) of such shares shall be converted into cash ("Cash Election Shares") and sixty percent (60%) of such shares shall be converted into PremierWest Bancorp Common Stock ("Stock Election Shares") (collectively, a "Pro Rata Election"); or

      (iv)
      the shareholder has no preference and accordingly makes no election;

  provided, however, any shares held by a record holder holding 100 or fewer shares of Timberline Bancshares Common Stock will be considered Cash Election Shares.

      9.3  Any record holder of Timberline Bancshares Common Stock who is holding such shares for a beneficial owner, or as a nominee for one or more beneficial owners, may submit an Election Statement on behalf of any such beneficial owners.

      9.4  An Election Statement will be effective only if a properly completed and a signed copy thereof, accompanied by stock certificates for the shares of Timberline Bancshares Common Stock which such Election Statement covers, shall have been actually received by the Exchange Agent no later than 5:00 p.m., Pacific Time, on the business day mutually selected by PremierWest Bancorp and Timberline Bancshares (such time and day being herein referred to as the "Election Deadline"). If no such day is mutually agreed to, the Election Deadline shall be the date fifteen business days following the date on which the Election Statements were mailed to Timberline Bancshares' shareholders. An Election Statement which meets the requirements of this Section 9.4 is hereinafter referred to as an "Effective Election Statement."

      9.5  Shares of Timberline Bancshares Common Stock as to which a record holder makes no election pursuant to an Effective Election Statement, or as to which no Effective Election Statement is filed, are hereinafter referred to as "No Election Shares." All No Election Shares shall be converted into either PremierWest Bancorp Common Stock or cash pursuant to Section 10.

      9.6  Any record holder of Timberline Bancshares Common Stock who has submitted an Effective Election Statement may, at any time until the Election Deadline, amend such Election Statement if the Exchange Agent actually receives, no later than the Election Deadline, a later-dated, properly completed and signed, amended Effective Election Statement.

      9.7  Any record holder of Timberline Bancshares Common Stock may at any time prior to the Election Deadline revoke his or her Election Statement and withdraw certificates for shares of Timberline Bancshares Common Stock deposited therewith by written notice actually received by the Exchange Agent no later than the Election Deadline. Any notice of withdrawal will be effective only if it is executed and specifies the record holder of the shares to be withdrawn and the serial numbers shown on the certificates representing the shares to be withdrawn. If a holder of Timberline Bancshares Common Stock withdraws his or her Election Statement and does not submit a new Election Statement, his or her shares of Timberline Bancshares Common Stock shall be deemed to be No Election Shares. All Election Statements shall automatically be revoked if the Merger is abandoned for any reason, whereupon the certificates for the shares of Timberline Bancshares Common Stock to which each Election Statement relates, shall be promptly returned to the person submitting the same.

      9.8  PremierWest Bancorp and Timberline Bancshares by mutual agreement will have the right to make rules, not inconsistent with the terms of this Plan of Merger, governing the form, terms and conditions of Election Statements, the validity and effectiveness of Election Statements and the manner and extent to which they are to be taken into account in making the determinations prescribed by Section 9, the issuance and delivery of certificates evidencing the PremierWest Bancorp Common Stock and cash into which shares of Timberline Bancshares Common Stock are converted in the Merger.

    10.  Allocation Procedures.  The allocation at the Effective Date among holders of Timberline Bancshares Common Stock (including Perfected Dissenting Shares, as defined below) of PremierWest Bancorp Common Stock or cash pursuant to Section 9 shall be effected as follows:

      10.1  No less than 400,000 nor more than 440,000 of the outstanding shares of Timberline Bancshares Common Stock will be converted into cash with the balance converted into PremierWest Bancorp Common Stock; provided, however, PremierWest Bancorp reserves the right, in its sole discretion, to reduce the minimum or increase the maximum shares of Timberline Bancshares Common Stock to be converted into cash if by so doing, all Effective Election Statements can be honored without invoking the following allocation procedures and the tax status of the transaction is not affected.

      10.2  If the number of Cash Election Shares and the number of Perfected Dissenting Shares total between 400,000 and 440,000, then allocations of PremierWest Bancorp Common Stock and cash shall be made in accordance with the elections made in each Effective Election Statement, and No Election Shares shall be converted into Bancorp Common Stock.

      10.3  If the number of Cash Election Shares and the number of Perfected Dissenting Shares total more than 440,000 shares of Timberline Bancshares Common Stock, then the allocation of cash and PremierWest Bancorp Common Stock shall be made as follows:

      (i)
      first, all Perfected Dissenting Shares will be converted into cash in accordance with Section 11;

      (ii)
      second, all shares of Timberline Bancshares shareholders who own 100 shares of Timberline Bancshares Common Stock or less will be converted into cash;

      (iii)
      third, all Pro Rata Elections will be converted into cash and PremierWest Bancorp Common Stock as elected;

      (iv)
      fourth, all No Election Shares will be treated as Stock Election Shares, and will be converted into PremierWest Bancorp Common Stock;

      (v)
      fifth, all Stock Election Shares will be converted into PremierWest Bancorp Common Stock;

      (vi)
      sixth, the sum of the number of shares of Timberline Bancshares Common Stock to be converted into cash pursuant to Section 10.3 (i), (ii), (iii) and (iv) above, will be subtracted from 440,000 to determine the number of remaining Cash Election Shares ("Unallocated Cash Election Shares") to be allocated, which number shall be allocated pro rata among the remaining Timberline Bancshares shareholders who hold Cash Election Shares, each such shareholder to receive cash, at $13.50 per share, for a number of shares determined by multiplying such shareholder's Cash Election Shares times a fraction the numerator of which is the number of Unallocated Cash Election Shares calculated by this Section 10.3 and the denominator of which is the total of all Cash Election Shares held by the remaining Timberline Bancshares shareholders; and

      (vii)
      seventh, the remaining Cash Election Shares which are not converted into cash pursuant to Section 10.3 (vi) above shall be converted into PremierWest Bancorp Common Stock.

      10.4  If less than 400,000 of the outstanding shares of Timberline Bancshares Common Stock are Cash Election Shares or Perfected Dissenting Shares, allocation of PremierWest Bancorp Common Stock and cash shall be made as follows:

      (i)
      first, all Perfected Dissenting Shares shall be converted into cash in accordance with Section 11;

      (ii)
      second, all Cash Election Shares shall be converted into cash;

      (iii)
      third, all Pro Rata Elections will be converted into cash and PremierWest Bancorp Common Stock as elected;

      (iv)
      fourth, all No Election Shares shall be treated as Cash Election Shares and converted into cash; provided, however, if the number of Timberline Bancshares Common Stock to be converted into cash pursuant to Section 10.4 (i), (ii) and (iii), together with this Section 10.4 (iv) were to exceed 400,000 shares, the Exchange Agent shall select No Election Shares by random selection to come as close as possible to a total of 400,000 Timberline Bancshares Common Stock to be converted into cash. Any No

        Election Shares not converted into cash after this random selection shall be deemed Stock Election Shares and converted into PremierWest Bancorp Common Stock;

      (v)
      fifth, the sum of shares of Timberline Bancshares Common Stock to be converted into cash pursuant to Section 10.4 (i), (ii), (iii) and (iv) above will be subtracted from 400,000 to determine the number of remaining Cash Election Shares, if any, ("Unallocated Cash Election Shares") to be allocated, which number shall be allocated pro rata among the remaining Timberline Bancshares shareholders who hold Stock Election Shares, each such shareholder to receive cash at $13.50 per share for a number of shares determined by multiplying such shareholder's Stock Election Shares times a fraction, the numerator of which is the number of Unallocated Cash Election Shares calculated by this Section 10.4 and the denominator of which is the total of all Stock Election Shares. The remaining portion of such Stock Election Shares not paid in cash shall be converted into PremierWest Bancorp Common Stock.

      10.5  PremierWest Bancorp and Timberline Bancshares by mutual agreement may make rules as to allocation procedures not provided for above.

    11.  Dissenters' Rights.

      11.1  Shares of Timberline Bancshares Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Chapter 13 of the California Corporations Code ("Chapter 13") and have timely filed with Timberline Bancshares a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to Section 1302 of Chapter 13, are herein called "Dissenting Shares." Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters' rights under Chapter 13 ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 8.1 but the holders thereof shall be entitled only to such rights as are granted by Chapter 13. Each holder of Perfected Dissenting Shares who is entitled to payment for his or her Timberline Bancshares Common Stock pursuant to the provisions of Chapter 13 shall receive payment therefor from PremierWest Bancorp (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

      11.2  If any holder of Dissenting Shares has effectively withdrawn or lost his or her dissenter's rights under Chapter 13 prior to the Election Deadline, an Effective Election Statement submitted with respect to such shares will be given effect in the same manner as other Effective Election Statements but if no Effective Election Statement is submitted, such shares will be treated as No Election Shares. If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter's rights under Chapter 13 after the Election Deadline, the Dissenting Shares owned by such holder shall be treated as No Election Shares.

    12.  Timberline Bancshare Options

    The holder of each option to purchase shares of Timberline Bancshares Common Stock outstanding as of and not exercised prior to the Effective Date shall be entitled to receive a cash payment of $3.50 for each option so held, payable by PremierWest Bancorp promptly following the Effective Date.

    13.  TAC Stock

    All shares of TAC Common Stock issued and outstanding immediately prior to the Effective Date will continue to be issued and outstanding shares of the Resulting Corporation.

    14.  Exchange Procedures.

      14.1  Prior to the Effective Date, PremierWest Bancorp shall appoint U.S. Stock Transfer Corporation, Glendale, California as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of PremierWest Bancorp Common Stock and/or cash for Timberline Bancshares Common Stock as required by Section 8. On or before the Effective Date, PremierWest Bancorp will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of PremierWest Bancorp Common Stock issuable in the Merger and a sufficient amount of cash payable in the Merger.

      14.2  As soon as practicable after the Election Deadline, the Exchange Agent will implement the procedures set forth in Section 10 and send written notice to each record holder of certificates representing shares of Timberline Bancshares Common Stock pursuant to Section 10 of the results thereof.

      14.3  Upon surrender for cancellation to the Exchange Agent (either prior to the Election Deadline or otherwise duly surrendered after the Election Deadline) of one or more certificates for shares of Timberline Bancshares Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date, in the case of Old Certificates surrendered prior to the Election Deadline, and as promptly as practical in the case of Old Certificates surrendered after the Election Deadline, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of PremierWest Bancorp Common Stock ("New Certificates") together with checks for payment of cash in lieu of fractional shares to be issued in respect of the Old Certificates and/or checks for the appropriate amount of cash, as applicable.

      14.4  Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of PremierWest Bancorp to be the shares of PremierWest Bancorp Common Stock and/or the cash into which the number of shares of Timberline Bancshares Common Stock shown thereon have been converted. No dividends or other distributions which are declared on PremierWest Bancorp Common Stock into which shares of Timberline Bancshares Common Stock have been converted after the Effective Date, will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

      14.5  Any PremierWest Bancorp Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 14 at the end of twelve months from the Effective Date shall be returned to PremierWest Bancorp, in which event the persons entitled thereto shall look only to PremierWest Bancorp for payment thereof.

      14.6  Notwithstanding anything to the contrary set forth in Section 14 hereof, if any holder of Timberline Bancshares Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and indemnity bond together with a surety, each in a form and substance reasonably satisfactory to PremierWest Bancorp.

      14.7  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PremierWest Bancorp Common Stock or Timberline Bancshares Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of PremierWest Bancorp Common Stock for the account of the persons entitled hereto.

    15.  Antidilution Provisions.  If PremierWest Bancorp changes or proposes to change the number of shares of PremierWest Bancorp Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding PremierWest Bancorp Common Stock, or exchanges PremierWest Bancorp Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefor shall be prior to the Effective Date, the PremierWest Exchange Value shall be proportionately adjusted.

    16.  Shareholder Approval.  This Plan of Merger shall be submitted to the shareholders of Timberline Bancshares and TAC for ratification and approval at a meeting to be called and held in accordance with the applicable provisions of law and their respective Articles of Incorporation and Bylaws. Each of Timberline Bancshares and TAC shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

    17.  Reorganization Agreement.  Effectiveness of this Plan of Merger is conditioned upon fulfillment or waiver of conditions precedent set forth in the Reorganization Agreement. The Reorganization Agreement also provides certain conditions for termination of this Plan of Merger prior to the Effective Date and terms that may not be defined herein.

    IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

TIMBERLINE BANCSHARES, INC.
By:	John Linton, President
TIMBERLINE ACQUISITION CORP.
By:	John L. Anhorn, President

    PremierWest Bancorp hereby joins in the foregoing Plan of Merger and undertakes that it will be bound thereby and that it will do and perform all of the acts and things therein referred to or provided to be done by it.

    IN WITNESS WHEREOF, PremierWest Bancorp has caused this undertaking to be made by its duly authorized officer as of the date first above written.

PREMIERWEST BANCORP
By:	John L. Anhorn, President

EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATIONPLAN OF MERGER

    This Plan of Merger (the "Plan of Merger") is dated      , 2001, and is by and between PremierWest Bank, an Oregon state-chartered bank, and Timberline Community Bank, a California state-chartered bank.

RECITALS

    A.  PremierWest Bank is a banking institution duly organized under the laws of the State of Oregon. Timberline Community Bank is a banking institution duly organized under the laws of the State of California. PremierWest Bancorp, an Oregon corporation, owns all of the capital stock of PremierWest Bank. Timberline Bancshares, Inc., a California corporation owns all of the capital stock of Timberline Community Bank.

    B.  PremierWest Bank has its administrative office at 503 Airport Road, Medford, Oregon 97504, its main banking office at 1455 East McAndrews Road, Medford, Oregon 97504, and branch offices at the locations listed on Exhibit I.

    C.  Timberline Community Bank has its administrative and main office at 123 North Main Street, Yreka, California 96097, and branch offices at the locations listed on Exhibit II.

    D.  The Board of Directors of each of PremierWest Bank and Timberline Community Bank has approved this Plan of Merger and authorized its execution and the performance of all of its obligations hereunder.

    E.  This Plan of Merger is part of an Agreement and Plan of Reorganization, dated as of October 16, 2000 among PremierWest Bancorp, PremierWest Bank, Timberline Bancshares, Inc., and Timberline Community Bank (the "Reorganization Agreement"), which agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters relative to the merger of Timberline Community Bank into PremierWest Bank (the "Merger").

    F.  At or prior to the date the Merger becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

AGREEMENT

    In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

    1.  Effective Date.  The effective date of this Plan of Merger (the "Effective Date") shall be set forth in a Certificate of Merger issued with respect to this Plan of Merger by the Director of the Oregon Department of Consumer and Business Services (the "Oregon Director").

    2.  Merger.  On the Effective Date, Timberline Community Bank shall merge with and into PremierWest Bank, which will be the continuing resulting bank ("Resultant Bank"). The name of the Resultant Bank shall be "PremierWest Bank."

    3.  Articles of Incorporation, Bylaws, Officers, Directors.  Until altered, amended or repealed, the Articles of Incorporation and Bylaws of PremierWest Bank on the Effective Date shall be the Articles of Incorporation and Bylaws of Resultant Bank. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, the officers of PremierWest Bank on the Effective Date shall be the officers of the Resultant Bank. Until their successors are elected and qualified, the directors of PremierWest Bank, together with two additional directors selected by Timberline Community Bank, shall be directors of the Resultant Bank.

    4.  Effect of Merger.

      4.1  Until changed by the Board of Directors of Resultant Bank, the locations and names of the existing offices of PremierWest Bank shall remain the location and name of those offices of the Resultant Bank after the Effective Date; the locations and names of the branch offices of Timberline Community Bank shall become the location of offices of the Resultant Bank, under the names listed on Exhibit II; and all corporate acts, plans, policies, contracts, approvals and authorizations of PremierWest Bank and Timberline Community Bank, and their shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Resultant Bank and shall be as effective and binding thereon as the same were with respect to PremierWest Bank and Timberline Community Bank prior to the Effective Date.

      4.2  On the Effective Date, the corporate existence of PremierWest Bank and Timberline Community Bank shall, as provided by Oregon and California law, be merged into and continued in Resultant Bank, and the separate existence of PremierWest Bank and Timberline Community Bank shall terminate. All rights, franchises and interests of PremierWest Bank and Timberline Community Bank, respectively, in and to every type of property (real, personal, and mixed) and chooses in action shall be transferred to and vested in Resultant Bank by virtue of such merger without any deed or other transfer, and Resultant Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by PremierWest Bank and Timberline Community Bank, respectively, on the Effective Date.

      4.3  On the Effective Date, Resultant Bank shall be liable for all liabilities of PremierWest Bank and Timberline Community Bank; and all deposits, debts, liabilities, and contracts of PremierWest Bank and Timberline Community Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of PremierWest Bank and Timberline Community Bank, shall be those of Resultant Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

    5.  Capitalization of PremierWest Bank.  The present authorized capital of PremierWest Bank consists of 10,000,000 authorized shares of common stock (without par value), of which      are, issued, outstanding, and fully paid. No stock options, warrants or rights to purchase or receive PremierWest Bank's securities are outstanding. All of the outstanding shares of PremierWest Bank are held by PremierWest Bancorp.

    6.  Capitalization of Timberline Community Bank.  The present authorized capital of Timberline Community Bank consists of      shares of common stock ($      par value), of which      are issued, outstanding and fully paid. All of the outstanding shares of Timberline Community Bank are held by Timberline Bancshares. No stock options, warrants or rights to purchase or receive Timberline Community Bank's securities are outstanding.

    7.  No Conflicts.  Consummation of the transactions contemplated by this Agreement will not conflict with or result in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of PremierWest Bank or the Articles of Incorporation or Bylaws of Timberline Community Bank, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any contract or agreement or instrument to which either is bound or a party.

    8.  Conversion of Shares.  Upon the Effective Date:

      8.1  Each share of common stock of Timberline Community Bank issued and outstanding shall be cancelled.

      8.2  Each share of common stock of PremierWest Bank issued and outstanding will remain issued and outstanding as a share of stock of the Resultant Bank.

    9.  Approvals.  This Plan of Merger has been approved by PremierWest Bancorp as the sole shareholder of PremierWest Bank and by Timberline Bancshares, Inc. as the sole shareholder of Timberline Community Bank in accordance with the applicable provisions of law and their respective Articles of Incorporation and Bylaws. Each of PremierWest Bank and Timberline Community Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

    10.  Dissenting Shareholders.  As their approval is required, neither PremierWest Bancorp, as the sole shareholder of PremierWest Bank, nor Timberline Bancshares, Inc., as the sole shareholder to Timberline Community Bank, have any right to dissent from this Plan of Merger.

    11.  Reorganization Agreement.  Effectiveness of this Plan of Merger is conditioned upon fulfillment or waiver of conditions precedent set forth in the Reorganization Agreement. The Reorganization Agreement also provides certain conditions for termination of this Plan of Merger prior to the Effective Date and terms that may not be defined herein.

    IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

PREMIERWEST BANK
By:	/s/ JOHN L. ANHORN John L. Anhorn, President
By:	/s/ RICHARD R. HEIB Richard R. Heib, Executive Vice President and Secretary
TIMBERLINE COMMUNITY BANK
By:	/s/ JOHN LINTON John Linton, President
By:	/s/ RICHARD S. DAY Richard S. Day, Secretary

EXHIBIT I

Name and Location
Branch Offices of PremierWest Bank

Central Point Branch 300 East Pine Street Central Point, OR 97502	Black Oak Branch 2600 East Barnett Road Medford, OR 97504
Kane Street Branch 555 SE Kane Street Roseburg, OR 97470	Drain Branch 257 Second Street Drain, OR 97435
Glide Branch 19421 North Umpqua Highway Glide, OR 97443	Crater Lake Branch 3369 Crater Lake Highway Medford, OR 97504
Garden Valley Branch 350 NE Garden Valley Boulevard Roseburg, OR 97470	Stewart Parkway Branch 2030 Stewart Parkway Roseburg, OR 97470
Linus Oakes Branch 2665 Van Pelt Boulevard Roseburg, OR 97470	Sutherlin Branch 1000 West Central Avenue Sutherlin, OR 97479
Winston Branch 40 NW Glenhart Winston, OR 97496	McAndrews Branch 1455 E. McAndrews Rd. Medford, OR 97504

EXHIBIT II

Current Name, [Post Merger Name] and Location
Offices of Timberline Community Bank

Timberline Community Bank [Yreka Branch] 123 North Main Street Yreka, CA 96097	Butte Valley Branch Third and California Streets Dorris, CA 96023
Dunsmuir Branch 5800 Dunsmuir Avenue Dunsmuir, CA 96025	Greenview Branch 6701 North Highway 3 Greenview, CA 96037
McCloud Branch 328 Main Street McCloud, CA 96057	Mount Shasta Branch 309 North Mount Shasta Boulevard Mount Shasta, CA 96067
Tulelake Branch 398 Main Street Tulelake, CA 962134	Weed Branch 150 Alamo Weed, CA 96094

APPENDIX II

October 16, 2000

Members of the Board of Directors
Timberline Bancshares, Inc./Timberline Bank
123 North Main Street
Yreka, California 96097

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Timberline Bancshares, Inc., Yreka, California ("Timberline") of the terms of the proposed merger of Timberline with PremierWest Bancorp, Medford, Oregon ("PremierWest") and the merger of Timberline Bank, Yreka, California ("Bank") with PremierWest Bank, Medford, Oregon ("PremierWest Bank") with Timberline shareholders receiving cash and shares of common stock of PremierWest as defined in the Agreement and Plan of Reorganization (the "Agreement") entered into as of October 16, 2000. Pursuant to the Agreement and subject to the terms and conditions therein, each share of Timberline Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall, on and at the Effective Date of the Merger, pursuant to the Agreement and without any further action on the part of Timberline or the holders of Timberline Common Stock, be exchanged for and converted into the right to receive cash and stock of PremierWest equal to $13.50. The number of shares of PremierWest to be exchanged for Timberline Common Stock will change based upon the Average Price of PremierWest's Common Stock ("PremierWest Stock Exchange Value"). The PremierWest Stock Exchange Value is modified pursuant to a calculation contained in the Agreement if the Average Price of PremierWest is greater than $4.00 or less than $6.00.

    As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have previously provided financial advisory and consulting services to Timberline.

    In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other datawith respect to Timberline and PremierWest, including consolidated financial statements for recent years; (iii) certain other publicly available financial and other information concerning Timberline and PremierWest and the trading markets for the publicly traded securities of Timberline and PremierWest; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of Timberline or a committee thereof in connection with the Merger. We have held discussions with senior management of Timberline concerning their past and current operations, financial condition and prospects.

    We have reviewed with the senior management of Timberline earnings projections for Timberline, provided by Timberline, as a stand-alone entity, assuming the Merger does not occur. We also reviewed with the senior management of Timberline the earnings projections for PremierWest that are publicly available and cost savings expected to be achieved in each year resulting from the Merger. Certain financial projections for the combined companies and for Timberline as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

    In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available,

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and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Timberline as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of Timberline management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for Timberline and PremierWest are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Timberline or PremierWest, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the shares of Timberline Common Stock of the terms of the proposed merger of Timberline with and into PremierWest, with Timberline shareholders receiving cash and shares of PremierWest Common Stock and does not address Timberline's underlying business decision to proceed with the Merger.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Timberline and PremierWest, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Timberline and PremierWest; (ii) the assets and liabilities of Timberline and PremierWest, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

    Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the Merger of Timberline with and into PremierWest, with Timberline shareholders receiving cash and shares of PremierWest Common Stock as set forth in the Agreement, are fair, from a financial point of view, to the holders of the shares of Timberline Common Stock.

    This opinion may not be used or referred to by Timberline or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of Timberline in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of Timberline as to how such shareholder should vote with respect to the Merger.

                      Respectfully submitted,

                      THE FINDLEY GROUP

                      Gary Steven Findley
                      Director

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APPENDIX III

February 1, 2001

Board of Directors
PremierWest Bancorp
Administration Building
503 Airport Road
Medford, OR 97504

CONFIDENTIAL

Ladies & Gentlemen:

    You have requested an update, as of the date of this letter, of our written opinion letter dated October 12, 2000 as to the fairness to the holders of the outstanding shares of common stock PremierWest Bancorp, Medford, Oregon, ("PremierWest"), from a financial point of view, of the merger consideration (as described below) to be received by the shareholders of Timberline Bancshares, Yreka, California, ("Timberline"), in the proposed merger of PremierWest and Timberline (the "Merger").

    D.A. Davidson & Co. ("Davidson") understands that PremierWest and Timberline have entered into an Agreement and Plan of Merger dated as of October 16, 2000 (the "Agreement"). Pursuant to the Agreement, Timberline will merge into PremierWest, which will be the surviving corporation. One hundred percent of the outstanding common stock shares of Timberline will be exchanged for shares of PremierWest stock, cash, or a combination of both, according to the formula specified in the agreement, and subject to certain adjustments if the PremierWest Average Trading Price is less than $4.00 or above $6.00. The total merger consideration per share of Timberline is fixed at $13.50. Between 400,000 and 440,000 shares of Timberline will be exchanged for cash with the remaining shares outstanding at closing exchanged for PremierWest stock. At closing, the holder of each outstanding option to purchase shares of Timberline common stock will receive $3.50 in cash in exchange for each option.

    Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We make a market in the common stock of PremierWest but do not publish a research recommendation on the stock. We do not make a market in nor publish a research recommendation on the stock of Timberline. Davidson will receive a fee for providing our opinion to you.

    In connection with our opinion, we have, among other things:

  1.
  Evaluated financial and operating information relating to PremierWest (including its predecessors, Bank of Southern Oregon and United Bancorp) and Timberline including without limitation, financial reports of both companies filed with the SEC and other regulatory agencies for the fiscal years ending December 31, 1998 and 1999 and for the periods ending March 31, 2000, June 30, 2000, and September 30, 2000, and other internal operating reports and analyses, asset quality evaluations and related information;

  2.
  Reviewed the financial terms and conditions of the executed Agreement;

  3.
  Conducted conversations with representatives of management of both companies regarding recent and projected financial performance and certain other information regarding both companies furnished to us by them;

III-1

  4.
  Compared the financial performance of both companies with those of certain other companies in the banking industry in California and Oregon, the western United States and the United States generally, which we deemed to be relevant;

  5.
  Considered the financial terms, to the extent publicly available, of selected business combinations of companies in the banking industry which are deemed to be comparable, in whole or in part, to the Merger;

  6.
  Compared the relative contributions of assets, liabilities, income and expenses of each to the resulting company in the merger, to the relative ownership after the proposed merger is completed;

  7.
  Made inquiries regarding and discussed the Merger and the Agreement and other related matters with PremierWest's counsel; and

  8.
  Performed such other analyses and examinations, as we deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by both companies for the purpose of this opinion. Additionally, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information. We have also assumed the reasonableness of and relied upon the estimates and judgments of each company's management as to the resulting company's future business and financial prospects. Our analysis and review is based upon there being no material changes in either company's assets, financial condition, results of operation, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of PremierWest's counsel and independent accountants as to all legal and financial reporting matters with respect to the Merger. We assume that the Merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

    We have not made an independent evaluation of the assets or liabilities of PremierWest or Timberline, nor has either company furnished us with such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and have assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

    Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of February 1, 2001. Events occurring after February 1, 2001 could materially affect the assumptions used in preparing this opinion.

    The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Moreover, the evaluation of fairness, from a financial point of view, of the total merger consideration is to some extent subjective, based on our experience and judgment, and not merely, the result of mathematical analysis of financial data. Accordingly, not withstanding the separate factors summarized above, we believe that our analyses must be considered as a whole and that selecting portions of our analysis and of the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying our opinion.

    Our opinion is limited to the fairness, from a financial point of view to the holders of PremierWest common stock, of the merger consideration to be paid to Timberline common stock and option holders. This letter is intended for the benefit of the PremierWest Board of Directors and may not be used for any purpose and is not a recommendation to any PremierWest common stock holder as to

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how such holder should vote with respect to the merger. Our opinion does not address the underlying business decision to proceed with the merger. This opinion may not be used or referred to by PremierWest, or quoted or disclosed to any person in any manner, without prior written consent, which consent is hereby given to the inclusion of this opinion in a joint proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

    We are not expressing an opinion regarding the price at which PremierWest's stock may trade at any future time after the date of this letter.

    Based upon the foregoing and other such matters we have deemed relevant, it is our opinion, as of February 1, 2001 that the merger consideration to be paid by PremierWest to the holders of the outstanding shares of common stock and holders of common stock options of Timberline as specified in the Agreement is fair, from a financial point of view, to the common stock holders of PremierWest.

Very truly yours,

D.A. DAVIDSON & CO.
By:	/s/ ALBERT V. GLOWASKY Albert V. Glowasky Managing Director

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APPENDIX IV

CALIFORNIA CORPORATIONS CODE SECTION 1300-1312

    General Corporation Law Chapter 13. Dissenters' Rights

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions(a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

  (1)
  Which were not immediately prior to the reorganization or short-form merger either

  (A)
  listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or

  (B)
  listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

  (2)
  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and

  (A)
  were not voted in favor of the reorganization or,

  (B)
  if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

  (3)
  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

  (4)
  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof

  (1)
  in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or

  (2)
  in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof,

(a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or

(b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded,

  (1)
  a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and

  (2)
  a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As an Oregon corporation, PremierWest Bancorp is subject to the Oregon Business Corporation Act (the "Business Corporation Act"). Under the Business Corporation Act, a corporation may indemnify its directors and officers against liability if the director or officer acted in good faith and with a reasonable belief that his actions were in the best interests of the corporation, or at least not adverse to the corporation's best interests, and, in a criminal proceeding, if the individual had no reasonable cause to believe that the conduct in question was unlawful. Under the Business Corporation Act, a corporation may not indemnify an officer or director against liability in connection with a claim by or in the right of the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit. However, a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. The Business Corporation Act provides for mandatory indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, regardless of whether such claim was by or in the right of the corporation, unless limited by the corporation's Articles of Incorporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of the corporation are also entitled to the benefit of the above statutory provisions.

    The Business Corporation Act also provides in §60.047 that the corporation may, by its Articles of Incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that the Articles of Incorporation may not eliminate or limit liability for any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution, or any transaction from which the director received an improper personal benefit.

    Consistent with Oregon law, Article VI of the Articles of Incorporation of PremierWest Bancorp provides for the elimination of personal liability of directors under certain circumstances.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits:

EXHIBIT NUMBER	DESCRIPTION
2	Agreement and Plan of Reorganization by and among PremierWest Bancorp, PremierWest Bank, Timberline Bancshares, and Timberline Community Bank dated October 16, 2000 (included as Appendix I to the Proxy Statement and incorporated herein by this reference)
3.1	Articles of Incorporation of PremierWest Bancorp*
3.2	Bylaws of PremierWest Bancorp*
4	Specimen common stock certificate*
5	Opinion of Foster Pepper & Shefelman, LLP regarding legality****
8	Opinion of Foster Pepper & Shefelman, LLP regarding certain tax matters
10.1	Stock Option Agreement by and between Timberline Bancshares and PremierWest Bancorp, dated October 16, 2000****
10.2	Employment Agreement between John L. Anhorn and Bank of Southern Oregon dated April 2, 1998*

10.3	Employment Agreement between Richard R. Heib and Bank of Southern Oregon dated April 2, 1998*
10.4	Lease and Purchase Agreement dated December 3, 1998 for the property at 300 E. Pine Street, Central Point, Oregon*
10.5	Employment Agreement between PremierWest Bancorp, Bank of Southern Oregon, and M. Neil Zick dated January 25, 2000*
10.6	1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon*
10.7	United Bancorp Stock Option Plan, as amended***
23.1	Consent of Symonds Evans & Larson, P.C. (relating to the audited financial statements of the Registrant)****
23.2	Consent of Carlson, Pavlik and Drageset (relating to the audited financial statements of Timberline Bancshares)****
23.3	Consents of Foster Pepper & Shefelman LLP (included in Exhibit 5 and Exhibit 8)
23.4	Consent of The Findley Group****
23.5	Consent of D. A. Davidson & Co.****
24	Power of Attorney (included in signature page to this Registration Statement)
99.1	Form of Proxy for Timberline Bancshares Special Meeting****
99.2	Form of Proxy for PremierWest Bancorp Special Meeting****
99.3	Report of Knight Vale & Gregory PLLC*
99.4	Report of Kosmatka Donnelly & Co. LLP*

*
Incorporated by reference to the registration statement on Form S-4, and all amendments thereto (commission file no. 333-96209)

**
To be filed by amendment.

***
Incorporated by reference to the registration statement on Form S-8 (commission file no. 333-40886)

****
Previously filed.

(b)
Financial Statement Schedules. Not Applicable.

(c)
Reports, Opinions or Appraisals. Furnished as Appendices II and III to the Proxy Statement and incorporated herein by this reference.

ITEM 22.  UNDERTAKINGS

  (a)
  The undersigned registrant hereby undertakes as follows:

  (1)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferiengs by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (2)
  That every prospectus that is either filed pursuant to (1) above, or that purports to meet the requirements of section 10(a)(3) of the Act and is use din connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business hay of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration through the date of responding to the request

  (c)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 1st day of February, 2001.

PREMIERWEST BANCORP
/s/ JOHN L. ANHORN John L. Anhorn, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on February 1, 2001.

/s/ JOHN L. ANHORN John L. Anhorn, President, Chief Executive Officer and Director
/s/ BRUCE R. MCKEE Bruce R. McKee, Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JOHN A. DUKE* John A. Duke, Director
Dennis N. Hoffbuhr, Director
Patrick G. Huycke, Director
/s/ JAMES L. PATTERSON* James L. Patterson ,Director
/s/ PETE MARTINI* Pete Martini, Director

/s/ THOMAS BECKER* Thomas Becker, Director
/s/ RICKAR D. WATKINS* Rickar D. Watkins, Director
*by:	/s/ BRUCE R. MCKEE
Bruce R. McKee, Attorney-in-Fact

QuickLinks

Joint Proxy Statement
Table of Contents
Summary
The Deal At a Glance
Initial Questions and Answers about the Merger
Selected Financial Data (Unaudited)
Stock Price and Dividend Information
Summary Year-end Financial Information (unaudited)
PremierWest Bancorp (dollars in thousands, except per share data)
Timberline Bancshares, Inc. (dollars in thousands, except per share data)
Risk Factors
Timberline Special Meeting
PremierWest Special Meeting
Forward-Looking Statements May Prove Inaccurate
Background of and Reasons for the Merger
Relative Contributions as of and for the six months ended June 30, 2000
The Merger
Historical and Unaudited Pro Forma Condensed Combined Financial Statements
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000
Unaudited Pro Forma Condensed Combined Statement of Income for the Nine Months Ended September 30, 2000
Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 1999
Information About PremierWest
Summary Compensation Table
Information About Timberline
Timberline Management's Discussion and Analysis
Competition
Regulatory Considerations
Description of Capital Stock
Certain Legal Matters
Experts
Available Information
INDEX TO FINANCIAL STATEMENTS
REPORT OF SYMONDS, EVANS & LARSON, P.C., INDEPENDENT AUDITORS
PREMIERWEST BANCORP CONSOLIDATED BALANCE SHEETS
PREMIERWEST BANCORP CONSOLIDATED STATEMENTS OF INCOME
PREMIERWEST BANCORP CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS EQUITY
PREMIERWEST BANCORP CONSOLIDATED STATEMENTS OF CASH FLOWS
PREMIERWEST BANCORP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY Consolidated Balance Sheets
TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY Consolidated Statements of Income
TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY Consolidated Statements of Comprehensive Income
TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY Consolidated Statements of Changes in Stockholders Equity
TIMBERLINE BANCSHARES, INC. AND SUBSIDIARY Consolidated Statements of Cash Flows
TIMBERLINE BANCSHARES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX I AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE 1 THE MERGER
ARTICLE 2 CONVERSION AND EXCHANGE OF SHARES
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PREMIERWEST BANCORP AND PREMIERWEST BANK
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TIMBERLINE BANCSHARES AND TIMBERLINE COMMUNITY BANK
ARTICLE 5 COVENANTS
ARTICLE 6 CONDITIONS
ARTICLE 7 CLOSING
ARTICLE 8 MISCELLANEOUS
EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION
EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATIONPLAN OF MERGER
EXHIBIT I
Name and Location Branch Offices of PremierWest Bank
EXHIBIT II
Current Name, [Post Merger Name] and Location Offices of Timberline Community Bank
APPENDIX II
APPENDIX III
APPENDIX IV
CALIFORNIA CORPORATIONS CODE SECTION 1300-1312
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES